Exhibit 4.28

UK ASSET PROTECTION SCHEME
TERMS AND CONDITIONS

CONTENTS

PART 1: INTRODUCTION		5

1.	PREAMBLE	5

2.	SCHEME PRINCIPLES	6

PART 2: THE SCHEME		13

3.	PARTICIPATION CONDITIONS	13

4.	COVERAGE AND TERMINATION	16

5.	TRIGGERS	34

6.	LOSSES	47

7.	RECOVERIES	69

8.	PAYMENTS	84

9.	FEES, COSTS AND EXPENSES	95

PART 3: ASSET MANAGEMENT		100

10.	ASSET MANAGEMENT	100

11.	TRANSFER OF ASSET MANAGEMENT RESPONSIBILITY	110

12.	PROHIBITED CONDUCT	112

13.	OTHER RESTRICTIONS AND COVENANTS REGARDING ASSETS	114

PART 4: MONITORING, REPORTING AND PROVISION OF DATA		117

14.	GENERAL PROVISIONS REGARDING MONITORING AND REPORTING	117

15.	PROVISION OF INFORMATION AND REPORTS TO THE TREASURY	121

16.	QUARTERLY STATEMENTS; QUARTERLY STATEMENT DATA	129

17.	INITIAL DATA AND POST-ACCESSION DATA	135

18.	MAINTENANCE OF BOOKS AND RECORDS	139

19.	ASSURANCE PLAN	142

20.	TREASURY’S RIGHT TO AUDIT, INVESTIGATE AND REVIEW	144

PART 5: GOVERNANCE AND OVERSIGHT		146

21.	SENIOR OVERSIGHT COMMITTEE	146

22.	SCHEME HEAD	149

23.	SCHEME EXECUTIVE TEAM	151

24.	GENERAL STAFFING REQUIREMENTS	154

25.	PROVISION OF GROUP SHARED SERVICES	156

26.	DETAILED ORGANISATIONAL STRUCTURE	158

27.	SYSTEMS, CONTROLS AND PROCESSES	159

PART 6: REMUNERATION		160

28.	REMUNERATION POLICY	160

29.	IMPLEMENTATION OF REMUNERATION POLICY	164

PART 7: REPRESENTATIONS AND WARRANTIES		165

30.	REPRESENTATIONS AND WARRANTIES	165

PART 8: REMEDIES AND DISPUTES		168

31.	REMEDY EVENTS	168

32.	STEP-IN RIGHTS	180

33.	INDEMNITY	191

34.	ADJUSTMENT EVENTS	195

35.	DISPUTES	199

36.	DEFAULT INTEREST	209

37.	GENERAL PROVISIONS REGARDING REMEDIES AND WAIVERS	211

PART 9: TAXATION		213

38.	TAXATION	213

PART 10: GENERAL PROVISIONS		216

39.	CONSENTS AND APPROVALS	216

40.	PAYMENT MECHANICS AND CURRENCY	218

41.	TRANSFERS	222

42.	CONFIDENTIAL INFORMATION AND RESTRICTED ASSET INFORMATION	224

43.	DATA PROTECTION	233

44.	ANNOUNCEMENTS AND PUBLICITY	235

45.	NATURE OF RELATIONSHIP	238

46.	THIRD PARTY PROVISIONS	239

47.	MODIFICATIONS TO THESE CONDITIONS	240

48.	PRACTICE STATEMENTS	245

49.	AGENT FOR SERVICE OF PROCESS	248

50.	ENTIRE AGREEMENT	249

51.	NOTICES	250

52.	INVALIDITY	252

53.	FURTHER ASSURANCE	253

54.	LANGUAGE	254

55.	CHOICE OF GOVERNING LAW	255

PART 11: DEFINITIONS AND INTERPRETATION		256

56.	DEFINITIONS	256

57.	INTERPRETATION	279

PART 1: INTRODUCTION

1.	PREAMBLE

1.1
On 19 January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the Asset Protection Scheme (the “Scheme”) to protect certain eligible financial institutions against exceptional credit losses on certain portfolios of assets and exposures.

1.2
On 26 February 2009, the Treasury announced the proposed implementation, and issued a statement summarising the proposed terms, of the Scheme.  The Scheme constitutes “financial assistance” for the purpose of section 257 of the Banking Act 2009.

1.3
The Asset Protection Agency (the “Agency”) is being established as an executive agency of the Treasury.  The main objective of the Agency will be to operate the Scheme on behalf of the Treasury.  The functions, objectives and responsibilities of the Agency as regards the Scheme will be set out in a framework document drawn up for the Agency by the Treasury.

1.4	These are the terms and conditions of the Scheme in force on 26 November 2009 (as amended, modified, supplemented or replaced from time to time, the “Conditions”).

1.5
A financial institution participating in the Scheme (the “Participant”) will enter into an accession agreement (the “Accession Agreement”) with the Treasury which will incorporate these Conditions and set out certain other terms and conditions applicable to the Participant’s participation in the Scheme.  The Accession Agreement may vary these Conditions in respect of that Participant but only if and to the extent that it expressly states that it varies these Conditions.

2.	SCHEME PRINCIPLES

2.1	These Conditions are intended to comply with and satisfy the Scheme Principles. Terms defined in the Scheme Principles do not apply elsewhere in these Conditions.

2.2
In the event of any Dispute regarding the construction of a Condition, the parties to that Dispute and any Arbitrator shall have regard to the Scheme Principles in seeking to construe the relevant Condition and to ascertain the common intention of the parties in respect of that Condition.

2.3	The “Scheme Principles” are as follows:

Coverage and termination

(A)
Protection under the Scheme will be provided in respect of covered entities and for a pre-defined portfolio (the “portfolio”) of assets and exposures (“covered assets”) which are identified in the initial data (the “initial data”) to be provided by the Participant in connection with the Scheme.  In the initial data, covered assets are allocated to “covered asset classes” and otherwise flagged according to the nature of the applicable assets and exposures.  Such allocation and flagging affects the treatment of covered assets under the Scheme and should not have been manipulated to the detriment of the Treasury.

(B)
Protection under the Scheme will continue to be provided in respect of a covered asset if the agreements and instruments relating to the covered asset are amended or replaced only in accordance with the requirements of the Conditions, including an “asset continuity requirement”.  The asset continuity requirement will be satisfied if the relevant amendment or replacement constitutes or forms part of a Restructuring and in certain other specified circumstances.  If an amendment or replacement does not satisfy the asset continuity requirement, the covered asset will cease to be protected by the Scheme unless the Treasury determines otherwise.  The asset continuity requirement will not apply to a covered asset after the date on which a trigger (as described in Scheme Principle (E)) has occurred with respect to it.

(C)
Unless the Treasury determines otherwise, a covered asset will cease to be protected by the Scheme if it does not satisfy certain specified “asset eligibility criteria”.  The asset eligibility criteria will not apply to a covered asset from and including the date on which a trigger has occurred with respect to it.  The asset eligibility criteria are that the covered asset remains:

(i)
included in the consolidated balance sheet of the Participant’s group under IFRS in force as at 31 December 2008 (“static IFRS”), with specific rules adapting this criterion, in order to identify analogous financial exposure, in respect of “covered liabilities” (including overdrafts); and

(ii)
legally and beneficially owned by, and within the control of, the relevant covered entity or entities, subject only to specific rules permitting (a) responsibility for the management and administration of covered assets to be delegated in specified circumstances or pursuant to specified types of arrangement (“permitted delegations”), (b) certain specified types of security and (c) covered assets to be subject to specified types of security, title transfer, securitisation, covered bond and conduit transactions (“permitted arrangements”) in circumstances where a covered entity continues to retain all or substantially all the economic exposure to the covered asset under static IFRS and (unless the permitted arrangement falls within certain specified exceptions) a covered entity is entitled following the occurrence of a trigger to obtain legal and beneficial ownership, and control, of the covered asset on notice.  Permitted arrangements should not be entered into for the purpose of affecting the treatment of covered assets under the Scheme.

(D)
Protection under the Scheme for a covered asset may also terminate with retrospective effect if (i) it becomes unlawful for the Treasury to perform its payment obligations under the Scheme with respect to it, (ii) there is delay, exceeding a specified period, in reporting the occurrence of a trigger with respect to it, (iii) the initial data in respect of that covered asset contain errors such that it is not possible to identify the relevant assets and exposures which the Participant intended to include in the portfolio or (iv) (subject, where applicable, to specified grace periods) one of certain specified termination events occurs with respect to it.

Triggers

(E)
Losses (as described in Scheme Principles (H), (I) and (J)) with respect to a covered asset will be taken into account under the Scheme if one of three verifiable credit-related triggers (“triggers”) occurs in respect of that covered asset.  The triggers are intended to capture the following circumstances:

(i)
failure to pay: the counterparty to the covered asset has (subject to specified grace periods) failed to pay an amount due under the terms of the covered asset (with specific rules adapting the failure to pay trigger, in order to identify analogous non-performance, in respect of covered assets within the consumer finance and residential mortgage covered asset classes and in respect of long dated and other limited recourse assets);

(ii)
bankruptcy: the counterparty is subject to a specified insolvency- or bankruptcy-related event (or, in order to identify analogous credit deterioration, if the covered asset forms part of the consumer finance or residential mortgage covered asset class, the covered asset has been charged off within the systems of the relevant covered entity in accordance with its ordinary business practices consistently applied); or

(iii)
restructuring: the covered asset is subject to a restructuring and is (or, unless the covered asset forms part of the residential mortgage covered asset class, is required by static IFRS to be) subject to an individual asset-level impairment (provided that individual asset-level impairments made, or required by static IFRS to be made, on or before 31 December 2008 will be taken into account for this purpose only if the Participant complies with certain specified notice requirements), with specific rules adapting the restructuring trigger for covered assets accounted for on a fair value basis.

(F)
For a covered asset which is a derivative agreement, the only triggers are (i) subject to a specified threshold, restructuring (as described in Scheme Principle (E)(iii)) and (ii) (subject to a specified grace period) the failure by the counterparty to that covered asset to pay the early termination amount for that derivative agreement after an early termination date has occurred under that derivative agreement.

Losses

(G)
Protection under the Scheme for each covered asset will be subject to a specified cap, the amount of which will reduce to zero over time or at a specified time and will never increase.  For this purpose, each covered asset will have its own cap.

(H)
Protection under the Scheme will be provided for credit exposure in respect of each covered asset.  Accordingly, a “loss” in relation to a covered asset will (subject to the cap referred to in Scheme Principle (G)) correspond to the outstanding principal amount of the covered asset (excluding amounts capitalised after 31 December 2008, except in respect of an overdraft) on the first date a trigger occurs with respect to the covered asset (or, if later, 31 December 2008).  There are additional rules, intended to achieve analogous protection for credit exposure, defining the amount of the loss if a trigger occurs with respect to a covered asset which is a derivative agreement, limited recourse asset (which may be a long dated asset) or finance lease.

(I)
Subject to specified limitations, further losses in respect of covered liabilities may arise where, after the date on which a trigger has occurred with respect to a covered asset (or, if later, 31 December 2008), the relevant covered entity or entities make certain further advances or payments pursuant to and in accordance with the terms of the covered asset.  The cap referred to in Scheme Principle (G) continues to apply to such further losses in respect of covered liabilities.

(J)
Subject to specified limitations, the Treasury may elect that assets and exposures of the Participant’s group that are not protected under the Scheme (“non-covered assets”) and which (i) represent new debt funding or a decision to continue to make available existing debt funding, in each case on or after the date on which a trigger has occurred with respect to a related covered asset, and (ii) meet criteria specified by the Treasury, will become protected by the Scheme.  The extent of the protection for such “extended protection assets” (which assets may or may not already be in existence at the time of the Treasury’s election) will be at the Treasury’s discretion.  Further losses which arise will be protected within the extent of the protection which the Treasury elects to provide.

(K)
The losses referred to in Scheme Principle (H) and losses in respect of covered liabilities and extended protection assets, referred to in Scheme Principles (I) and (J) respectively, will be taken into account for the purpose of the calculation (the “payment calculation”) referred to in Scheme Principle (Q).

(L)
Protection under the Scheme may be rolled over to a specified extent in respect of certain classes of sterling covered assets in certain specified circumstances.  If protection for a covered asset is rolled over, following the date upon which the protection under the Scheme would have terminated but for the rollover, 55 per cent. of the covered asset will be protected by the Scheme (on the 90/10 basis set out in Scheme Principle (Q)).

Recoveries

(M)
If a trigger occurs with respect to a covered asset then the assets, receipts, realisations, recoveries, rights, interests and benefits made, realised, received, recovered or derived by covered entities, other members of their group and any other holders of the covered asset, with respect to, resulting from or arising out of the covered asset, hedging arrangements meeting certain specified criteria and junior assets meeting certain specified criteria (in each case whether or not relating to losses and including, in certain specified cases, those arising before the date on which the trigger occurs) will, subject to limited specified exceptions, constitute “recoveries”.

(N)
Recoveries are calculated net of certain specified out-of-pocket expenses.  It is intended that expenses will be deductible from recoveries only if and to the extent there is a direct and verifiable connection between the incurrence of the relevant expense and the achievement of the relevant recovery.

(O)
Recoveries will be taken into account for the purpose of the payment calculation where they (i) are in the form of cash realisations, (ii) are in the form of assets transferred under any credit support arrangement relating to a derivative agreement or (iii) are not in the form of cash realisations but are deemed to be taken into account pursuant to specific rules.  Non-cash realisations are traced for the purpose of taking them into account once they are converted into or give  rise to cash realisations.

Payments

(P)	Losses and recoveries will be converted into sterling for the purpose of the payment calculation by reference to a specified exchange rate. It is not intended that the Participant should manipulate the process of reporting triggers, losses and recoveries in order to procure a different exchange rate or otherwise for the purpose of affecting the payment calculation.

(Q)
Payments in respect of protection under the Scheme will be calculated on a whole portfolio basis by reference to the cumulative amount of losses and recoveries in respect of the portfolio and will, over time, represent 90 per cent. of the amount by which cumulative losses (as reduced by cumulative recoveries) on the portfolio exceed a specified first loss amount.  All cumulative losses (as reduced by cumulative recoveries) on the portfolio up to the first loss amount, and 10 per cent. of the amount by which cumulative losses (as reduced by cumulative recoveries) on the portfolio exceed the first loss amount, will not be protected under the Scheme.

(R)
In the payment calculation, recoveries will be applied first to reduce the amount of payments to be made by the Treasury in respect of losses, second to provide for the Participant to reimburse the Treasury in respect of payments it has made to the Participant and third towards reinstating the first loss amount.

(S)
Payments in respect of losses and recoveries will, over time, reflect the credit performance of the covered assets (to the extent protected under the Scheme) without any manipulation which results in the Treasury providing protection for more than its 90 per cent. share of losses (as reduced by recoveries) in excess of the first loss amount or the Participant being exposed to less than the first loss amount plus its 10 per cent. share of losses (as reduced by recoveries).  The performance of covered assets (to the extent protected under the Scheme), including when compared with the performance of non-covered assets, should not be manipulated to the detriment of the Treasury (whether by the adoption, amendment or implementation in a particular manner of systems or business practices, or otherwise).

(T)
The provision of protection under the Scheme in respect of a covered asset is subject to the Participant providing or making available, upon request by the Treasury, documentation, information and other evidence which is sufficient to (i) verify that the relevant payment obligation has arisen pursuant to the Conditions and (ii) enable the amount of the payment required to be made by the Conditions to be determined accurately.  Such documentation, information and other evidence may (without limitation) be required by the Treasury in order to verify satisfaction of the asset continuity requirement and the asset eligibility criteria, the occurrence and timing of a trigger and the amount of any loss or recovery.

Asset management

(U)
Subject to certain specified exceptions, the Participant must ensure that any conduct in relation to covered assets (to the extent protected by the Scheme), non-cash recoveries and certain closely related hedges (together, the

“protected assets”) complies with certain specified “asset management requirements”, including a specified “asset management objective”.

(V)
The asset management objective does not apply to protected assets within the consumer finance and residential mortgage covered asset classes that are managed and administered alongside non-covered assets within those classes by personnel who are unaware of whether or not such assets and exposures are protected under the Scheme, provided that the other asset management requirements are complied with such that (without limitation):

(i)
the policies, practices and procedures of the Participant’s group are applied consistently to a particular type or class of asset or exposure regardless of whether or not the asset or exposure is protected under the Scheme; and

(ii)
there is no prejudice to, discrimination against or disproportionate adverse effect on the relevant protected assets when compared to assets and exposures of the same type or class that are non-covered assets.

(W)
It is intended that where (i) there is a conflict between a protected asset and a non-covered asset or (ii) a protected asset and a non-covered asset are related for credit aggregation purposes (including where they have a common obligor or have obligors that are members of the same group), Scheme Principle (U) should also apply to the non-covered asset to the extent necessary to ensure that the protected asset is managed and administered in accordance with the asset management requirements (except where the non-covered asset is publicly-traded and managed separately from the protected asset by virtue of a Chinese wall).

(X)	It is also intended that Scheme Principle (U) should apply to any decision to dispose of a protected asset in respect of which a trigger has occurred.

(Y)
None of Scheme Principles (U) to (X) is intended to result in any behaviour which breaches applicable law or regulation or any contractual term of any asset or exposure which was in effect as at 31 December 2008 or was formed or amended in accordance with the Conditions.

(Z)
The triggers (including the grace periods), the calculation of losses and recoveries and the asset management requirements are intended (without limitation) to ensure that the Participant is not incentivised to enforce any rights against obligors earlier than it would enforce such rights but for its participation in the Scheme.

Exposure to 10 per cent. share

(AA)	Subject to specified exceptions, the Participant must ensure that, at all times when the amount of cumulative losses (as reduced by cumulative recoveries) is in excess of the first loss amount, it or the relevant covered or other specified entity has, following a trigger, a full, unhedged economic exposure to its 10 per cent. share of recoveries.

Step-in

(BB)
As the Treasury’s exposure under the Scheme, and its ability to monitor that exposure, depends (amongst other things) on the effective management and administration of certain assets and exposures (including covered assets) and the availability of information relevant to such exposure, the Treasury benefits from certain specified step-in rights upon the occurrence of specified step-in trigger events.  The step-in rights may be exercised for a number of different purposes, including to enable the Treasury to gather information and oversee the management and administration of the covered assets or specific covered assets and/or to enable the Treasury to require the appointment of a third party to manage and administer the covered assets or specific covered assets, in each case for the purpose of fulfilling certain specified step-in objectives.  If any step-in trigger event occurs, the Treasury’s ability to exercise the step-in rights effectively (including by the appointment of a step-in manager) and in a timely fashion is a crucial remedy.  It is intended that the Conditions which provide for the step-in rights should achieve these objectives.

Regulatory capital treatment

(CC)
It is intended that the protection under the Scheme should, so far as possible, satisfy the requirements for eligible credit risk mitigation techniques set out in chapters 4, 5 and 9 (as relevant) of BIPRU.  It is intended that the credit risk mitigation achieved through participation in the Scheme should reflect the Treasury’s sovereign risk weighting.

PART 2: THE SCHEME

3.	PARTICIPATION CONDITIONS

It shall be a condition precedent to the Participant’s participation in the Scheme that:

(A)	the events set out in sub-paragraphs (i) to (iv) (inclusive) below shall have occurred to the satisfaction of the Treasury or been waived in accordance with the terms of the Accession Agreement:

(i)	the due execution and delivery of the Accession Agreement by the Participant and the Participant’s Ultimate Parent (if any);

(ii)
to the extent required to be discharged on or before the Accession Date, the Participant’s obligations with respect to the Fee having been discharged in accordance with the terms of the Accession Agreement and the other Scheme Documents;

(iii)	the receipt by the Treasury of:

(a)
evidence that the European Commission has adopted a decision (whether subject to commitments from the Treasury or otherwise) that the Participant’s participation in the Scheme is aid compatible with article 87 of the EC Treaty;

(b)	evidence that all other Authorisations required in connection with:

(1)	the Scheme (including for its implementation and operation); and

(2)	the Participant’s participation in the Scheme and related matters (including any Authorisations required pursuant to the Listing Rules),

have been made or obtained;

(c)	written confirmation from the FSA that it has no objection to the Participant’s participation in the Scheme;

(d)
a copy of such legal and accounting opinions as are considered by the Treasury to be necessary or desirable in connection with the Participant’s participation in the Scheme, such opinions having been issued to the Participant by the Participant’s relevant professional advisers;

(e)
a copy of such opinions, confirmations or letters of comfort as are considered by the Treasury to be necessary or desirable relating to the regulatory capital treatment of the Scheme in respect of the Participant and the other Covered Entities, such opinions, confirmations or letters of comfort having been issued to the Participant by the relevant Authority or professional adviser;

(f)	a copy of a resolution of the board of directors of the Participant and a resolution of the board of directors of the Participant’s Ultimate Parent (if any) which in each case:

(1)	approves the Participant’s participation in the Scheme; and

(2)	approves and authorises the Participant to sign, execute or adopt (as appropriate), and to perform its obligations under, each Scheme Document;

(g)	a copy of a resolution of the board of directors (or equivalent corporate authority) of each member of the Participant’s Group that is entering into any Scheme Document which:

(1)	approves the relevant Scheme Documents; and

(2)	approves and authorises such member of the Participant’s Group to sign, execute or adopt (as appropriate), and to perform its obligations under, the relevant Scheme Documents;

(h)	a copy of any resolution of the shareholders of the Participant or its Ultimate Parent which may be required by Applicable Law to authorise the Participant’s participation in the Scheme;

(i)
a copy of such documents as may be required by the Accession Agreement or Part 3 in connection with the implementation of the Asset Management Conditions (including the Asset Management Framework and the Conflicts Management Policy);

(j)	a copy of such documents as may be required by the Accession Agreement or Part 4 in connection with the implementation of the Monitoring and Reporting Conditions;

(k)	a copy of such documents as may be required by the Accession Agreement or Part 5 in connection with the implementation of the Governance and Oversight Conditions;

(l)	a copy of such documents as may be required by the Accession Agreement or Part 6 in connection with the implementation of the Remuneration Conditions; and

(m)
a certificate of the company secretary of the Participant (or the Participant’s Ultimate Parent, if any) certifying that, so far as he or she is aware having duly made all due and reasonable enquiries, each copy document referred to in this sub-paragraph (iii) is a complete and accurate copy of the original and, where applicable, is in full force and effect,

in each case in form and substance satisfactory to the Treasury, acting reasonably; and

(iv)	such further events as may be specified in the Accession Agreement; and

(B)	(unless waived in accordance with the terms of the Accession Agreement) the Treasury is satisfied that:

(i)	the member of the Participant’s Group which has entered into the Lending Commitments Deed Poll is not in breach of that deed poll; and

(ii)	the member of the Participant’s Group which has entered into the Pre-Accession Undertakings Deed Poll is not in breach of that deed poll,

in each case as at the date upon which the events set out in sub-paragraphs (A)(i) to (A)(iv) (inclusive) above shall have occurred to the satisfaction of the Treasury or been waived in accordance with the terms of the Accession Agreement,

(together, the “Participation Conditions”).

4.	COVERAGE AND TERMINATION

Covered Assets

4.1	The protection provided by the Treasury to the Participant under the Scheme will, subject to these Conditions, apply only in respect of Covered Assets.

4.2	Subject to these Conditions:

(A)
a “Covered Asset” means the assets and exposures which comprise that Covered Asset as identified (by being allocated an “APS Covered Asset ID”) in the Initial Data (stated as at 31 December 2008), to the extent they have not ceased to form part of that Covered Asset pursuant to the terms of the Scheme Documents;

(B)
subject to Condition 4.4, the assets and exposures comprising a Covered Asset shall include the applicable rights and liabilities from time to time of the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) under the agreements or instruments relating (or to the extent relating) to those assets and exposures, as such agreements or instruments may, on any day falling after 31 December 2008, be amended or replaced;

(C)	where a Covered Asset is or includes:

(i)	a guarantee in respect of which a Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity) is the guarantor;

(ii)
a letter of credit or performance bond in respect of which a Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity) is the issuer; or

(iii)	an agreement or instrument analogous to one of those described in sub-paragraphs (i) and (ii) above,

the rights and liabilities referred to in paragraph (B) above shall include the rights and liabilities arising under the arrangement pursuant to which the relevant Covered Entity or Applicable Entity (as the case may be) is entitled to be reimbursed or indemnified for any amounts paid or advanced by it pursuant to the guarantee, letter of credit or analogous agreement or instrument; and

(D)
save to the extent the Treasury in its sole discretion determines otherwise, a Covered Asset within the “Derivative” Covered Asset Class may include only assets and exposures comprising a Derivative Agreement (including the transactions governed by that Derivative Agreement) together with any guarantee, intercreditor, security, credit support, collateral or netting agreements or instruments to the extent relating to that Derivative Agreement and the transactions governed by it and, if and to the extent that a Covered Asset within the “Derivative” Covered Asset Class would (but for this paragraph (D)) comprise or include other assets or exposures, those other assets and exposures shall be deemed not to form part of that Covered Asset.

4.3
For the avoidance of doubt, the agreements or instruments relating (or to the extent relating) to the assets and exposures comprising a Covered Asset may include guarantee, intercreditor, security, credit support, collateral and netting agreements or instruments.  Such agreements or instruments may be documented separately from the principal agreements or instruments relating (or to the extent relating) to the assets and exposures comprising the Covered Asset and may relate to both assets and exposures comprising the Covered Asset and assets and exposures not comprising the Covered Asset.

Certain consequences of a failure to satisfy the Asset Continuity Requirements

4.4
If any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset is amended or replaced (including pursuant to a Rollover) on or before the Trigger Date for that Covered Asset (or on or before the date which, but for this Condition 4.4, would have been the Trigger Date for that Covered Asset) in a manner which fails to satisfy the Asset Continuity Requirements then, unless and to the extent that the Treasury in its sole discretion determines otherwise, that Covered Asset shall cease permanently to be a Covered Asset with effect from (and including) the day on which the amendment or replacement becomes effective.

Asset Continuity Requirements

4.5
Subject to Condition 4.6, an amendment or replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset will satisfy the “Asset Continuity Requirements” if:

(A)	it is not approved, or agreed or consented to, by any Applicable Entity or any of its Representatives and could not be prevented by any Applicable Entity or the Applicable Entities;

(B)	it is required by Applicable Law;

(C)	it constitutes or forms part of a Restructuring with respect to that Covered Asset; or

(D)	it satisfies all of the following requirements:

(i)
(in the case only of a Covered Asset within the “Residential Mortgage” Covered Asset Class) the amendment or replacement does not result in that Covered Asset ceasing to benefit from Security over residential property;

(ii)
(unless it is a Covered Asset within the “Consumer Finance” Covered Asset Class and in any case only in respect of a replacement) the replacement occurs in connection with the direct refinancing of the old asset with the new asset;

(iii)	at least one of the following requirements is satisfied:

(a)	the amendment or replacement does not result in the new obligor differing from the old obligor;

(b)	in the case of a Covered Asset which is not within the “Consumer Finance” or “Residential Mortgage” Covered Asset Class:

(1)	the new obligor is a member of the same Group as the old obligor; or

(2)	the new obligor or any of its Parent Undertakings is the successor of the old obligor or any of its Parent Undertakings,

and, in either case, in the Participant’s opinion (acting reasonably and in good faith and based on reasonable criteria, consistently applied), the amendment or replacement does not increase the expected loss with respect to that Covered Asset; and

(c)
(in the case only of a Covered Asset within the “Consumer Finance” or “Residential Mortgage” Covered Asset Class) the new obligor is, in the opinion of the Participant (acting reasonably and in good faith and based on reasonable criteria, consistently applied), an individual who has a close connection with the old obligor; and

(iv)
the amendment or replacement will not result in the loss or reduction of potential Recoveries which might otherwise result under a Closely Related Hedge if that Covered Asset is or were to become a Triggered Asset.

For the avoidance of doubt, and by way of example, an amendment or replacement of the agreements or instruments relating (or to the extent relating) to the assets and exposures comprising a Covered Asset in the “Consumer Finance” Covered Asset Class may occur where the old asset comprises a loan or an overdraft and the new asset comprises a loan (whether or not such loan is itself amended) and an overdraft or vice versa.

4.6	An amendment or replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset within the

“Residential Mortgage” Covered Asset Class shall not fail to satisfy the Asset Continuity Requirements solely by reason of there being any period (a “permitted non-continuity period”), relating to the sale and purchase of residential property that is the subject of that Covered Asset and not exceeding five Business Days, during which the Covered Asset does not exist.

4.7	For the purpose of Condition 4.5(D)(ii), and by way of example, a replacement may occur in connection with a direct refinancing of the old asset with the new asset where:

(A)	the Actual Exposure with respect to the new asset is greater than the Actual Exposure with respect to the old asset (and vice versa);

(B)	the number of separate agreements or instruments constituting the new asset is greater than the number of separate agreements or instruments constituting the old asset (and vice versa);

(C)	the amounts made available to the Obligors under the new asset are used to discharge all or substantially all of the amounts due from the Obligors under the old asset;

(D)
the availability to the Obligors of all or substantially all of the amounts under the new asset is conditional upon the discharge of all the amounts due from the Obligors, and the cancellation of all undrawn availability, under the old asset; or

(E)
(in the case only of a Covered Asset within the “Residential Mortgage” Covered Asset Class) the new asset is originated in connection with a loan to purchase the residential property that is the subject of the new asset where, within five Business Days and by way of a related transaction, the proceeds of the sale of the residential property that is the subject of the old asset are applied in discharge of the old asset and the old asset is discharged in full.

4.8	For the purposes of Conditions 4.5 to 4.7 and this Condition 4.8:

an “amendment”	includes a novation;

a “close connection”
may exist as a result of two people being closely connected or closely related to each other by marriage, civil partnership, adoption, common ancestry or cohabitation (or any combination of the foregoing);

“new asset”
means, with respect to a replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset, the assets and exposures as they exist immediately following such replacement;

“new obligor”	means, with respect to an amendment or replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset, the person who would be identified in the “Obligor name” Post-Accession Data Field with respect to that Covered Asset if that Post-Accession Data Field were to be properly updated, in accordance with the Data Field Rules (or, where no person would be so identified as a result of any Data Field Rule permitting redaction of information, the person who would, but for that rule, be so identified), immediately following that amendment or replacement to the extent necessary to reflect the amendment or replacement;

“old asset”
means, with respect to a replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset, the assets and exposures as they exist immediately before such replacement;

“old obligor”
means, with respect to an amendment or replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising a Covered Asset, the person who would be identified in the “Obligor name” Post-Accession Data Field with respect to that Covered Asset immediately before that amendment or replacement if that Post-Accession Data Field were to be properly updated, in accordance with the Data Field Rules (or, where no person could be so identified as a result of any Data Field Rule permitting redaction of information, the person who would, but for that rule, be so identified), immediately before that amendment or replacement; and

“successor”
means, with respect to a person (the first person), a person that succeeds (whether by operation of law or pursuant to an agreement, or otherwise) to a majority of the first person’s undertaking and assets.

Certain consequences of a failure to satisfy the Asset Eligibility Criteria

4.9
If a Covered Asset (other than a Compliant Triggered Asset) does not satisfy or ceases to satisfy any of the Asset Eligibility Criteria then, unless and to the extent that the Treasury in its sole discretion determines otherwise, that Covered Asset shall cease permanently to be a Covered Asset with effect from (and including) the first day falling on or after 31 December 2008 on which the Covered Asset did not satisfy or ceased to satisfy the Asset Eligibility Criteria.

4.10	A “Compliant Triggered Asset” means a Triggered Asset which satisfied the Asset Eligibility Criteria throughout the period from (and including) 31 December 2008 to but excluding its Trigger Date or, in the case of a Triggered Asset the Trigger Date for which occurred on or before 31 December 2008, which satisfied the Asset Eligibility Criteria on 31 December 2008.

Asset Eligibility Criteria

4.11	A Covered Asset will satisfy the “Asset Eligibility Criteria” if that Covered Asset:

(A)	was Economically Owned by one or more Covered Entities throughout the period from (and including) 31 December 2008 to (and including) the Accession Date;

(B)	has been Economically Owned by one or more Covered Entities at all times since the Accession Date;

(C)
was included in the audited consolidated balance sheet of the Participant’s Group on 31 December 2008 (or would have been so included if no Accounting Adjustment had been recorded against the value of such Covered Asset);

(D)
would be included in the consolidated balance sheet of the Participant’s Group on each day in the period from (and including) 31 December 2008 to (and including) the Accession Date (or would have been so included if no Accounting Adjustment had been recorded against the value of such Covered Asset) if such a consolidated balance sheet had been prepared as at that day in accordance with Static IFRS; and

(E)
would be included in the consolidated balance sheet of the Participant’s Group on each day since the Accession Date (or would have been so included if no Accounting Adjustment had been recorded against the value of such Covered Asset) if such a consolidated balance sheet were to be prepared as at that day in accordance with Static IFRS.

4.12
If and to the extent that a Covered Asset is a Covered Liability and (in accordance with Static IFRS) it is not included (or would not be included) in a particular consolidated balance sheet as contemplated in Condition 4.11, it shall nevertheless be deemed for the purpose of Condition 4.11 that it is included (or would be included) in such consolidated balance sheet if (in accordance with Static IFRS):

(A)
(in the case of a Covered Liability that is not an Overdraft) it is included (or would be included) in the aggregation and preparation of the financial statements of which such consolidated balance sheet forms part and those financial statements include (or would include) a note which specifies (or would specify) that liabilities including such Covered Liability are actual or contingent liabilities of the Participant’s Group to pay money; or

(B)	(in the case of an Overdraft) the applicable drawn amounts would be included in such consolidated balance sheet upon their payment by the relevant Covered

Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity).

4.13
In respect of an Equity Accounting Covered Asset, Conditions 4.11(C), 4.11(D) and 4.11(E) apply only to the extent of the exposure which the Participant’s Group records (or would record) in respect of that Equity Accounting Covered Asset on its consolidated balance sheet in accordance with Static IFRS.  An “Equity Accounting Covered Asset” means a Covered Asset in respect of which, in accordance with its ordinary accounting practices, the Participant’s Group records (or would record) an exposure on its consolidated balance sheet which is less than the applicable Covered Entity's or Covered Entities’ legal exposure in respect of that Covered Asset because a member of the Participant’s Group holds an equity interest in one or more of the applicable Obligors, provided that an Equity Accounting Covered Asset shall not include (and this Condition 4.13 shall not apply to) a Covered Asset in respect of which one or more of the applicable Obligors is (or would be) itself consolidated into the balance sheet of the Participant’s Group in accordance with Static IFRS unless both of the following requirements are satisfied:

(A)
the events resulting in such consolidation into the balance sheet of the Participant’s Group are not approved, or agreed or consented to, by any Applicable Entity or any of their respective Representatives and could not have been prevented by any Applicable Entity or the Applicable Entities; and

(B)	none of the applicable Obligors would have been itself consolidated into the balance sheet of the Participant’s Group in accordance with Static IFRS as at the Accession Date.

4.14
In the case only of a Covered Asset within the “Residential Mortgage” Covered Asset Class, any permitted non-continuity period (within the meaning of Condition 4.6) during which the Asset Eligibility Criteria referred to in Conditions 4.11(A) or 4.11(B), as applicable, and Conditions 4.11(D) or 4.11(E), as applicable, are not satisfied shall be ignored for the purpose of determining whether that Covered Asset satisfies the Asset Eligibility Criteria.

4.15
If the agreements or instruments relating (or to the extent relating) to the assets and exposures comprising a Covered Asset are amended or replaced, the determination as to whether the Asset Eligibility Criteria are satisfied with respect to that Covered Asset shall:

(A)	in respect of the period before the amendment or replacement, be determined by reference to the Covered Asset as it exists before the amendment or replacement; and

(B)	in respect of the period after the amendment or replacement, be determined by reference to the Covered Asset as it exists after the amendment or replacement,

provided that, for the purpose of determining whether the Asset Eligibility Criteria are satisfied on the basis set out in Condition 4.30 following the sale, transfer or other disposal by a Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, by the relevant Applicable Entity) of part of a Covered Asset, Conditions 4.30 and 4.31 shall be applied on the basis that the Covered Asset continues to include the part which was the subject of that sale, transfer or other disposal (but, for the avoidance of doubt, without prejudice to paragraph (C) of Condition 4.31).

Sub-participations

4.16
Subject to Condition 5.26, if an asset or exposure forming part of a Covered Asset is held by the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) by way of a sub-participation in a loan or facility agreement, the sub-participation shall be treated as the asset or exposure for the purpose of these Conditions (whether or not it is properly identified as a sub-participation in the Initial Data) and satisfaction of the Asset Eligibility Criteria shall be determined accordingly.

4.17
For the purposes of Conditions 4.16 and 5.26, an asset or exposure will be treated as having been “properly identified” as a sub-participation in the Initial Data only if the Participant completed, in the Initial Data, the “Sub-participation flag” and “Sub-participation grantor name” Initial Data Fields in respect of that asset or exposure in accordance with the Data Field Rules.

4.18	For the purposes of Conditions 4.16, 4.17, 4.29 and 5.26, a “sub-participation” in a loan or facility agreement does not include the holding of an asset or exposure as lender of record.

Definitions and interpretation relating to eligibility

4.19	An asset or exposure is “Economically Owned” by one or more Covered Entities if:

(A)	(i)	those Covered Entities Own the asset or exposure; or

(ii)	the asset or exposure is the subject of a Permitted Arrangement entered into by those Covered Entities; and

(B)
those Covered Entities are able to control (directly or indirectly) the management and administration of the asset or exposure save to the extent that the rights, responsibilities, duties or obligations with respect to the management and administration of the asset or exposure are (or have been and continue to be) transferred in accordance with Condition 11, and “Economic Ownership” shall be construed accordingly.

4.20	“Ownership” means:

(A)	with respect to an asset, full legal and beneficial ownership of that asset; and

(B)	with respect to an exposure (including any undrawn availability of funds, whether committed or uncommitted):

(i)
having the contractual liability in respect of that exposure and the right to full legal and beneficial ownership of an asset resulting from or in respect of the discharge of, or obligation to discharge, the liability represented by that exposure; or

(ii)	(in the case of an Overdraft) having the right to full legal and beneficial ownership of an asset resulting from the Overdraft being drawn,

and “Owned”, “Owns”, “Own” and other grammatical variations thereof shall be construed accordingly, provided that, for the purpose of this Condition 4.20:

(a)
a person shall be deemed to be the legal owner of an asset if that asset is owned in dematerialised form through a clearing system or a custodian (excluding any such holding through a prime brokerage account or analogous arrangement) on a basis which would, at the time of determination for the purpose of this sub-paragraph (a), be regarded in the applicable market as conventional with respect to the ownership of an asset of that type; and

(b)	the existence of any Security permitted by Condition 13.1(B) or 13.1(C) shall not preclude full legal and beneficial ownership.

4.21
A “Permitted Arrangement” entered into by a Covered Entity (whether before or after 31 December 2008 and whether before or after the Accession Date) in respect of an asset or exposure means any of the following:

(A)
a Security Interest granted by that Covered Entity over that asset or exposure or a repurchase agreement, stock loan, asset swap (including under the Bank of England’s special liquidity scheme of 21 April 2008, as amended from time to time) or other title transfer arrangement entered into by that Covered Entity in respect of that asset or exposure, in each case where a Covered Entity:

(i)	has and continues to retain all or substantially all the economic exposure to that asset or exposure for the purpose of Static IAS 39; and

(ii)
is entitled following the occurrence of a Trigger (including upon substituting other eligible collateral) to obtain Ownership and direct or indirect control over the management and administration of that asset or exposure (or, in the case of securities and financial instruments, an Equivalent Asset) upon giving the requisite notice, save to the extent that the rights, duties or obligations with respect to the management and administration of the asset or exposure are transferred in accordance with Condition 11 and such transfer is not in connection with a Permitted Arrangement.  Where the Covered Entity is required to obtain the consent of the counterparty to obtain Ownership of that asset or exposure, the arrangement will be deemed to be one where the

Covered Entity is entitled to obtain Ownership of that asset or exposure (or, in the case of securities and financial instruments, an Equivalent Asset) upon giving the requisite notice where such consent would customarily be granted by parties to such an arrangement;

(B)	a securitisation or covered bond transaction (a “Permitted Securitisation”) involving that asset or exposure which meets all of the following requirements:

(i)
one or more third parties (which may include a special purpose vehicle) have acquired the beneficial interest in that asset or exposure (whether with or without the legal title) as part of the securitisation or covered bond transaction;

(ii)	a Covered Entity has and continues to retain all or substantially all the economic exposure to that asset or exposure for the purpose of Static IAS 39; and

(iii)
either (a) a Covered Entity is entitled following the occurrence of a Trigger (including upon substituting other eligible collateral or by any other process) to obtain Ownership and direct or indirect control over the management and administration of the asset or exposure, save to the extent that the rights, duties or obligations with respect to the management and administration of the asset or exposure are transferred in accordance with Condition 11 and such transfer is not in connection with a Permitted Arrangement or (b) the securitisation or covered bond transaction is a Restricted Securitisation;

(C)	a conduit transaction (a “Permitted Conduit Arrangement”) involving that asset or exposure which meets all of the following requirements:

(i)
a CP Entity or a CP AssetCo has acquired the beneficial interest in that asset or exposure (whether with or without the legal title and whether from a Covered Entity or a third party) as part of the conduit transaction;

(ii)	a Covered Entity has and continues to retain all or substantially all the economic exposure to that asset or exposure for the purpose of Static IAS 39; and

(iii)
either (a) a Covered Entity is entitled following the occurrence of a Trigger (including upon substituting other eligible collateral or by any other process) to obtain Ownership and direct or indirect control over the management and administration of the asset or exposure, save to the extent that the rights, duties or obligations with respect to the management and administration of the asset or exposure are transferred in accordance with Condition 11 and such transfer is not in connection with a Permitted Arrangement or (b) the conduit transaction is a Restricted Conduit, where for the purpose only of this paragraph (C):

(1)       a “CP AssetCo” is a special purpose vehicle that:

(a)	funds itself wholly or partly by borrowing funds from a CP Entity;

(b)	is operated and administered, or has its assets and exposures administered, by or on behalf of a Covered Entity; and

(c)	would be consolidated into the balance sheet of the Participant’s Group if such a balance sheet were to be prepared in accordance with Static IFRS; and

(2)       a “CP Entity” is a special purpose vehicle that:

(a)	(i)	intends to fund itself wholly or partly by the issuance of asset-backed commercial paper in the ordinary course of its business; or

(ii)	forms part of the same conduit programme structure under which a special purpose vehicle issues asset-backed commercial paper in the ordinary course of its business; and

(b)	is operated and administered by or on behalf of a Covered Entity or with the approval of a Covered Entity; and

(D)	a conduit funding arrangement (a “Permitted Conduit Funding Arrangement”) involving that asset or exposure which meets all of the following requirements:

(i)	the asset or exposure is a loan, bond, note or other debt funding arrangement from a CP Entity (or from a CP Entity and a Covered Entity) to a CP AssetCo;

(ii)	a Covered Entity has and continues to retain all or substantially all the economic exposure to that asset or exposure for the purpose of Static IAS 39; and

(iii)	the asset or exposure is a CP Funding Agreement,

where for the purpose only of this paragraph (D):

(1)       a “CP AssetCo” is a special purpose vehicle that:

(a)	funds itself wholly or partly by borrowing funds from a CP Entity (or from a CP Entity and a Covered Entity) pursuant to the applicable CP Funding Agreement; and

(b)	is identified by the Participant as a CP AssetCo in the Initial Data or is approved in writing by the Treasury as a CP AssetCo;

(2)        a “CP Entity” is a special purpose vehicle that:

(a)	(i)	intends to fund itself wholly or partly by the issuance of asset-backed commercial paper in the ordinary course of its business; or

(ii)	forms part of the same conduit programme structure under which a special purpose vehicle issues asset-backed commercial paper in the ordinary course of its business;

(b)	is operated and administered by or on behalf of a Covered Entity or with the approval of a Covered Entity;

(c)	would be consolidated into the balance sheet of the Participant’s Group if such a balance sheet were to be prepared in accordance with Static IFRS; and

(d)	is identified by the Participant as a CP Entity in the Initial Data or is approved in writing by the Treasury as a CP Entity; and

(3)	“CP Funding Agreement” means an asset or exposure which is identified by the Participant as a CP Funding Agreement in the Initial Data.

4.22	The Asset Continuity Requirements and the Asset Eligibility Criteria continue to apply on the terms set out in this Condition 4 to assets and exposures that are the subject of Permitted Arrangements.

4.23
A “Restricted Securitisation” means a securitisation or covered bond transaction in respect of which the applicable Covered Entity is not entitled following the occurrence of a Trigger (whether immediately or on any period of notice and whether by substituting other eligible collateral or by any other process) to obtain Ownership and direct or indirect control over the management and administration of the asset or exposure and which (i) was in place as at 31 December 2008 and is identified by the Participant as a Restricted Securitisation in the Initial Data or (ii) is approved in writing by the Treasury as a Restricted Securitisation (which approval may be provided by way of a written consent to amend the Initial Data).

4.24
A “Restricted Conduit” means a conduit transaction in respect of which the applicable Covered Entity is not entitled following the occurrence of a Trigger (whether immediately or on any period of notice and whether by substituting other eligible collateral or by any other process) to obtain Ownership and direct or indirect control over the management and administration of the asset or exposure and which (i) was in place as at 31 December 2008 and is identified by the Participant as a Restricted Conduit in the Initial

Data or (ii) is approved in writing by the Treasury as a Restricted Conduit (which approval may be provided by way of a written consent to amend the Initial Data).

4.25
“Static IFRS” means IFRS in force and as adopted by the European Union as at 31 December 2008 and “Static IAS 39” means International Accounting Standard 39 under Static IFRS.  If IFRS in force and as adopted by the European Union from time to time differs from Static IFRS in any respect that is material to these Conditions, the Treasury and the Participant (each acting in good faith) shall consider, and consult with each other in relation to, any reasonable request by the other with respect to any consequential amendment that should be made to these Conditions.

4.26	“Accounting Adjustment” means, in respect of a Covered Asset, any individual asset level:

(A)	impairment;

(B)
adjustment arising from equity accounting, provided that this paragraph (B) shall not apply to a Covered Asset in respect of which one or more of the applicable Obligors is (or would be) itself consolidated onto the balance sheet of the Participant’s Group in accordance with Static IFRS; or

(C)	fair value adjustment,

in each case required by Static IFRS to be recorded against the value of that Covered Asset in the consolidated balance sheet of the Participant’s Group.  Derecognition (in whole or in part) for the purpose of Static IAS 39 does not constitute an Accounting Adjustment.

4.27	A “Covered Entity” means:

(A)	at any time before the Accession Date, each member of the Participant’s Group at that time;

(B)	at any time from (and including) the Accession Date, the Covered Parent and each of the Covered Parent’s wholly-owned Subsidiaries at that time; and

(C)	at any time, each Undertaking (an “Additional Covered Entity”) which at that time satisfies such other criteria for being a Covered Entity as are set out in the Accession Agreement.

4.28	The “Covered Parent” means:

(A)	save where paragraph (B) below applies, the Initial Parent; and

(B)	at any time from (and including) the first day (if any) on which the Participant ceases to be a wholly-owned Subsidiary of the Initial Parent, the Participant.

4.29
Where a Covered Asset is part of a larger asset or exposure (including where the Covered Asset is a participation or sub-participation in a syndicated facility), references in these Conditions to that Covered Asset shall be references only to that part of the larger asset or exposure and not to that larger asset or exposure.

Partial satisfaction of Asset Eligibility Criteria

4.30
If the Asset Eligibility Criteria are satisfied with respect to only part of a Covered Asset (but are not satisfied with respect to the rest of that Covered Asset), then the whole of that Covered Asset shall be deemed not to satisfy the Asset Eligibility Criteria.  This Condition 4.30 is subject to, and does not apply to, Condition 4.31.

4.31
If the whole of a Vertical Slice (the “Disposed Slice”) of a Covered Asset (other than a Compliant Triggered Asset) does not satisfy or ceases to satisfy any of the Asset Eligibility Criteria, but the whole of the rest of that Covered Asset continues to satisfy the Asset Eligibility Criteria, then:

(A)
unless and to the extent that the Treasury in its sole discretion determines otherwise, the Disposed Slice shall cease permanently to form part of that Covered Asset with effect from (and including) the first day falling on or after 31 December 2008 on which the Disposed Slice did not satisfy or ceased to satisfy the Asset Eligibility Criteria;

(B)
where the Disposed Slice ceases to form part of that Covered Asset pursuant to paragraph (A) above, the Covered Amount and the Outstanding Amount of that Covered Asset shall be reduced in proportion to the resulting reduction in the Covered Asset (and any other amounts which are required to be determined in order to calculate the Covered Amount and the Outstanding Amount shall be adjusted accordingly); and

(C)
for the purpose of determining whether that Covered Asset satisfies the Asset Eligibility Criteria on the basis set out in Condition 4.30, the Disposed Slice shall be treated as not forming part of that Covered Asset.

4.32
A “Vertical Slice” means, with respect to a Covered Asset, a consistent proportion of all the constituent parts of the Covered Asset.  By way of example, in the case of a Covered Asset which comprises a senior loan and a junior loan, x% of both loans would be a Vertical Slice, but each of the following would not be a Vertical Slice:

(A)	the senior loan only;

(B)	the junior loan only;

(C)	x% of the senior loan and y% of the junior loan (where x% does not equal y%); or

(D)	the right to receive interest in respect of the loans (or either of them).

The examples in paragraphs (A) to (D) above are not exhaustive.  By way of further example, in the case of a Covered Asset which comprises one loan, x% of that loan would be a Vertical Slice.

Duplicate assets

4.33
If, at any time, two or more Covered Assets comprise or include the same asset or exposure (whether or not the amount thereof is the same in each case), with the consequence that the same asset or exposure may have been included twice in the Scheme, then, in order to determine whether there has been a duplication of protection under the Scheme, the Asset Eligibility Criteria shall be applied to those Covered Assets on the basis that they are deemed to constitute a single Covered Asset comprising all of those Covered Assets.  If part of that deemed single Covered Asset does not satisfy the Asset Eligibility Criteria, then there will have been a duplication of protection under the Scheme.  Any such duplication of protection shall be eliminated, so that Losses or Recoveries are not increased as a result of such duplication.  In order to effect such elimination, the Participant shall consult with the Treasury with a view to agreeing what changes need to be made to the Covered Assets.  In the absence of agreement between the Participant and the Treasury as to the changes that need to be made to the Covered Assets, the Treasury shall determine those changes in its sole discretion.  Any such changes shall have retrospective effect and may result in adjustments being made pursuant to Condition 8.7.  By way of example of the application of this Condition 4.33, suppose there are two Covered Assets, each comprising bonds with the same ISIN and each with a principal amount of £10,000,000.  If Covered Entities have Economically Owned £20,000,000 or more in principal amount of those bonds since 31 December 2008 (with a corresponding principal amount of those bonds having been included in the consolidated balance sheet of the Participant’s Group on the basis set out in the definition of the Asset Eligibility Criteria), then there will have been no duplication of protection under the Scheme.  However, there will have been duplication of protection if, for example, Covered Entities have Economically Owned less than £20,000,000 in principal amount of those bonds since 31 December 2008, including (without limitation) as a result of a sale, transfer or other disposal since 31 December 2008.

Pre-Trigger Withdrawal Notices

4.34
The Participant may at any time deliver a Pre-Trigger Withdrawal Notice in respect of the whole of a Non-Triggered Asset or a Vertical Slice of a Non-Triggered Asset.  If the Participant gives a Pre-Trigger Withdrawal Notice in respect of the whole of a Non-Triggered Asset then, from and including the date on which such notice becomes effective, such Non-Triggered Asset shall cease permanently to be a Covered Asset.  If the Participant gives a Pre-Trigger Withdrawal Notice in respect of a Vertical Slice of a Non-Triggered Asset then, with effect from and including the date on which such notice becomes effective, that Vertical Slice shall cease permanently to form part of that Covered Asset and the Covered Amount and the Outstanding Amount of that Non-Triggered Asset shall be reduced in proportion to the resulting reduction in the Non-Triggered Asset (and any other amounts which are required to be determined in order to calculate the Covered Amount and the Outstanding Amount shall be adjusted accordingly).

4.35
A “Pre-Trigger Withdrawal Notice” is an irrevocable written notice from the Participant to the Treasury referring to Condition 4.34, identifying the relevant Non-Triggered Asset and stating that the Participant wishes to withdraw (i) the whole of that Non-Triggered Asset from the Scheme or (ii) a specified Vertical Slice of that Non-Triggered Asset from the Scheme.  Pre-Trigger Withdrawal Notices shall have immediate effect upon the notice being duly given pursuant to Condition 51.

Post-Trigger Withdrawal Notices

4.36
In respect of a Triggered Asset where the Trigger which occurred was a Restructuring or a Bankruptcy, the Participant may at any time during the period from (and including) the Trigger Date to (but excluding) the first anniversary of the Trigger Date (the “Withdrawal Determination Period”) deliver a Post-Trigger Withdrawal Notice in respect of all (but not some only) of that Triggered Asset.  If the Participant gives a Post-Trigger Withdrawal Notice within the Withdrawal Determination Period then, with effect from and including the date on which such notice becomes effective, such Triggered Asset shall cease permanently to be a Covered Asset.

4.37
A “Post-Trigger Withdrawal Notice” is an irrevocable written notice from the Participant to the Treasury referring to Condition 4.36, identifying the relevant Triggered Asset, Restructuring or Bankruptcy (as appropriate) and Trigger Date and stating that the Participant wishes to withdraw that Triggered Asset from the Scheme.  Post-Trigger Withdrawal Notices shall have immediate effect upon the notice being duly given pursuant to Condition 51.

Termination of participation in the Scheme by the Participant

4.38
The Participant may request the termination of its participation in the Scheme by giving to the Treasury not less than 40 Business Days’ irrevocable written notice, referring to this Condition 4.38, of a proposed termination date.  Such termination shall become effective on the proposed termination date if, as at such date, all of the conditions to termination pursuant to this Condition 4.38 specified in the Accession Agreement are satisfied.  If such conditions are not satisfied as at such date, such notice shall be of no effect.

4.39	If the Participant’s participation in the Scheme is terminated pursuant to Condition 4.38 then:

(A)	it shall be deemed that no further Triggers, Losses or Recoveries will occur at any time following such termination;

(B)	there shall be no further amounts due from the Treasury or the Participant under Condition 8 at any time following such termination; and

(C)
(save to the extent the Accession Agreement states that it varies this paragraph (C)) these Conditions and the Scheme Documents shall terminate, except this Condition 4.39 and Conditions 1, 2, 9 (including the Participant’s obligations with respect to the Fee under the Accession Agreement and any other Scheme

Document), 33, 35, 36, 37 and 38, Part 10 (other than Condition 44.8) and Part 11 (including any definitions referred to or incorporated by reference into Part 11), which shall remain in full force and effect.

4.40
Termination of the Participant’s participation in the Scheme pursuant to Condition 4.38 shall be without prejudice to the rights of the Treasury or the Participant and the liabilities of the Participant or the Treasury, in each case in respect of any breach by the Participant or the Treasury of any Scheme Document occurring before such termination.

Termination by agreement

4.41
The Treasury and the Participant may agree in writing that the Participant’s participation in the Scheme shall terminate in respect of some or all Covered Assets.  In accordance with any such agreement, such Covered Assets shall cease permanently to be Covered Assets.  In connection with such agreement, the Treasury and the Participant shall also agree what value adjustments (if any) will apply and what the other consequences (if any) of such termination will be, taking into account the respective then current and anticipated positions of the Treasury and the Participant under these Conditions with respect to Losses and Recoveries.  Without prejudice to Condition 4.38, the Treasury shall consider in good faith, and consult with the Participant in relation to, any reasonable request by the Participant to terminate its participation in the Scheme in respect of some or all Covered Assets (including any proposal by the Participant with respect to such value adjustments).  Such request shall be made by way of written notice to the Treasury and may not be made more than once in each Quarter.

4.42
On at least one occasion in each calendar year (commencing in 2011), the Treasury and the Participant shall meet with one another for the purpose of reviewing, in good faith, the then current status of the Participant’s participation in the Scheme and the matters referred to in Condition 4.41.

Certain consequences of assets and exposures ceasing to be Covered Assets

4.43	The consequences of a Covered Asset ceasing to be a Covered Asset as a result of Conditions 4.4, 4.9, 4.33, 4.34, 4.36, 4.48, 8.14, 8.15, 17.9, 31.21(A) and 31.22(A) include the following:

(A)
no Loss or Recovery with respect to that Covered Asset shall arise under the Scheme Documents, whether before or after the date on which it ceased to be a Covered Asset and whether or not a Trigger has occurred in respect of that Covered Asset before the date on which it ceased to be a Covered Asset; and

(B)
if that Covered Asset was a Triggered Asset at the time it ceased to be a Covered Asset, such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to paragraph (A) above.

4.44
Condition 4.43 shall operate without prejudice to the Treasury’s or the Participant’s other rights, powers and remedies whether arising pursuant to the Scheme Documents (including pursuant to the Indemnity) or otherwise.

Asset Purchase Requests

4.45
The Treasury may at any time, and from time to time, deliver an Asset Purchase Request in respect of some or all of the assets and exposures (the “Requested Assets”) comprising one or more Covered Assets and/or Non-Cash Realisations.  An “Asset Purchase Request” is a written notice from the Treasury to the Participant (referring to this Condition 4.45 and specifying the Requested Assets) stating that the Treasury wishes to acquire, or enter into a total return swap (or economic equivalent) with respect to, the Requested Assets.  An Asset Purchase Request shall also specify (i) the proposed transferee(s) or counterparty(ies) (which may be the Treasury and/or its nominee(s)), (ii) the proposed date for completion of the transaction and (iii) the Treasury’s proposal as to pricing with respect to the transaction.

4.46
If the Treasury gives an Asset Purchase Request, the Treasury and the Participant shall negotiate in good faith to attempt to agree (as soon as reasonably practicable following the date of the Asset Purchase Request) (i) pricing with respect to the transaction (to take into account the value, if any, of the credit protection provided by the Scheme which would be lost by the Participant) and (ii) the method, timing and associated terms and documentation for the transaction (where possible, in the case of a purchase, consistent with a transfer of the entire and unencumbered legal and beneficial ownership of the Requested Assets free from any Security).

4.47
Completion of the transaction with respect to the Requested Assets (or such portion of the Requested Assets, if any, in respect of which the Treasury and the Participant have reached agreement in writing as to the matters referred to in sub-paragraphs (i) and (ii) of Condition 4.46) shall take place on such date as may be agreed in writing between the Treasury and the Participant.  Upon completion (i) in the case of a purchase, the relevant holder or holders of the Requested Assets will transfer the Requested Assets (or the relevant portion) to the transferee(s) specified in the Asset Purchase Request in consideration of payment in cash of the acquisition price by or on behalf of the Treasury to the relevant holder or holders of the Requested Assets or (ii) in the case of a total return swap (or economic equivalent), the relevant holder or holders of the Requested Assets and the proposed counterparty(ies) will enter into the total return swap (or other documentation for the transaction).

Termination if Scheme unlawful

4.48
If it becomes unlawful for the Treasury to perform any of its payment obligations under the Scheme Documents with respect to a Covered Asset, the Treasury shall have the right to determine, by giving written notice to the Participant, that such Covered Asset shall cease permanently to be a Covered Asset.  Such Covered Asset shall cease permanently to be a Covered Asset with effect from and including the date on which such notice becomes effective.

5.	TRIGGERS

Triggered Assets

5.1
A Covered Asset will be a “Triggered Asset” from and including its Trigger Date.  A “Non-Triggered Asset” means a Covered Asset which is not a Triggered Asset.  The “Trigger Date” for a Covered Asset is the day on which a Trigger occurs in respect of that Covered Asset.  The first Trigger to occur in respect of a Covered Asset shall, for the purposes of the Scheme Documents, be treated as the only Trigger to have occurred in respect of that Covered Asset.

Triggers

5.2	The “Triggers” are:

(A)	Failure to Pay;

(B)	Bankruptcy; and

(C)	Restructuring,

provided that:

(i)	the only Triggers in respect of a Covered Asset which is a Derivative Agreement within the “Derivative” Covered Asset Class shall be:

(a)
the occurrence of the Early Termination Date under that Derivative Agreement and, after the applicable Grace Period has expired, the failure by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge) to pay, when due, the Early Termination Amount (if any) and that failure to pay has not been remedied in full by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge) or waived before the expiry of the applicable Grace Period (and for the purpose of Condition 5.1 the Trigger will occur on the date on which the applicable Grace Period expires), provided that any such failure to pay which was remedied or waived on or before 31 December 2008 shall not be a Trigger; and

(b)
Restructuring, provided that, unless the Treasury in its sole discretion determines otherwise, the Restructuring Trigger shall not apply to such a Covered Asset in respect of which a Restructuring occurs where the Loss which would arise in respect of that Covered Asset as a result of it thereby becoming a Triggered Asset would exceed £10 million (or such higher threshold as the Treasury may from time to time notify the Participant in writing, provided that such notification shall be effective only in relation to Restructurings occurring after the date on which the notification becomes effective);

(ii)	a Failure to Pay or a Bankruptcy which was remedied or waived on or before 31 December 2008 shall not be a Trigger; and

(iii)	a Restructuring which occurred on or before 31 December 2008 shall not be a Trigger.

For the purpose of this Condition 5.2, “waived” means, in the context of a failure to pay an amount due, that there has been a binding, unconditional and permanent waiver of the failure to pay, such that the amount is no longer payable (whether by way of instalments or as part of a larger amount or otherwise and whether on the original due date or any later date).

Failure to Pay

5.3	“Failure to Pay” means:

(A)
(in respect of a Covered Asset that is within neither the “Residential Mortgage” nor the “Consumer Finance” Covered Asset Class) after the applicable Grace Period has expired, the failure by an Obligor to make, when due, any payments under that Covered Asset in accordance with the terms of that Covered Asset and that failure to pay has not been remedied in full by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge) or waived (as such term is defined in Condition 5.2) before the expiry of the applicable Grace Period (and for the purpose of Condition 5.1 the Failure to Pay will occur on the date on which the applicable Grace Period expires);

(B)	(in respect of a Covered Asset that is within the “Residential Mortgage” Covered Asset Class) that the Covered Asset is 365 Days Past Due; and

(C)	(in respect of a Covered Asset that is within the “Consumer Finance” Covered Asset Class) that the Covered Asset is 180 Days Past Due.

Failure to Pay in respect of Long Dated Assets

5.4	In addition to the circumstances referred to in Condition 5.3, a Failure to Pay will occur in respect of a Covered Asset that is a Long Dated Asset if:

(A)	a Material Writedown; or

(B)	an Implied Writedown,

occurs in respect of that Covered Asset.  A Covered Entity that Economically Owns a Long Dated Asset must perform (or procure the performance of) such calculations as are necessary to determine whether or not a Material Writedown and/or an Implied Writedown has occurred in respect of that Long Dated Asset.  Such calculations must be performed at least once per Quarter and (where possible) must be based on the information included in the then most recently published servicing or asset management or similar report for the relevant transaction.

5.5	A “Long Dated Asset” is a Covered Asset within the “Structured Finance” Covered Asset Class which is identified as a Long Dated Asset in the Initial Data.

5.6
A “Material Writedown” will occur in respect of a Covered Asset if, at any time, the sum (without double counting) of (i) aggregate Writedowns (taking into account any intervening reversal of any such Writedown) and (ii) the aggregate amount of Deferred Unpaid Interest, in each case with respect to that Covered Asset, is equal to or greater than five per cent. of the then current Outstanding Amount of that Covered Asset.

5.7
A “Writedown” in respect of a Covered Asset means the occurrence in respect of that Covered Asset of a writedown, principal deficiency or realised or applied loss (however described in the contracts relating to that Covered Asset) resulting in a reduction in or extinguishment of the outstanding principal amount of that Covered Asset (other than as a result of a scheduled or unscheduled payment of principal).  For the avoidance of doubt, the references in this Condition 5.7 and in Condition 5.9 to “writedowns” are not references to accounting provisions or impairments.

5.8	“Deferred Unpaid Interest” means, in respect of a Covered Asset, the aggregate amount of interest that:

(A)
has been deferred, or been the subject of the economic equivalent of a deferral, pursuant to the terms of that Covered Asset as a result of an Obligor having (as at the date on which the relevant amount would, but for such deferral or economic equivalent, have become due and payable) insufficient funds to pay the relevant amount;

(B)	would, but for such deferral or economic equivalent, have become due and payable; and

(C)	remains unpaid.

5.9
An “Implied Writedown” will occur in respect of a Covered Asset if the contracts relating to that Covered Asset do not provide for writedowns, principal deficiencies or realised or applied losses as described in the definition of Writedown and on any two successive payment dates under that Covered Asset:

(A - B) / C (expressed as a percentage) is greater than five per cent.

where:

A	is the sum (without double counting) of:

(i)	the Outstanding Amount of the Covered Asset;

(ii)	the aggregate amount of Deferred Unpaid Interest with respect to the Covered Asset;

(iii)	the Outstanding Amount with respect to all payment obligations of the relevant Obligor ranking pari passu with, or senior to, the Covered Asset; and

(iv)	the aggregate amount of Deferred Unpaid Interest with respect to all payment obligations of the relevant Obligor ranking pari passu with, or senior to, the Covered Asset,

in each case as at the relevant payment date;

B
is the lesser of (i) “A” and (ii) the aggregate outstanding asset pool balance securing or designated pursuant to the terms of the relevant transaction to fund the payment obligations under the Covered Asset and all payment obligations of the relevant Obligor ranking pari passu with, or senior to, the Covered Asset, in each case as at the relevant payment date (as shown, where applicable, in the then most recently published servicing or asset management or similar report for the relevant transaction); and

C
is the Outstanding Amount of the Covered Asset plus the Outstanding Amount of all payment obligations of the relevant Obligor ranking pari passu with the Covered Asset, in each case as at the relevant payment date.

For the purpose of this Condition 5.9, the Outstanding Amount of, and the amount of Deferred Unpaid Interest with respect to, a payment obligation which is not a Covered Asset shall be determined, mutatis mutandis, as if it were a Covered Asset (and, if applicable, a Limited Recourse Asset).

Failure to Pay in respect of Limited Recourse Assets

5.10
In addition to the circumstances referred to in Condition 5.3, a Failure to Pay will occur in respect of a Covered Asset that is a Limited Recourse Asset if the Outstanding Amount of that Covered Asset remains greater than zero after the expiry of the applicable Grace Period following the first to occur of:

(A)	the contractual final maturity date of that Covered Asset; and

(B)
the date on which the assets securing or designated pursuant to the terms of that Covered Asset to fund the payment obligations under that Covered Asset are liquidated, distributed or otherwise disposed of in full and the proceeds thereof are distributed or otherwise disposed of in full.

5.11	A “Limited Recourse Asset” is a Covered Asset which satisfies all of the following requirements:

(A)	it is within neither the “Consumer Finance” nor the “Residential Mortgage” Covered Asset Class;

(B)	it is a Covered Asset in respect of which the Obligor is obliged to make payments only to the extent the Obligor has funds available to it for that purpose; and

(C)	it is identified in the Initial Data as a Limited Recourse Asset or a Long Dated Asset.

Definitions relating to Failure to Pay and other Triggers

5.12
An “Obligor” means, in relation to a Covered Asset, a person (including a guarantor) with an obligation under the terms of that Covered Asset (whether present or future, actual or contingent and as principal, surety or otherwise) to pay or repay money to, or for onward transmission to, a Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity) but excluding a person to the extent acting:

(A)	as lender, facility agent, arranger, security trustee, security agent or other finance party with respect to a facility agreement;

(B)
as holder, trustee, security trustee, security agent, fiscal agent, paying agent, calculation agent, servicer, collateral agent, collateral manager, collateral administrator, cash manager or liquidity provider with respect to a debt instrument; or

(C)	in a capacity which is analogous to those referred to in paragraphs (A) and (B) above.

5.13
The “Grace Period” means, in respect of a payment due under a Covered Asset, the period ending on the day which falls the Applicable Period after the date on which that payment is due under the terms of that Covered Asset.

5.14	The “Applicable Period” means, with respect to a Covered Asset, the applicable period set out below for the Covered Asset Class to which that Covered Asset belongs:

Covered Asset Class	Applicable Period

Bond	30 days

Loan	270 days

Lease Finance	270 days

Project Finance	270 days

Leveraged Finance	270 days

Commercial Real Estate Finance	270 days

Structured Finance	30 days

Covered Asset Class	Applicable Period

Derivative	30 days

5.15
“Days Past Due” means, with respect to a Covered Asset, days past due as calculated for that Covered Asset in the regulatory reporting systems of the relevant Covered Entity in accordance with its ordinary business practices from time to time, consistently applied, provided that the basis on which that Covered Entity and the Participant’s Group treat assets and exposures which form part of Covered Assets does not differ from the basis on which that Covered Entity and the Participant’s Group treat equivalent assets and exposures of that Covered Entity and the Participant’s Group which do not form part of Covered Assets.

Bankruptcy

5.16	“Bankruptcy” means:

(A)	in respect of a Covered Asset which is within neither the “Consumer Finance” nor the “Residential Mortgage” Covered Asset Class, that one or more Obligors in respect of that Covered Asset:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)
becomes bankrupt or insolvent, is unable to pay its debts or fails or admits in writing in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due or suspends payments of its debts generally;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)
institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up, liquidation or bankruptcy, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (a) results in a judgment of insolvency or bankruptcy, the entry of an order for relief or the making of an order for its winding-up, liquidation or bankruptcy or (b) is not dismissed, discharged, stayed or restrained in each case within 30 calendar days of the institution or presentation thereof;

(v)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vi)
seeks or (otherwise than as a direct result of his or her death) becomes subject to the appointment of an administrator, provisional liquidator, liquidator, conservator, receiver, trustee or custodian or other similar official for it or for all or substantially all its assets;

(vii)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 calendar days thereafter; or

(viii)
causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in sub-paragraphs (i) to (vii) (inclusive) above, provided that a Bankruptcy shall not occur under this paragraph (A) in relation to a Covered Asset in respect of which there is more than one Obligor where:

(1)	for at least one of those Obligors (a “Solvent Obligor”), none of the events set out in sub-paragraphs (i) to (viii) (inclusive) above has occurred; and

(2)
one or more Solvent Obligors remains liable for all of the payment obligations of all the Obligors comprised within that Covered Asset (and, for the avoidance of doubt, a Solvent Obligor shall not be regarded as liable for all such payment obligations if recourse against that Solvent Obligor is limited by the terms of that Covered Asset);

(B)
in respect of a Covered Asset within the “Consumer Finance” or “Residential Mortgage” Covered Asset Class, that the Covered Asset is recorded as charged off in the systems of the relevant Covered Entity in accordance with its ordinary business practices from time to time, consistently applied, provided that the basis on which that Covered Entity and the Participant’s Group treat assets and exposures which form part of Covered Assets does not differ from the basis on which that Covered Entity and the Participant’s Group treat equivalent assets and exposures of that Covered Entity and the Participant’s Group which do not form part of Covered Assets; or

(C)	in respect of any Covered Asset, that one or more Obligors in respect of that Covered Asset:

(i)
has a secured party take possession of any of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against any of its assets, where such taking of possession or such distress, execution, attachment, sequestration or other legal process occurs in connection with the enforcement of any Security for that Covered Asset; or

(ii)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in sub-paragraph (i) above.

5.17	For the purpose of Condition 5.1:

(A)
(subject to paragraph (B) below) in the case of an event described in Condition 5.16(A)(ii), the Bankruptcy will occur on the date on which the relevant Covered Entity determines that the event has occurred in accordance with its ordinary business practices from time to time, consistently applied, provided that the basis on which that Covered Entity and the Participant’s Group treat assets and exposures which form part of Covered Assets does not differ from the basis on which that Covered Entity and the Participant’s Group treat equivalent assets and exposures of that Covered Entity and the Participant’s Group which do not form part of Covered Assets;

(B)
in the case of an event described in Condition 5.16(A)(ii), if the date on which the Bankruptcy occurs (as determined in accordance with paragraph (A) above, the “original date”) falls within the period from (and including) the date on which a Potential Failure to Pay occurs with respect to the Covered Asset to (and including) the last day of the month in which the Grace Period with respect to that Potential Failure to Pay expires, the Bankruptcy will occur on the first day after the end of that period instead of the original date; and

(C)	in the case of any other event described in Condition 5.16, the Bankruptcy will occur on the date on which the event occurs.

Restructuring

5.18
A “Restructuring” means, with respect to a Covered Asset, that such Covered Asset is an Impaired Asset and any one or more of the following events occurs in a form that binds the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities), is agreed between an Obligor or a Governmental Authority and a sufficient number of holders of the Covered Asset and equivalent assets (whether or not including the relevant Covered Entity or Covered Entities or Applicable Entity or Applicable Entities (as the case may be)) to bind the relevant Covered Entity or Covered Entities or Applicable Entity or Applicable Entities (as the case may be) or is announced (or otherwise decreed) by an Obligor or a Governmental Authority in a form that binds the relevant Covered Entity or Covered Entities or the relevant Applicable Entity or Applicable Entities (as the case may be), and in each case the relevant event is not expressly provided for under the terms of the Covered Asset:

(A)	a reduction in the rate or amount of interest payable or the amount of scheduled interest accruals;

(B)	a reduction in the amount of principal or premium payable at maturity or at scheduled redemption dates or, in the case of a Covered Asset which is a

Derivative Agreement within the “Derivative” Covered Asset Class: (i) a reduction in the Early Termination Amount payable to the relevant Covered Entity or Covered Entities or Applicable Entity or Applicable Entities (as the case may be); (ii) a termination (including a partial termination) of one or more of the transactions governed by that Derivative Agreement where the amount (if any) payable to the relevant Covered Entity or Covered Entities or Applicable Entity or Applicable Entities (as the case may be) in respect of such termination is less than the amount that would have been the Early Termination Amount had the date of such termination been an Early Termination Date and had the only transactions governed by that Derivative Agreement been the terminated transactions (or, as the case may be, the terminated part of any transactions that were partially terminated); or (iii) an amendment to one or more of the transactions governed by that Derivative Agreement by which any scheduled payment or payments under the relevant transaction or transactions are reduced and where the amount (if any) payable to the relevant Covered Entity or Covered Entities or Applicable Entity or Applicable Entities (as the case may be) in respect of such amendment is less than the excess (if any) of (a) the amount that would have been the Early Termination Amount had the date of such amendment been an Early Termination Date (calculated without regard to the relevant amendment), over (b) the amount that would have been the Early Termination Amount had the date of such amendment been an Early Termination Date (calculated taking into account the relevant amendment);

(C)
a postponement or other deferral of a date or dates for either (i) the payment or accrual of interest or (ii) the payment of principal or premium or, in the case of a Covered Asset which is a Derivative Agreement within the “Derivative” Covered Asset Class, a postponement or other deferral of (x) a date or dates for any scheduled payment under that Derivative Agreement or (y) the date for payment of the Early Termination Amount;

(D)	(if the Covered Asset is not secured) a change in the ranking in priority of payment, causing the Subordination of the Covered Asset;

(E)
(if the Covered Asset is secured) a change in the ranking or priority of the Covered Asset, causing the Subordination of the Covered Asset to any other obligation which is secured on all or some of the same assets as the Covered Asset; and

(F)
(if the Covered Asset is secured) a release or discharge of all Security, other than where (i) the Security is immediately replaced by other Security, (ii) the proceeds of such release or discharge are used to repay secured debt which has a priority or ranking which is equal to or senior to the Covered Asset or (iii) the proceeds are otherwise disposed of in a manner expressly provided for under the terms of the Covered Asset,

(each of the events referred to in paragraphs (A) to (F) above being a “Restructuring Event”) provided that neither of the following shall constitute a Restructuring:

(i)
if the Covered Asset is denominated in a currency of a Member State of the European Union that adopts or has adopted the euro, the payment in euros of interest or principal in relation to the Covered Asset; and

(ii)
the occurrence of, agreement to or announcement of any Restructuring Event due to an administrative adjustment, accounting adjustment or tax adjustment or other technical adjustment occurring in the ordinary course of business.

5.19	For the purpose of Condition 5.1, the date on which a Restructuring occurs will be the earlier of:

(A)	the date the Restructuring Event becomes effective; and

(B)	the date on which the Pre-Restructuring Event (if any) in respect of that Restructuring becomes effective,

where “Pre-Restructuring Event” means, with respect to a Restructuring, the earliest amendment or replacement of any agreement or instrument relating (or to the extent relating) to the assets and exposures comprising the relevant Covered Asset which (but for Condition 4.5(C)) would not have satisfied the Asset Continuity Requirements and which forms part of a series of two or more related events (one of which is the relevant Restructuring Event) which together constitute a restructuring of that Covered Asset.  For the purpose of Condition 4.5(C), each such event shall be deemed to form part of the Restructuring of that Covered Asset.

5.20
For the purpose only of determining whether a Restructuring has occurred in respect of a Covered Asset, the refinancing or replacement of that Covered Asset shall be treated as if it were an amendment of the terms of that Covered Asset so that they reflect the terms of the refinancing or replacement.

5.21	Subject to Condition 5.23, for the purpose of determining whether a Restructuring has occurred in respect of a Covered Asset, that Covered Asset is an “Impaired Asset” if:

(A)	the Covered Asset is:

(i)	accounted for at amortised cost; or

(ii)	accounted for at fair value and classified as available for sale,

and, at the time or as a result of the occurrence of, agreement to or announcement of the applicable Restructuring Event, that Covered Asset is or becomes (or Static IFRS would require that Covered Asset to be or become) the subject of:

(a)	a Specific Impairment, other than a Specific Impairment which was made (or which Static IFRS would require to be made) on or before 31 December 2008; or

(b)
a Specific Impairment which was made (or which Static IFRS would require to be made) on or before 31 December 2008 and which the Participant elects to treat as a Specific Impairment for the purpose of this Condition 5.21, which election may be made only by reporting (for the avoidance of doubt other than by way of a correction or adjustment) the Restructuring as a Trigger pursuant to an election made under this Condition 5.21(A)(b) in the Quarterly Statement relating to the Quarterly Statement Period during which the applicable Restructuring Event occurs, excluding in each case any Specific Impairment that has been (or which Static IFRS would require to be) fully reversed; or

(B)
the Covered Asset is accounted for at fair value and classified as fair value through the profit and loss account and, at the time or as a result of the occurrence of, agreement to or announcement of the applicable Restructuring Event, that Covered Asset would be or would become (or Static IFRS would require that Covered Asset to be or become), the subject of:

(i)
a Specific Impairment were that Covered Asset classified as available for sale, other than a Specific Impairment which would have been made (or which Static IFRS would require to have been made) on or before 31 December 2008 were that Covered Asset classified as available for sale; or

(ii)
a Specific Impairment which would have been made (or which Static IFRS would require to have been made) on or before 31 December 2008 were that Covered Asset classified as available for sale and which the Participant elects to treat as a Specific Impairment for the purpose of this Condition 5.21, which election may be made only by reporting (for the avoidance of doubt other than by way of a correction or adjustment) the Restructuring as a Trigger pursuant to an election made under this Condition 5.21(B)(ii) in the Quarterly Statement relating to the Quarterly Statement Period during which the applicable Restructuring Event occurs, excluding in each case any Specific Impairment that would have been (or which Static IFRS would require to have been) fully reversed were that Covered Asset classified as available for sale.

5.22
Subject to Condition 5.23, a “Specific Impairment” means an individual asset level impairment recorded against the value of the Covered Asset in the relevant accounting records of the relevant member of the Participant’s Group (to the extent taken account of in the consolidated accounts of the Participant’s Group) calculated on a discounted cash flow basis in accordance with the applicable impairment rules set out in Static IFRS for:

(A)	(in the case of a Covered Asset which is accounted for at amortised cost) financial instruments held at amortised cost; and

(B)	(in the case of a Covered Asset which is accounted for as available for sale) available for sale financial instruments held at fair value.

For the avoidance of doubt, collective and portfolio level impairments are not Specific Impairments for the purposes of these Conditions.

5.23
For the purposes of Conditions 5.21 and 5.22, Static IFRS shall be deemed not to require (i) a Covered Asset within the “Residential Mortgage” Covered Asset Class to be the subject of any individual asset level impairment or (ii) any individual asset level impairment to be made or recorded (or, once made or recorded, reversed) in respect of any such Covered Asset.

5.24
A “Governmental Authority” means any de facto or de jure government (or any agency, instrumentality, ministry or department thereof), court, tribunal, administrative or other governmental authority or any other entity (public or private) charged with the regulation of financial markets (including a central bank) which has or asserts jurisdiction over an Obligor.

5.25
“Subordination” will occur, with respect to a Covered Asset, if an obligation (a “Subordinated Obligation”) owed by an Obligor which is comprised within that Covered Asset becomes subject to a contractual, trust or similar arrangement which provides that:

(A)
upon the liquidation, dissolution, reorganisation, bankruptcy or winding-up of the relevant Obligor, claims of the holders of any other obligation (a “Senior Obligation”) of that Obligor will be satisfied prior to the claims of the holders of the Subordinated Obligation; or

(B)
the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the relevant Obligor at any time that the relevant Obligor is in payment arrears or is otherwise in default under the Senior Obligation, and Subordination will also occur, with respect to a Covered Asset which is secured, if, at any time after 31 December 2008, the Senior Obligation is secured by Security Interests and entitled to the receipt of the application of any proceeds realised following enforcement of any such Security Interest, in each case having a priority or ranking senior to that of the Security Interests securing the Subordinated Obligation (or, if the Subordinated Obligation is secured by Security Interests having more than one level of priority or ranking, having a priority or ranking senior to that of the Security Interests securing the Subordinated Obligation with the highest priority or ranking) on any assets.  For the purpose of determining whether Subordination has occurred, the existence of preferred creditors arising by operation of law shall not be taken into account, unless the Obligor is a sovereign entity.

Sub-participations

5.26
If an underlying asset or exposure forming part of a Covered Asset is held by the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) by way of a sub-participation in a loan or facility agreement, then for the purpose only of determining whether a Trigger has occurred in respect of that Covered Asset:

(A)
if that asset or exposure was properly identified as a sub-participation in the Initial Data, it shall be treated as comprising both the underlying asset or exposure and the sub-participation (such that a Trigger in respect of either is capable of being a Trigger in respect of that Covered Asset for the purpose of these Conditions); and

(B)	if that asset or exposure was not properly identified as a sub-participation in the Initial Data, it shall be treated as comprising only the underlying asset or exposure,

where “properly identified” has the meaning given to it in Condition 4.17 and “sub-participation” shall be construed in accordance with Condition 4.18.

Certain events not to preclude a Trigger

5.27
Subject to Conditions 15.16, 30.2 and 31.4(B), if the occurrence of an event or events would otherwise constitute a Trigger, such occurrence will constitute a Trigger whether or not such occurrence arises directly or indirectly from or is subject to a defence based on:

(A)	any lack or alleged lack of authority or capacity of an Obligor to enter into any obligation in respect of a Covered Asset;

(B)	any actual or alleged unenforceability, illegality, impossibility or invalidity in respect of any obligation in respect of a Covered Asset, however described;

(C)
any applicable law, order, regulation, decree or notice, however described, or the promulgation of, or any change in, the interpretation by any court, tribunal, regulatory authority or similar judicial or administrative body with competent or apparent jurisdiction of any applicable law, order, regulation, decree or notice, however described; or

(D)	the imposition of, or any change in, any exchange controls, capital restrictions or any other similar restrictions imposed by any monetary or other authority, however described.

6.	LOSSES

Occurrence of a Loss

6.1
Subject to these Conditions, a “Loss” will occur in respect of a Triggered Asset on its Trigger Date (or, if later, on 31 December 2008) in an amount equal to the Sterling Equivalent (the Exchange Date being the Trigger Date or, if later, 31 December 2008) of the lesser of:

(A)	its Outstanding Amount on the Trigger Date (or, if later, on 31 December 2008); and

(B)	its Covered Amount on the Initial Event Date (or, if later, on 31 December 2008).

Initial Event Date

6.2	The “Initial Event Date” means, with respect to a Triggered Asset the later of:

(A)	the applicable date below:

(i)	if the Trigger was a Failure to Pay, the Initial Failure to Pay Date in respect of that Failure to Pay;

(ii)
if the Trigger was a Bankruptcy or a Restructuring and a Potential Failure to Pay had occurred and was continuing as at the Trigger Date, the Initial Failure to Pay Date in respect of that Potential Failure to Pay;

(iii)
if the Triggered Asset is a Derivative Agreement within the “Derivative” Covered Asset Class and the Trigger was a failure to pay as described in Condition 5.2(i)(a), the date on which the event which gave rise to the Early Termination Date occurred; and

(iv)	in any other case, the Trigger Date; and

(B)	the applicable date below:

(i)	if the Triggered Asset is not within any of the “Consumer Finance”, “Retail Mortgage” and “Derivative” Covered Asset Classes, the date which falls the Applicable Period before the Trigger Date;

(ii)
if the Triggered Asset is within the “Derivative” Covered Asset Class, the date which falls the Applicable Period before the earlier of the Trigger Date and the date on which the Early Termination Date is designated;

(iii)	if the Triggered Asset is within the “Consumer Finance” Covered Asset Class, the date which falls 180 days before the Trigger Date; and

(iv)	if the Triggered Asset is within the “Retail Mortgage” Covered Asset Class, the date which falls 365 days before the Trigger Date.

6.3	A “Potential Failure to Pay” means:

(A)
(in respect of a Covered Asset that is within neither the “Residential Mortgage” nor the “Consumer Finance” Covered Asset Class) the failure by an Obligor to make, when due, any payments under that Covered Asset in accordance with the terms of that Covered Asset which would, if not remedied in full by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge) or waived (as such term is defined in Condition 5.2) before the expiry of the applicable Grace Period, constitute a Failure to Pay; and

(B)
(in respect of a Covered Asset that is within either the “Residential Mortgage” or “Consumer Finance” Covered Asset Class) the failure by an Obligor to make, when due, any payments under that Covered Asset in accordance with the terms of that Covered Asset which has not been remedied in full by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge) or waived (as such term is defined in Condition 5.2).

6.4	In respect of any Failure to Pay or Potential Failure to Pay which has occurred and is continuing, the “Initial Failure to Pay Date” shall be:

(A)
(in respect of a Covered Asset that is within neither the “Residential Mortgage” nor the “Consumer Finance” Covered Asset Class) the earliest day on which an Obligor failed to make a payment which gave rise to that Failure to Pay or Potential Failure to Pay (as applicable); and

(B)
(in respect of a Covered Asset that is within either the “Residential Mortgage” or “Consumer Finance” Covered Asset Class) the earliest day on which a Potential Failure to Pay occurred which has not been remedied in full by an Obligor (or a person on its behalf if and to the extent it constitutes an effective discharge), assuming for this purpose that any amounts received in discharge of unpaid amounts are applied to discharge those amounts in the order in which they fell due, or waived (as such term is defined in Condition 5.2).

Covered Amount

6.5	Subject to Condition 34, the “Covered Amount” of a Covered Asset means:

(A)
on 31 December 2008, the amount specified by the Participant in the Initial Data as the “Covered Amount” of that Covered Asset, being an amount denominated in the currency (the “Covered Amount Currency”) specified by the Participant in the Initial Data as the “Currency” of that Covered Asset (or, if no such amount or currency is specified by the Participant in the Initial Data, zero);

(B)	on each day (for the purpose of this paragraph (B), the “relevant day”) from (and including) 1 January 2009 to (and including) the Cover Termination Date, the lesser of:

(i)	the Covered Amount Cap on the relevant day; and

(ii)	the Covered Amount of that Covered Asset on the day immediately preceding the relevant day; and

(C)	on each day falling after the later of (i) the Cover Termination Date and (ii) 31 December 2008, zero.

6.6
The “Cover Termination Date” means, in respect of a Covered Asset, but subject to Condition 6.35(A)(ii), the date specified by the Participant in the Initial Data as the “Cover Termination Date” of that Covered Asset.

Covered Amount Cap

6.7
The “Covered Amount Cap” of a Covered Asset on any day (for the purpose of this Condition 6.7, the “relevant day”) means an amount denominated in the Covered Amount Currency of that Covered Asset which:

(A)	if that Covered Asset is within neither the “Consumer Finance” nor the “Derivative” Covered Asset Class, is an amount equal to the sum of:

(i)	the lesser of:

(a)	the Original Maximum Exposure; and

(b)	the Actual Exposure,

with respect to that Covered Asset on the day immediately preceding the relevant day; and

(ii)	the overdraft proportion of the Imputed Maximum Exposure with respect to that Covered Asset on the relevant day,

where the “overdraft proportion” is:

(1)	if that Covered Asset did not include or comprise an Overdraft on 31 December 2008, zero; and

(2)	if that Covered Asset did include or comprise an Overdraft on 31 December 2008, a fraction determined as follows:

A / B

where:

A	is an amount equal to the lesser of:

(x)	the Advised Amount with respect to that Overdraft; and

(y)	the Covered Amount of that Covered Asset on 31 December 2008 less the Original Maximum Exposure with respect to that Covered Asset on 31 December 2008 (or, if greater, zero)

B	is the Covered Amount of that Covered Asset on 31 December 2008;

(B)	if that Covered Asset is within the “Derivative” Covered Asset Class, is an amount equal to the Covered Amount of that Covered Asset on 31 December 2008; and

(C)	if that Covered Asset is within the “Consumer Finance” Covered Asset Class, is an amount equal to the higher of:

(i)	the Imputed Maximum Exposure with respect to that Covered Asset on the relevant day; and

(ii)	the lesser of:

(a)	the Original Maximum Exposure; and

(b)	the Actual Exposure,

with respect to that Covered Asset on the day immediately preceding the relevant day.

6.8	In these Conditions:

(A)	the “Actual Exposure” with respect to a Covered Asset on any day means an amount denominated in the Covered Amount Currency of that Covered Asset equal to the sum of:

(i)	the Outstanding Amount of that Covered Asset on that day; and

(ii)
if that Covered Asset is or includes a Covered Liability (but without double counting amounts), the maximum aggregate amount as of that day which the applicable Covered Entity or Covered Entities have (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities have) an actual or contingent liability to pay in respect of CL Payment Amounts relating to that Covered Liability (but, for these purposes, excluding any Covered Liability which is an undrawn Overdraft);

(B)
the “Original Maximum Exposure” with respect to a Covered Asset on any day (in this paragraph (B), the “relevant day”) means (subject to Condition 6.35(A)(i)), an amount denominated in the Covered Amount Currency of that Covered Asset equal to the maximum aggregate amount of the exposure which the terms of that Covered Asset in effect on 31 December 2008 commit the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) to have on the relevant day, such amount to be determined without regard to any amendment or replacement affecting that Covered Asset or its terms after 31 December 2008 and on the basis that:

(i)
the exposure of the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) with respect to a Covered Asset on any day is an amount denominated in the Covered Amount Currency of that Covered Asset equal to the sum of (a) the Outstanding Amount of that Covered Asset on that day and (b) if that Covered Asset is or includes a Covered Liability (but without double counting amounts), the maximum aggregate amount as of that day which the applicable Covered Entity or Covered Entities have (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities have) an actual or contingent liability to pay in respect of CL Payment Amounts relating to that Covered Liability;

(ii)	the applicable Obligors comply with their payment obligations under the terms of that Covered Asset;

(iii)	all conditions precedent to the effectiveness of:

(a)	the obligations and liabilities (whether actual or contingent) of the applicable Covered Entity or Covered Entities or the relevant Applicable Entity (as the case may be); and

(b)	the rights and assets (whether actual or contingent) of the applicable Obligors,

with respect to that Covered Asset are satisfied;

(iv)	no events of default, early termination events or mandatory prepayment events (however described) have occurred or will occur in respect of that Covered Asset;

(v)
the applicable Covered Entity or Covered Entities do not (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities do not) make any election, exercise any discretion or grant any consent which would increase the amount of the Original Maximum Exposure with respect to that Covered Asset on any day; and

(vi)	the Original Maximum Exposure on any day with respect to any part of that Covered Asset which on 31 December 2008 was an Overdraft shall be deemed to be zero,

provided that, if and for so long as there is, following the notification to the Treasury in a Quarterly Statement of any Loss in respect of that Covered Asset, an absence of reasonable evidence as to the terms of that Covered Asset in effect on 31 December 2008 that needs to be known in order to calculate the Original Maximum Exposure with respect to that Covered Asset on any day, the Original Maximum Exposure with respect to that Covered Asset on that day shall be deemed to be zero;

(C)	the “Imputed Maximum Exposure” with respect to a Covered Asset on any day (in this paragraph (C), the “relevant day”) means:

(i)	if the relevant day falls during the period from 1 January 2009 to 31 December 2010 (both dates inclusive), an amount equal to the Covered Amount of that Covered Asset on 31 December 2008; and

(ii)	if the relevant day falls during the period from 1 January 2011 to 31 December 2012 (both dates inclusive), an amount determined as follows:

(A / 25) * B

where:

A	is the actual number of calendar months in the period from (and including) the month in which the relevant day occurs to (and including) December 2012;

B	is the Covered Amount of that Covered Asset on 31 December 2008; and

(iii)	if the relevant day falls on or after 1 January 2013, zero;

(D)
an “Overdraft” means a Covered Asset which is (or to the extent it includes) an overdraft or other similar indebtedness (or a facility, to the extent an overdraft or other similar indebtedness may be incurred pursuant to that facility) which any member of the Participant’s Group (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, a relevant Applicable Entity) is entitled at any time (whether on demand or on notice but without the need for any contractual event of default, termination event or specified repayment or prepayment requirement to have arisen) to terminate or require to be repaid in full or fully cash collateralised, provided that (for the avoidance of doubt) a Revolving Facility is not an Overdraft; and

(E)
the “Advised Amount” with respect to a Covered Asset which is or includes an Overdraft means an amount denominated in the Covered Amount Currency equal to the sum (without double counting) of the following as at 31 December 2008:

(i)	the Outstanding Amount of that Covered Asset (to the extent it is an Overdraft);

(ii)
if and to the extent that Overdraft includes a Covered Liability falling within Condition 6.23(A)(i), the maximum aggregate amount of cash collateral for which the applicable Covered Entity or Covered Entities are (or, in the case of an Overdraft that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities are) entitled to call in respect of liabilities under letters of credit, guarantees, performance bonds or analogous instruments issued or granted by them or it which are comprised within that Overdraft; and

(iii)
the maximum aggregate amount of any unutilised portion of that Overdraft which the applicable Covered Entity or Covered Entities have (or, in the case of an Overdraft that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities have) advised the applicable Obligors is available for utilisation, provided that, if and for so long as there is, following the notification to the Treasury in a Quarterly Statement of any Loss in respect of that Covered Asset, an absence of reasonable evidence as to the facts that need to be known in order to calculate the Advised Amount with respect to that Covered Asset, the Advised Amount with respect to that Covered Asset shall be deemed to be zero.

Outstanding Amount

6.9
Save as otherwise provided in these Conditions, the “Outstanding Amount” of a Covered Asset on any day means an amount denominated in the Covered Amount Currency of that Covered Asset equal to the sum (without double counting) of:

(A)
the aggregate outstanding principal amount (if any) of that Covered Asset on that day (after taking into account any reduction in the aggregate outstanding principal amount on that day) and shall exclude:

(i)
any interest, fee, premium or other non-principal sum which has accrued or is payable in respect of that Covered Asset (save to the extent it was capitalised on or before 31 December 2008 or capitalised in respect of an overdraft), provided that the exclusion of such non-principal sums shall not apply to (i) any outstanding principal amount that was drawn to pay such non-principal sums in cash before the

Trigger Date and (ii) in the case only of a Covered Asset within the “Consumer Finance” or “Residential Mortgage” Covered Asset Class, any outstanding principal amount representing the premium in respect of a related loan or mortgage payment protection insurance policy; and

(ii)
any amount payable or paid by the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) pursuant to a Covered Liability falling within Condition 6.23(A)(i) (if and to the extent such amount would, but for this sub-paragraph (ii), be regarded as an outstanding principal amount) (and without prejudice to paragraph (B) below); and

(B)
in the case of a Covered Asset which is or includes a Covered Liability falling within Condition 6.23(A)(i), the aggregate amount which the applicable Covered Entity or Covered Entities have (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities have) paid pursuant to such Covered Liability and for which the applicable Covered Entity or Covered Entities have or relevant Applicable Entity has (as the case may be) neither been reimbursed, nor waived (as such term is defined in Condition 5.2) their or its right to reimbursement, in each case as at that day.

6.10
If and to the extent that, on or after the Trigger Date in respect of a Covered Asset (or, if later, 31 December 2008), any payment which had the effect of reducing the Outstanding Amount of that Covered Asset becomes repayable as a result of Applicable Law which is binding on the applicable Covered Entity or Covered Entities or relevant Applicable Entity (as the case may be) or in accordance with the terms of the Covered Asset (including equalisation, turnover or loss-sharing provisions) and is repaid (including by way of set-off or true-up), the amount of such repayment shall be deemed to be added for the purposes of Conditions 6.1, 6.22 and 6.38 to the Outstanding Amount of that Covered Asset on its Trigger Date (or, if later, 31 December 2008) and (if and to the extent necessary) such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to such deemed addition.

Restructurings

6.11
For the purpose of determining the Loss under Condition 6.1 in respect of a Covered Asset which becomes a Triggered Asset as a result of a Restructuring, no account shall be taken of a reduction in the outstanding principal amount of that Triggered Asset (or, in the case of a Triggered Asset which is a Derivative Agreement within the “Derivative” Covered Asset Class, of a reduction in its Early Termination Amount) pursuant to the relevant Restructuring Event (so that the Outstanding Amount of that Covered Asset is the Outstanding Amount immediately prior to the occurrence of such reduction).

Derivative Agreements

6.12
If a Covered Asset which is a Derivative Agreement within the “Derivative” Covered Asset Class becomes a Triggered Asset, its Outstanding Amount on the Trigger Date (or, if later, on 31 December 2008) shall be the greater of zero and an amount denominated in the Covered Amount Currency of that Covered Asset equal to:

(A)	the lesser of:

(i)	the Early Termination Amount (if any); and

(ii)
the amount (if any) that the Early Termination Amount would be if no transactions governed by or comprising that Derivative Agreement were entered into after 31 December 2008 and the terms of that Derivative Agreement and the transactions governed by or comprising it were not amended, changed or replaced after 31 December 2008 (except by way of an amendment carried out solely for the purpose of adhering to any industry standard amendment, including any protocol sponsored by the International Swaps and Derivatives Association, Inc. or any analogous financial trading association in any relevant jurisdiction, provided that such adherence is in the Participant’s opinion, acting reasonably, consistent with the Asset Management Objective); less

(B)
the relevant proportion of the aggregate amount of the Cash Realisations (if any) arising with respect to that Derivative Agreement during the period from (and including) the Early Termination Date to (but excluding) the Trigger Date or, if later, 1 January 2009 (but excluding any such Cash Realisation the receipt of which was taken into account in the determination of the amount referred to in paragraph (A) above), where the “relevant proportion” means the lower of 100 per cent. and the fraction (expressed as a percentage) obtained by dividing the amount referred to in paragraph (A)(ii) above by the amount referred to in paragraph (A)(i) above.

No Outstanding Amount shall be attributed to any Derivative Agreement which is comprised or included in a Covered Asset which is not within the “Derivative” Covered Asset Class.

6.13	A “Derivative Agreement” means:

(A)	(i)
a 1992 ISDA Master Agreement or 2002 ISDA Master Agreement, each as published by the International Swaps and Derivatives Association, Inc., including the schedule and any credit support annex (or equivalent, howsoever described) thereto;

(ii)
an agreement in the form of the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, each as published by the International Swaps and Derivatives Association, Inc., which is deemed to have been entered into by the parties to a transaction by virtue of provisions included in the confirmation for that transaction, as such form may be amended in that confirmation, including any credit support annex (or equivalent, howsoever described) thereto;

(iii)
any other master agreement governing over-the-counter derivative transactions, including any Rahmenvertrag, FBF Master Agreement, AFB Master Agreement, Contrato Marco de Operaciones Financieras or Algemene Bepalingen Derivatentransactie or an agreement in the form of any such master agreement which is entered into by the parties to a transaction or deemed to have been entered into by the parties to a transaction by virtue of provisions included in the confirmation (or equivalent, howsoever described) for that transaction, as such form may be amended in that confirmation (and, in each case, including any credit support annex (or equivalent, howsoever described) thereto); or

(iv)
any agreement in respect of a single over-the-counter derivative transaction which is not documented under (or deemed to be subject to) a master agreement in a form described in sub-paragraphs (i), (ii) and (iii) above, and which provides for a single close-out payment (or equivalent, howsoever described) to be made either by the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) or by the relevant Obligor (but not both) upon early termination of any transaction governed thereby or comprising it; or

(B)
any agreement in respect of one or more FX transactions (a “Foreign Exchange Agreement”) which is not governed by and does not comprise any of the master or other agreements referred to in paragraph (A) above and, for this purpose, the term “FX transaction” shall include any foreign exchange spot or forward transaction, any currency option transaction and any combination of these transactions (in each case, whether deliverable or non-deliverable).

6.14	Subject to Condition 6.15, “Early Termination Amount” means, in respect of a Covered Asset which is a Derivative Agreement, the greater of:

(A)	zero; and

(B)
the relevant amount (if any) that is payable to the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) by the relevant Obligor:

(i)	(in the case of a Derivative Agreement other than a Foreign Exchange Agreement) pursuant to and in accordance with the terms of that Derivative Agreement; and

(ii)	(in the case of a Derivative Agreement which is a Foreign Exchange Agreement) whether pursuant to and in accordance with the terms of that Foreign Exchange Agreement or otherwise,

in each case reflecting:

(a)	the value of each transaction which was terminated as a result of the occurrence of the Early Termination Date; and

(b)       (without double counting) any unpaid amounts,

or, in the case of such a Covered Asset where the Trigger is a Restructuring and in respect of which no Early Termination Date has occurred on or before the Trigger Date, the amount that would have been the Early Termination Amount if the Trigger Date had been the Early Termination Date (and, accordingly, determined on the basis that all outstanding transactions governed by or comprising that Derivative Agreement terminated as a result of the occurrence of that Early Termination Date, including both (x) transactions which were terminated in whole or in part as a result of the Restructuring and (y) transactions which continued in whole or in part following the Restructuring), except that:

(1)
any third party providing a quotation for the purpose of determining the Early Termination Amount shall be asked (I) not to take account of the current creditworthiness of any party to the Derivative Agreement or any existing credit support document (or equivalent, howsoever described) and (II) to provide mid-market quotations; and

(2)	in any other case, mid-market values will be used to determine the Early Termination Amount, without regard to the creditworthiness of any party to the Derivative Agreement.

6.15	Notwithstanding any term to the contrary in a Covered Asset which is a Derivative Agreement:

(A)
the Early Termination Amount shall be calculated excluding the value of any assets transferred to, or secured in favour of, the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) by an Obligor under any credit support annex or other credit support or collateral arrangement or agreement or Security, in each case, which forms part of, supplements or otherwise relates to the relevant Derivative Agreement, but such assets shall give rise to one or more Realisations pursuant to Condition 7 and, in the case of assets transferred to the relevant Covered Entity, Covered Entities or Applicable Entity (as the case may be) by an Obligor pursuant to a credit support annex or similar title transfer arrangement, such assets shall give rise to a Cash Realisation, the Cash Realisation Date for which is the earlier of (x) the date the Early Termination Amount is due for payment pursuant to the applicable Derivative Agreement and (y) the Trigger Date, such Cash Realisation being equal to the amount by which the Early Termination Amount is increased as a result of this paragraph (A); and

(B)
the Early Termination Amount in respect of a Derivative Agreement which is a Limited Recourse Asset shall be the amount as described in Condition 6.14 which is payable to the relevant Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) by the relevant Obligor or which would be payable to the relevant Covered Entity, Covered Entities or Applicable Entity (as the case may be) by the relevant Obligor, but for the extinguishment of amounts or limitation of rights pursuant to the limited recourse provisions of that Derivative Agreement.

6.16
In the case of a Covered Asset which is a Derivative Agreement, where the Trigger was a Restructuring which has not resulted in the termination of all outstanding transactions governed by or comprising that Derivative Agreement, the Close-Out Value of all the transactions governed by or comprising that Derivative Agreement which are outstanding following the date the Restructuring Event becomes effective (the “Continuing Transactions”) shall be deemed to be a Cash Realisation, the Cash Realisation Date for which shall be the Trigger Date, provided that there shall be no double counting of Cash Realisations arising under this Condition 6.16 and Cash Realisations referred to in Condition 7.6(B).

6.17
The “Close-Out Value” of all the Continuing Transactions shall be the amount that would have been the Early Termination Amount in respect of the relevant Derivative Agreement, if the Trigger Date had been the Early Termination Date and the only transactions which were governed by or comprised that Derivative Agreement were the Continuing Transactions (and, accordingly, determined on the basis that all the Continuing Transactions were terminated as a result of the occurrence of that Early Termination Date), except that:

(A)
any third party providing a quotation for the purpose of determining the Early Termination Amount shall be asked (i) not to take account of the current creditworthiness of any party to the Derivative Agreement or any existing credit support document (or equivalent, howsoever described) and (ii) to provide mid-market quotations; and

(B)	in any other case, mid-market values will be used to determine the Early Termination Amount, without regard to the creditworthiness of any party to the Derivative Agreement.

6.18
“Early Termination Date” means, in respect of a Covered Asset which is a Derivative Agreement, the termination date (or equivalent, howsoever defined), pursuant to the terms of the relevant Derivative Agreement, the occurrence of which results in the termination of all outstanding transactions governed by or comprising that Derivative Agreement.

Limited Recourse Assets

6.19
The Outstanding Amount of a Covered Asset (other than a Covered Asset which is a Derivative Agreement) which is a Limited Recourse Asset, on any day, means an amount denominated in the Covered Amount Currency of that Covered Asset equal to the sum (without double counting) of:

(A)
the aggregate outstanding principal balance on that day (or the aggregate outstanding principal balance which would be owing on that day but for the extinguishment of amounts or limitation of rights pursuant to the limited recourse provisions of that Covered Asset) taking into account all scheduled or unscheduled repayments (to the extent made) of or in respect of principal and any reduction in the aggregate outstanding principal balance on that day, but without taking into account:

(i)
any principal deficiencies, writedowns or realised or applied losses (however described in the indenture, trust deed or pooling or servicing agreement or other relevant agreement setting out the terms of the Covered Asset) which result in a reduction in (or extinguishment of, as applicable) the aggregate outstanding principal balance of that Covered Asset (other than as a result of a scheduled or unscheduled repayment of or in respect of principal); or

(ii)	any increase in the aggregate outstanding principal balance of that Covered Asset that reflects a reversal of any prior reduction (or extinguishment, as applicable) referred to in paragraph (i) above, and, for the avoidance of doubt, such aggregate outstanding principal balance shall exclude:

(iii)
any interest, fee, premium or other non-principal sum and any portion of the aggregate outstanding principal balance of the Covered Asset that is attributable to the deferral (or the economic equivalent of a deferral) or capitalisation of any interest, fee, premium or other amount (save in each case to the extent it was capitalised on or before 31 December 2008), provided that the exclusion of such non-principal sums shall not apply to any portion of the outstanding principal balance of the Covered Asset that was drawn to pay such non-principal sums in cash before the Trigger Date; and

(iv)
any amount payable or paid by the applicable Covered Entity or Covered Entities (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) pursuant to a Covered Liability falling within Condition 6.23(A)(i) (if and to the extent such amount would, but for this sub-paragraph (iv), be regarded as an outstanding principal amount) (and without prejudice to paragraph (B) below); and

(B)	the aggregate amount (if any) referred to in paragraph (B) of Condition 6.9.

Finance Leases

6.20
The Outstanding Amount of a Covered Asset which is a Finance Lease, on any day, means an amount denominated in the Covered Amount Currency of that Covered Asset equal to its outstanding principal amount as of such day determined in accordance with the method of calculation (based on the present value, as at the date on which the Finance Lease was entered into, of the minimum lease payments discounted at the interest rate implicit in the lease such that the finance charge is allocated so as to produce a constant periodic rate of interest on the remaining balance of the outstanding principal amount) prescribed by International Accounting Standard 17 under Static IFRS and applied by the relevant Covered Entity or Covered Entities (or in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity or Applicable Entities) as at 31 December 2008.  For the avoidance of doubt, such outstanding principal amount shall exclude any interest, fee, premium or other non-principal sum (including any amount calculated or payable by reference to any actual or assumed liability to Tax, or any actual or assumed Tax benefit or the loss or non-availability thereof) which has accrued or is payable in respect of that Covered Asset.

6.21	A “Finance Lease” means a lease that transfers substantially all the risks and rewards incidental to ownership of an asset as defined in International Accounting Standard 17 under Static IFRS.

Covered Liabilities

6.22
Subject to these Conditions, a “Loss” will (in addition to the circumstances referred to in Conditions 6.1 and 6.38) occur in respect of a Triggered Asset which is (or to the extent it includes) a Covered Liability on each CL Payment Date in an amount equal to the Sterling Equivalent (the Exchange Date being that CL Payment Date) of the lesser of:

(A)	the relevant CL Payment Amount; and

(B)	the Loss Limit of that Triggered Asset on that CL Payment Date.

6.23	A “Covered Liability” means a Covered Asset (other than a Derivative Agreement) which is (or to the extent it includes):

(A)	an actual or contingent liability of a Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, a relevant Applicable Entity) to pay money:

(i)
under (or by way of reimbursement or indemnification of another person’s obligations under) a letter of credit, guarantee, performance bond or analogous instrument issued or granted on or before the Trigger Date;

(ii)
under (or by way of reimbursement or indemnification of another person’s obligations under) a letter of credit, guarantee, performance bond or analogous instrument issued or granted after the Trigger Date pursuant to a binding commitment to do so; or

(iii)	by way of the advance of money under a binding commitment to lend; or

(B)	an undrawn Overdraft.

6.24
A “CL Payment Date” means, with respect to a Triggered Asset which is or includes a Covered Liability, each date falling after the Trigger Date (or, if later, 31 December 2008) on which an applicable Covered Entity (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entity) pays a CL Payment Amount.

6.25
A “CL Payment Amount” means, with respect to any date and a Covered Asset which is or includes a Covered Liability, an amount denominated in the Covered Amount Currency of that Covered Asset equal to the aggregate amount which the applicable Covered Entities pay (or, in the case of a Covered Asset that is the subject of a Permitted Arrangement, the relevant Applicable Entities pay), on that date, pursuant to and in accordance with the terms of that Covered Liability, but excluding any such amount which is payable, or paid, to any Applicable Entity (unless the payee Applicable Entity is a Permitted Payee).  For the purpose of this Condition 6.25, a payee Applicable Entity is a “Permitted Payee” if:

(A)
in the case only of a Covered Asset which is an Equity Accounting Covered Asset, the Applicable Entity is an Obligor that is not consolidated into the balance sheet of the Participant's Group in accordance with IFRS and would not be consolidated into the balance sheet of the Participant's Group if such a balance sheet were to be prepared in accordance with Static IFRS; or

(B)	(i)
the Applicable Entity is acting in its capacity as the facility agent, paying agent, fiscal agent, cash manager or servicer with respect to a facility agreement or debt instrument (or in a capacity that is analogous to any of the foregoing) in respect of the relevant Covered Asset, is not beneficially entitled to the relevant amount and receives such amount for onward transmission to the person ultimately entitled to such amount under the terms of that Covered Asset; and

(ii)	the person ultimately entitled to the relevant amount under the terms of the relevant Covered Asset is not an Applicable Entity.

6.26	The “Loss Limit” of a Triggered Asset which is or includes a Covered Liability on any day (for the purpose of this Condition 6.26, the “relevant day”) means:

(A)
if the relevant day is the Trigger Date of that Triggered Asset (or, if later, 31 December 2008), an amount equal to the Covered Amount of that Triggered Asset on its Initial Event Date (or, if later, 31 December 2008); and

(B)	if the relevant day falls after the Trigger Date of that Triggered Asset (or, if later, 31 December 2008), an amount equal to the lesser of:

(i)	the Covered Amount of that Triggered Asset on the relevant day; and

(ii)	the Remaining Covered Amount of that Triggered Asset on the relevant day,

where:

(1)	the “Remaining Covered Amount” of a Triggered Asset which is or includes a Covered Liability, on the relevant day, means an amount equal to the greater of zero and the amount determined as follows:

LL – L + RL

where:

LL
is the Loss Limit of that Triggered Asset on the CL Payment Date immediately preceding the relevant day (or, if there is no such immediately preceding CL Payment Date, the Loss Limit of that Triggered Asset on its Trigger Date (or, if later, on 31 December 2008))

L
is the CL Payment Amount for that Triggered Asset on the CL Payment Date immediately preceding the relevant day (or, if there is no such immediately preceding CL Payment Date, the Outstanding Amount of that Triggered Asset on its Trigger Date (or, if later, on 31 December 2008))

RL
is the aggregate amount of the Reversed Losses in respect of that Triggered Asset, the Cash Realisation Date for which occurred during the period commencing on (but excluding) the CL Payment Date immediately preceding the relevant day (or, if there is no such immediately preceding CL Payment Date, commencing on (but excluding) its Trigger Date (or, if later, commencing on (but excluding) 31 December 2008)) and ending on (and including) the relevant day; and

(2)	a “Reversed Loss” means, with respect to a Triggered Asset, the amount (denominated in the Covered Amount Currency of that Triggered Asset) of any Cash Realisation which:

(a)	has a Cash Realisation Date falling after the Trigger Date (or, if later, after 31 December 2008) but on or before the relevant day;

(b)	gives rise (or to the extent it gives rise) to a Recovery in respect of that Covered Asset; and

(c)
constitutes (or to the extent it constitutes), in accordance with the terms of the Triggered Asset, a repayment of a principal amount (or a non-principal amount capitalised on or before 31 December 2008 or capitalised in respect of an overdraft) which an Obligor is permitted to redraw (including where the redraw is effected by the issue or grant of a letter of credit, guarantee, performance bond or analogous instrument) on or after the applicable Cash Realisation Date under the terms of the Triggered Asset in effect on the applicable Cash Realisation Date.

Revolving Facilities

6.27
For the purpose only of determining whether any Loss has occurred pursuant to Condition 6.22 or 6.38(B) or whether any Recoveries have occurred pursuant to Condition 7 with respect to a Covered Asset which is (or to the extent it includes) a Revolving Facility, each Revolving Advance under that Revolving Facility shall be deemed to constitute the same continuing advance (being the advance which that Revolving Advance refinances).

6.28
A “Revolving Facility” is a committed facility allowing an Obligor to draw amounts (up to a limit) for periods upon the expiry of which repayment must occur and pursuant to which amounts so repaid can be redrawn.  For the avoidance of doubt, an Overdraft is not a Revolving Facility.

6.29
A “Revolving Advance” is an advance under a Revolving Facility on the day that a maturing advance (drawn under the same Revolving Facility) is due to be repaid, for the purpose of (or to the extent it is for the purpose of) refinancing that maturing advance.

Conversion of amounts into the Covered Amount Currency

6.30	If an amount (for the purpose of this Condition 6.30, the “relevant amount”) referred to in the definition of and used to calculate:

(A)	the Actual Exposure, Original Maximum Exposure or Outstanding Amount with respect to a Covered Asset;

(B)	the Advised Amount with respect to an Overdraft that is or forms part of a Covered Asset;

(C)	any CL Payment Amount with respect to a Covered Asset; or

(D)	any Reversed Loss with respect to a Covered Asset,

is denominated in a currency other than the Covered Amount Currency of that Covered Asset, then for the purpose of determining such Actual Exposure, Original Maximum

Exposure, Outstanding Amount, Advised Amount, CL Payment Amount or Reversed Loss:

(i)
if the terms of that Covered Asset (or, for the purpose only of determining a Reversed Loss, the terms of any agreement or instrument relating, or to the extent relating, to any relevant Non-Cash Realisation in respect of that Covered Asset) prescribe a basis for converting the relevant amount into that Covered Amount Currency and such basis reflects the applicable Covered Entity’s or Covered Entities’ exposure with respect to that Covered Asset (or, for the purpose only of determining a Reversed Loss, any relevant Non-Cash Realisation in respect of that Covered Asset) then such basis shall apply; and

(ii)
if sub-paragraph (i) above does not apply, the relevant amount shall be converted into that Covered Amount Currency on such other basis (consistent with the regulatory reporting systems and ordinary business practices of the applicable Covered Entity or Covered Entities, provided that the manner in which such systems and business practices treat assets and exposures which form part of Covered Assets or Non-Cash Realisations does not differ from the basis on which they treat equivalent assets and exposures which do not form part of Covered Assets or Non-Cash Realisations) which reflects the applicable Covered Entity’s or Covered Entities’ exposure with respect to that Covered Asset (or, for the purpose only of determining a Reversed Loss, any relevant Non-Cash Realisation in respect of that Covered Asset).

Rollovers

6.31	A “Rollover” is the amendment or replacement of the agreements or instruments relating (or to the extent relating) to a Rollover Asset which:

(A)	becomes effective after 31 December 2008 and on or before the Cover Termination Date of that Rollover Asset (without regard to any extension pursuant to Condition 6.35);

(B)
results in or constitutes the extension of the final maturity date of that Rollover Asset to a date which falls after the Cover Termination Date of that Rollover Asset (without regard to any extension pursuant to Condition 6.35);

(C)	satisfies the Asset Continuity Requirements and does not result in or constitute Prohibited Conduct; and

(D)	does not result in or constitute a Restructuring.

6.32	A “Rollover Asset” is a Non-Triggered Asset which satisfies all of the following requirements:

(A)	its Covered Amount Currency is sterling;

(B)	it is within the “Loan” or the “Commercial Real Estate Finance” Covered Asset Class;

(C)	in accordance with its terms in effect on 31 December 2008, it had a final maturity date prior to 1 January 2011;

(D)	its Cover Termination Date (without regard to any extension pursuant to Condition 6.35) is prior to 1 January 2011; and

(E)	it has not previously been the subject of a Rollover.

For the avoidance of doubt, paragraph (E) above does not prevent the final maturity date of a Covered Asset from being extended on more than one occasion.

6.33	“Rollover Date” means, with respect to a Covered Asset which has been the subject of a Rollover, the date on which that Rollover became effective.

6.34
If an amendment or replacement of the agreements or instruments relating (or to the extent relating) to, or any other Management and Administration of, a Covered Asset results in or constitutes a Restructuring and would, but for such Restructuring, be a Rollover, then it shall be treated as a Restructuring and not as a Rollover for the purposes of the Scheme Documents.  If an amendment or replacement of the agreements or instruments relating (or to the extent relating) to, or any other Management and Administration of, a Covered Asset is a Rollover and not a Restructuring, then the consequences of that Rollover in respect of the protection provided under the Scheme for that Covered Asset shall be as set out in this Condition 6.

Certain consequences of a Rollover

6.35	If a Covered Asset becomes subject to a Rollover then:

(A)	with effect from and including the Rollover Date:

(i)	the Original Maximum Exposure of that Covered Asset on any day from and including the Rollover Date shall be deemed to be the greater of:

(a)	the amount which, but for this paragraph (A), would have been the Original Maximum Exposure of that Covered Asset on that day; and

(b)	an amount equal to 55% of the Covered Amount of that Covered Asset on the Rollover Date; and

(ii)
the Cover Termination Date of that Covered Asset shall be deemed to be 31 December 2013 (with the effect that the Covered Amount of that Covered Asset shall reduce to zero with effect from and including 1 January 2014 (if it has not reduced to zero before then)); and

(B)
with effect from and including the original Cover Termination Date of that Covered Asset (prior to its extension pursuant to paragraph (A)(ii) above), references to that Covered Asset shall, except for the purpose of determining the Original Maximum Exposure of that Covered Asset (which shall continue to be the deemed amount referred to in paragraph (A)(i) above), be deemed to refer instead to 55% of the Covered Asset as it exists on such original Cover Termination Date and the Actual Exposure, Imputed Maximum Exposure and Outstanding Amount (but not the Original Maximum Exposure) of that Covered Asset shall be adjusted accordingly.

Extended Protection Assets

6.36
The Treasury may from time to time notify a Participant in writing (an “Extended Protection Notice”) that specified Unprotected Assets or a specified part of specified Unprotected Assets (“Extended Protection Assets”) will be protected under the Scheme.  If an Extended Protection Asset does not already form part of a Triggered Asset, it will be deemed to be a Triggered Asset (and, therefore, a Covered Asset), its Trigger Date will be the same as the Trigger Date of the Related Triggered Asset and the Trigger will be the same as the Trigger with respect to the Related Triggered Asset.

6.37	An Extended Protection Notice may:

(A)	be retrospective or prospective;

(B)	relate to identified Unprotected Assets or to a class of Unprotected Assets which meet specified criteria;

(C)	specify the extent to which the Unprotected Asset which will be protected (including by reference to a percentage, cap or time limit); and

(D)
specify any additional Information reporting requirements in respect of Extended Protection Assets (including for the purposes of Conditions 16.5(B)(iv)(d) and 16.5(G)), such additional Information reporting requirements (except in so far as they relate to the matters referred to in paragraphs (B) and (C) above) to be consistent with the Information reporting requirements applicable to Covered Assets that are not Extended Protection Assets, provided that the Participant shall be deemed not to be in breach of any provision of the Conditions if and to the extent that such a breach would have resulted from the retrospective effect of an Extended Protection Notice.

6.38	Subject to these Conditions, a “Loss” will (in addition to the circumstances referred to in Conditions 6.1 and 6.22) occur in respect of an Extended Protection Asset:

(A)	in an amount equal to its Outstanding Amount (if any) on the Trigger Date (or, if later, on 31 December 2008); and

(B)
in the case of an Extended Protection Asset which is (or to the extent applicable includes) a Covered Liability, on each CL Payment Date in an amount equal to the Sterling Equivalent (the Exchange Date being that CL Payment Date) of the relevant CL Payment Amount.

In this Condition 6.38 and in Condition 7.26(D) (to the extent it relates to Extended Protection Assets) references to Covered Entities in the definitions of Covered Liability, CL Payment Date and CL Payment Amount shall be deemed to refer to members of the Participant’s Group.

6.39
To avoid double counting of Losses, no Losses in respect of Extended Protection Assets shall arise under Condition 6.1 or 6.22.  For the avoidance of doubt, Extended Protection Assets may (by virtue of being Triggered Assets) give rise to Recoveries in accordance with Condition 7.

6.40	An “Unprotected Asset” means:

(A)	any part of a Triggered Asset which (were it not an Extended Protection Asset) would be treated as if it were not a Covered Asset pursuant to paragraph (C) or (D) of Condition 7.26; and

(B)
any asset or exposure of a member of the Participant’s Group (or, in the case of an asset or exposure which is the subject of a Permitted Arrangement, of a relevant Applicable Entity) which is not a Covered Asset and which arises in respect of the debt financing of an Obligor with respect to a Triggered Asset (the “Related Triggered Asset”),

provided that the relevant part of the Triggered Asset referred to in paragraph (A) or the relevant asset or exposure referred to in paragraph (B) satisfies one or more of the following criteria:

(i)
it represents new debt funding made available to the applicable Obligor or Obligors, which was not available before the Trigger Date of that Triggered Asset or (as the case may be) of that Related Triggered Asset;

(ii)	it represents an Overdraft which was (or to the extent it was) undrawn on the Trigger Date of that Triggered Asset or (as the case may be) of that Related Triggered Asset;

(iii)
it represents an undrawn commitment which was or had become terminable by the relevant member of the Participant’s Group or (as the case may be) by the relevant Applicable Entity on or before the Trigger Date of that Triggered Asset or (as the case may be) of that Related Triggered Asset; or

(iv)	the Participant and the Treasury agree that it may be treated as falling within the definition of an Unprotected Asset.

6.41
The Treasury may from time to time notify a Participant in writing (a “Protection Termination Notice”) that an Extended Protection Notice is being terminated in whole or in part, provided that such termination may not be retrospective and, accordingly, any Extended Protection Assets the Trigger Date for which occurred (or in relation to which the applicable member of the Participant’s Group had, in reliance on the relevant Extended Protection Notice, entered into a binding legal commitment to provide (or to continue to provide) the applicable funding) on or before the date of the Protection Termination Notice shall not be affected by a Protection Termination Notice.

6.42
If a Triggered Asset is withdrawn pursuant to a Post-Trigger Withdrawal Notice, that Post-Trigger Withdrawal Notice shall be deemed also to extend to (and therefore to have effect with respect to) any Extended Protection Asset relating to that Triggered Asset (and any retrospective specification of an Extended Protection Asset with respect to that withdrawn Triggered Asset shall have no effect), provided that this Condition 6.42 shall not apply to an Extended Protection Asset which relates primarily to another Triggered Asset which is not withdrawn (and, in the absence of agreement as to whether an Extended Protection Asset relates primarily to another Triggered Asset, the determination shall be made by the Treasury in its sole discretion).

Continuing protection

6.43
Subject to these Conditions, the protection provided by the Treasury to the Participant under the Scheme is continuing protection.  Such protection will extend, on the terms set out in Conditions 4 to 8, to the ultimate balance of sums payable by any Obligor under a Covered Asset, regardless of any intermediate payment or discharge, in whole or in part.

7.	RECOVERIES

Recoveries

7.1
Subject to Conditions 7.2, 7.3 and 7.4, whenever there is a Cash Realisation in respect of a Triggered Asset, a “Recovery” will have been made in respect of that Triggered Asset on the applicable Cash Realisation Date in an amount equal to:

(A)	in the case of a Triggered Asset which is not a Derivative Agreement, the Sterling Equivalent (the Exchange Date being the Cash Realisation Date) of that Cash Realisation; and

(B)
in the case of a Triggered Asset which is a Derivative Agreement, the Sterling Equivalent (the Exchange Date being the Cash Realisation Date) of the relevant proportion of that Cash Realisation, where “relevant proportion” has the meaning given to it in Condition 6.12(B)), provided that a Recovery may not be a negative amount.

7.2	Recoveries do not include Cash Realisations with a Cash Realisation Date falling before the later of:

(A)	1 January 2009; and

(B)	the Trigger Date of the Triggered Asset,

except:

(i)
where the Trigger was a Restructuring, Cash Realisations with respect to, resulting from, arising out of or received in connection with that Restructuring or any amendment or replacement of any agreement or instrument relating (or to the extent relating) to the relevant Covered Asset which forms part of a series of two or more related events (one of which is the relevant Restructuring Event) which together constitute a restructuring of that Covered Asset;

(ii)
Cash Realisations with respect to, resulting from or arising out of any Closely Related Hedge (including Cash Realisations in respect of the Realisations referred to in sub-paragraph (vii) of the definition of Realisation);

(iii)	Cash Realisations in respect of the Realisations referred to in sub-paragraph (vi) of the definition of Realisation;

(iv)	Cash Realisations with respect to, resulting from or arising out of any Related Junior Asset in respect of a Triggered Asset with a Cash Realisation Date falling on or after the Initial Event Date;

(v)	Cash Realisations referred to in Condition 6.15(A) (arising from title transfer arrangements) and Cash Realisations in respect of Realisations referred to in sub-paragraphs (v), (viii), (x) and (xii) of the definition of Realisation (and where, if the Realisation arises out of a Related Junior Asset, the Related Junior Asset is in respect of the Triggered Asset) with a Cash Realisation Date falling on or after the Initial Event Date, which in each case shall (even if the Cash Realisation Date falls before the later of 1 January 2009 and the Trigger Date) comprise a Recovery made on the later of the Cash Realisation Date and the Trigger Date.

7.3
Where, on or after the Trigger Date and in accordance with the Asset Management Objective, a Cash Realisation is funded by the acquisition by a member of the Participant’s Group of a Non-Cash Asset the subject of Security relating to a Triggered Asset, such Cash Realisation will not be treated as a Recovery and the acquired Non-Cash Asset will instead be a Non-Cash Realisation in respect of that Triggered Asset.

7.4	A Cash Realisation will not be treated as a Recovery in respect of a Covered Asset if and to the extent it reduces the amount of a Loss in respect of that Covered Asset.

7.5	For the avoidance of doubt, the aggregate of the Recoveries for a Triggered Asset may exceed the aggregate of the Losses for that Triggered Asset.

Cash Realisations

7.6	A “Cash Realisation” means, in respect of a Covered Asset:

(A)	any Realisation other than one which, for the time being, takes the form of a Non-Cash Asset;

(B)	any Cash Realisation referred to in Condition 6.15(A) (arising from title transfer arrangements);

(C)	any Cash Realisation referred to in Condition 6.16;

(D)	any Realisation of a kind falling within Condition 7.22;

(E)	any Cash Realisation referred to in Condition 7.25;

(F)	any Cash Realisation referred to in Condition 7.28; and

(G)	any Realisation of a kind falling within sub-paragraph (ii), (vii) or (xii)(b) of the definition of Realisation.

A Realisation which, having not been a Realisation of a kind falling within paragraph (A) above, subsequently becomes a Realisation of a kind falling within paragraph (A) above shall become a Cash Realisation (and such Cash Realisation will be deemed to be made) on the date it becomes a Realisation of a kind falling within paragraph (A) above.

7.7	The “Cash Realisation Date” means, with respect to a Cash Realisation, the date on which that Cash Realisation is made, realised, received, recovered or derived.

Realisations

7.8
A “Realisation” means (in addition to the assets, receipts, realisations, recoveries, rights, interests and benefits referred to as such in Condition 7.27), with respect to a Covered Asset, any asset, receipt, realisation, recovery, right, interest or benefit, made, realised, received, recovered or derived by any Applicable Entity, with respect to, resulting from or arising out of:

(A)	that Covered Asset;

(B)
any Closely Related Hedge with respect to that Covered Asset (but not from any other hedging arrangement, except (x) to the extent the Scheme Documents provide to the contrary and (y) any hedging arrangement pursuant to or in connection with which all or part of that Covered Asset or any Non-Cash Realisation in respect of that Covered Asset is sold, delivered, transferred or disposed of, including by way of auction and whether or not to the hedge counterparty, by an Applicable Entity); or

(C)	any Related Junior Asset in respect of that Covered Asset,

in each case whether on a direct or indirect basis, to which any Applicable Entity is beneficially entitled, including:

(i)	any payment received (whether in respect of interest, principal, dividends or other amounts);

(ii)	any reduction in or discharge of obligations owed to (or by) any Applicable Entity as a result of:

(a)	setting off against or netting with obligations owed by (or to) any Applicable Entity; or

(b)	any other process or arrangement (including counterclaim) having a substantially similar effect;

(iii)
any Non-Cash Asset received (including any debt or equity security received in a restructuring or otherwise) and all receipts, realisations, recoveries, rights, interests and benefits with respect to, resulting from or arising out of each such Non-Cash Asset (which may include rent and dividends);

(iv)	the proceeds of any sale, assignment, transfer or other disposal, including of or all or any part of:

(a)	any Covered Asset;

(b)	any Non-Cash Realisation; and

(c)	any Related Junior Asset;

(v)	the proceeds of any insurance claim;

(vi)	any receipt, recovery or benefit under any Other Protection Scheme;

(vii)
in the case of a Closely Related Hedge which is a credit-linked note (or analogous instrument), any reduction or expected future reduction in any amount that would otherwise have been payable by any Applicable Entity in respect of that Closely Related Hedge;

(viii)
the proceeds of any claim against any person (including any Representative to which any responsibilities, duties or obligations in connection with the Management and Administration of any Covered Asset or Non-Cash Realisation may have been transferred), including any claim for negligence, misrepresentation, breach of warranty, breach of contract, breach of duty, fraud, bad faith or wilful default;

(ix)	the proceeds of enforcement of, or any other asset, receipt, realisation, recovery, right, interest or benefit with respect to, resulting from or arising out of, any Security;

(x)	the proceeds of any claim under an indemnity (but not including any Non-Recoverable Indemnity Amount);

(xi)
any fee received for acting as an agent, trustee, servicer, manager or administrator or in any other capacity substantially similar to any of the foregoing (but, in respect of any Covered Asset within the “Bond”, “Loan”, “Project Finance”, “Leveraged Finance” or “Commercial Real Estate Finance” Covered Asset Class, not including any Non-Recoverable Agency Amount);

(xii)	in the case of any Covered Asset within the “Consumer Finance” or “Residential Mortgage” Covered Asset Class:

(a)	the proceeds of any related loan or mortgage payment protection insurance policy; and

(b)
the amount of any rebate which any Applicable Entity would have been obliged to account for to any Obligor in respect of that Covered Asset in connection with any related loan or mortgage payment protection insurance policy if all outstanding amounts in respect of that Covered Asset had been repaid in full on or before its Trigger Date; and

(xiii)
without limitation of any of the foregoing, any refunds of or payments received in respect of any withholdings, deductions or Tax credits (except to the extent that any Applicable Entity is obliged to account for the same to any Obligor in respect of that Covered Asset), and any amounts received in respect of any VAT or Stamp Duty.

7.9	A Realisation may not be a negative amount.

7.10	The amount of each Realisation is to be determined:

(A)	after deducting Realisation Expenses in respect of that Realisation;

(B)	without double counting;

(C)
on the basis that intra-group transactions which would be eliminated upon consolidation (if a consolidated balance sheet of the Participant’s Group were to be prepared in accordance with Static IFRS) shall not be treated as giving rise to a Realisation, provided that:

(i)
such intra-group transactions shall continue to be taken into account for the purpose of tracing receipts, realisations, recoveries, rights, interests and benefits which may subsequently give rise to Realisations;

(ii)
such an intra-group transaction shall be treated as giving rise to a Realisation if and to the extent that the Treasury (acting reasonably) determines that the transaction was not, in substance, an intra-group transaction;

(iii)
for the purpose of applying this paragraph (C), Obligors shall be deemed to be neither members of the Participant’s Group nor consolidated into the balance sheet of the Participant’s Group under Static IFRS (and, accordingly, transactions with Obligors shall not be treated as transactions which would be eliminated upon consolidation); and

(iv)
this paragraph (C) shall not apply to the Realisations referred to in Condition 7.8(C)(xii)(a) (and, accordingly, the proceeds of any related loan or mortgage payment protection insurance policy shall be capable of giving rise to Realisations even if the insurer is a member of the Participant’s Group);

(D)
on the basis that any asset, receipt, realisation, recovery, right, interest or benefit made, realised, received, recovered or derived by any Applicable Entity which is not a member of the Participant’s Group may give rise to a Realisation even if there is no corresponding asset, receipt, realisation, recovery, right, interest or benefit made, realised, received, recovered or derived by any member of the Participant’s Group; and

(E)
subject to Condition 6.16, in the case of a Covered Asset which is a Derivative Agreement, where the Trigger was a Restructuring which has not resulted in the termination of all outstanding transactions governed by or comprising that Derivative Agreement, excluding any asset, receipt, realisation, recovery, right, interest or benefit if and to the extent it was made, realised, received, recovered or derived by any Covered Entity in respect of any Continuing Transaction.

7.11
If and to the extent that any receipt by any relevant Applicable Entity (other than from another Applicable Entity) of a payment constituting a Realisation becomes repayable as a result of Applicable Law which is binding on the Applicable Entity or in accordance with the terms of the Covered Asset (including equalisation, turnover or loss-sharing provisions) and is repaid (including by way of set-off or true-up), the amount of such repayment shall be (subject to Condition 7.9) deemed to be deducted for the purpose of Condition 7.8 from the amount of such Realisation and (if and to the extent necessary) such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to such deemed deduction.

Definitions relating to Recoveries

7.12
“Closely Related Hedge” means, with respect to a Covered Asset, any other asset, agreement, instrument or arrangement which is identified as a “Closely Related Hedge” in respect of that Covered Asset in the Initial Data.

7.13
The Participant shall, in respect of each Covered Asset, identify as “Closely Related Hedges” in respect of that Covered Asset in the Initial Data all other assets, agreements, instruments and arrangements that were hedging arrangements in existence as at 31 December 2008 which have, at any time, resulted in the credit risk management, credit line, trading line or equivalent system of any member of the Participant’s Group:

(A)	recording a reduction (or not recording an increase) in its credit risk, un-hedged credit risk or equivalent measure; or

(B)	recording an increase (or not recording a reduction) in its credit line, trading line or equivalent measure,

to any Obligor with respect to that Covered Asset.  For the purpose of this Condition 7.13, “hedging arrangement” includes any credit default swap, credit-linked bond or note, sub-participation agreement, guarantee or similar credit risk mitigant.

7.14
The Participant shall fully and effectively indemnify and hold harmless the Treasury against any loss, cost (including any cost of enforcement), liability, claim or damage which the Treasury incurs or suffers as a result of any default by the Participant in the performance of its obligations under Condition 7.13.  Without limitation, such loss may be incurred or suffered as result of a reduction in the aggregate amount of Recoveries.

7.15	“Related Junior Asset” means, with respect to a Covered Asset, any asset or exposure in respect of which one or more of the Counterparties (or any Group Member of any such Counterparty) is also an Obligor (or a Group Member of an Obligor) in respect of that Covered Asset, where the asset or exposure:

(A)	(i)	is a share, equity security or equity interest; or

(ii)	ranks junior to the assets and exposures comprising that Covered Asset;

(B)
is not a publicly traded security which is Managed and Administered by a market-making desk of a member of the Participant’s Group and by personnel who are (i) required by Applicable Law to be segregated by a Chinese wall or similarly effective measure from the personnel who Manage and Administer that Covered Asset or any Non-Cash Realisation in respect of that Covered Asset and (ii) unaware (and are not authorised to access any information which will enable them to determine) whether or not the asset or exposure is an asset or exposure in respect of which one or more of the Counterparties (or any Group Member of any such Counterparty) is also an Obligor (or a Group Member of an Obligor) in respect of that Covered Asset;

(C)	is not part of that Covered Asset; and

(D)	would not be a Non-Cash Realisation in respect of that Covered Asset, but for paragraph (C) of Condition 7.8.

7.16
Paragraph (C) of Condition 7.8 shall not give rise to any double counting of Recoveries in Condition 8.  If and to the extent such paragraph would (but for this Condition 7.16) give rise to such double counting, including as a result of:

(A)	an asset or exposure comprising a Related Junior Asset in respect of two or more Covered Assets (that are or become Triggered Assets); or

(B)
an asset or exposure comprising both a Covered Asset (that is or becomes a Triggered Asset) and a Related Junior Asset in respect of one or more other Covered Assets (that are or become Triggered Assets), then the applicable Recoveries shall be allocated between the relevant Covered Assets in order of their respective Trigger Dates (earliest first).

7.17
“Other Protection Scheme” means any scheme or arrangement (other than the Scheme) made available by an Authority the purpose or effect of any part of which is to provide protection or relief (whether by way of risk transfer, asset purchase or otherwise) in respect of credit losses on assets.  For the avoidance of doubt, any payment made by or on behalf of the Treasury pursuant to Condition 4.47 shall be capable of constituting a Realisation.

7.18	“Non-Recoverable Agency Amount” means:

(A)
where a Covered Asset is or includes a direct or indirect participation in a syndicated facility and an Applicable Entity acts as facility agent, security trustee or security agent in respect of that syndicated facility; or

(B)
where a Covered Asset is or includes a bond or note issuance and an Applicable Entity acts as bond or note trustee, security trustee, security agent or fiscal, paying or calculation agent in respect of that bond or note issuance, and that Applicable Entity receives a payment in respect of its fee for acting in such capacity, the following portion of that payment:

(A – B) / A

where

A	is the aggregate principal amount outstanding under that syndicated facility or bond or note issuance; and

B	is the aggregate principal amount outstanding under the portion of that syndicated facility or bond or note issuance that is or forms part of the Covered Asset,

in each case at the time of receipt of such payment.

7.19
“Non-Recoverable Indemnity Amount” means the lesser of (x) the proceeds of any claim by an Applicable Entity under an indemnity comprised within the terms of a Covered Asset (the “relevant claim”) and (y) the amount referred to in paragraph (C) below, where:

(A)
the relevant claim would not have arisen but for the existence of a claim by a third party (other than any Applicable Entity or any of its Group Members, or any of their respective Affiliates) against an Applicable Entity (the “third party claim”);

(B)	the third party claim would not have arisen but for the fact that the Covered Asset was Owned or Economically Owned by an Applicable Entity;

(C)	an amount has been paid or is required by Applicable Law to be paid by an Applicable Entity in satisfaction of the third party claim; and

(D)
the third party claim arises as a result of (i) an Applicable Entity’s actual or alleged liability for negligence or (ii) an Applicable Entity’s actual or alleged liability pursuant to any Applicable Law relating to the environment, pollution, health and safety, contamination, product liability, employment, workplace conditions or pensions.

Realisation Expenses

7.20	A “Realisation Expense” means, with respect to a Covered Asset and a Realisation:

(A)
an actual expense (including an expense which would otherwise be excluded by Condition 7.21) which the Treasury specifically and expressly agrees in writing with the Participant may be treated as a Realisation Expense with respect to that Realisation; or

(B)	subject to Condition 7.21, an actual expense which satisfies all of the following requirements:

(i)
it is incurred by, and paid to third parties (other than any Applicable Entity or any of its Group Members, or any of their respective Affiliates) by, any Applicable Entity or any of its Group Members;

(ii)	it is proportionate;

(iii)	it is properly and reasonably incurred in good faith;

(iv)	in the case of an expense incurred following the Accession Date, it is incurred in accordance with the Asset Management Conditions;

(v)	it is directly associated with that Realisation; and

(vi)
(unless and to the extent the Treasury in its sole discretion determines otherwise in writing, including as a result of the process referred to in Condition 10.16) it does not represent a cost or expense payable to a third party as a result of the outsourcing of a function to that third party, where the function which has been outsourced was or would have been (in each case as at 31 December 2008) performed by a member of the Participant’s Group or, as the case may be, by the relevant Applicable Entity or any of its Group Members.

7.21	Realisation Expenses shall not include:

(A)	Taxes, amounts in respect of Taxes and any expenses related thereto, except:

(i)	any amounts of or in respect of Tax withheld or deducted (and required to be withheld or deducted) from that Realisation;

(ii)	any output VAT payable in respect of that Realisation;

(iii)	any input VAT suffered in connection with that Realisation which cannot be recovered by refund or credit; and

(iv)	any Stamp Duty required to be paid in respect of that Realisation;

(B)
salaries or other compensation and related benefits of any employee, director, secondee or contract worker (including any bonus, commission or severance arrangements or training, payroll taxes or travel- or relocation-related expenses);

(C)	the cost of office space, the rental of and maintenance of furniture and equipment and expenses for data processing (including the purchase or enhancement of data processing systems);

(D)	any other overhead or general and administrative expenses;

(E)
any amount payable under or in respect of a Closely Related Hedge, except (in the case of a Closely Related Hedge which gives rise to a Realisation) any fee required to be paid under such Closely Related Hedge following the Trigger Date for the Covered Asset to which such Closely Related Hedge relates in order to maintain the benefit of ongoing benefit thereof following such Trigger Date.  For the avoidance of doubt, in the case of a Closely Related Hedge which is a credit derivative (including a credit linked note), any amount required to be paid under such Closely Related Hedge representing interest or any other financing cost (howsoever described) shall not be regarded as a fee for this purpose; and

(F)	any Participant Step-In Costs or Treasury Step-In Costs.

Adjustments in relation to Permitted Structured Financings

7.22	In the case of a Covered Asset which is the subject of a Permitted Structured Financing:

(A)
If the relevant Covered Entity’s actual economic exposure or the relevant Covered Entities’ aggregate actual economic exposure, as the case may be, to the Covered Asset is different from that which it would have been but for the existence of Third Party Interests in that Permitted Structured Financing, the benefit represented by that difference shall be treated as a Realisation.  Such Realisation shall be determined as an amount equal to the part of the Loss (as reduced by Recoveries resulting from other Realisations) with respect to the Covered Asset that was borne by or allocated to Third Party Interests and shall be deemed to have been made as of the Trigger Date or, if later, 31 December 2008.  Such a difference may arise, without limitation, as result of a reduction or expected future reduction in any amount that would otherwise have been paid or payable to the holders of Third Party Interests in that Permitted Structured Financing to the extent such reduction is attributable to:

(i)	the Covered Asset being worth less than its Outstanding Amount; or

(ii)
(without double counting) the value of the consideration paid or other assets provided (together, the “Substitute Assets”) by a Covered Entity in exchange or substitution for a Covered Entity obtaining Ownership of the Covered Asset being less than the Outstanding Amount of that Covered Asset,

provided that, if the Third Party Interests suffer losses on the Covered Asset and other assets, then the Realisation for the Covered Asset shall be calculated as follows:

Realisation = (aggregate losses under the Permitted Structured Financing with respect to the Covered Asset / aggregate losses under the Permitted Structured Financing with respect to all assets) x aggregate losses suffered by the Third Party Interests.

“Third Party Interests” in a Permitted Structured Financing means interests which are not held by a Covered Entity, including as a result of debt or equity securities issued in connection with that Permitted Structured Financing not being held by a Covered Entity or a liquidity facility or swap or credit enhancement being provided to that Permitted Structured Financing otherwise than by a Covered Entity.

(B)	The payment or provision of Substitute Assets by a Covered Entity shall not be treated as a Realisation Expense.

(C)	There shall be no double counting between this Condition 7.22 and Condition 7.8.

By way of example (which is illustrative only) of a circumstance in which this Condition 7.22 may have effect, if:

(i)	the beneficial interest in a pool of residential mortgages was acquired by a special purpose vehicle pursuant to a securitisation;

(ii)	the securitisation is a Permitted Arrangement;

(iii)	as part of the securitisation, senior notes and junior notes were issued;

(iv)	the senior notes are held by third parties;

(v)	the junior notes are held by a Covered Entity;

(vi)
losses in respect of the pool of residential mortgages have reached a level where they have reduced the amounts payable or expected to be payable to the holders of the senior notes (with the consequence that holders of the senior notes have absorbed losses in respect of the pool); and

(vii)	the pool of residential mortgages includes one or more Covered Assets,

then, for the purposes of this Condition 7.22, the relevant Covered Entity’s actual economic exposure to those Covered Assets will have reduced as a result of the holders of the senior notes absorbing losses in respect of the pool and a Realisation will fall to be determined in accordance with this Condition 7.22.

7.23
If after 31 December 2008 a Covered Entity increases its actual economic exposure to a Covered Asset which is the subject of a Permitted Structured Financing in a way that reduces Third Party Interests in that Permitted Structured Financing, such reduction shall be ignored for the purpose of calculating Realisations under Condition 7.22(A).

7.24
A “Permitted Structured Financing” means (i) a Permitted Securitisation, (ii) a Permitted Conduit Arrangement, (iii) a Permitted Conduit Funding Arrangement or (iv) a synthetic securitisation involving the transfer to a special purpose vehicle of credit risk in respect of an asset or exposure forming part of a Covered Asset.

Failure to provide Conflicts Certificates

7.25
If the Participant breaches its obligations under Condition 15.14 with respect to a Covered Asset, the Treasury shall be entitled to determine that there has been a Cash Realisation (the Cash Realisation Date for which is the Trigger Date) in respect of that Covered Asset, such Cash Realisation corresponding to the excess receipts, realisations, recoveries, benefits or value (as determined by the Treasury, acting reasonably) received or derived by the Participant’s Group with respect to, resulting from, arising out of or in connection with the relevant agreements, transactions or arrangements entered into or effected during the period from and including the Initial Event Date to and including the Trigger Date, as referred to in Condition 15.14(B), not being commercially fair, reasonable and on arm’s length terms.

Application of payments

7.26	Without prejudice to the Asset Management Conditions:

(A)
Where an Applicable Entity makes, realises, receives, recovers or derives an asset, receipt, realisation, recovery, right, interest or benefit (the “obligor receipt”) in respect of an obligor’s obligations in circumstances where it is unclear which obligation the obligor receipt related to then, for the purpose of determining which part (if any) of the obligor receipt comprises a Realisation with respect to a particular asset or exposure forming part of a Covered Asset, the obligor receipt shall be allocated to that obligor’s obligations in accordance with Applicable Law and the relevant terms of (or relating to) those obligations.  If, in accordance with Applicable Law and such relevant terms, there is more than one obligation of a given seniority owed to an Applicable Entity to which the obligor receipt could be allocated, the obligor receipt shall be allocated to all such obligations of that seniority pro rata to their value on the date of the obligor receipt.

(B)
Where an Applicable Entity is entitled to exercise a right of set off (or other right, including counterclaim, having a substantially similar effect) in respect of an obligor’s obligations in circumstances where, in accordance with Applicable Law and the relevant terms of (or relating to) those obligations, there is more than one obligation of a given seniority in respect of which such right could be exercised, the benefit of that right shall be allocated mutatis mutandis in accordance with paragraph (A) above.

(C)
Where, on the Trigger Date of a Triggered Asset, the Sterling Equivalent (the Exchange Date being the Trigger Date or, if later, 31 December 2008) of the Outstanding Amount of that Triggered Asset exceeds the Loss under Condition 6.1 with respect to that Covered Asset, then, for the purpose only of this Condition 7, the Triggered Asset shall be deemed to comprise only the relevant proportion of the whole Triggered Asset (and the remainder of the whole Triggered Asset shall be treated as if it were not a Covered Asset, save to the extent that it is or becomes an Extended Protection Asset), where the “relevant proportion” is the amount of such Loss divided by the Sterling Equivalent (the Exchange Date being the Trigger Date or, if later, 31 December 2008) of such Outstanding Amount.

(D)
Where, after the Trigger Date of a Triggered Asset, a Covered Entity makes a payment in respect of a Covered Liability which does not (or to the extent to which it does not) give rise to a Loss, then, for the purpose only of this Condition 7, the Covered Entity’s rights with respect to or resulting from such payment shall be treated as if they were not part of that Triggered Asset.

Portfolio Disposals

7.27
If there is a single transaction (including a portfolio sale) pursuant to which there is a sale, transfer or other disposal of multiple assets (at least one of which is a Triggered Asset, Non-Cash Realisation or Related Junior Asset) (a “Portfolio Disposal”) then a Realisation in respect of the applicable Triggered Asset shall be deemed to have been made by the Participant upon completion of the Portfolio Disposal.  For the purpose of determining that Realisation:

(A)
the Participant shall, as soon as reasonably practicable and in any event within five Business Days after the date of completion of the Portfolio Disposal, give written notice to the Treasury of the Portfolio Disposal (i) providing reasonable details of the Portfolio Disposal, the assets, receipts, realisations, recoveries, rights, interests or benefits, made, realised, received, recovered or derived by any Applicable Entity (the “disposal receipt”) and the actual expenses (the “disposal expenses”) incurred by, and paid to third parties (other than any Applicable Entity or any of its Group Members, or any of their respective Affiliates) by, any Applicable Entity or any of its Group Members in connection with the Portfolio Disposal, (ii) stating the Participant’s proposal as to that Realisation, (iii) setting out in reasonable detail the Participant’s calculation of that Realisation and the basis for that calculation (including any relevant information and assumptions) and (iv) including such further information as the Participant reasonably considers will be required to enable the Treasury to assess the Participant’s proposal;

(B)
the Participant shall, as soon as reasonably practicable following written request by the Treasury, provide the Treasury with such further information in relation to the Portfolio Disposal, the disposal receipt and the disposal expenses as the Treasury may request;

(C)
the Treasury and the Participant shall participate in good faith discussions with each other for a period of five Business Days after the Treasury’s receipt of the notice referred to in paragraph (A) above with a view to agreeing that Realisation; and

(D)
if the Treasury and the Participant have not agreed that Realisation within 15 Business Days after the date of completion of the Portfolio Disposal, that Realisation shall be as determined, and notified in writing to the Participant, by the Treasury (in its sole discretion).

Degrouping

7.28
If an Undertaking which holds or Economically Owns a Triggered Asset, Non-Cash Realisation or Related Junior Asset (or has a right, interest or benefit, whether direct or indirect, in or with respect thereto) ceases to be a Consolidated Entity (a “Degrouping”) then a Cash Realisation in respect of the applicable Triggered Asset shall be deemed to have been made by the Participant upon the date on which the Degrouping became effective.  For the purpose of this Condition 7.28, an Undertaking is a "Consolidated Entity" if it is either (or both):

(A)	a member of the Participant's Group; or

(B)	an Undertaking which would be consolidated into the balance sheet of the Participant's Group if such a consolidated balance sheet were to be prepared in accordance with Static IFRS.

7.29	For the purpose of determining the amount of that Cash Realisation:

(A)
the Participant shall, as soon as reasonably practicable and in any event within five Business Days after the date on which the Degrouping became effective, give written notice to the Treasury of the Degrouping (i) providing reasonable details of the Degrouping, (ii) stating the Participant's proposal as to the amount of that Cash Realisation, (iii) setting out in reasonable detail the Participant's calculation of that amount and the basis for that calculation (including any relevant information and assumptions) and (iv) including such further information as the Participant reasonably considers will be required to enable the Treasury to assess the Participant's proposal;

(B)
the Participant shall, as soon as reasonably practicable following written request by the Treasury, provide the Treasury with such further information in relation to the Degrouping as the Treasury may request;

(C)
the Treasury and the Participant shall participate in good faith discussions with each other for a period of five Business Days after the Treasury's receipt of the notice referred to in paragraph (A) above with a view to agreeing the amount of that Cash Realisation;

(D)	this Condition 7.29 shall be applied such that there is no double counting of Realisations arising under this Condition 7.29 and Condition 7.27; and

(E)
if the Treasury and the Participant have not agreed the amount of that Cash Realisation within 15 Business Days after the date on which the Degrouping became effective, the amount of that Cash Realisation shall be as determined, and notified in writing to the Participant, by the Treasury (in its sole discretion).

Subrogation, contribution and other rights

7.30
Save to the extent provided in the Scheme Documents, the Treasury shall not exercise any right which it may have against any Obligor by reason only of performance by the Treasury of its obligations under Condition 8 to exercise, receive, claim or have the benefit of any right of payment, guarantee, indemnity, contribution or security from or on account of any Obligor in respect of any Covered Asset (in whole or in part).

7.31	Nothing in the Scheme Documents shall:

(A)
prohibit the Treasury or any other Government Entity from exercising any other right, power or remedy which it may have against any Obligor (including where such right, power or remedy arises other than by reason only of performance by the Treasury of its obligations under Condition 8) or exercising any right, power or remedy in the discharge of its functions as a public body, whether or not the same relates to any Covered Asset (in whole or in part); or

(B)	require the Treasury or any other Government Entity to exercise any right, power or remedy referred to in paragraph (A) above or to exercise any such right, power or remedy in any particular manner.

8.	PAYMENTS

Loss Amounts

8.1
Subject to these Conditions, a “Loss Amount” shall be determined as at the end of each Quarter ending on or after 31 December 2009 in respect of such Quarter relating to the Treasury’s 90 per cent. share of Losses in excess of the First Loss Amount, such amount to be determined in respect of each such Quarter as follows:

90% * (Current Excess Losses – Previous Excess Losses)

where

Current Excess Losses
means the amount (that shall not be less than zero) equal to the aggregate amount of all Losses that have occurred on or before the last day of the applicable Quarter for which the computation is being performed minus the First Loss Amount

Previous Excess Losses
means the amount (that shall not be less than zero) equal to the aggregate amount of all Losses that have occurred on or before the last day of the Quarter immediately prior to the applicable Quarter for which the computation is being performed minus the First Loss Amount (provided that, in respect of the Quarter ending on 31 December 2009, the Previous Excess Losses shall be zero).

Recovery Amounts

8.2
Subject to these Conditions, a “Recovery Amount” shall be determined as at the end of each Quarter ending on or after 31 December 2009 in respect of such Quarter relating to the Treasury’s 90 per cent. share of Recoveries as follows:

(90% * Total Recoveries to Date) – Applied Amounts to Date

where

Total Recoveries to Date	means the aggregate amount of all Recoveries made on or before the last day of the applicable Quarter for which the computation is being performed

Applied Amounts to Date
means the aggregate of all Recovery Amounts in respect of all Quarters prior to the applicable Quarter for which the computation is being performed (provided that, in respect of the Quarter ending on 31 December 2009, the Applied Amounts to Date shall be zero), provided that the Recovery Amount in respect of each such Quarter shall not exceed an amount calculated as follows:

Past Treasury Payments + Pending Treasury Payments

where

Past Treasury Payments	means the balance, as of the last day of the applicable Quarter for which the computation is being performed, of the Treasury Account

Pending Treasury Payments
means the balance, as of the last day of the Quarter for which the computation is being performed, of the Pending Account plus the Loss Amount in respect of the applicable Quarter for which the computation is being performed as determined pursuant to Condition 8.1.

Other Amounts

8.3
The “Other Amount” means, in respect of a Quarter, such other adjusting amount (which may be positive or negative) as may be agreed in writing between the Treasury and the Participant (each acting in its sole discretion).  In the absence of any such agreement in respect of a Quarter, the Other Amount for that Quarter shall be zero.

Quarterly Payable

8.4
The “Quarterly Payable” means, for each Quarter (in this Condition 8.4, a “relevant Quarter”) which ends on or after 31 December 2009, an amount determined as follows in respect of the relevant Quarter:

Quarterly Payable = (Loss Amount + Other Amount) – Recovery Amount

where

(A)	“Loss Amount”, “Other Amount” and “Recovery Amount” refer to the Loss Amount, the Other Amount and the Recovery Amount for the relevant Quarter; and

(B)	the Quarterly Payable may be a positive or a negative amount, and shall be applied pursuant to Condition 8.5(B).

Pending Account and payments

8.5	The Treasury shall establish an account (the “Pending Account”) in respect of the Quarterly Payables which shall be operated as follows:

(A)	The Pending Account balance at the beginning and at the end of the Quarter ending on 31 December 2009 shall be zero.

(B)
The Quarterly Payable for each Quarter shall be added to the balance of the Pending Account as of the first day of the following Quarter.  A positive Quarterly Payable shall increase the balance of the Pending Account and a negative Quarterly Payable shall reduce the balance of the Pending Account.

(C)
If, as of the first day of a Quarter for which a determination under this paragraph (C) is made (in this Condition 8.5 the “relevant Quarter”), the balance (the “opening balance”) of the Pending Account after its adjustment pursuant to paragraph (B) above, but before its adjustment pursuant to paragraph (D) below:

(i)
is greater than zero and the balance of the Pending Account has been greater than zero on the last day of each of the eight Quarters preceding the relevant Quarter, then the Treasury shall pay to the Participant an amount equal to the lesser of:

(a)	the greater of:

(1)	zero; and

(2)	X – Y

where:

X	is the above-mentioned opening balance of the Pending Account; and

Y
is the aggregate of each of the Quarterly Payables for the eight Quarters preceding the relevant Quarter (for the avoidance of doubt, including the Quarterly Payable for the Quarter immediately preceding the relevant Quarter, which shall have been included in the above-mentioned opening balance of the Pending Account in accordance with paragraph (B) above); and

(b)	such opening balance of the Pending Account;

(ii)	is negative, then the Participant shall pay to the Treasury an amount equal to the absolute value of the above-mentioned opening balance of the Pending Account; or

(iii)	is:

(a)	zero; or

(b)	greater than zero and the balance of the Pending Account has not been greater than zero on the last day of each of the eight Quarters preceding the relevant Quarter,

then no payment shall be made pursuant to this paragraph (C) in respect of the relevant Quarter.

(D)
A payment referred to in paragraph (C) above shall be made on the Quarterly Payment Date which falls within the relevant Quarter and (in the case of a payment referred to in sub-paragraph (i)) shall reduce the balance of the Pending Account by a corresponding amount and (in the case of a payment referred to in sub-paragraph (ii)) shall restore the balance of the Pending Account to zero, in either case as of the first day of the relevant Quarter.

(E)
An amount equal to interest shall accrue from day to day during each Quarter on the balance of the Pending Account at the beginning of the relevant Quarter (after its adjustment pursuant to paragraphs (B) and (D) above) at the Funding Rate for that Quarter.  Such amount shall be calculated on the basis of the actual number of days in that Quarter and a year of 365 days and shall be added to the balance of the Pending Account as of the last day of the relevant Quarter.

Treasury Account

8.6	The Treasury shall establish an account (the “Treasury Account”) in respect of payments made pursuant to Condition 8.5 which shall be operated as follows:

(A)	The Treasury Account balance at the beginning and at the end of the Quarter ending on 31 December 2009 shall be zero.

(B)	Each payment made by the Treasury pursuant to Condition 8.5(C)(i) shall increase the balance of the Treasury Account as of the first day of the Quarter in which it is made.

(C)	Each payment by the Participant pursuant to Condition 8.5(C)(ii) shall reduce the balance of the Treasury Account as of the first day of the Quarter in which it is made.

(D)	An amount equal to interest shall accrue from day to day during each Quarter on the balance of the Treasury Account as at the beginning of each Quarter

(after its adjustment pursuant to paragraphs (B) and (C) above) at the Funding Rate for the relevant Quarter.  Such amount shall be calculated on the basis of the actual number of days in that Quarter and a year of 365 days and shall be added to the balance of the Treasury Account as of the last day of the relevant Quarter.

(E)	The balance of the Treasury Account shall not reduce below zero.

Corrections and adjustments

8.7
If any amount set out in a Quarterly Statement is incorrect or requires adjustment in accordance with these Conditions (including as a result of corrections or adjustments to the underlying Quarterly Statement Data), each such amount shall be corrected or adjusted as soon as is practicable in the Quarterly Statement for a subsequent Quarter (in this Condition 8.7 the “adjustment Quarter”).  If, with respect to any Quarter (in this Condition 8.7 the “applicable Quarter”) which ended on or before the last day of the adjustment Quarter, following any such correction or adjustment:

(A)
the amount that was actually paid by the Treasury during the applicable Quarter pursuant to Condition 8.5 is greater than the amount that should have been paid by the Treasury, then the excess shall represent an amount payable by the Participant to the Treasury;

(B)
the amount that was actually paid by the Treasury during the applicable Quarter pursuant to Condition 8.5 is less than the amount that should have been paid by the Treasury, then the shortfall shall represent an amount payable by the Treasury to the Participant;

(C)
the amount that was actually paid by the Participant during the applicable Quarter pursuant to Condition 8.5 is greater than the amount that should have been paid by the Participant, then the excess shall represent an amount payable by the Treasury to the Participant;

(D)
the amount that was actually paid by the Participant during the applicable Quarter pursuant to Condition 8.5 is less than the amount that should have been paid by the Participant, then the shortfall shall represent an amount payable by the Participant to the Treasury.

Each such amount payable shall be paid by the payer to the payee on the Quarterly Payment Date next following the adjustment Quarter together with an amount equal to interest accrued on such amount during the period from (and including) the first day of the applicable Quarter to (and including) the last day of the adjustment Quarter, accruing from day to day during each Quarter falling within such period at the Funding Rate for that Quarter and calculated on the basis of the actual number of days in that Quarter and a year of 365 days (and being compounded at the end of each such Quarter).  The balances of the Pending Account and the Treasury Account shall be adjusted (with retrospective effect) to reflect the position that would have resulted had the corrected or adjusted amount been paid during the applicable Quarter (which may result in corrections or adjustments having to be made pursuant to this Condition 8.7 in respect of subsequent Quarters).  References in this Condition 8.7 to “the amount actually paid by the Treasury during the applicable Quarter” or to “the amount actually paid by the Participant during the applicable Quarter” shall be construed as including reference to any such amount as previously adjusted pursuant to this Condition 8.7.

By way of example (which is illustrative only), if:

(A)	the Loss Amount for a particular Quarter (“Quarter 1”) was reported as £10,000,000 in the Quarterly Statement for Quarter 1; and

(B)
during the second following Quarter (“Quarter 3”), the Participant validly delivered a Post-Trigger Withdrawal Notice in respect of a Triggered Asset, the Trigger Date for which had occurred in Quarter 1 and in respect of which a Loss of £1,000,000 had arisen during Quarter 1 (which Loss had been included in the Loss Amount of £10,000,000 which had been reported in respect of Quarter 1), then:

(i)	as a result of the delivery of that Post-Trigger Withdrawal Notice, the Loss Amount for Quarter 1 will have reduced from £10,000,000 to £9,000,000;

(ii)
the Participant will be obliged to report this reduction in the Loss Amount for Quarter 1 by providing details of the adjustment in the Quarterly Statement for Quarter 3 (and, for the purpose of this example, it is assumed that the adjustment is reported in the Quarterly Statement for Quarter 3);

(iii)
within the Agreed Model, the Loss Amount for Quarter 1 will be updated (with retrospective effect) to show a Loss Amount of £9,000,000 for Quarter 1, with the consequence that other cells within the Agreed Model (including cells showing the balance of the Pending Account during the Quarter (“Quarter 2”) next following Quarter 1) will update automatically;

(iv)
if, as a result of the updating referred to in sub-paragraph (iii) above, the Agreed Model computes an amount (“amount B”) as being payable during Quarter 3 pursuant to Condition 8.5(C) which differs from the amount (“amount A”) which (prior to such updating) the Agreed Model had computed as being payable during Quarter 3 pursuant to Condition 8.5(C) (and, for the purpose of this example, it is assumed that amount A was the amount actually paid during Quarter 3), then:

(1)	an amount shall be payable by one party to the other pursuant to Condition 8.7 in respect of the difference between amount A and amount B;

(2)
in connection with such payment, Quarter 3 will be both the applicable Quarter (being the Quarter during which amount A was actually paid) and the adjustment Quarter (because the adjustment was reported in the Quarterly Statement for Quarter 3);

(3)
the amount payable pursuant to Condition 8.7 as a result of the adjustment will be the difference between amount A and amount B together with an amount representing interest on such difference accrued from (and including) the first day of Quarter 3 (being the first day of the applicable Quarter) to (and including) the last day of Quarter 3 (being the last day of the adjustment Quarter), such interest accruing from day to day at the Funding Rate for Quarter 3;

(4)	such amount shall be payable on the Quarterly Payment Date next following Quarter 3 (being the adjustment Quarter);

(5)
if each of amount A and amount B represented an amount payable by the Treasury to the Participant and amount B was less than amount A, then the payment referred to in paragraph (4) would be a payment by the Participant to the Treasury; and

(6)	amount B might be less than amount A because, for example:

(x)	the reduction in the Loss Amount for Quarter 1 reduced the balance of the Pending Account during Quarter 2;

(y)
as a consequence of the reduction referred to in sub-paragraph (x) above, the amount of interest credited to the balance of the Pending Account pursuant to Condition 8.5(E) on the last day of Quarter 2 reduced; and

(z)	as a consequence of the reduction referred to in sub-paragraph (y) above, the amount payable by the Treasury to the Participant pursuant to Condition 8.5(C)(i) during Quarter 3 reduced.

Reporting of Losses and Recoveries

8.8
Without prejudice to Condition 31.14, the Treasury shall be obliged to make a payment pursuant to Condition 8.5(C) or Condition 8.7 only to the extent that the amount of the payment and the inputs into the Agreed Model in respect of Losses and Recoveries from which the amount of that payment is derived have been notified to the Treasury in Quarterly Statements and Quarterly Statement Data in accordance with Condition 16.

8.9
Neither Condition 8.8 nor any lapse of time following the date of a Quarterly Statement nor the making of any payment pursuant to this Condition 8 shall prevent the Treasury from disputing the accuracy of any Quarterly Statement or Quarterly Statement Data (including the amounts attributable to any Covered Asset which are reflected in any Quarterly Statement or contained in the underlying Quarterly Statement Data) nor the inputs into the Agreed Model nor the amount of Losses which have occurred or of Recoveries which have been made in any period.

Sudden Notification Statements

8.10
If a Quarterly Statement (the “Sudden Notification Statement”) discloses that the amount of the payment which the Treasury would, but for this Condition 8.10, have been obliged to make pursuant to Condition 8.5(C) or Condition 8.7 on the Quarterly Payment Date next following the Quarter to which the Sudden Notification Statement relates exceeds the amount of such payment as output by the Agreed Model on the basis only of inputs in respect of:

(A)	the information in respect of Losses and Recoveries disclosed by Quarterly Statements issued before the Sudden Notification Statement; and

(B)	the Funding Rate for each Quarter,

then the Treasury may elect to pay the excess on the next following Quarterly Payment Date together with an amount equal to interest accrued on such excess during the period from (but excluding) the last day of the Quarter to which the Sudden Notification Statement relates to (and including) the last day of the next following Quarter at the Funding Rate for the Quarter to which the Sudden Notification Statement relates.

Other consequences of late reporting

8.11
Subject to Conditions 8.12 and 8.13, if and to the extent a correction or adjustment notified in a Quarterly Statement increases the amount of the Losses or reduces the amount of the Recoveries in respect of a Covered Asset for a Quarter which ended more than one year before the Quarterly Statement Date in relation to that Quarterly Statement, the correction or adjustment shall be disregarded (with the consequence that the correction or adjustment shall be deemed for the purpose of this Condition 8 (including Condition 8.8) not to have been notified to the Treasury in a Quarterly Statement and, accordingly, the Treasury shall not be required to make any payment pursuant to these Conditions in respect of or as a result of that correction or adjustment).

8.12
Condition 8.11 shall not apply, and this Condition 8.12 shall apply instead, to any adjustment if and to the extent such adjustment arises as a result of the operation of Condition 6.10 or 7.11.  If and to the extent any adjustment (to which this Condition 8.12 is expressed to apply) notified in a Quarterly Statement increases the amount of the Losses or reduces the amount of the Recoveries in respect of a Covered Asset for a Quarter and the applicable repayment referred to in Condition 6.10 or 7.11 was made in a Quarter which ended more than one year before the Quarterly Statement Date in relation to that Quarterly Statement, the adjustment shall be disregarded (with the consequence that the adjustment shall be deemed for the purpose of this Condition 8 (including Condition 8.8) not to have been notified to the Treasury in a Quarterly Statement and, accordingly, the Treasury shall not be required to make any payment pursuant to these Conditions in respect of or as a result of that adjustment).

8.13
Condition 8.11 shall not apply, and this Condition 8.13 shall apply instead, to any adjustment if and to the extent such adjustment arises as a result of the retrospective effect of an Extended Protection Notice.  If and to the extent any adjustment (to which this Condition 8.13 is expressed to apply) notified in a Quarterly Statement increases the amount of the Losses or reduces the amount of the Recoveries in respect of a Covered Asset for a Quarter where both:

(A)	that Quarter; and

(B)	the Quarter in which the applicable Extended Protection Notice became effective,

ended more than one year before the Quarterly Statement Date in relation to that Quarterly Statement, the adjustment shall be disregarded (with the consequence that the adjustment shall be deemed for the purpose of this Condition 8 (including Condition 8.8) not to have been notified to the Treasury in a Quarterly Statement and, accordingly, the Treasury shall not be required to make any payment pursuant to these Conditions in respect of or as a result of that adjustment).

8.14
Subject to Condition 8.15, if a Quarterly Statement notifies the occurrence of a Trigger which occurred in a Quarter which ended more than one year before the Quarterly Statement Date in relation to that Quarterly Statement, then (unless the Treasury in its sole discretion determines otherwise) the Trigger shall be deemed not to have occurred and the Covered Asset shall cease permanently to be a Covered Asset with effect from and including that Quarterly Statement Date.

8.15
Condition 8.14 shall not apply, and this Condition 8.15 shall apply instead, to the notification of a Trigger if such Trigger arises as a result of the retrospective effect of an Extended Protection Notice.  If any Trigger (to which this Condition 8.15 is expressed to apply) notified in a Quarterly Statement occurred in a Quarter which ended more than one year before the Quarterly Statement Date in relation to that Quarterly Statement and the Quarter in which the applicable Extended Protection Notice became effective ended more than one year before that Quarterly Statement Date, then (unless the Treasury in its sole discretion determines otherwise) the Trigger shall be deemed not to have occurred and the Covered Asset shall cease permanently to be a Covered Asset with effect from and including that Quarterly Statement Date.

Definitions relating to payments

8.16	The “First Loss Amount” has the meaning given to it in the Accession Agreement.

8.17	The “Funding Rate” means, with respect to a Quarter:

(A)
the percentage rate per annum which is the British Bankers’ Association three month “Sterling General Collateral Repo Rate” displayed on page BBAM6 of the Bloomberg service as of 11:00 a.m. London time on the first day of that Quarter (or, if that day is not a day for which the British Bankers’ Association is scheduled to publish such rate, the immediately succeeding day for which the British Bankers’ Association is scheduled to publish such rate), provided that if such page is replaced or service ceases to be available, the Treasury may specify another page or service displaying the appropriate rate; or

(at the Treasury’s option)

(B)	such other rate as the Treasury may from time to time, for the purpose of this Condition 8.17, notify the Participant in writing as corresponding to the Treasury’s cost of funds, provided that:

(i)
such notification may not be retrospective (relative to Quarter Dates) and, accordingly, the rate applicable to any Quarter the Quarter Date for which occurred on or before the date of such notice shall not be affected by such notice; and

(ii)	no more than one rate shall apply to any given Quarter.

8.18	A “Quarterly Payment Date” means each date falling 10 Business Days after a Quarterly Statement Date.

Agreed Model

8.19	The “Agreed Model” is the spreadsheet identified as such in and attached to the Accession Agreement, containing the formulae for generating the following outputs:

(A)	Quarterly Payables,

(B)	movements in the Pending Account,

(C)	movements in the Treasury Account, and

(D)	amounts payable by the Treasury or the Participant under Condition 8.5,

from the following inputs:

(i)	the Losses which have occurred in each Quarter (after giving effect to Conditions 8.11 to 8.15);

(ii)	the Recoveries which have been made in each Quarter (after giving effect to Conditions 8.11 to 8.15);

(iii)	any Other Amount which is agreed for each Quarter; and

(iv)	the Funding Rate for each Quarter.

8.20
The Treasury and the Participant acknowledge and agree that for the purpose of these Conditions, the Agreed Model shall be prima facie evidence of the intended operation of this Condition 8, provided that, in the event of any inconsistency between the Agreed Model and these Conditions, these Conditions shall prevail.  In the event of any such inconsistency, the Treasury and the Participant shall participate in good faith discussions with each other with a view to agreeing such amendments to the Agreed Model as may be required in order to eliminate the inconsistency.

9.	FEES, COSTS AND EXPENSES

Participation fee

9.1
The Treasury will charge a fee for participation in the Scheme.  The amount of the fee payable by the Participant to the Treasury (the “Fee”), and the manner in which and time at which it is to be paid or satisfied, shall be as set out in the Accession Agreement.

Defined terms

9.2	For the purposes of this Condition 9, “costs and expenses” shall include:

(A)	the costs and expenses incurred by a person:

(i)
in respect of the employment of its employees (including the gross emoluments and all “Pay-As-You-Earn” and employer national insurance contributions paid in respect of those employees, and the out-of-pocket expenses of those employees incurred in the course of their employment); and

(ii)	in relation to any other person seconded to it; and

(B)	all legal, accounting, investment banking and other third party advisory fees and expenses incurred by that person.

9.3
“Treasury Step-In Costs” means all costs and expenses incurred by the Treasury, the Treasury Solicitor and any Government Entity, in each case arising out of or in connection with the exercise by the Treasury of any Step-In Rights (whether or not the relevant Step-In Trigger is subsequently remedied or waived) and including (i) any costs or expenses arising out of or in connection with the selection of, negotiation of terms of engagement with or the appointment (or termination of the appointment) of, any Step-In Manager in accordance with such Step-In Manager’s terms of engagement, (ii) any costs and expenses arising out of or in connection with the implementation of any recommendations made by any Step-In Manager in accordance with such Step-In Manager’s terms of engagement and (iii) any amounts payable to any Step-In Manager arising out of or in connection with the appointment (or termination of that appointment) of that Step-In Manager, or the activities of that Step-In Manager pursuant to any provision of the Scheme Documents.

Participant’s costs and expenses

9.4
The Participant shall bear (or shall procure that the members of the Participant’s Group and their respective Affiliates shall bear) all of the costs and expenses incurred by it, the other members of the Participant’s Group and their respective Affiliates arising out of or in connection with the Participant’s accession to, and participation in, the Scheme.

9.5	If, after the Signing Date, the Participant (or any member of the Participant’s Group or any of such member’s Affiliates) proposes to engage or continue the engagement of after the Signing Date, any legal, accounting, investment banking or other third party adviser to provide any services directly in connection with the Scheme and the provision (or continued provision) of such services will or may result in the payment to the relevant adviser of fees in excess of £2,500,000 (or its equivalent in any other currency) in any 12-month period or during the term of the relevant engagement (a “significant adviser engagement”), then the Participant shall ensure that such engagement is undertaken in accordance with the “Adviser Engagement Principles” designated by the Participant and the Treasury or otherwise specified in the Accession Agreement.

9.6
The Participant shall, in relation to any significant adviser engagement (and otherwise on request by the Treasury in relation to the engagement of any other legal, accounting, investment banking or other third party adviser to provide any services directly in connection with the Scheme) provide the Treasury with:

(A)	the identity of the relevant adviser together with reasonable details of the engagement which shall include:

(i)	the nature of the engagement (including details of the services to be provided);

(ii)	a breakdown showing the manner in which the fees will be calculated;

(iii)	the quantum (or, where this cannot be determined in advance, the Participant’s good faith estimate) of the proposed fees for the services to be provided; and

(iv)
the analysis undertaken by the Participant (or the relevant member of the Participant’s Group or any of such member’s Affiliates) to ensure that advisory fees are not excessive or disproportionate and, where relevant, are in accordance with reasonable market fee levels, taking into account the nature of the services and the circumstances in which such services are to be provided; and

(B)	a certificate confirming that the proposed terms of the significant adviser engagement (including the quantum of the proposed fees) are in accordance with the Adviser Engagement Principles,

(together, the “adviser engagement information”).

9.7
The Participant shall provide the adviser engagement information to the Treasury prior to entering into the relevant engagement (or, in the case of any such engagement which has been entered into prior to the Signing Date, on or prior to the Signing Date).

9.8
The Participant shall, within 15 Business Days of the end of each financial year of the Participant, provide the Treasury with a certificate confirming that, except to the extent specifically disclosed in that certificate, the quantum of the fees paid and/or payable pursuant to each significant adviser engagement does not exceed that specified in the relevant adviser engagement information.

Establishment and Accession Costs

9.9
The Participant shall pay to the Treasury the amount calculated by the Treasury as being the Participant’s share of the costs and expenses incurred by the Treasury, the Treasury Solicitor and any other Government Entity:

(A)	in establishing the Scheme (including in establishing any Government Entity and any systems, controls and processes for the purposes of managing and administering the Scheme); and

(B)
arising out of or in connection with the Participant’s proposed participation in, and accession to, the Scheme, including in respect of the negotiation, preparation, execution and carrying into effect of the Scheme Documents, due diligence, valuation and the Treasury’s determination as to the satisfaction by the Participant of the Participation Conditions,

such costs and expenses together being the “Establishment and Accession Costs”.

Management and Administration Costs

9.10
The Participant shall pay to the Treasury the amount calculated by the Treasury as being the Participant’s share of the costs and expenses incurred by the Treasury, the Treasury Solicitor and any other Government Entity arising out of or in connection with the management and administration of the Scheme, including with respect to:

(A)
the general overhead costs of the Treasury, the Treasury Solicitor and any other Government Entity (including any Government Entity established for the purposes of managing and administering the Scheme), including any costs and expenses relating to the winding-down of any functions of any such Government Entity whether over time or otherwise;

(B)	any services provided to or by the Treasury, the Treasury Solicitor or any other Government Entity in connection with the management and administration of the Scheme;

(C)	determinations, consents, approvals and calculations to be made, and other rights, powers and discretions to be exercised, in respect of matters which are the subject of the Scheme Documents; and

(D)	the monitoring and enforcement of the Participant’s (and each member of the Participant’s Group’s) compliance with the Scheme Documents (including any Treasury Step-In Costs),

such costs and expenses together being the “Management and Administration Costs”.

9.11	Without prejudice to any other provision of this Condition 9, as soon as reasonably practicable following 1 April in each year following the Accession Date, the Treasury will provide to the Participant an estimate of the Participant’s share of the expected general overhead costs, for the year to the following 31 March, of any Government Entity established for the purposes of managing and administering the Scheme.  Such an estimate shall not be binding on the Treasury and, accordingly, shall not limit any amount to be paid by the Participant pursuant to this Condition 9.

Calculation of share of costs and expenses

9.12
In calculating the Participant’s share of (i) Establishment and Accession Costs and (ii) Management and Administration Costs, payable under this Condition 9, the Treasury will have regard to the following principles:

(A)	such costs and expenses that the Treasury determines (acting reasonably) as being directly attributable to a Participant will be charged to that Participant;

(B)
such costs and expenses that the Treasury determines (acting reasonably) as being not directly attributable to a Participant will be apportioned between Participants on a pro-rata basis reflecting the proportion that (i) the total of the Covered Amounts of the Covered Assets of that Participant and its Covered Entities bears to (ii) the total of the Covered Amounts of all Covered Assets of all Participants and their Covered Entities under the Scheme, in each case as at the Accession Date for each Participant (provided that, in respect only of Management and Administration Costs incurred after 31 March in each year following the Accession Date, the relevant apportionment shall be calculated by reference to the Outstanding Amounts of the Covered Assets of each Participant and its Covered Entities as at the previous 31 December);

(C)
in determining the apportionment referred to in paragraph (B) above, the Treasury will take account of any potential Participant which it expects to accede to the Scheme, with a view to apportioning such costs and expenses on the assumption that the potential Participant does accede to the Scheme with the total Covered Amount of all Covered Assets of that potential Participant being as estimated by the Treasury at that time;

(D)
if, in accordance with paragraph (C), the Treasury has determined the apportionment referred to in paragraph (B) on the assumption that a potential Participant accedes to the Scheme then the Treasury may subsequently adjust the amount of that apportionment in the following manner in the following circumstances:

(i)
if the Treasury considers that the potential Participant will not accede to the Scheme or if that potential Participant accedes to the Scheme in respect of Covered Assets that have a total Covered Amount at its Accession Date of less than the amount assumed by the Treasury at the time of that apportionment, an additional amount of such costs and expenses, to be calculated by the Treasury, will be apportioned among and payable by the other Participant(s); and

(ii)
if that potential Participant accedes to the Scheme in respect of Covered Assets that have a total Covered Amount at its Accession Date of more than the amount assumed by the Treasury at the time of that apportionment, an amount of any such costs and expenses previously invoiced to Participants, to be calculated by the Treasury (acting reasonably), will be credited against the future liability of the Participants for the payment of Management and Administration Costs pursuant to this Condition 9; and

(E)
if, at any time, the Treasury considers that a cost or expense is being unfairly charged to a Participant, the Treasury may make such adjustments (including retrospective adjustments) as it considers necessary to provide for a fair reallocation of that cost or expense.

Invoices

9.13
The Treasury (or the Treasury Solicitor or the relevant Government Entity) may deliver an invoice to the Participant in respect of Establishment and Accession Costs at any time following the Accession Date, but shall not deliver more than one invoice for Establishment and Accession Costs to the Participant in any one calendar month.

9.14
The Treasury (or the Treasury Solicitor or the relevant Government Entity) may deliver an invoice to the Participant in respect of Management and Administration Costs at any time following the end of the calendar month in which such Management and Administration Costs were incurred, but shall not deliver more than one invoice for Management and Administration Costs to the Participant in any one calendar month.

9.15
Each invoice shall set out a breakdown of the Establishment and Accession Costs or Management and Administration Costs to which that invoice relates, but provided that such breakdown shall contain no more information than the Treasury, the Treasury Solicitor or the relevant Government Entity intends at that time to disclose to the public in respect of such costs and expenses.

9.16
The Participant shall pay all invoices delivered to it in respect of Establishment and Accession Costs and Management and Administration Costs within 30 days of the date on which such invoice is delivered.

9.17
Any failure by the Treasury to include a particular Establishment and Accession Cost or Management and Administration Cost in any invoice shall not prejudice the right of the Treasury to claim, and receive payment for, that cost or expense in accordance with this Condition 9.

PART 3: ASSET MANAGEMENT

10.	ASSET MANAGEMENT

Asset management: defined terms

10.1
The “Asset Management Objective” is to maximise the expected net present value of the Protected Assets, including by minimising losses and potential losses and maximising recoveries and potential recoveries in respect thereof.  For the purpose of the foregoing sentence, net present value shall be assessed, on a risk-adjusted basis, using a discount rate corresponding to the Treasury’s cost of funds, such cost of funds being derived at any time:

(A)
from the rate that is the mean of the applicable new loan fixed rates for maturity loans and premature prepayment fixed rates for maturity loans of the Public Works Loan Board published on the website of the Debt Management Office of Her Majesty’s Government of the United Kingdom, provided that if such source is replaced or ceases to be available, the Treasury may specify another source displaying the appropriate rate; or

(at the Treasury’s option)

(B)	from such other similar rate as the Treasury may from time to time, for the purpose of this Condition 10.1, select by giving not less than 20 Business Days’ written notice to the Participant.

10.2	The “Asset Management Framework” means the written statement designated as such pursuant to the Accession Agreement, setting out the details referred to in Condition 10.22.

10.3	A “Conflict” means any actual or potential conflict (whether in respect of assets, exposures, rights, interests, duties, liabilities, obligations, risks or otherwise) between:

(A)	(i)
the Treasury in its capacity as provider of credit risk protection to the Participant pursuant to the Scheme (including where such conflict arises with respect to full compliance with the provisions of the Scheme Documents); and

(ii)	any member of the Participant’s Group; or

(B)	(i)	any member of the Participant’s Group with respect to a Protected Asset (including where such conflict arises with respect to full compliance with the provisions of the Scheme Documents); and

(ii)
any member of the Participant’s Group with respect to (a) an asset, exposure, right, interest, duty, liability, obligation or risk (including a Related Party Asset) which does not comprise a Protected Asset or (b)

any business, activity or operation or proposed business, activity or operation of a member of the Participant’s Group.

10.4	The “Conflicts Management Policy” means the written statement designated as such pursuant to the Accession Agreement.

10.5
The “Credit Aggregation Policy” means a written statement designated as such pursuant to the Accession Agreement, setting out the policy of the Participant’s Group for aggregating credit limits, credit lines or trading lines (or equivalent) in respect of the same counterparty or issuer or group of connected counterparties or issuers.

10.6	A “Protected Asset” is:

(A)	a Non-Triggered Asset;

(B)	a Triggered Asset, but excluding:

(i)	any part of it which would be treated as if it were not a Covered Asset pursuant to Condition 7.26(D); and

(ii)
(in the case of a Covered Asset which is a Derivative Agreement where the Trigger was a Restructuring which has not resulted in the termination of all outstanding transactions governed by or comprising the Derivative Agreement) the Continuing Transactions;

(C)
a Non-Cash Realisation, but excluding for the avoidance of doubt (in the case of a Covered Asset which is a Derivative Agreement where the Trigger was a Restructuring which has not resulted in the termination of all outstanding transactions governed by or comprising the Derivative Agreement) any asset, receipt, realisation, recovery, right, interest or benefit if and to the extent it was made, realised, received, recovered or derived by any Covered Entity in respect of any Continuing Transaction; or

(D)	(for the purpose only of this Condition 10) a Closely Related Hedge.

10.7	A “Related Party Asset” is:

(A)	any part of a Triggered Asset which would be treated as if it were not a Covered Asset pursuant to Condition 7.26(D);

(B)	an asset or exposure (other than a Protected Asset) of any person falling within paragraph (A) or (C) of the definition of Applicable Entity in respect of which:

(i)
the credit limit, credit line or trading line (or equivalent) in respect of a Counterparty is aggregated with the credit limit, credit line or trading line (or equivalent) of a Counterparty in respect of a Protected Asset pursuant to the Credit Aggregation Policy, or would be so aggregated if the Credit Aggregation Policy were to be consistently applied as between Protected Assets and assets and exposures (including Related Party Assets) that do not comprise Protected Assets; or

(ii)	there is a Conflict which is required to be managed pursuant to the Conflicts Management Policy.

For the purpose of paragraph (i) above, an asset or exposure (other than a Protected Asset) of any person falling within paragraph (A) or (C) of the definition of Applicable Entity in respect of which any Counterparty (or any Group Member of any such Counterparty) is also a Counterparty (including an Obligor) in respect of a Protected Asset (or a Group Member of any such Counterparty) shall be deemed to be regarded by the Credit Aggregation Policy as, prima facie, a Related Party Asset.

Asset management: principal obligations

10.8
The Participant shall ensure that (i) the portfolio of Protected Assets as a whole, (ii) the portfolio of Protected Assets within (or, in the case of a Non-Cash Realisation or Closely Related Hedge, being in respect of a Covered Asset within) each Covered Asset Class; and (iii) each Protected Asset is, in each case, Managed and Administered (regardless of whether such Management and Administration is undertaken by a member of the Participant’s Group or by a Representative of a member of the Participant’s Group) at all times and in all respects:

(A)	in accordance with Applicable Law;

(B)	in accordance with the Asset Management Objective;

(C)
in such a way so as to ensure that there is no prejudice to, discrimination against or disproportionate and adverse effect on the Protected Assets when compared with the Management and Administration of assets and exposures (including the Related Party Assets) which are not Protected Assets;

(D)
in accordance with any provisions of the Accession Agreement relating to the Management and Administration of the Protected Assets (including the Asset Management Framework and the Conflicts Management Policy);

(E)	in a manner which will facilitate compliance with the Monitoring and Reporting Conditions and the Governance and Oversight Conditions; and

(F)
in accordance with the ordinary course business and banking policies, practices and procedures of the Participant or other relevant member of the Participant’s Group (including the policies, practices and procedures which the Participant or other relevant member of the Participant’s Group would apply in the ordinary course of business when Managing and Administering any asset, exposure, right, interest, duty, liability, obligation or risk which is equivalent or similar to the relevant Protected Asset), to the extent consistent with (a) the business and banking policies, practices and procedures of a reasonable and prudent banking organisation and (b) Good Industry Practice.

10.9
In the event of any conflict between the requirements of any of the paragraphs of Condition 10.8, the requirements shall apply in the order of priority in which they appear in that Condition such that, for example, the requirements of Condition 10.8(A) shall prevail to the extent that those requirements conflict with the ordinary course business and banking policies, practices and procedures of the Participant or other relevant member of the Participant’s Group referred to in Condition 10.8(F).

10.10
The Participant shall ensure that each Related Party Asset is Managed and Administered and each Conflict is managed (regardless of whether such Management and Administration or management, as appropriate, is undertaken by a member of the Participant’s Group or by a Representative of a member of the Participant’s Group) at all times and in all respects in accordance with Condition 10.8 (mutatis mutandis) but only in so far as is necessary to ensure that the Protected Assets are Managed and Administered in accordance with Condition 10.8.

Consideration of disposals

10.11	As part of the Management and Administration of the Protected Assets, the Participant shall:

(A)
ensure that it and each other relevant member of the Participant’s Group (and each of their respective Representatives) seeks to identify and gives due consideration to any potential sales, transfers or other disposals of a Protected Asset (or portfolio of Protected Assets) which would be consistent with the requirements set out in Conditions 10.8 and 10.10;

(B)
notify the Treasury as soon as reasonably practicable of any such potential sales, transfers or other disposals which it identifies, including details of the relevant Protected Asset (or portfolio of Protected Assets); and

(C)
discuss any such potential sales, transfers or other disposals which it identifies in good faith with the Treasury and, in determining whether to effect any such potential sale, transfer or other disposal, pay due regard to the benefit (if any) which the Treasury agrees to make available if such sale, transfer or other disposal were to be effected.

Withdrawals and disposals

10.12
Neither the Participant’s obligation to ensure that the Protected Assets and the Related Party Assets are Managed and Administered in accordance with Conditions 10.8 and 10.10 nor the Participant’s obligations under Condition 10.11 shall require, preclude or prohibit:

(A)	any withdrawal of all or part of a Non-Triggered Asset or Triggered Asset pursuant to and in accordance with Conditions 4.34 to 4.37;

(B)	the full termination of the Scheme pursuant to Condition 4.38 or the full or partial termination of the Scheme pursuant to Condition 4.41; or

(C)	any sale, transfer or other disposal of a Non-Triggered Asset.

Additional financing

10.13
The Participant acknowledges that, in order to comply with Conditions 10.8 and 10.10, there may be circumstances in which a member of the Participant’s Group is required to provide (or make available) additional finance by advancing (or continuing to advance beyond the existing contractual maturity date) money or committing to advance (or continuing to commit to advance beyond the existing contractual maturity) money to an Obligor, a Group Member of an Obligor or another relevant person.  The consequences of providing (or making available) additional finance by advancing (or continuing to advance beyond the existing contractual maturity date) money or committing to advance (or continuing to commit to advance beyond the existing contractual maturity) money shall be taken into account for the purpose of determining whether such provision (or making available) of additional finance is required in order to comply with Conditions 10.8 and 10.10.

10.14
The Participant’s obligation to ensure that the Protected Assets and the Related Party Assets are Managed and Administered in accordance with Conditions 10.8 and 10.10 shall not require any member of the Participant’s Group to:

(A)	provide additional financing by advancing (or continuing to advance beyond the existing contractual maturity) money; or

(B)	make available additional finance by committing to advance (or continuing to commit to advance beyond the existing contractual maturity) money,

if and to the extent the money advanced would not result in a Loss, or increase the Treasury’s exposure to Losses or potential Losses, under the Scheme.  Losses in this Condition 10.14 are not intended to refer to Losses net of Recoveries or potential Recoveries.

Consideration of additional financing

10.15	As part of the Management and Administration of the Protected Assets and the Related Party Assets, the Participant shall:

(A)
ensure that it and each other relevant member of the Participant’s Group (and each of their respective Representatives) seek to identify and give due consideration to instances where the provision (or making available) of additional finance by advancing (or continuing to advance beyond the existing contractual maturity) money or committing to advance (or committing to continue to advance beyond the existing contractual maturity) money to an Obligor, a Group Member of an Obligor or another relevant person would, but for Condition 10.14, be consistent with the requirements set out in Conditions 10.8 and 10.10; and

(B)
(unless the relevant member of the Participant’s Group provides (or makes available) the additional finance notwithstanding Condition 10.14) notify the Treasury as soon as reasonably practicable of any such instance which it identifies, discuss the same in good faith with the Treasury and, in determining whether to provide (or make available) such additional finance, pay due regard to any Extended Protection Notice which the Treasury agrees to give if such additional finance were to be provided or made available.

Consideration of outsourcing

10.16	As part of the Management and Administration of the Protected Assets, the Participant shall:

(A)
ensure that it and each other relevant member of the Participant’s Group (and each of their respective Representatives) seeks to identify and gives due consideration to any potential outsourcing of functions (including front-office functions requiring expertise in the Management and Administration of certain assets or exposures or classes of asset or exposure) to third parties which would be consistent with the requirements set out in Conditions 10.8 and 10.10;

(B)	notify the Treasury as soon as reasonably practicable of any such potential outsourcing which it identifies, including details of the relevant Protected Asset (or portfolio of Protected Assets); and

(C)
discuss any such potential outsourcing which it identifies in good faith with the Treasury and, in determining whether to effect any such outsourcing, pay due regard to the determination (if any) which the Treasury agrees to make for the purpose of Condition 7.20(B)(vi).

Blind Pool Assets and publicly traded securities

10.17
Without prejudice to Conditions 10.8 (other than paragraph (B) thereof) and 10.10, the Participant’s obligations to ensure that the Protected Assets are Managed and Administered, and to ensure that the Management and Administration of the Related Party Assets is undertaken so as to ensure that the Protected Assets are Managed and Administered, in accordance with the Asset Management Objective shall not apply if and to the extent that (and only for so long as) the relevant Protected Asset or Related Party Asset is Managed and Administered as a Blind Pool Asset.  This Condition 10.17 shall not apply to any Covered Asset, Non-Cash Realisation or Closely Related Hedge if and to the extent its Management and Administration is being undertaken by a Step-In Manager pursuant to Condition 32.

10.18	For the purposes of Conditions 10.17, 12.2 and 15.15, a Covered Asset, Protected Asset or Related Party Asset shall be deemed to be Managed and Administered as a “Blind Pool Asset” if:

(A)
it falls within (or (i) in the case of a Non-Cash Realisation, it is in respect of a Covered Asset which falls within or (ii) in respect of a Related Party Asset, it would, according to the Data Field Rules (mutatis mutandis) fall within) (a) the “Residential Mortgage” Covered Asset Class, (b) the “Consumer Finance” Covered Asset Class or (c) any other Covered Asset Class or category of Covered Assets, Protected Assets or Related Party Assets identified in the Accession Agreement as falling within this paragraph (A); and

(B)
such Management and Administration (i) is being undertaken by personnel who are unaware (and are not authorised to access any information which will enable them to determine) whether or not the relevant asset or exposure forms part of a Covered Asset, Protected Asset or Related Party Asset or (ii) solely comprises a compliance, reporting or administrative function and does not carry with it any responsibility for, or influence over, strategy, risk, credit, trading or similar decisions or any conduct relating thereto.

10.19
Without prejudice to Condition 10.8, the Participant shall not be required by Condition 10.10 to ensure that the Management and Administration of Related Party Assets and Conflicts is undertaken so as to ensure that the Protected Assets are Managed and Administered in accordance with the Asset Management Objective if and to the extent that (and only for so long as):

(A)	the Related Party Assets are, or the Conflicts arise in respect of assets or exposures which are, publicly traded securities; and

(B)
the personnel who Manage and Administer the Related Party Assets, or the assets and exposures in respect of which the Conflicts arise, are required by Applicable Law to be segregated by a Chinese wall or similarly effective measure from the personnel who Manage and Administer the Protected Assets.

Compliance with contractual terms

10.20
Without prejudice to Conditions 10.8 (other than paragraph (B) thereof) and 10.10, the Participant’s obligations to ensure that the Protected Assets are Managed and Administered, and to ensure that the Management and Administration of the Related Party Assets is undertaken so as to ensure that the Protected Assets are Managed and Administered, in accordance with the Asset Management Objective shall not apply if and to the extent that this would require any member of the Participant’s Group (or its Representatives) to breach any of the terms of a Protected Asset (or the terms of any Permitted Arrangement to which a Protected Asset is subject) or Related Party Asset in effect at the relevant time if and to the extent that:

(A)	such terms were in effect as at 31 December 2008; or

(B)	the formation of such terms, or the amendment which gave rise to them, was effected in accordance with the requirements of the Scheme Documents (including Conditions 10.8 and 10.10).

Termination of protection

10.21
The Participant’s obligation to ensure that the Protected Assets and the Related Party Assets are Managed and Administered in accordance with Conditions 10.8 and 10.10 shall not require any member of the Participant’s Group to undertake any conduct (other than conduct comprising the provision (or making available) of additional finance) which would terminate or reduce, or entitle the Treasury to terminate or reduce, the protection provided by the Treasury to the Participant under the Scheme in respect of a Covered Asset other than in circumstances where there is a corresponding termination or reduction in the exposure in respect of that Covered Asset.

Content of Asset Management Framework

10.22	The Participant shall ensure that the Asset Management Framework:

(A)	is prepared on an “asset class by asset class” basis or on such other basis as the Treasury may agree with the Participant from time to time;

(B)	complies with Applicable Law;

(C)
(unless and to the extent that the Treasury agrees otherwise in writing) is consistent with the other provisions of the Scheme Documents (including the Asset Management Objective and the other Asset Management Conditions);

(D)	contains the Conduct Approvals Hierarchy; and

(E)	sets out:

(i)
the framework, including internal governance arrangements, for the Management and Administration by the Participant’s Group of the Protected Assets and the Related Party Assets (including the management of credit risk in relation thereto);

(ii)	procedures for regular review of the Protected Assets and the Related Party Assets; and

(iii)
appropriate arrangements for enhancing and increasing the level and frequency of review of, and internal reporting in respect of, the Protected Assets and the Related Party Assets and for considering and taking appropriate remedial management steps, as Losses, or the likelihood of any or further Losses, increase (which arrangements may include or be based on any “watch list” or similar systems, controls or processes of the Participant’s Group established prior to the Accession Date for the purpose of monitoring distressed assets or exposures).

Content and application of Conflicts Management Policy

10.23	The Participant shall ensure that the Conflicts Management Policy:

(A)	sets out details of the systems, controls and processes for the purposes of:

(i)	(where possible) avoiding Conflicts;

(ii)	identifying Conflicts as early as possible;

(iii)	monitoring, managing and mitigating Conflicts that arise from time to time; and

(iv)
preventing conduct (whether in relation to a Protected Asset, a Related Party Asset or otherwise) which is intended to circumvent or otherwise avoid (or has the effect of circumventing or otherwise avoiding) the application of the Conflicts Management Policy;

(B)	complies with Applicable Law;

(C)	(unless and to the extent that the Treasury agrees otherwise in writing) is consistent with the other provisions of the Scheme Documents (including the other Asset Management Conditions); and

(D)	requires that any Conflict that is identified, and action taken in respect of any such Conflict, be recorded in writing.

10.24
The Conflicts Management Policy shall apply in respect of the monitoring, management and mitigation following the Accession Date of any Conflicts which (i) arose prior to the Accession Date or (ii) arise following the Accession Date.

10.25
The Conflicts Management Policy may be incorporated within the Asset Management Framework or other policies or strategies of the Participant but shall be subject to the requirements set out in this Condition 10.

Review of Asset Management Framework and Conflicts Management Policy

10.26
The Participant shall ensure that each of the Asset Management Framework and the Conflicts Management Policy is reviewed, following the Accession Date, no less frequently than annually by the SOC (and, in the first year commencing on the Accession Date, no less frequently than every six months), in accordance with the Governance and Oversight Conditions, to determine any modifications thereto that the SOC reasonably considers to be necessary or appropriate for the purpose of ensuring that the Asset Management Framework and the Conflicts Management Policy comply with the Scheme Documents.

Modifications to Asset Management Framework, Conflicts Management Policy and Credit Aggregation Policy

10.27	No modification to the Asset Management Framework, the Conflicts Management Policy or the Credit Aggregation Policy shall be implemented or adopted unless:

(A)	the Participant has given notice to the Treasury of the proposed modification;

(B)	the proposed modification has been approved in writing by the SOC; and

(C)	the proposed modification has been approved by the Treasury.

11.	TRANSFER OF ASSET MANAGEMENT RESPONSIBILITY

Treasury approval for transfer of rights, responsibilities, duties or obligations

11.1
The Participant shall ensure that no member of the Participant’s Group shall transfer to any person, whether by way of novation, sub-contract, delegation or otherwise, any rights, responsibilities, duties or obligations in connection with the management and administration of any Covered Asset except with the prior approval of the Treasury (such approval not to be unreasonably withheld or delayed), unless:

(A)	the transfer occurred prior to the Accession Date;

(B)	the transfer is not within the direct control of the Participant’s Group or any member thereof;

(C)	the transfer:

(i)	is to a transferee who is, and continues to be, to a member of the Participant’s Group; or

(ii)	is to a third party for the purposes of the provision of centralised shared services within or to the Participant’s Group;

(D)	the transfer is entered into on commercially reasonable arm’s length terms and:

(i)	can be terminated on notice of no more than 12-months without material cost; or

(ii)	forms part of a Permitted Arrangement and (at the time of entering into the transfer) is in respect of a Non-Triggered Asset; or

(E)
it effects the transfer of management or administration rights, responsibilities, duties or obligations in respect of Covered Assets which are syndicated loans or similar to a third party acting as trustee, agent, paying agent, security agent, security trustee, liquidator, receiver, administrator or similar in respect of those Covered Assets and is entered into on commercially reasonable arm’s length terms, provided that, in respect of transfers within paragraph (C)(ii), (D)(i) or (to the extent compliance with this proviso is within the direct control of the Participant’s Group or any member thereof) paragraph (B) above, the Participant shall ensure that the relevant member of the Participant’s Group shall:

(i)
exercise due skill, care and diligence in selecting, and negotiating the terms of appointment of, the transferee taking into account all relevant factors including price, service standards and reputation;

(ii)	ensure that such transfer does not limit, prejudice or adversely affect in any material respect:

(a)	its ability to comply with the Scheme Documents (including the Asset Management Conditions); or

(b)	any right or ability of the Treasury to exercise any of the Step-In Rights or the ability of any Step-In Manager to carry out any of the Step-In Functions; and

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, retain and exercise commercially reasonable oversight and control rights in respect of the conduct of the transferred rights, responsibilities, duties or obligations, including the ability to access or review appropriate levels of Information from the transferee, and exercise any other rights it may have against the transferee from time to time, in each case to the extent necessary in order to comply with paragraphs (i) and (ii) above.

11.2	Any transfer pursuant to this Condition 11 shall be without prejudice to the Participant’s liabilities, responsibilities, duties and obligations under the Scheme Documents.

11.3
For the avoidance of doubt, this Condition 11 does not apply to a transfer of the rights, responsibilities, duties or obligations in connection with the management and administration of a Covered Asset if and to the extent the Covered Asset itself (or part thereof) is sold, transferred or otherwise disposed of.

12.	PROHIBITED CONDUCT

Prohibited Conduct

12.1	The Participant shall ensure that no Prohibited Conduct occurs following the Accession Date.

12.2	“Prohibited Conduct” is any conduct relating to a Covered Asset, Related Party Asset or Closely Related Hedge which would constitute or cause:

(A)	the release of any Security, guarantee, indemnity or collateral held by, or given for the benefit of, any Applicable Entity or other person for a Covered Asset;

(B)
(if and to the extent it does not give rise to a Recovery) any return of value on equity (including any share, equity security or other equity interest and whether by way of declaration or payment of any dividend, distribution (whether or not in cash) or otherwise) by any Obligor of any Covered Asset to any Applicable Entity, other than any return of value that, irrespective of such conduct, the Obligor was obliged (as at the Accession Date) by written contract to make;

(C)
the sale, transfer or other disposal (including by way of an Undertaking Disposal) of the whole or any part of any Triggered Asset(s) and/or any Non-Cash Realisation(s), other than any sale, transfer or other disposal (not being an Undertaking Disposal) by one member of the Participant’s Group to another member of the Participant’s Group; or

(D)	the amendment, replacement or termination of any Closely Related Hedge,

in each case excepting any such conduct which:

(i)
falls within paragraph (A) above (and does not fall within paragraph (B), (C) or (D) above) and constitutes the management and administration of the Covered Asset or Related Party Asset (as the case may be) as a Blind Pool Asset;

(ii)	has been approved or consented to in accordance with the Conduct Approvals Hierarchy; or

(iii)
is not approved, or agreed or consented to, by any member of the Participant’s Group or any of its Representatives and could not be prevented by any member of the Participant’s Group or the members of the Participant’s Group.

Conduct Approvals Hierarchy

12.3
The Asset Management Framework shall set out a hierarchy of approvals (the “Conduct Approvals Hierarchy”) with which the Participant shall comply (and with which it shall procure compliance by its Representatives and each other member of the

Participant’s Group and their respective Representatives) in respect of any proposed conduct which would be Prohibited Conduct if undertaken without first obtaining the requisite approval or consent specified therein (“Conduct Requiring Approval”).

12.4	The Conduct Approvals Hierarchy shall set out certain thresholds which shall determine which of the persons or bodies specified below must approve or consent to any Conduct Requiring Approval:

(A)	certain categories of personnel of the Participant’s Group specified in the Conduct Approvals Hierarchy;

(B)	a member of the Scheme Executive Team;

(C)	the Scheme Head;

(D)	the SOC; or

(E)	the Treasury,

provided that:

(i)
conduct which falls within paragraph (A), (B) or (C) (and does not fall within paragraph (D)) of Condition 12.2 and constitutes or forms part of a Restructuring which is the Trigger for a Covered Asset; and

(ii)
conduct which is necessary in order to ensure that the relevant member of the Participant’s Group does not breach (i) Applicable Law  or (ii) the requirements of any of the agreements or instruments relating (or to the extent relating) to the relevant Covered Asset or Related Party Asset which are binding on that member of the Participant’s Group (provided such requirements were in existence and binding on that member of the Participant’s Group as at the Accession Date), shall not, for the purpose of the Conduct Approvals Hierarchy, require the approval or consent of the Treasury.

12.5
The grant by the Treasury of any approval or consent in respect of any Conduct Requiring Approval shall constitute confirmation that the relevant conduct is not Prohibited Conduct and shall not constitute any other confirmation, approval or waiver.

12.6
Compliance with the Conduct Approvals Hierarchy in respect of any Conduct Requiring Approval shall not relieve the Participant of any of its obligations to ensure that such conduct complies with the Asset Management Conditions.

13.	OTHER RESTRICTIONS AND COVENANTS REGARDING ASSETS

Negative pledge

13.1	The Participant shall ensure that, save for:

(A)	any Permitted Arrangement;

(B)
any Security arising by operation of law or otherwise in circumstances where it is not approved, or agreed or consented to, by any member of the Participant’s Group or any of its Representatives and could not be prevented by any member of the Participant’s Group or the members of the Participant’s Group; or

(C)	any Security constituting a lien or set-off arising in the ordinary course of business and pursuant to customary terms and conditions,

no member of the Participant’s Group will do any of the following:

(i)           grant any Security over any Covered Asset;

(ii)	permit any Covered Asset to become subject to any Security;

(iii)	become a party to any order, agreement or instrument under which it is or may be required to create, assume or permit to arise any Security over any Covered Asset; and

(iv)	permit any Covered Asset to become bound by any such order, agreement or instrument,

in each case (subject to Condition 39.4) without the prior written consent of the Treasury.

Release of Permitted Arrangements upon Trigger

13.2
As soon as reasonably practicable (having regard to the shortest period of time within which any applicable release, withdrawal, buy-back or similar right existing under the relevant agreements or instruments, or Applicable Law, may be exercised and given effect to) after the date on which a Trigger occurs in respect of a Covered Asset, and in any event no later than the date falling 20 Business Days after the date on which a Trigger occurs in respect of that Covered Asset, the Participant shall ensure that:

(A)
any Permitted Arrangement falling within Condition 4.21(A) to which that Covered Asset or any Non-Cash Realisation in respect of that Covered Asset (or, in each case, any part thereof) is subject is released and discharged in full in so far as it relates to that Covered Asset or Non-Cash Realisation (or part thereof); and

(B)
a Covered Entity Owns, and is able to control (directly or indirectly) the management and administration of, the whole of that Covered Asset and any Non-Cash Realisation in respect of that Covered Asset (save to the extent that the rights, responsibilities, duties or obligations with respect to the management and administration of the asset or exposure are transferred in accordance with Condition 11 and such transfer is not in connection with a Permitted Arrangement falling within Condition 4.21(A)).

13.3	Condition 13.2 shall not require the discharge of any Security referred to in Condition 13.1(B).

13.4
As soon as reasonably practicable (having regard to the shortest period of time within which any applicable release, withdrawal, buy-back or similar right existing under the relevant agreements or instruments, or Applicable Law, may be exercised and given effect to) after the date on which a Trigger occurs in respect of a Covered Asset, and in any event no later than the date falling 90 days after the date on which a Trigger occurs in respect of that Covered Asset, the Participant shall ensure that:

(A)
any Permitted Arrangement falling within paragraph (B), (C) or (D) of Condition 4.21 to which that Covered Asset or any Non-Cash Realisation in respect of that Covered Asset (or, in each case, any part thereof) is subject is released and discharged in full in so far as it relates to that Covered Asset or Non-Cash Realisation (or part thereof); and

(B)
a Covered Entity Owns, and is able to control (directly or indirectly) the management and administration of, the whole of that Covered Asset and any Non-Cash Realisation in respect of that Covered Asset (save to the extent that the rights, responsibilities, duties or obligations with respect to the management and administration of the asset or exposure are transferred in accordance with Condition 11 and such transfer is not in connection with a Permitted Arrangement falling within paragraph (B), (C) or (D) of Condition 4.21).

13.5	Condition 13.4 shall not apply to any Covered Asset (i) if and for so long as it is the subject of a Restricted Securitisation or a Restricted Conduit or (ii) if it is a CP Funding Agreement.

Hedging

13.6
Save as may be consented to by the Treasury from time to time, the Participant shall ensure that no member of the Participant’s Group shall enter into any arrangement, or (to the extent within its control) allow any arrangement entered into by a member of the Participant’s Group to continue, in each case where any purpose of the arrangement is (directly or indirectly), following the occurrence of a Trigger, to hedge, or otherwise mitigate the credit risk in respect of, all or part of the financial interest of the relevant member of the Participant’s Group in its 10 per cent. share of Recoveries (other than Recoveries made when the balances of both the Pending Account and the Treasury Account are zero) and whether such arrangement relates to all or any of the Covered Assets.

13.7
Condition 13.6 shall not restrict any member of the Participant’s Group from entering into or maintaining any Closely Related Hedges or any back-to-back risk transfer arrangements entered into between the members of the Participant’s Group in respect of the Covered Assets.

PART 4: MONITORING, REPORTING AND PROVISION OF DATA

14.	GENERAL PROVISIONS REGARDING MONITORING AND REPORTING

Basic principles of monitoring and reporting

14.1
The Participant shall engage in a constructive, open and transparent dialogue with the Treasury and its Representatives in relation to its participation in the Scheme and its compliance with the Scheme Documents.

14.2	The Participant acknowledges that compliance with the Monitoring and Reporting Conditions is required (among other things) to enable and assist the Treasury:

(A)	to monitor and assess compliance by the Participant and each member of the Participant’s Group (and their respective Representatives) with the Scheme Documents;

(B)
to oversee the management and operation of the Scheme (including (i) to verify that assets and exposures meet the Asset Eligibility Criteria and the Asset Continuity Requirements in relation to any amendment or instrument relating (or to the extent relating) to the assets and exposures forming part of a Covered Asset, (ii) to ensure that the arrangements for calculation of payments to be made pursuant to the Scheme Documents can operate effectively and the quantum of such payments can be accurately verified and (iii) to monitor the performance and expected performance of each Covered Asset); and

(C)	to fulfil any of the Treasury Permitted Purposes.

General obligations relating to monitoring and reporting

14.3	The Participant shall:

(A)	monitor and assess compliance by it and each member of the Participant’s Group (and their respective Representatives) with the Scheme Documents;

(B)	monitor the performance and expected performance of the Covered Assets (including in respect of the occurrence of any Trigger and the associated Trigger Date, and Losses, Recoveries and Realisations);

(C)
develop and maintain such reporting systems, controls and processes as are necessary to ensure that the Participant and each member of the Participant’s Group (and their respective Representatives) comply with the Scheme Documents (including by (i) identifying each Covered Asset and each Related Party Asset as such in its systems and attributes of such Covered Assets and Related Party Assets which are relevant to compliance with the Scheme Documents and (ii) taking all measures necessary to ensure the accurate quantification of payments to be made pursuant to the Scheme Documents);

(D)
ensure appropriate finance and risk reporting in relation to the Covered Assets at the business level in accordance with its ordinary business practices as a reasonable and prudent banking organisation; and

(E)	ensure that it has the ability to report internally and to the Treasury on the Covered Assets in each case on an aggregate basis separately from other assets and exposures.

Required format of Scheme Information

14.4
All Scheme Information shall be produced or delivered in the format specified in the Scheme Documents or, if no such format has been so specified (or agreed between the Participant and the Treasury from time to time), in such a format as the Treasury reasonably considers to be appropriate for the purposes for which the Scheme Information is required to be produced or delivered (after consulting with the Participant).

14.5
If the Treasury or the Participant proposes any modification to a specified or agreed format for production or delivery of any Scheme Information, the Treasury and the Participant shall consult with each other in good faith (acting reasonably) to seek to agree such modification.

Standard of Information

14.6
If and to the extent that any Information required to be produced or delivered to the Treasury on (or on or before) a day pursuant to the Scheme Documents constitutes Information which any member of the Participant’s Group is required by Applicable Law or Accounting Standards to publish, issue or release on (or on or before) that day or include in any reports or accounts published, issued or released by a member of the Participant’s Group on or before that day, then the Participant shall ensure that any such Information produced or delivered to the Treasury is prepared to at least the same standard as would be required for such publication, issue, release or inclusion.

Information procedures

14.7
Each of the Treasury and the Participant shall liaise with each other in relation to any requests for, and the delivery of any, Information pursuant to the Scheme Documents and shall seek to establish suitable procedures for logging and tracking any Information requests and deliveries.

No implied or other duties of disclosure

14.8
The duties of disclosure of the members of the Participant’s Group in respect of any fact, matter or circumstance arising out of or in relation to the Scheme, or any Covered Asset or Related Party Asset, are limited to those requirements expressly set out in these Conditions and the other Scheme Documents and exclude any other duties to provide or disclose information to the Treasury, or any other person, whether implied by law or otherwise arising under or pursuant to any Applicable Law.

Public disclosure

14.9	The Participant shall ensure that any public financial statements published by it or any other member of the Participant’s Group shall:

(A)	comply with best industry practice in relation to the public financial statements of banking institutions; and

(B)
implement and be consistent with any code or statement of best practice on public disclosure for authorised deposit-takers and other banking institutions that may be published by the FSA from time to time.

14.10
As soon as reasonably practicable following the Accession Date, the Participant shall enter into discussions with the Treasury, each acting in good faith, for the purposes of establishing whether and in what way processes and procedures can be developed in relation to the public financial statements of banking institutions to ensure that such public financial statements, so far as possible:

(A)	enable investors to assess:

(i)	the quality of the assets and liabilities of banking institutions and their groups;

(ii)	the financial position and performance of banking institutions and their groups;

(iii)	the nature and extent of risks arising from financial instruments to which banking institutions and their groups are exposed and the manner in which such risks are managed; and

(iv)	the impact of the Scheme on the assets and liabilities of the Participant and the Participant’s Group; and

(B)	are comparable as between similar banking institutions.

14.11
For the purpose of Condition 14.9, “best industry practice” means the level of skill, care, diligence, prudence, foresight, expertise and experience consistent with the standards which would ordinarily be adhered to by a prudent banking institution in the ordinary course of its business, taking account of:

(A)	applicable corporate governance and corporate responsibility principles;

(B)
any published guidance or recommendations (including guidance or recommendations from any Authority in the United Kingdom) relating to good industry practice in the banking and financial sectors as may be published from time to time; and

(C)	other guidelines, recommendations, methods, practices or procedures which would be adopted or complied with from time to time by a prudent banking institution in the ordinary course of its business.

15.	PROVISION OF INFORMATION AND REPORTS TO THE TREASURY

General obligation to provide Information; Requested Reports

15.1
The Participant shall provide to the Treasury such Information in connection with the Scheme (or which is otherwise required by the Treasury for the purposes specified in Condition 14.2) as the Treasury may request from time to time, including Information regarding:

(A)	the Covered Assets (including with respect to the nature or occurrence of Triggers and the nature and quantum of Losses, Recoveries and Realisation Expenses), Related Party Assets and Conflicts;

(B)
compliance with the Scheme Documents (including the systems, controls, processes, practices and policies of the Participant’s Group relating to the Covered Assets, Related Party Assets, Conflicts and the Scheme); and

(C)	the Participant’s Group or any member thereof (including with respect to the financial condition, business and affairs of the Participant’s Group).

15.2	Without prejudice to the generality of Condition 15.1, the Treasury may from time to time require the Participant to produce and deliver a report containing Information relating to:

(A)	the manner and extent to which, and the steps taken by any member of the Participant’s Group to ensure that, it:

(i)	is adequately capitalised and funded or has a realistic plan for accessing adequate capital and funding;

(ii)	has a sustainable business model and delivery plan and demonstrable ability to deliver such business model and delivery plan; and

(iii)	has a broad-based and sustainable funding profile, sources and mix;

(B)
the performance of any Covered Asset or Covered Asset Class over any period, whether or not by reference to the performance of any market index or other benchmark or performance target for such Covered Assets;

(C)
the performance targets and metrics used by the Participant (or any other member of the Participant’s Group) to measure or assess the performance of the Covered Assets within any Covered Asset Class and/or the procedures employed by the Participant (or any other member of the Participant’s Group) for the review and, if appropriate, resetting of such targets and metrics;

(D)	the investment objectives and strategies employed by the Participant (or any other member of the Participant’s Group) in connection with the Management and Administration of any Covered Asset Class;

(E)	Rollovers;

(F)	the satisfaction of the Asset Eligibility Criteria and the Asset Continuity Requirements with respect to any Covered Asset;

(G)	details of the criteria applied by the Participant in determining:

(i)
whether an amendment or replacement of any applicable agreement or instrument relating to the assets and exposures comprising a Covered Asset increases the expected loss with respect to that Covered Asset pursuant to Condition 4.5(D)(iii)(b);

(ii)	whether a new obligor is an individual who has a close connection with an old obligor pursuant to Condition 4.5(D)(iii)(c);

(iii)	whether a Covered Asset is recorded as charged off in the systems of the relevant Covered Entity pursuant to Condition 5.16(B); or

(iv)	the date on which an event described in Condition 5.16(A)(ii) occurs in respect of the relevant Covered Entity pursuant to Condition 5.17(A);

(H)	the withdrawal of:

(i)	a Non-Triggered Asset or a Vertical Slice of a Non-Triggered Asset from the Scheme; or

(ii)	a Triggered Asset during the Withdrawal Determination Period;

(I)	any sale, transfer or other disposal of the whole or any part of any Triggered Asset or any Non-Cash Realisation;

(J)
any hedging arrangements (including any credit default swaps, credit-linked bonds or notes, sub-participation agreements, guarantees and similar credit risk mitigants) entered into in respect of Covered Assets;

(K)	any apparent material trends, or material variations from prior trends, in respect of Losses and Recoveries and any material anticipated trends in respect of Losses and Recoveries for future periods;

(L)
any events or circumstances which have materially affected the level of Losses and Recoveries in respect of Covered Assets in aggregate or in respect of Covered Assets within particular Covered Asset Classes, and any events or circumstances considered by the Participant to be reasonably likely to occur in future periods which could result in a material increase or decrease, as the case may be, in the level of such Losses and Recoveries when compared with previous periods;

(M)	any Initial Data, Post-Accession Data, Quarterly Statement Data or Notification Report provided to the Treasury;

(N)
any material impact (actual or estimated, as appropriate) of any modifications that have occurred or are proposed to be made to, or failures of or deficiencies in, reporting methodologies or any other systems, processes and controls relating to Covered Assets, Related Party Assets, Conflicts or the Scheme;

(O)
the impact of any material modifications that have been made, or are proposed to be made, to the Asset Management Framework, the Conflicts Management Policy, the Remuneration Policy, the Detailed Organisational Structure, the Transitional Exceptions Document or the manner in which any of them is being implemented;

(P)
any circumstances in respect of which the Treasury considers that the Management and Administration of the Covered Assets or Related Party Assets is failing to comply with the Asset Management Conditions;

(Q)
the deliberations of any risk committee or credit committee (or any equivalent body or forum) of any member of the Participant’s Group with respect to any matters relating to Covered Assets, Related Party Assets or Conflicts;

(R)
any consultation with the European Commission or any Authority in relation to any material matter related to or in connection with the Scheme (which may include Information not relating to the Covered Assets or the Scheme to the extent required in connection with any state aid or other matters within the jurisdiction of the relevant Authority); or

(S)	the impact of any Other Protection Scheme on the Participant’s participation in the Scheme or on any Covered Assets.

15.3	Any Information required to be produced and delivered to the Treasury pursuant to Condition 15.1 or Condition 15.2 constitutes a “Requested Report”.

15.4	The Participant shall produce and deliver any Requested Report by such time or times as may be specified by the Treasury having regard to the matters described in Conditions 15.17 and 15.18.

15.5	The Treasury may require a Requested Report to include a qualitative narrative discussion and analysis in respect of the matters which are the subject of the relevant report.

15.6	The Participant shall deliver a Compliance Certificate to the Treasury with each Requested Report.

Notification Reports

15.7
The Participant shall, as soon as reasonably practicable after it has become aware of the relevant matter (taking into account the development of systems in accordance with the Transitional Exceptions Document), give notice in writing and deliver reasonable details to the Treasury of:

(A)	the occurrence of any Remedy Event and the existence of any circumstances that it considers will or are reasonably likely to result in a Remedy Event;

(B)	any material breach of the Scheme Documents (including the Asset Management Conditions);

(C)
any material breach of Applicable Law or Accounting Standards which could have a material impact on (i) any Covered Asset, (ii) any portfolio of Covered Assets or (iii) Covered Assets within a Covered Asset Class;

(D)	any Conflict which could have a material impact on (i) any Covered Asset, (ii) any portfolio of Covered Assets or (iii) the Covered Assets within a Covered Asset Class;

(E)	a Covered Entity ceasing to be a Covered Entity for any reason;

(F)	the occurrence of any Step-In Trigger or circumstance that it considers will or is likely to result in the occurrence of any Step-In Trigger;

(G)
the implementation or amendment of any policy, practice or procedure by any member of the Participant’s Group, where a substantial percentage of the assets or exposures affected by that policy, practice or procedure (or the amendment thereto) are Covered Assets to which Condition 10.17 applies or Related Party Assets to which Condition 10.19 applies;

(H)
any material change to Applicable Law, Good Industry Practice or Accounting Standards (in each case, as compared with those prevailing at the Accession Date) which the Participant reasonably considers is likely to have a material adverse effect on (i) any member of the Participant’s Group, (ii) any Covered Asset, (iii) any portfolio of Covered Assets or (iv) the Covered Assets within a Covered Asset Class (and a description of that effect), or which the Participant reasonably considers is likely to result in the Participant or any other member of the Participant’s Group becoming unable lawfully to perform any of its obligations under the Scheme Documents;

(I)
any material litigation, disciplinary or enforcement proceedings being commenced by any third party (including any Authority) against any member of the Participant’s Group which the Participant reasonably considers is likely to have a material adverse effect on (i) the Participant’s Group, (ii) any Covered Asset, (iii) any portfolio of Covered Assets or (iv) the Covered Assets within a Covered Asset Class (and a description of that effect), or which the Participant reasonably considers is likely to result in the Participant or any other member of the Participant’s Group becoming unable to perform any of its obligations under the Scheme Documents (it being understood that litigation or other proceedings between a member of the Participant’s Group and an Obligor in relation to a Covered Asset shall not, of itself, require disclosure under this paragraph (I));

(J)	any proposed material reorganisation of the Participant’s Group;

(K)	a member of the Participant’s Group being unable to pay its debts or otherwise becoming, or being declared, insolvent;

(L)	other than in connection with a solvent voluntary winding-up:

(i)	an order being made, petition presented or resolution passed for, or the convening of any meeting for the purpose of, the winding up of a member of the Participant’s Group; or

(ii)
steps being taken for the appointment of an administrator or receiver (including an administrative receiver) or similar insolvency practitioner of all or any part of the assets of a member of the Participant’s Group; and

(M)
by reason of actual or anticipated financial difficulties, the commencement of negotiations between any member of the Participant's Group and any of its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or the making or proposal of any arrangement or composition with its creditors or any class of its creditors, any such notice, together with any notice required to be given under Condition 15.16(B), being a “Notification Report”.

15.8	The Participant shall deliver a Compliance Certificate to the Treasury with each Notification Report.

Reconciliation Statements

15.9	The Participant shall deliver a Reconciliation Statement to the Treasury on each date on which Post-Accession Data (or any updates or corrections thereto) are delivered to the Treasury.

15.10	The Participant shall state the Reconciliation Statement as at the date at which the relevant Post-Accession Data (or any updates or corrections thereto) are stated.

15.11	The Participant shall deliver any updates or corrections to a Reconciliation Statement as soon as reasonably practicable following the delivery to the Treasury of such Reconciliation Statement.

15.12
A “Reconciliation Statement” is a statement, in a form approved by the Treasury, comprising a list of the Covered Assets which have permanently ceased to be Covered Assets since the delivery of the most recent Post-Accession Data, indicating in respect of each such Covered Asset whether that Covered Asset has permanently ceased to be a Covered Asset by reason of:

(A)	the operation of Condition 4.4 following a failure to satisfy the Asset Continuity Requirements in respect of that Covered Asset;

(B)	the operation of Condition 4.9 following that Covered Asset ceasing to satisfy any of the Asset Eligibility Criteria, including by reason of:

(i)	a sale, transfer or other disposal of that Covered Asset; or

(ii)	the full discharge of all outstanding obligations in respect of that Covered Asset, including in connection with the Covered Asset maturing or being fully prepaid;

(C)
in respect of a Disposed Slice of that Covered Asset, the operation of Condition 4.31 following that Disposed Slice ceasing to satisfy any of the Asset Eligibility Criteria (in which case the Disposed Slice of that Covered Asset which has ceased to satisfy any of the Asset Eligibility Criteria shall be indicated in the Reconciliation Statement);

(D)	that Covered Asset (or a Vertical Slice thereof) having been subject to a Pre-Trigger Withdrawal Notice pursuant to Condition 4.34;

(E)	that Covered Asset having been subject to a Post-Trigger Withdrawal Notice pursuant to Condition 4.36;

(F)	that Covered Asset having been subject to a written notice from the Treasury pursuant to Condition 4.48;

(G)	the operation of Conditions 8.11 to 8.15;

(H)	that Covered Asset having been subject to a written notice from the Treasury pursuant to Condition 17.9;

(I)	the operation of Condition 31.21(A) following that Covered Asset having been designated as a Partial Termination Asset;

(J)	the operation of Condition 31.22(A) following that Covered Asset having been designated as a Full Termination Asset; or

(K)	any other reason,

and such other Information as the Treasury may require to be included in a Reconciliation Statement.

15.13	The Participant shall deliver a Compliance Certificate to the Treasury with each Reconciliation Statement. Any such Compliance Certificate may be subject only to qualifications which:

(A)	are contained in that Compliance Certificate; and

(B)	describe in reasonable detail:

(i)	the nature and extent of the qualifications being made (including the specific items of Information to which they apply); and

(ii)	the reasons why it was not possible to provide the relevant Information on an unqualified basis.

Conflicts Certificates

15.14
Subject to Condition 15.15, if aggregate Losses in respect of any Covered Asset (as reported as at any Quarter Date) exceed £10 million (or such higher amount as may be notified by the Treasury to the Participant from time to time), the Participant shall deliver to the Treasury (at the same time as the next Quarterly Statement delivered following such Quarter Date) a certificate (the “Conflicts Certificate”) that:

(A)	identifies that Covered Asset;

(B)
confirms that all agreements, transactions or arrangements entered into or effected either (i) in connection with the Management and Administration of that Covered Asset or any Related Party Asset or (ii) which constitute, create or give rise to any Conflict, in either case during the period from and including the Initial Event Date to and including the Trigger Date (the “relevant period”) in respect of that Covered Asset were commercially fair and reasonable and on arm's length terms;

(C)	confirms that the Participant has complied with Condition 10.10 in relation to that Covered Asset at all times during the relevant period; and

(D)
is signed by the Scheme Head (or another member of the Scheme Executive Team acceptable to the Treasury) and confirms that to the best of his or her knowledge and belief, having made all due and reasonable enquiries, the Conflicts Certificate is true and accurate, fairly presents the Information it contains and is not misleading for the purpose for which it is prepared.

15.15
The requirement to deliver a Conflicts Certificate under Condition 15.14 shall not apply in respect of any Covered Asset which has at all times during the relevant period (as defined in Condition 15.14(B)) been Managed and Administered as a Blind Pool Asset in accordance with Condition 10.18.

Disclosure of Material Criminal Conduct

15.16	The Participant shall:

(A)
no later than 7 April in each year, deliver a certificate to the Treasury signed by the Scheme Head (or another member of the Scheme Executive Team acceptable to the Treasury) confirming that, so far as the Participant and each other member of the Participant’s Group is aware after all due and reasonable enquiry, as at the immediately preceding 31 March there was and had been no Material Criminal Conduct save as may previously have been notified to the Treasury pursuant to and in accordance with paragraph (B) below; and

(B)
notify the Treasury of any Material Criminal Conduct promptly after the Participant or relevant member of the Participant’s Group becomes aware of the same (including in circumstances where such awareness arises as a result of Information provided to the Participant by the Treasury, any Government Entity or any of their respective Representatives).

Other obligations relating to Information requests

15.17	The Treasury shall not make a request for Information pursuant to Condition 15.1 or Condition 15.2 if and to the extent that the Treasury considers that the request:

(A)
would be (in itself or when taken together with other requests) disproportionate or excessive for the purposes for which the Treasury requires the Information or relates to matters which are immaterial; or

(B)
would result in an excessive interference with the commercial operations of the Participant’s Group which would impede the ability of the management and personnel of the Participant’s Group to fulfil their day-to-day functions.

15.18
In making a determination pursuant to Condition 15.17, the Treasury shall take into account (i) the nature and extent of the request, (ii) any ongoing development of systems specified in the Transitional Exceptions Document, (iii) the frequency of requests that are being made and (iv) the extent to which the request is consistent with any reporting cycle agreed to by the Treasury in connection with the production and delivery of Information pursuant to the Monitoring and Reporting Conditions.

15.19
The Treasury acknowledges that Information provided pursuant to this Condition 15 may contain estimates or statements of opinion or statements which relate to events or which depend on circumstances outside the control of the members of the Participant’s Group, or which may be of a subjective nature or subject to different interpretations (such estimates or statements only to the extent that they so relate and/or to the extent only that they are subjective or subject to different interpretations, the “Good Faith Statements”).  No liability will attach to any member of the Participant’s Group or its Representatives under any Scheme Document in respect of any Good Faith Statement which is honestly held (to the extent it constitutes an opinion), given in good faith and prepared with reasonable skill and care, having made all due and reasonable enquiries.

16.	QUARTERLY STATEMENTS; QUARTERLY STATEMENT DATA

Preparation and delivery of Quarterly Statements

16.1
Subject to Conditions 16.2 to 16.4 (inclusive), on or before the date falling 20 Business Days after each Quarter Date (each such date falling 20 Business Days after a Quarter Date, a “Quarterly Statement Date”), the Participant shall deliver to the Treasury a Quarterly Statement for the Quarter ending on that Quarter Date (the “Quarterly Statement Period”).

Initial Quarterly Statements

16.2
The first Quarterly Statement shall be provided in respect of the period from (and including) 31 December 2008 to (and including) 31 December 2009.  That period shall be the “Quarterly Statement Period” for the first Quarterly Statement and shall be treated as a “Quarter” for the purposes of these Conditions (including Condition 8), and 31 December 2009 shall be the “Quarter Date” for that Quarter.  The first Quarterly Statement shall be delivered to the Treasury on or before 28 February 2010 (which date shall be the “Quarterly Statement Date” for that Quarterly Statement).

16.3
The second Quarterly Statement shall be provided in respect of the Quarter from (and including) 1 January 2010 to (and including) 31 March 2010 and shall be delivered to the Treasury on or before the date falling 40 Business Days after 31 March 2010 (which date falling 40 Business Days after 31 March 2010 shall be the “Quarterly Statement Date” for that Quarterly Statement).

16.4
The third Quarterly Statement shall be provided in respect of the Quarter from (and including) 1 April 2010 to (and including) 30 June 2010 and shall be delivered to the Treasury on or before the date falling 30 Business Days after 30 June 2010 (which date falling 30 Business Days after 30 June 2010 shall be the “Quarterly Statement Date” for that Quarterly Statement).

Contents of Quarterly Statements and Quarterly Statement Data

16.5
A “Quarterly Statement” means a statement substantially in the form set out in, or appended to, the Accession Agreement or in such other form as may be agreed between the Treasury and the Participant.  Each Quarterly Statement, when taken together with the Quarterly Statement Data delivered at the same time as such Quarterly Statement, must set out as at the relevant Quarterly Statement Date all information necessary to calculate any payment required to be made under Condition 8 on the Quarterly Payment Date falling immediately after the Quarterly Statement Date for such Quarterly Statement, which shall include the following information:

Withdrawn Triggered Assets

(A)	which Triggered Assets were the subject of any Post-Trigger Withdrawal Notice during the Quarterly Statement Period and the date on which each such Post-Trigger Withdrawal Notice became effective;

Losses

(B)	in respect of each Loss that has occurred during the Quarterly Statement Period:

(i)	details of the Triggered Asset to which that Loss relates;

(ii)	the date on which that Loss occurred;

(iii)	the amount of that Loss in sterling; and

(iv)	the components of the calculation of that Loss, including:

(a)
for a Loss pursuant to Condition 6.1, the Outstanding Amount as at the relevant Trigger Date (or, if later, as at 31 December 2008) and the Covered Amount as at the Initial Event Date (or, if later, as at 31 December 2008), each in both sterling and the Covered Amount Currency of that Triggered Asset and the Applicable Exchange Rate applied for the purpose of converting that Covered Amount Currency into sterling;

(b)
for a Loss pursuant to Condition 6.22, the CL Payment Amount and the Loss Limit and the Remaining Covered Amount as at the relevant CL Payment Date, each in both sterling and the Covered Amount Currency of that Triggered Asset and the Applicable Exchange Rate applied for the purpose of converting that Covered Amount Currency into sterling;

(c)
for a Loss pursuant to Condition 6.1 or Condition 6.22, if the underlying currency of the Outstanding Amount or the CL Payment Amount (as applicable) is not the Covered Amount Currency of the relevant Covered Asset, the equivalent amount of the Outstanding Amount or the CL Payment Amount (as applicable) as at the relevant Trigger Date (or, if later, as at 31 December 2008) or CL Payment Date (as applicable) in that underlying currency and the exchange rate applied pursuant to Condition 6.30 for the purpose of converting that underlying currency into that Covered Amount Currency; and

(d)	for a Loss pursuant to Condition 6.38 such Information in respect of that Loss as the Treasury may require to be reported under this sub-paragraph (d) pursuant to an Extended Protection Notice;

(C)	the aggregate amount of the Losses that have occurred during the Quarterly Statement Period;

Realisations and Recoveries

(D)
in respect of each Realisation made during the Quarterly Statement Period (and, in the Quarterly Statement for the first Quarterly Statement Period for which a Covered Asset is reported as a Triggered Asset, any Cash Realisation which is made prior to the Trigger Date for that Covered Asset and is to be included within Recoveries for that Covered Asset):

(i)	details of the Triggered Asset to which that Realisation relates;

(ii)	the date on which that Realisation was made;

(iii)	whether or not that Realisation is a Cash Realisation;

(iv)	if that Realisation is a Cash Realisation:

(a)	the amount of that Realisation in sterling, net of Realisation Expenses; and

(b)
if the underlying currency of that Realisation is not sterling, the equivalent amount of that Realisation in that underlying currency (net of Realisation Expenses) and the Applicable Exchange Rate applied for the purpose of converting that underlying currency into sterling; and

(v)
the amount in sterling of any Realisation Expense in respect of that Realisation and, if the underlying currency of that Realisation Expense is not sterling, the equivalent amount of that Realisation Expense in that underlying currency and the Applicable Exchange Rate applied for the purpose of converting that underlying currency into sterling;

(E)	in respect of each Recovery made during the Quarterly Statement Period, the amount of that Recovery in sterling;

(F)	the aggregate amount of the Recoveries made during the Quarterly Statement Period;

Extended Protection Assets

(G)	such other Information in respect of Extended Protection Assets as the Treasury may require to be reported under this paragraph (G) pursuant to an Extended Protection Notice;

Amounts payable

(H)	the Quarterly Payable in respect of the Quarterly Statement Period, including the components of such amount;

(I)	the balance of the Pending Account and the Treasury Account as of the last day of the Quarterly Statement Period and the movements in each such account during that period;

(J)	the amount (if any) that will be payable pursuant to Condition 8.5 on the next Quarterly Payment Date and the components of such amount;

(K)
any correction or adjustment made pursuant to or required by these Conditions to any amount stated in any previous Quarterly Statement, the reason for each such correction or adjustment being made and any amount that will be payable pursuant to Condition 8.7 as a result of such correction or adjustment and the components of each such amount; and

Late reporting

(L)
each of the items referred to in paragraphs (A) to (K) above restated so as to reflect any correction or adjustment that is to be disregarded (for the purpose of Condition 8) pursuant to Conditions 8.11 to 8.15 (inclusive).

Agreed Model

16.6
The Participant shall, if requested by the Treasury, deliver to the Treasury at the same time as it provides a Quarterly Statement (or at such later time as the Treasury may request), a statement in the form of the Agreed Model for the Quarterly Statement Period, duly completed in respect of the matters set out in the Quarterly Statement.

Quarterly Statement Data

16.7	The Participant shall, no later than each Quarterly Statement Date, deliver to the Treasury the Quarterly Statement Data for each Quarterly Statement Data Field:

(A)	(subject to any valid qualifications set out in the relevant QS Compliance Certificate) accurately completed in accordance with the Data Field Rules; and

(B)	stated as at the date or dates specified in the Data Field Rules or otherwise in this Condition 16,

in each case in respect of the relevant Quarterly Statement Period.

QS Compliance Certificate

16.8	The Participant shall deliver to the Treasury, at the same time as it delivers each Quarterly Statement, a certificate signed by the Scheme Head (or another member of the Scheme Executive Team acceptable to the Treasury) confirming that such Quarterly Statement, and the Quarterly Statement Data delivered pursuant to Condition 16.7, is, to the best of his or her knowledge and belief, having made all due and reasonable enquiries, true and accurate, fairly presents the Information it contains and is not misleading for the purpose for which it is prepared (a “QS Compliance Certificate”).

16.9	A QS Compliance Certificate may be subject only to valid qualifications. A “valid qualification” means a qualification which:

(A)	is contained in a QS Compliance Certificate; and

(B)	describes in reasonable detail:

(i)	the nature and extent of the qualification being made (including the specific items of Information (including any Quarterly Statement Data) to which it applies); and

(ii)	the reasons why it was not possible to provide the relevant Information on an unqualified basis.

16.10
If any QS Compliance Certificate delivered pursuant to Condition 16.8 is given subject to any valid qualifications, the Participant shall deliver to the Treasury a QS Compliance Certificate (without qualifications) no later than the Quarterly Statement Date for the corresponding Quarter in the following year (or, in the case of the first Quarterly Statement to be provided pursuant to Condition 16.2, no later than 20 Business Days after 31 December 2010).

Adjustments for errors in Quarterly Statement Data

16.11
If an error is identified in respect of any Quarterly Statement Data for any Quarterly Statement Period (regardless of whether such error was contemplated by way of a valid qualification to the corresponding QS Compliance Certificate) the Participant shall, as soon as practicable, deliver to the Treasury:

(A)	the Quarterly Statement Data which is to be corrected, accurately completed in accordance with the Data Field Rules;

(B)	a report describing in reasonable detail the corrections made to the Quarterly Statement Data; and

(C)
such other Information as the Treasury may notify the Participant from time to time as being required to enable the Treasury (i) to reconcile corrections to the Quarterly Statement Data against the Quarterly Statement Data provided pursuant to Condition 16.7 in respect of the relevant Quarterly Statement Period and (ii) to monitor corrections to the Quarterly Statement Data.

16.12	If an error is identified in respect of any Quarterly Statement Data for any Quarterly Statement Period and such errors are corrected in accordance with Condition 16.11, the necessary corrections and adjustments shall be made to the Quarterly Statement in an adjustment Quarter in accordance with Condition 8.7.

Remedies in respect of Quarterly Statement Data

16.13
Any exercise by the Treasury of its rights under this Condition 16 is in addition to, and shall not be construed to limit, affect or prejudice any right, power or remedy provided by law or under or pursuant to any Scheme Document (including any right it may have pursuant to the Indemnity, the Step-In Rights or Condition 34).

17.	INITIAL DATA AND POST-ACCESSION DATA

Initial Data

17.1
On or prior to the Signing Date, the Participant shall have delivered to the Treasury the Initial Data (accurately completed in accordance with the Data Field Rules) in the form specified in the Accession Agreement.

17.2	Identification of an asset or exposure in the Initial Data shall not be taken as:

(A)	evidence that such asset or exposure satisfies the Asset Eligibility Criteria;

(B)	the Treasury’s acceptance or agreement that any of the factual Information contained in the Initial Data in respect of such asset or exposure is correct; or

(C)	the Treasury’s agreement to waive any breach of the Scheme Documents.

Covered Asset Classes

17.3
Each Covered Asset shall be allocated, in accordance with the Data Field Rules, to one of the following mutually exclusive classes of Covered Assets (each a “Covered Asset Class”): (i) Residential Mortgage; (ii) Consumer Finance; (iii) Bond; (iv) Loan; (v) Lease Finance; (vi) Project Finance; (vii) Leveraged Finance; (viii) Commercial Real Estate Finance; (ix) Structured Finance; or (x) Derivative.

17.4
The Covered Asset Class to which a Covered Asset is allocated shall be that specified by the Participant in the Initial Data in accordance with the Data Field Rules.  An amendment to, or a replacement of, any agreement or instrument that relates to any asset and exposure forming part of a Covered Asset shall not result in any change to the Covered Asset Class to which that Covered Asset belongs.

Corrections to Initial Data

17.5	If any member of the Participant’s Group is or becomes aware that:

(A)
any Initial Data Field for a Covered Asset has not been completed in accordance with the Data Field Rules (including where the Initial Data Field should have been completed as “Not Applicable” or “N/A”); or

(B)	there is an error or inaccuracy in any Initial Data for a Covered Asset,

(each an “Error”) then the Participant shall notify the Treasury in writing as soon as practicable of that fact and the amendments to the Initial Data which it proposes to make (the “Proposed Correction”).

17.6
If the Proposed Correction is in respect of any Initial Data set out in a Fixed Data Field, then the Proposed Correction shall be made only if the Treasury consents to it, which consent may, where the Proposed Correction relates to a Coverage Data Field, be given subject to agreement by the Treasury and the Participant upon, or determination of, an Adjustment in respect of the relevant Error in accordance with Condition 34.

17.7
If the Proposed Correction is in respect of any Initial Data set out in an Initial Data Field which is not a Fixed Data Field, then the Treasury will determine whether the Proposed Correction is compliant with the principle that there should be no substitution of a Covered Asset originally identified in the Initial Data with a different asset or exposure (except to the extent agreed by the Treasury) (the “Correction Principle”), such determination to be made having regard to:

(A)	any associated Proposed Correction(s) in respect of the relevant Covered Asset;

(B)	the extent to which:

(i)	the Proposed Correction relates to Initial Data which reflects or is derived from the contractual terms, or is pertinent to the identification, of the relevant Covered Asset; and

(ii)
the Initial Data will (if the Proposed Correction is made) (a) reconcile with any corresponding Pre-Accession Data or (b) reflect any agreement by the Treasury that the Participant may substitute certain assets or exposures identified in the Pre-Accession Data;

(C)	whether the Data Field Rules required the Participant to make a subjective judgement in relation to any Information the subject of the Proposed Correction; and

(D)
whether the Error (i) arose from an administrative error in transposing Information to the relevant Initial Data Fields from the underlying Books and Records of the Participant’s Group (or from the transposition of erroneous Information from those Books and Records) or (ii) is a failure to complete an Initial Data Field which should have been completed as “Not Applicable” or “N/A”.

17.8	If the Treasury:

(A)	gives its consent to any Proposed Correction pursuant to Condition 17.6; or

(B)	determines pursuant to Condition 17.7 that any Proposed Correction is compliant with the Correction Principle,

then the Proposed Correction shall be made and:

(i)	the Treasury shall have no right to make any claim under the Indemnity in respect of the relevant Error; and

(ii)	subject as provided in Condition 17.6, such Error shall not constitute an Adjustment Event.

If any Proposed Correction is made to the Initial Data in relation to a Covered Asset pursuant to this Condition 17.8, any Losses in respect of that Covered Asset shall be calculated on the basis of such Initial Data as corrected (but subject to any Adjustment agreed or determined in respect of that Covered Asset pursuant to Condition 17.6).

17.9
If the Treasury determines pursuant to Condition 17.7 that, as a result of any Proposed Correction(s) to the Initial Data relating to the relevant Covered Asset, it is not possible to identify the assets and exposures which the Participant intended to include within the Scheme, then (subject to any contrary determination pursuant to the Dispute Resolution Procedure) the Treasury shall have the right (exercisable by giving written notice to the Participant) to determine that such Covered Asset shall cease permanently to be a Covered Asset.  Such Covered Asset shall, with effect from and including the date on which such notice becomes effective, cease permanently to be a Covered Asset.

Post-Accession Data

17.10	The Participant shall deliver to the Treasury the Post-Accession Data in respect of each Post-Accession Data Field:

(A)	by no later than the date or dates specified in the Data Field Rules; and

(B)	accurately completed in accordance with, and stated as at the date or dates specified in, the Data Field Rules.

17.11	If the Data Field Rules do not state a specific date by which Post-Accession Data in respect of certain Post-Accession Data Fields must be delivered, then the Participant shall:

(A)
use all reasonable endeavours to deliver to the Treasury such Post-Accession Data as soon as reasonably practicable following the Accession Date (accurately completed and stated as at the most recent practicable date, in accordance with the Data Field Rules); and

(B)	update such Post-Accession Data at least annually or with the frequency otherwise agreed with the Treasury.

17.12	Any Post-Accession Data delivered to the Treasury shall reflect (in accordance with the Data Field Rules) the occurrence of each of the following:

(A)	a Covered Asset becoming a Triggered Asset or being subject to a Pre-Trigger Withdrawal Notice or a Post-Trigger Withdrawal Notice;

(B)	any conduct (including any amendment, modification or waiver) relating to a Covered Asset or Related Party Asset that has occurred;

(C)	the correction of any errors which have been identified in any Post-Accession Data;

(D)
all events or circumstances which have resulted in any amendment to any Information previously provided in any Data Field being necessary in order to state the relevant Information accurately as at the date at which that Post-Accession Data is stated or is updated or corrected; and

(E)
any other event or circumstance, of which the Participant is aware, which has resulted in any Post-Accession Data being incorrect as at the date at which the Post-Accession Data was stated or was updated or corrected.

Modifications to Data Fields

17.13
The Treasury and the Participant may agree, from time to time, to modify the required content of any of the Post-Accession Data Fields or Quarterly Statement Data Fields, to include additional such Data Fields, or to vary the deadlines for, or the frequency of, the completion and updating of such Data Fields.

Remedies in respect of data

17.14
Subject to Condition 17.8, any exercise by the Treasury of its rights under this Condition 17 is in addition to, and shall not be construed to limit, affect or prejudice any right, power or remedy provided by law or under or pursuant to any Scheme Document (including any right it may have pursuant to the Indemnity, the Step-In Rights or Condition 34).

18.	MAINTENANCE OF BOOKS AND RECORDS

Preparation and maintenance of Books and Records

18.1
The Participant shall prepare and maintain (or procure the preparation and maintenance of) Books and Records (including with respect to the Covered Assets and any Related Party Assets) that are in such form and detail as are required by Good Industry Practice and as are necessary to (i) verify compliance with the Scheme Documents (ii) ensure that the Participant can provide the Information required to be provided pursuant to the Scheme Documents and (iii) enable accurate calculation of the payments to be made pursuant to Condition 8 and the Information underlying such calculations to be verified (together, the “records objectives”), and in particular:

(A)
subject to the Transitional Exceptions Document, ensure that its Books and Records separately identify and track the Covered Assets and, to the extent only as may be required to ensure the Participant’s compliance with the Scheme Documents, Related Party Assets and Conflicts;

(B)
prepare and maintain Books and Records in compliance with Accounting Standards, Applicable Law and Good Industry Practice in relation to all dealings and transactions in relation to the Covered Assets and, to the extent only as may be required to ensure the Participant’s compliance with the Scheme Documents, any Related Party Assets and Conflicts;

(C)
subject to the Transitional Exceptions Document, ensure that all Books and Records which record financial matters are prepared in such a manner that Information necessary to determine compliance with any requirement of the Scheme Documents will be reasonably easily obtainable; and

(D)
subject to the Transitional Exceptions Document, maintain its Books and Records in a manner that allows it to produce or deliver (as appropriate) the Reports within the timeframes applicable to such Reports and otherwise comply with its obligations under the Scheme Documents, and in formats compatible with the systems requirements agreed in writing between the Treasury and the Participant from time to time.

Document retention and destruction

18.2
The Participant shall ensure that each member of the Participant’s Group shall develop and maintain, and (subject to this Condition 18) operate and implement, document retention and destruction policies that comply with Applicable Law and are consistent with Good Industry Practice.

18.3
Without prejudice to Condition 18.2, the Participant shall ensure that each member of the Participant’s Group shall keep, and that no member of the Participant’s Group shall (unless required to do so by Applicable Law) destroy or (to the extent within its control) permit the destruction of any of:

(A)	the Books and Records which evidence the terms of the agreements or instruments comprising a Covered Asset (whether or not such terms have subsequently been amended, modified or replaced);

(B)	the Books and Records which constitute accounting and financial records relating to any Covered Asset; or

(C)	other Books and Records if (and to the extent that) the failure to keep or the destruction of such Books and Records would prevent or prejudice the satisfaction of the records objectives,

provided that any member of the Participant’s Group may copy any Books and Records into one or more alternative storage formats (and subsequently destroy any Books and Records from which any such copies were made) where to do so would be in accordance with Good Industry Practice and would not otherwise prevent or prejudice the satisfaction of the records objectives.

18.4
If, by virtue of Condition 18.3, the Participant notifies the Treasury in writing that it will be required to operate document retention and destruction policies which are more onerous than those which are required by Applicable Law and Good Industry Practice, the Treasury shall consult with the Participant in good faith with a view to agreeing whether the Books and Records identified by the Participant need not be retained, notwithstanding Condition 18.3.  Such consultation will be undertaken having regard, amongst other things, to whether (i) the cost of retaining such Books and Records beyond the period which would otherwise be required by Applicable Law and Good Industry Practice is disproportionate or excessive and (ii) such Books and Records are material to the Participant’s ability to satisfy the records objectives.

18.5
Without prejudice to the other requirements of this Condition 18 and any other provision of the Scheme Documents, where the Treasury or any of its Representatives or any Step-In Manager has given notice to the Participant in writing that it wishes or they wish the Participant to ensure that specified Books and Records of the kind described in Condition 18.3 are kept and not destroyed, or if any such Books and Records may reasonably be expected to be relevant or required in connection with any Report, or any audit, investigation, verification or other review that may be conducted pursuant to the Scheme Documents, then the Participant shall take all steps necessary to ensure that any such Books and Records shall be kept and not destroyed until the Treasury has confirmed in writing that the relevant Books and Records may be destroyed.  In determining whether to deliver a notice pursuant to this Condition 18.5, the Treasury will consult in good faith with the Participant as to whether (i) the costs to the Participant of retaining the relevant Books and Records beyond the period which would otherwise be required by virtue of the Participant’s document retention and destruction policies is disproportionate or excessive and (ii) such Books and Records are material to the Participant’s ability to satisfy the records objectives.

18.6
As soon as reasonably practicable following a Trigger in respect of any Covered Asset, the Participant shall use its best endeavours to gather and preserve all of the Books and Records relating to that Covered Asset as are described in Conditions 18.3 and 18.5.

18.7	None of Conditions 18.3, 18.5 or 18.6 shall require any member of the Participant’s Group to keep any Books and Records to the extent that they relate to:

(A)	any asset or exposure which is not a Triggered Asset and which has ceased, at the relevant time, to be a Covered Asset; or

(B)	any asset or exposure that is a Related Party Asset only in respect of one or more assets or exposures described in paragraph (A),

or any Books and Records that constitute immaterial internal or external correspondence regarding any such asset or exposure.

19.	ASSURANCE PLAN

Assurance Plan

19.1
On or prior to the Signing Date, the Participant shall have delivered to the Treasury, and thereafter shall maintain, an assurance plan (the “Assurance Plan”) for the conduct, by its internal audit or risk function and, to the extent that the Participant considers appropriate, external auditors or other contractors, of a regular (and, following the Accession Date, not less than annual) review of:

(A)	the adequacy of the systems, controls and processes of the members of the Participant’s Group for ensuring compliance with the Scheme Documents;

(B)	whether, and the extent to which, any member of the Participant’s Group has failed to comply with the Scheme Documents;

(C)	the completeness, accuracy and validity of the Quarterly Statements and the Losses and Recoveries reported in the Quarterly Statements;

(D)
the completeness and accuracy of the Information provided by completion of the Data Fields and the effectiveness of the associated processes and controls in relation to the compilation, maintenance and provision of such Information to the Treasury in accordance with the Scheme Documents;

(E)
the systems, controls and processes applicable to costs and expenses of the members of the Participant’s Group incurred in connection with the Scheme and the Covered Assets (including Realisation Expenses);

(F)
compliance by members of the Participant’s Group with the Asset Management Conditions in respect of each Covered Asset Class (but without any obligation to review compliance in respect of each individual Covered Asset), such review and reporting to be undertaken no less frequently than every six months in the first year commencing on the Accession Date; and

(G)	whether the practices, procedures and conduct of the SOC are effective and comply with Good Industry Practice in respect of corporate governance.

19.2
The Assurance Plan must set out detailed procedures for the review and reconciliation described in Conditions 19.1 and 19.9, respectively, shall clearly disclose any materiality thresholds that are to be applied for in conducting such procedures and shall identify the department or external contractor that will conduct each such procedure and when each such procedure is intended to occur.

19.3
The Participant shall ensure that the Assurance Plan is carried out in accordance with its terms.  The first review and reconciliation to be conducted pursuant to the Assurance Plan shall be in respect of the period from the Signing Date (or, to the extent that such review relates to the matters described in Condition 19.1(C), 1 January 2009) to 31 December in the year of the Accession Date.

19.4	The Participant may modify its Assurance Plan from time to time as it considers necessary or desirable, provided that the Assurance Plan (as modified) complies with Conditions 19.1 and 19.2.

19.5	The Participant shall deliver to the Treasury a copy of any material modifications to the Assurance Plan as soon as reasonably practicable following the preparation of any such modifications.

19.6
The Participant shall prepare and deliver to the SOC and the Treasury, by no later than 31 March in each year, a report which sets out the results of the review conducted in accordance with the Assurance Plan and any changes to the systems, controls and processes of the members of the Participant’s Group that the Participant intends to implement, following such review and reconciliation, in order to ensure that it complies with the Scheme Documents (the “Annual Assurance Report”).

19.7
If the Treasury so requests on reasonable written notice, a copy of any final reports and any other material Information prepared pursuant to the Assurance Plan during the course of the year to which the Annual Assurance Report relates shall be provided to the Treasury at the same time as the Annual Assurance Report.

19.8
Any third party engagement letters entered into by any member of the Participant’s Group in relation to the Assurance Plan shall allow for the provision of any such reports and Information produced by those third parties to be provided to the Treasury and for the Treasury to be able to rely on the findings of those reports.

Reconciliation to financial statements

19.9
As soon as reasonably practicable, and in any event within 30 Business Days, after the publication of the audited consolidated balance sheet of the Participant's Group for any financial year, the Participant shall ensure that a reconciliation is performed between:

(A)
the aggregate of the Outstanding Amounts of the Covered Assets (as reported to the Treasury in the most recent Post-Accession Data relating to the period ending on the final day of that financial year); and

(B)	the total assets of the Participant's Group, as recorded on that audited consolidated balance sheet,

and report the results of such reconciliation in writing to the Treasury.

20.       TREASURY’S RIGHT TO AUDIT, INVESTIGATE AND REVIEW

20.1
Notwithstanding any other provision of the Scheme Documents, the Treasury shall at any time have the right to conduct or commission any audit, investigation or review of, or in relation to, any or all of the following:

(A)	compliance by any member of the Participant’s Group with its obligations under the Scheme Documents;

(B)	any Reports or other Information provided or delivered pursuant to the Scheme Documents or otherwise in connection with the Scheme;

(C)	the payments to be made pursuant to the Scheme Documents;

(D)
the performance of any of the Covered Assets and the satisfaction by such Covered Assets of the Asset Eligibility Criteria and the Asset Continuity Requirements in relation to any amendment or replacement of an agreement or instrument relating (or to the extent relating) to the assets and exposures forming part of a Covered Asset;

(E)	Related Party Assets and Conflicts (in each case to the extent necessary to monitor compliance with the Scheme Documents);

(F)	any other aspect of the Scheme or the Scheme Documents; and

(G)
any other aspect of the business, financial condition and affairs of any member of the Participant’s Group (to the extent the Treasury considers it necessary in connection with monitoring of the operation of, and risks relating to, the Scheme and the Covered Assets or otherwise in connection with the Scheme).

20.2
The scope and duration of any such audit, investigation or review shall be determined by the Treasury, and the Participant shall bear all costs of any such audit, investigation or review as a Management and Administration Cost in accordance with Condition 9.10.

20.3
The Participant shall ensure that each member of the Participant’s Group shall cooperate in all respects with any such audit, investigation or review, and shall make available to the Treasury such Representatives, premises and Information (including Books and Records) as the Treasury and its Representatives may require in connection with such audit, investigation or review.

20.4	The Participant shall and shall ensure that each member of the Participant’s Group will:

(A)
permit the Representatives of the Treasury and any Step-In Manager to visit and examine and take copies of any Books and Records relating to the Covered Assets or Related Party Assets where such Books and Records are within the possession or control of a member of the Participant’s Group or its Representatives, for any purpose in connection with the Scheme, during normal business hours as often as the Treasury or Step-In Manager may decide;

(B)
discuss with any such Representative of the Treasury or Step-In Manager any aspect of such Books and Records as the Treasury or Step-In Manager may request, and answer any questions that may be raised as part of such discussions; and

(C)	provide access to such of its Representatives, facilities and office space as the Treasury or Step-In Manager may require for that purpose.

20.5
The Treasury may, from time to time and at its sole discretion, appoint any Agency personnel or employees or officials of the Treasury (the “Treasury Monitors”) to attend meetings of any credit committee or risk committee (or any equivalent body or forum) of the Participant or any other member of the Participant’s Group, on a sample basis, for the purpose of enabling the Treasury to monitor the Participant’s compliance with the Asset Management Conditions.  The Participant shall ensure that the Treasury Monitors are permitted to attend such meetings.

20.6
If the Treasury notifies the Participant that it wishes Treasury Monitors to attend any meeting pursuant to Condition 20.5, the Participant shall give the Treasury and the Treasury Monitors the same period of notice of the time, date and location for such meetings as is given to the members of the relevant committee (or equivalent body or forum) and the Participant shall send to the Treasury and the Treasury Monitors copies of all documents circulated for the purposes of such meetings and all minutes of those meetings at the same time as they are sent to such members.

20.7
The Treasury Monitors may, but shall not be required or obliged to, speak or participate in any way in any such meeting but shall not be entitled to exercise any vote in respect of any decision taken at any such meeting.

PART 5: GOVERNANCE AND OVERSIGHT

21.	SENIOR OVERSIGHT COMMITTEE

Establishment of the SOC

21.1
The Participant shall establish and maintain a senior oversight committee or body (the “SOC”) which shall be governed by, and shall have the functions described in, this Condition 21 and the SOC Terms of Reference.

Composition of the SOC

21.2
The SOC shall comprise at least one non-executive director of the Participant’s Ultimate Parent and such members of the senior management of the Participant’s Group, as in each case as may be approved in advance by the Treasury (acting reasonably).  The initial composition of the SOC, and any requirements as to the amount of time each member of the SOC shall devote to the functions of the SOC, shall be as set out in the SOC Terms of Reference.

Functions of the SOC

21.3
The SOC shall have the functions set out in, and operate in accordance with, the written terms of reference designated as such pursuant to the Accession Agreement for the purposes of these Conditions (the “SOC Terms of Reference”).  The SOC Terms of Reference shall include the following:

(A)	ensuring, setting strategy for, and providing oversight and supervision of, compliance with the Scheme Documents, including with respect to:

(i)	the calculation of the Quarterly Payables (and other amounts which fall to be calculated, accounted for or reported pursuant to and in accordance with the Scheme Documents);

(ii)	the Asset Management Conditions and the Monitoring and Reporting Conditions; and

(iii)	the establishment of systems, controls and processes to comply with the Scheme Documents;

(B)
reviewing, approving and periodically reassessing the business strategies and governance arrangements of the members of the Participant’s Group in connection with the Scheme (including the Asset Management Framework, the Conflicts Management Policy, Business-Level Guidelines and any other policies and practices relating to the Participant’s participation in the Scheme) which have been developed by the Scheme Executive Team from time to time in accordance with the Scheme Documents), including proposed modifications to such strategies and governance arrangements arising out of changes to business conditions, Applicable Law or Good Industry Practice;

(C)	delivering and implementing the systems, controls and processes described or referred to in the Transitional Exceptions Document;

(D)
ensuring fully open, transparent and constructive communications and relations with the Treasury and its Representatives in respect of the Scheme and the Covered Assets and compliance with the Scheme Documents;

(E)	(where required pursuant to the Asset Management Conditions) determining whether or not to approve Conduct Requiring Approval notified to it;

(F)	the functions required to be undertaken by the SOC pursuant to the Remuneration Conditions; and

(G)
overseeing and assessing any impact on the Covered Assets or the Participant’s participation in the Scheme arising from or relating to any Other Protection Scheme in which any member of the Participant’s Group participates.

Meetings of the SOC

21.4	The SOC shall meet at least monthly and on such other occasions as it considers necessary or appropriate in order to carry out its functions.

Treasury Observers

21.5
The Treasury shall have the right to appoint, from time to time and at its sole discretion, any individuals to attend meetings of the SOC as non-voting observers (the “Treasury Observers”) and shall notify the Participant in writing of the identities of the Treasury Observers from time to time.  The Participant shall ensure that the Treasury Observers are permitted to attend meetings of the SOC.

21.6
The Participant shall give the Treasury and the Treasury Observers the same period of notice of the time, date and location for all meetings of the SOC as is given to the members of the SOC (which, save in the event of exceptional circumstances which the Participant reasonably considers to warrant a meeting on short notice, shall be no less than one Business Day prior to the relevant meeting) and the Participant shall send to the Treasury and the Treasury Observers copies of all documents circulated for the purposes of such meetings and all minutes of those meetings at the same time as they are sent to the members of the SOC (or any member of the SOC).

21.7
The Treasury Observers may, but shall not be required or obliged to, speak or participate in any way in any meeting of the SOC and shall not be entitled to exercise any vote in respect of any decision taken by the SOC.

Records of the SOC

21.8	The SOC shall have a non-voting secretary who shall keep the minutes of SOC meetings and records of all matters considered or decided by the SOC.

21.9
Without prejudice to Condition 21.6, the Participant shall provide to the Treasury and the Treasury Observer copies of all reports, presentations, records and other documents given to or created by the SOC (or any of its members in connection with the functions of the SOC), together with all minutes of meetings of the SOC, as soon as reasonably practicable following the receipt or creation thereof.

22.	SCHEME HEAD

Appointment of the Scheme Head

22.1
The Participant shall appoint (and shall use its best endeavours to ensure that there is at all times appointed) one of its executive directors or a member of its senior management team to be the Scheme Head for the Participant, such appointment being subject to the prior approval of the Treasury (acting reasonably).  The “Scheme Head” shall be the individual so appointed from time to time.

Functions of the Scheme Head

22.2	The Scheme Head shall report to the SOC and his or her functions shall include:

(A)
being the primary senior point of contact for the Treasury with regard to the Scheme and the Covered Assets and compliance with the Scheme Documents and providing such briefings and Information to the Treasury as may be required in accordance with the Scheme Documents from time to time;

(B)	leading, overseeing and ensuring the performance by the Scheme Executive Team of their respective functions under the Scheme Documents;

(C)	proposing to the SOC a strategy for ensuring, overseeing and supervising compliance with the Scheme Documents;

(D)	(in conjunction with the Scheme Executive Team) day-to-day oversight of compliance with the Scheme Documents, including with respect to:

(i)	the calculation of the Quarterly Payables (and other amounts which fall to be calculated, accounted for or reported pursuant to and in accordance with the Scheme Documents);

(ii)	the Asset Management Conditions, the Governance and Oversight Conditions and the Monitoring and Reporting Conditions;

(iii)	the establishment of systems, controls and processes to comply with the Scheme Documents; and

(iv)	the functions set out in the Remuneration Conditions;

(E)
(in conjunction with the Scheme Executive Team) developing, periodically reassessing and providing recommendations to the SOC in respect of the business strategies and governance arrangements of the members of the Participant’s Group in connection with the Scheme (including the Asset Management Framework, the Conflicts Management Policy, Business-Level Guidelines and any other policies and practices relating to the Participant’s participation in the Scheme);

(F)	delivering and implementing the systems, controls and processes described or referred to in the Transitional Exceptions Document;

(G)
(in conjunction with the Scheme Executive Team) determining whether or not to approve any Conduct Requiring Approval notified to him or her pursuant to the Conduct Approvals Hierarchy and monitoring and overseeing all Conduct Requiring Approval; and

(H)
coordinating the Participant’s participation in the Scheme with the participation of any member of the Participant’s Group in any Other Protection Scheme, and overseeing and assessing any impact on the Covered Assets or the Participant’s participation in the Scheme arising from or relating to any such Other Protection Scheme.

22.3
The Scheme Head shall meet regularly with the Treasury, on reasonable written notice at the Treasury’s request, to discuss such matters relating to the Scheme, the Covered Assets and the Participant’s Group as the Treasury may reasonably require.

Scheme Head to be dedicated

22.4
The Participant shall ensure that the Scheme Head shall, subject to Applicable Law and except as otherwise provided in the Accession Agreement, devote all of his or her working time to the performance of his or her functions pursuant to the Scheme Documents, provided that the Scheme Head shall be permitted to spend such working time as is necessary to carry out internal reporting in connection with such functions.

Liability of Scheme Head

22.5
No personal liability shall attach to the Scheme Head by virtue of his or her signing any QS Compliance Certificate, Compliance Certificate or any certificate required pursuant to Condition 15.14 or Condition 15.16(A).

23.	SCHEME EXECUTIVE TEAM

Appointment of Scheme Executive Team

23.1
The Participant shall appoint a team of personnel to support the SOC and the Scheme Head in the performance of their functions (such personnel being, together with the Scheme Head, the “Scheme Executive Team”).

Composition of Scheme Executive Team

23.2
The Participant shall use its best endeavours to ensure that the Scheme Executive Team comprises a sufficient number of individuals with appropriate levels of expertise and industry qualifications having sufficient functional and product knowledge of the relevant Covered Asset Classes and their administrative requirements to be able to carry out their duties.  In addition, the Scheme Executive Team shall be supported by a sufficient number of administrative and other personnel.

23.3
The Scheme Executive Team shall include an individual who shall be nominated as the deputy to the Scheme Head and who is available to carry out the functions of the Scheme Head in his or her absence.  The Participant shall consult with the Treasury as to the identity of that deputy prior to that individual being appointed to that role.

23.4	The Scheme Executive Team shall be organised in such a way as the SOC and the Scheme Head may determine in order to carry out its functions.

23.5
The organisational structure, and the initial composition, of the Scheme Executive Team shall be set out in the Detailed Organisational Structure.  Any change which the Participant proposes to make to the composition or structure of the Scheme Executive Team shall be subject to approval in writing by the SOC and shall be notified to the Treasury.

Functions of the Scheme Executive Team

23.6	The functions of the Scheme Executive Team shall include:

(A)
carrying out such functions and responsibilities as the SOC and the Scheme Head may determine from time to time in connection with the implementation and administration of, and compliance with, the Scheme Documents;

(B)
monitoring compliance with the Monitoring and Reporting Conditions (including production and delivery to the Treasury of Scheme Information and liaising with other personnel of the Participant’s Group if and to the extent required to prepare or obtain such Scheme Information);

(C)	monitoring compliance with the Asset Management Conditions (including the Asset Management Framework and the Conflicts

Management Policy) and the implementation of the Asset Management Framework and the Conflicts Management Policy, in which regard the functions of the Scheme Executive Team shall include:

(i)	reviewing, and reporting to the Scheme Head in respect of, compliance with the Asset Management Conditions (including in respect of the Asset Management Framework and Conflicts Management Policy);

(ii)	liaising with relevant personnel to ensure that any Conduct Requiring Approval is effected in accordance with the Asset Management Conditions;

(iii)	developing, maintaining and monitoring compliance with the Business-Level Guidelines;

(iv)	communicating the Business-Level Guidelines to relevant Representatives of the Participant’s Group, as necessary for the purposes of ensuring compliance with the Scheme Documents;

(v)	liaising with relevant personnel as necessary in connection with the performance of their functions regarding the Scheme (including the Covered Assets, Related Party Assets and Conflicts);

(vi)
periodically reviewing, in conjunction with relevant personnel, the applicable investment objectives and strategies with respect to the Covered Assets and (to the extent necessary) Related Party Assets to ensure that they are consistent with the policies and principles described in the Scheme Documents and, as may be necessary or appropriate, implementing modifications to such investment objectives and strategies so as to ensure such consistency; and

(vii)	monitoring the Management and Administration and performance of the Covered Assets and (to the extent necessary) Related Party Assets against such investment objectives and strategies; and

(D)
to the extent that such attendance is required or envisaged by the Asset Management Framework or the Conflicts Management Policy, ensuring that a member of the Scheme Executive Team attends each meeting of any credit committee established by any member of the Participant’s Group relating to Covered Assets and/or Related Party Assets and exercises decision-making powers on such credit committee in such a way as the relevant member of the Scheme Executive Team thinks fit having regard to the requirements of the Scheme Documents.

Roles of Scheme Executive Team in relation to Information

23.7	The Participant shall ensure that:

(A)	the Scheme Executive Team oversees and coordinates the preparation and delivery of the Scheme Information; and

(B)
each member of the Participant’s Group and its Representatives provide all such Information and assistance as the Scheme Executive Team considers necessary in order to prepare, produce or deliver any Scheme Information.

Scheme Executive Team to be dedicated

23.8
The Participant shall ensure that the members of the Scheme Executive Team shall (subject to Applicable Law and except as otherwise provided in the Accession Agreement) devote all of their working time to the performance of their functions in relation to the Scheme including those functions set out in Condition 23.6, provided that those members shall be permitted to spend such working time as is necessary to carry out internal reporting in connection with such functions.

Resources for Scheme Executive Team

23.9
The Participant shall permit the Scheme Executive Team to identify its own reasonable resource requirements (including additional personnel, information technology, legal, administrative and other resources) and recommend to the SOC any changes or additions necessary to meet its responsibilities under the Scheme Documents.  The Participant shall ensure that the Scheme Executive Team is provided with such resources.

Authorities of Scheme Executive Team

23.10
The Participant shall ensure that each member of the Participant’s Group shall give the Scheme Executive Team, and maintain, all such internal authorities as may be necessary or appropriate for the Scheme Executive Team to carry out its functions and responsibilities, including the authority to direct the Representatives of the members of the Participant’s Group to take (or refrain from taking) actions with respect to Covered Assets, Related Party Assets and Conflicts.

Liability of Scheme Executive Team members

23.11
No personal liability shall attach to any member of the Scheme Executive Team by virtue of his or her signing any QS Compliance Certificate, Compliance Certificate or any certificate required pursuant to Condition 15.14 or Condition 15.16(A).

24.	GENERAL STAFFING REQUIREMENTS

Retention of sufficient and appropriate staff

24.1
The Participant shall (and shall ensure that each member of the Participant’s Group will) use its best endeavours to retain or, if applicable, recruit sufficient personnel to ensure full compliance with the Scheme Documents, such staff to be of such numbers, experience and skill, to be distributed across employment grades, and to have available to them such other resources, as in each case may be necessary and appropriate for those purposes and so as to ensure that:

(A)
there shall be no prejudice to, discrimination against, or disproportionate adverse effect on the Management and Administration of the Covered Assets when compared with the Management and Administration of other assets and exposures which are not Covered Assets (including Related Party Assets);

(B)	the provision of staffing and other resources shall be at least equivalent as between:

(i)	Covered Assets and other matters relating to the Scheme; and

(ii)	the other businesses, assets and activities of the members of the Participant’s Group,

in each case having regard to (a) any reduction over time in the number of Covered Assets or the Covered Amount in respect of all of the Covered Assets or any Covered Asset Class and (b) any improvement in the systems, controls, and processes of the members of the Participant’s Group that has been implemented for the purposes of compliance with the Scheme; and

(C)	the SOC, the Scheme Head and the Scheme Executive Team can perform their designated functions in accordance with the Scheme Documents.

24.2	The Participant shall (and shall ensure that each member of the Participant’s Group will):

(A)	in determining whether to reassign personnel involved in the Management and Administration of Covered Assets to other matters, have regard to the benefits of continuity of personnel; and

(B)
give notice in writing to the Treasury a reasonable period in advance of any proposed announcement or (if no announcement is proposed to be made) any proposed implementation of any material reductions in the number of personnel wholly or substantially involved in the Management and Administration of Covered Assets or any material changes in the distribution of those personnel across business units and functions.

Appropriate training

24.3
The Participant shall ensure that appropriate training is provided to all Representatives of the Participant’s Group as necessary or appropriate (including on the purpose, content and effects of the Asset Management Framework, the Conflicts Management Policy and any of the requirements of the Scheme Documents, together with any modifications made to them in accordance with the Scheme Documents from time to time).

Monitoring of performance

24.4
The Participant shall establish and maintain appropriate arrangements to monitor the performance by the Scheme Executive Team and all other relevant Representatives of the Participant’s Group of their duties pursuant to, and to ensure compliance with, the Scheme Documents.

Scheme Escalation Procedure

24.5
The Participant shall, by no later than the Accession Date, establish and maintain a confidential reporting mechanism to permit any individual to report matters of material concern regarding compliance with the Scheme Documents or the financial position or performance of any member of the Participant’s Group to (at the individual’s election):

(A)	the Scheme Head; or

(B)	a Treasury Observer (or an individual nominated in writing by such Treasury Observer),

without passing through or reporting to any other individual employed by any member of the Participant’s Group and shall communicate that mechanism in writing to its officers and employees (and, to the extent appropriate, its other Representatives) and the Treasury in the Scheme Escalation Procedure.

24.6	The “Scheme Escalation Procedure” means the written statement designated as such pursuant to the Accession Agreement.

25.	PROVISION OF GROUP SHARED SERVICES

Provision of Shared Services for Scheme functions

25.1
The Participant shall ensure the provision from the Accession Date (i) to, and at the request of, the Scheme Head or the Scheme Executive Team, (ii) in relation to compliance with the Scheme Documents and (iii) generally in relation to the Covered Assets, of the same shared services as are provided from time to time by the Participant’s Group on a centralised basis in respect of assets and exposures which are not Covered Assets, and to the other businesses, operations and activities of the members of the Participant’s Group (“Shared Services”), including with respect to services relating to operations and operational management, finance and accounting, human resources, technology, risk, legal and compliance and Tax compliance.

25.2	Shared Services shall be provided in accordance with Condition 25.1:

(A)
to the extent necessary to ensure compliance with the Scheme Documents, having regard to (i) any reduction over time in the number of Covered Assets or the Covered Amount in respect of all of the Covered Assets or any Covered Asset Class and (ii) any improvement in the systems, controls and processes of the members of the Participant’s Group that has been implemented for the purposes of compliance with the Scheme;

(B)
to a standard of skill and care and otherwise on a basis that is at least equivalent to the standards and (if any) commercial terms applicable to the provision of Shared Services to other members of the Participant’s Group or in respect of other assets or exposures, or businesses, operations or activities, of the members of the Participant’s Group;

(C)	in accordance with Applicable Law and Good Industry Practice;

(D)
on a basis such that the provision of such Shared Services does not prejudice the Covered Assets and is at least equivalent as between Covered Assets and other assets and exposures of the members of the Participant’s Group and on terms that are at least equivalent to the commercial terms in force (if any) from time to time for the provision of reasonably comparable services provided to other members of the Participant’s Group or in respect of other assets or exposures, or businesses, assets or activities, of the members of the Participant’s Group; and

(E)
on a basis such that the provision of such Shared Services shall be given at least the same priority as the provision of Shared Services to other members of the Participant’s Group or in respect of other businesses, assets or activities of the members of the Participant’s Group.

Treasury approval of substantive reductions in Shared Services

25.3	If any member of the Participant’s Group proposes:

(A)	to make any material reduction in the scope of Shared Services or the service levels applicable to any Shared Services;

(B)	to make a material adverse amendment to the terms upon which such Shared Services are provided; or

(C)
otherwise to make any amendment to the manner in which Shared Services are to be provided which will or is likely to prejudice or adversely affect compliance with the Scheme Documents in any material respect, such reduction or amendment shall be subject to the prior approval of the Treasury.

26.	DETAILED ORGANISATIONAL STRUCTURE

Preparation of Detailed Organisational Structure

26.1
The Treasury and the Participant shall designate a document setting out a detailed governance and organisational structure which is consistent with the provisions of this Part 5 and which reflects any additional governance and organisational structures of the Participant’s Group in so far as they are relevant to the operation of the Scheme as the “Detailed Organisational Structure”.  The Participant shall ensure that the governance and organisational structure of the Participant’s Group is at all times consistent in all material respects with the Detailed Organisational Structure, subject to the provisions of the Scheme Documents.

Treasury approval of changes to Detailed Organisational Structure

26.2	No proposed material change to the Detailed Organisational Structure shall be implemented unless:

(A)	the Participant has given notice to the Treasury of the proposed modification;

(B)	the proposed modification has been approved in writing by the SOC; and

(C)	the proposed modification has been approved by the Treasury.

27.	SYSTEMS, CONTROLS AND PROCESSES

Development and maintenance of systems

27.1
The Participant shall ensure that each member of the Participant’s Group and its Representatives shall develop, maintain and (subject to this Condition 27) operate and implement all systems, controls, processes, practices and policies that are necessary to comply with its obligations under the Scheme Documents (including the Asset Management Conditions and the Monitoring and Reporting Conditions).

Priority for Scheme systems

27.2
In so far as is consistent with Applicable Law, the development, maintenance, operation and implementation of such systems, controls and processes shall be given at least the same priority as any other operational, technical, organisational or systems-related project being developed and implemented by any member of the Participant’s Group.

27.3
The Participant shall use its best endeavours to ensure that each member of the Participant’s Group and its Representatives in respect of Covered Assets and Related Party Assets establishes and maintains appropriate business continuity and disaster recovery procedures, in accordance with Good Industry Practice, for the purposes of mitigating the effect of any failure in its systems, controls, processes, practices and policies (or any other exceptional circumstances) on its ability to comply with the Scheme Documents.

PART 6: REMUNERATION

28.	REMUNERATION POLICY

Development of Remuneration Policy; Content of Remuneration Policy

28.1
The Participant shall ensure that the remuneration committee of the board of directors of its Ultimate Parent (the “Remuneration Committee”) shall, as soon as reasonably practicable following the Accession Date, prepare in accordance with Condition 28.3 a policy for the remuneration of all directors, officers and employees of the Participant’s Group (such policy, as may be amended or replaced from time to time, the “Remuneration Policy”).  The Participant shall ensure that the Remuneration Policy is adopted and applied in full with effect from no later than the start of the Participant’s next financial year commencing on or after the Accession Date.

28.2	The Participant shall provide a copy of the Remuneration Policy (and any modifications to it from time to time) to the Treasury as soon as practicable following its adoption.

28.3	The Participant shall ensure that the Remuneration Policy:

(A)	complies with the FSA Remuneration Code;

(B)	complies with the Remuneration Conditions if and to the extent the Remuneration Policy relates to the remuneration of:

(i)	the Scheme Head, the other members of the SOC or any member of the Scheme Executive Team (together, the “Scheme Personnel”);

(ii)	any executive director of the Participant’s Ultimate Parent (each, a “Director”);

(iii)
any executive officer or member of senior management who reports directly to the Chief Executive Officer of the Participant’s Ultimate Parent and whose responsibilities extend to Scheme-related matters or who is otherwise involved in the Management and Administration of Covered Assets or Related Party Assets (“Level 1 Executives”); or

(iv)	any of the Level 2 Executives (such Level 2 Executives, together with each Director and each Level 1 Executive, the “Senior Executives”); and

(C)
sets out the specific policies which shall be implemented in respect of the remuneration of each category of Scheme Personnel (such categorisation to be undertaken by reference to the employment grade or the level of responsibility of the relevant Scheme Personnel), and each Senior Executive, in order to comply with the Remuneration Conditions, and shall use its best endeavours to ensure that its Remuneration Policy shall at all times comply with Applicable Law.

28.4
The Participant shall deliver to the Treasury a list of 10 to 15 executive officers or members of senior management (in addition to the Level 1 Executives) whose responsibilities extend to Scheme-related matters or who are otherwise involved in the Management and Administration of Covered Assets or Related Party Assets (the executive officers or members of senior management so designated being “Level 2 Executives”) in the final quarter of each financial year following the Accession Date.

28.5	If any member of the SOC also falls within the definition of a “Senior Executive”, his or her remuneration shall be determined with regard exclusively to the provisions relating to Senior Executives.

Remuneration requirements: Scheme Personnel

28.6	The Participant shall ensure that:

(A)
the quantum and structure of the remuneration paid to the Scheme Personnel is at least equivalent to the remuneration of other personnel of the Participant’s Group who have the same employment grades and/or equivalent levels of responsibility but who are not engaged in matters relating to the Scheme or the Management and Administration of the Covered Assets; and

(B)
the Scheme Personnel shall be remunerated in accordance with employment gradings that are appropriate to the responsibilities of the relevant Scheme Personnel when compared with the employment grades and responsibilities of other individuals employed by the members of the Participant’s Group.

28.7
The Participant shall ensure that a substantial majority (or such other appropriate proportion as may be agreed in writing by the Treasury) of any incentive and bonus components of the remuneration of the Scheme Personnel shall be linked to:

(A)	a specific target or targets in respect of the long-term performance of the Covered Assets and Covered Asset Classes, adjusted for risk (a “Performance Target”); and

(B)
compliance by the Participant (and the other members of the Participant’s Group) with the Scheme Documents, taking into account each individual’s own performance in seeking to ensure overall compliance with the Scheme Documents (a “Compliance Requirement”), and that the incentive and bonus components of the remuneration of Scheme Personnel shall be at least equivalent to those of other personnel of the Participant’s Group (having regard to their employment grades and levels of responsibility).

Remuneration requirements: Senior Executives

28.8
The Participant shall ensure that an appropriate proportion of the incentive and bonus components of the remuneration of each Senior Executive shall be linked to that Senior Executive’s performance as measured against a Performance Target and a Compliance Requirement.

28.9
The Participant shall not, in respect of any Senior Executive, set, implement or amend any Performance Target or Compliance Requirement, or any proportion required for the operation of Condition 28.8, unless the Treasury has been notified, and has given its prior consent to the setting, implementation or amendment (as the case may be) of the proposed Performance Target, Compliance Requirement or proportion.

28.10
For the purpose of Conditions 28.8 and 28.9, but subject to Condition 28.11, the “appropriate proportion” for each Senior Executive shall be no less than the proportion of: (x) the total risk-adjusted value of all Risk-Weighted Assets of the Participant’s Group in respect of which management or administration responsibility, or substantive control or influence, rests wholly or partially with the relevant Senior Executive; represented by (y) Covered Assets (the “RWA Test”). By way of example (which is illustrative only) if a Senior Executive has management or administration responsibilities, control or influence over or in respect of:

(A)
the Participant’s Group as a whole, the RWA Test will be applied by reference to the proportion of the total risk-adjusted value of all Risk-Weighted Assets of the Participant’s Group represented by Covered Assets; and

(B)
a specific business area or division of the Participant’s Group, the RWA Test will be applied by reference to the proportion of the total risk-adjusted value of all Risk-Weighted Assets of the relevant business area or division of the Participant’s Group represented by Covered Assets.

28.11
Notwithstanding Condition 28.10, the Treasury may consent to the use of a substitute methodology to the RWA Test either with respect to: (i) a particular Senior Executive or Senior Executives; and/or (ii) a particular performance year or performance years. The Treasury and the Participant shall consult with each other in good faith as to whether a substitute methodology to the RWA Test is demonstrably more appropriate and should be adopted. For the avoidance of doubt, such substitute methodology may result in the appropriate proportion being higher or lower than the proportion that would otherwise result from the application of the RWA Test.

28.12	For the purpose of Condition 28.10:

(A)
“Risk-Weighted Asset” means any asset or off-balance sheet liability that should be taken into consideration for the purposes of calculating the consolidated capital requirement of the Participant’s Group in respect of credit risk; and

(B)
the “risk-adjusted value” of Risk-Weighted Assets shall be determined in accordance with the FSA-approved internal model used to calculate the capital requirements of the Participant’s consolidated Group, or such other method as may be required by the FSA from time to time, in the period to which the incentive and bonus components of the relevant Senior Executive’s remuneration relate.

In determining the risk-adjusted value of any Risk-Weighted Asset that is also a Covered Asset no account shall be taken of the effect of the Scheme (and for this purpose (x) amounts deducted from capital resources in respect of Covered Assets shall be treated as if they had not been so deducted and were instead asset values appropriately risk-weighted to reflect that deduction and (y) the risk-weighting applied in respect of defaulted assets shall be appropriately adjusted by consultation between the Treasury and the Participant (each acting in good faith)).

29.	IMPLEMENTATION OF REMUNERATION POLICY

29.1	The Participant shall ensure that the Remuneration Committee sets the remuneration of the Scheme Personnel and each Senior Executive in accordance with the Remuneration Policy.

29.2	The SOC shall be responsible for:

(A)	consulting with the Remuneration Committee over the setting of the remuneration of the Scheme Personnel;

(B)
evaluating the performance of the Scheme Head and the other members of the Scheme Executive Team against such goals, objectives and performance criteria as are specified in the Remuneration Policy, and providing a report of their evaluations to the Remuneration Committee; and

(C)
liaising with the Scheme Executive Team to identify any material concerns that the Scheme Executive Team may have regarding the performance of personnel other than Scheme Personnel who are involved in the Management and Administration of Covered Assets or Related Party Assets to a material extent or who carry out other functions in connection with the Participant’s participation in the Scheme to a material extent, including any respects in which the Scheme Executive Team considers that the performance of such personnel may not comply with the Scheme Documents in any material respect, and reporting any such concerns (if the SOC considers them to be legitimate) to the Remuneration Committee.

29.3
The Participant shall ensure that any reports by the SOC to the Remuneration Committee in respect of the remuneration of Scheme Personnel are taken into account for the purposes of setting the remuneration of the Scheme Personnel (including any incentive and bonus components of such remuneration).

29.4
If any concerns in respect of the performance of personnel (other than Scheme Personnel) are provided by the SOC to the relevant senior managers within the Participant’s Group pursuant to Condition 29.2(C), the Participant shall ensure that such concerns are taken into account for the purposes of determining any incentive and bonus components of the remuneration of such personnel.

29.5	The Participant shall provide to the Treasury, as soon as practicable after request by the Treasury:

(A)
such Information regarding the remuneration payments, practices and policies of the members of the Participant’s Group in respect of each category of Scheme Personnel as the Treasury may reasonably request from time to time, to be provided on an anonymised basis; and

(B)	if and to the extent that the Treasury so requests, a narrative description evidencing the manner in which the Remuneration Policy and its implementation satisfies the Remuneration Conditions.

PART 7: REPRESENTATIONS AND WARRANTIES

30.	REPRESENTATIONS AND WARRANTIES

30.1
The Participant represents and warrants (on behalf of itself and, where expressly stated, on behalf of each other applicable member of the Participant’s Group) to the Treasury on the Signing Date and on the Accession Date by reference to the facts and circumstances then existing, as follows:

(A)
The Participant and each other member of the Participant’s Group is a corporation or company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation and the Participant and each other member of the Participant’s Group has the power to own its assets and carry on its business as it is being conducted.

(B)
The obligations expressed to be assumed by the Participant and (where applicable) each other member of the Participant’s Group in the Scheme Documents, subject to any general principles of law limiting such obligations which are specifically referred to in any legal opinion delivered pursuant to Condition 3, legal, valid, binding and enforceable obligations.

(C)
The Participant and (where applicable) each other member of the Participant’s Group has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Scheme Documents to which it is a party and the transactions contemplated by such Scheme Documents (including the power to pay fees, costs and expenses provided for in such Scheme Documents).

(D)
The entry into and performance by the Participant and (where applicable) each other member of the Participant’s Group of, and the transactions contemplated by, the Scheme Documents do not conflict with:

(i)	any Applicable Law; or

(ii)	the Participant’s or any such other member of the Participant’s Group’s constitutional documents.

(E)	(i)	All Authorisations required:

(a)
to enable the Participant and (where applicable) each other member of the Participant’s Group lawfully to enter into, exercise its rights and comply with its obligations pursuant to the Scheme Documents; and

(b)	to make the Scheme Documents admissible in evidence in its jurisdiction of incorporation; and

(ii)	all material Authorisations required to enable the Participant and each other member of the Participant’s Group lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as the Participant (acting reasonably and having made all due and reasonable enquiries) is aware, there are no circumstances which might reasonably be expected to lead to any of such Authorisations being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Scheme Documents.

(F)	No Covered Asset is subject to any Security other than Security falling within paragraph (A), (B) or (C) of Condition 13.1.

Representation as to no Material Criminal Conduct

30.2
The Participant further represents and warrants (on behalf of itself and each other member of the Participant’s Group) to the Treasury on the Accession Date by reference to the facts and circumstances then existing that, so far as the Participant and each other member of the Participant’s Group is aware after all due and reasonable enquiry, there is and has been no criminal conduct under Applicable Law on the part of any member of the Participant’s Group or any office or branch of any member of the Participant’s Group or any of their respective directors, officers or employees affecting or relating to the Covered Assets or any of them which is material or systemic in relation to that member of the Participant’s Group, office or branch as the case may be (“Material Criminal Conduct”).

Disclosure

30.3
The Treasury shall not be entitled to claim that any matter or circumstance causes any Representation set out in Condition 30.1 to be breached if and to the extent that such matter or circumstance has been fairly disclosed in writing by the Participant and acknowledged in writing by the Treasury, in each case on or before the date on which the Representation is made or deemed to have been made, but no such disclosure shall:

(A)	be construed to limit, affect or prejudice any other right, power or remedy provided by law or under or pursuant to any Scheme Document; or

(B)	without prejudice to the generality of paragraph (A) above:

(i)
prevent the Treasury or any Indemnified Person from making any claim pursuant to the Indemnity in respect of Indemnified Amounts arising out of or in connection with any Representation being or proving to have been incorrect or misleading when made or deemed to have been made (disregarding for these purposes any disclosures made by the Participant pursuant to this Condition 30.3); or

(ii)
where a Step-In Trigger or a Remedy Event arises out of or in connection with any matter or circumstance the subject of any such disclosure, prevent the Treasury from exercising any of its rights under Conditions 31 and 32 in respect of that Step-In Trigger or Remedy Event.

This Condition 30.3 shall not apply to any Representation made or deemed to have been made pursuant to Condition 30.2.

PART 8: REMEDIES AND DISPUTES

31.	REMEDY EVENTS

Defined terms

31.1	“Remedy Event Date” means the date on which a Remedy Event occurs.

31.2	A “Remedy Event” means a Terminable Event or a Suspensory Event.

31.3	A “Suspensory Event” shall occur if the Participant breaches a Specified Obligation.

31.4	A “Terminable Event” shall occur if:

(A)	the Participant breaches a Specified Obligation and that breach continues unremedied by the Participant and unwaived by the Treasury for a period of:

(i)
where the Participant has delivered completed Post-Accession Data Fields by the date or dates (and with the frequency) specified for such delivery in the Data Field Rules, but those Post-Accession Data Fields have not been accurately completed in accordance with the Data Field Rules, 120 Business Days; or

(ii)	in each other case, 60 Business Days,

following the relevant Partial Suspension Effective Date or Full Suspension Effective Date in respect of that breach;

(B)	the Participant notifies the Treasury of any Material Criminal Conduct; or

(C)	the Participant repudiates a Scheme Document.

31.5
“Specified Obligations” means each of the obligations summarised in column (B) in the table below.  If and to the extent that there is any conflict or inconsistency between the summary of any Specified Obligation as set out in column (B) in the table below and the Specified Obligation itself, the latter shall prevail.  Column (C) of the table below states whether or not the breach of a Specified Obligation is capable of being remedied for the purposes of this Condition 31.

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
2	To make any payment to the Treasury in accordance with Condition 8	Yes
	To pay to the Treasury Establishment and Accession Costs in accordance with Condition	Yes

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
9
	To pay to the Treasury Management and Administration Costs in accordance with Condition 9	Yes
3	To ensure that the Asset Management Framework and the Conflicts Management Policy are reviewed by the SOC in accordance with Condition 10.26	Yes
	Not to modify the Asset Management Framework, the Conflicts Management Policy or the Credit Aggregation Policy otherwise than in accordance with Condition 10.27	Yes
	Not to transfer rights, responsibilities, duties or obligations in connection with any Covered Asset otherwise than in accordance with Condition 11.1	Yes
	To ensure, in accordance with Condition 12, that no Prohibited Conduct occurs	Yes, subject to Condition 31.9
	To comply with Condition 13.1	Yes
	To comply with Conditions 13.2 within the 20 Business Day period referred to therein and Condition 13.4 within the 90 day period referred to therein	No
	Not to enter into arrangements (including regarding hedging), or allow any such arrangement to be entered into, in breach of Condition 13.6	Yes
4
To prepare and deliver Requested Reports to the Treasury in accordance with Conditions 15.2 and 15.4 if and to the extent that such Requested Reports are to contain, or be generated from, Information
Yes
	To deliver Compliance Certificates to the Treasury in accordance with Conditions 15.6 and 15.8	Yes

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
	To deliver Notification Reports to the Treasury in accordance with Condition 15.7	Yes
	To deliver certificates to the Treasury regarding the absence of Material Criminal Conduct, in accordance with Condition 15.16(A)	Yes
	To notify the Treasury of any Material Criminal Conduct in accordance with Condition 15.16(B)	Yes
	To produce and deliver Quarterly Statements, statements in the form of the Agreed Model, Quarterly Statement Data and QS Compliance Certificates, in each case in accordance with Condition 16	Yes
	To produce and deliver corrected Quarterly Statement Data and reports describing the corrections made, in accordance with Condition 16.11	Yes
	To notify the Treasury of Proposed Corrections in accordance with Condition 17.5	Yes
	To deliver Post-Accession Data (and updates and corrections thereto) to the Treasury in accordance with Conditions 17.10 to 17.12 (inclusive)	Yes
	To retain and not destroy (or (to the extent within its control) permit the destruction of) Books and Records, in accordance with Conditions 18.3 and 18.5	No
	To prepare and maintain an Assurance Plan in accordance with Conditions 19.1 and 19.2	Yes
	To comply with its obligations pursuant to Condition 19.3	Yes
	To deliver any material modifications to the Assurance Plan to the Treasury in accordance	Yes

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
with Condition 19.5
To prepare and deliver to the SOC and the Treasury the Annual Assurance Report in accordance with Condition 19.6 together with such other reports and Information required by the Treasury pursuant to Condition 19.7
Yes
	To ensure that the reconciliation exercise described in Condition 19.9 is performed and reported within the 30 Business Day period referred to therein	Yes
	To comply with the requirements of Conditions 20.3 and 20.4 in connection with any audit, investigation or review carried out or commissioned by the Treasury	Yes
5	To establish and maintain the SOC in accordance with Condition 21.1	Yes
	To appoint the Scheme Head in accordance with Condition 22.1	Yes
	To appoint the Scheme Executive Team in accordance with Condition 23.1	Yes
	To establish and maintain a confidential reporting mechanism, and to communicate that mechanism to its officers, employees, other Representatives and the Treasury, in accordance with Condition 24.5	Yes
6	To prepare, adopt and apply a Remuneration Policy in accordance with Condition 28.1	Yes
	To provide a copy of the Remuneration Policy (and any modifications to it) to the Treasury in accordance with Condition 28.2	Yes
	Not to set, implement or amend any Performance Target or Compliance Requirement, or any proportion set under	Yes

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
Condition 28.8, other than in accordance with Condition 28.9
	To provide to the Treasury the Information required by and in accordance with Condition 29.5	Yes
8	Not to appoint any Step-In Manager unless the terms of engagement have been submitted to and approved by the Treasury in accordance with Condition 32.13 and otherwise comply with Condition 32.13	Yes
	To appoint the Step-In Manager in accordance with Condition 32.13 or 32.14 (as the case may be)	Yes
	To cooperate with the Step-In Manager in accordance with Condition 32.18	Yes
	To comply with the instructions of the Step-In Manager in accordance with Condition 32.19	Yes
	To comply with the terms of the Step-In Manager’s appointment in accordance with Condition 32.20	Yes
	To comply with the restrictions set out in Condition 32.21 regarding the termination or variation of the appointment of any Step-In Manager	Yes
	To terminate the appointment of a Step-In Manager and appoint an alternative Step-In Manager as required by the Treasury in accordance with Condition 32.22	Yes
	To make payments under the Indemnity when due pursuant to Condition 33	Yes
9	To comply with Conditions 38.1 to 38.6 (inclusive)	Yes

(A)	(B)	(C)
Part	Specified Obligation	Whether capable of being remedied
10	Not to effect any Transfer in breach of Condition 41.1	Yes
	To enter into agreements in connection with any Transfer by the Treasury, as required by Condition 41.4	Yes
n/a	To comply with the terms of, and to pay all costs and expenses incurred in relation to and as specified in, the State Aid Deed	Yes
n/a	Each other Specified Obligation specified in the Accession Agreement	As specified in the Accession Agreement

Partial Suspension Notice

31.6
If a Suspensory Event occurs but relates solely to a particular Covered Asset, or to a group of Covered Assets or to a Covered Asset Class, then the Treasury may, at any time, deliver to the Participant a “Partial Suspension Notice” in respect of that Covered Asset, or group of Covered Assets or Covered Asset Class (as applicable).  A Partial Suspension Notice must state that it constitutes a Partial Suspension Notice and specify:

(A)	the Specified Obligation which, having been breached, has given rise to the relevant Suspensory Event;

(B)
the Covered Asset, group of Covered Assets or Covered Asset Class (as relevant) to which the Suspensory Event relates and which the Treasury is designating as “Partial Suspension Assets” (the Covered Asset, or group of Covered Assets or Covered Asset Class so designated being “Partial Suspension Assets”); and

(C)	the date from which such designation shall take effect (the “Partial Suspension Effective Date”), such date to be no earlier than the date of the Partial Suspension Notice.

Full Suspension Notice

31.7
If a Suspensory Event occurs but does not relate solely to a particular Covered Asset, or to a group of Covered Assets or to a Covered Asset Class, the Treasury may, at any time, deliver a “Full Suspension Notice” to the Participant.  A Full Suspension Notice must state that it constitutes a Full Suspension Notice and specify:

(A)	the Specified Obligation which, having been breached, has given rise to the relevant Suspensory Event;

(B)
the Covered Assets which the Treasury is designating as “Full Suspension Assets” (the Covered Assets so designated being “Full Suspension Assets”), provided that unless the event giving rise to the Terminable Event is a failure to comply with the requirements of the State Aid Deed (in which case the Treasury may designate any or all of the Covered Assets as Full Suspension Assets), the Treasury may make such a designation only in respect of (a) Covered Asset(s) which was/were either:

(i)	(a) Non-Triggered Asset(s) on the relevant Remedy Event Date; or

(ii)	(a) Triggered Asset(s) on the relevant Remedy Event Date which had a Trigger Date falling within the nine Quarters to and including the Quarter in which the relevant Remedy Event Date occurred,

(C)	the date from which such designation shall take effect (the “Full Suspension Effective Date”), such date to be no earlier than the date of the Full Suspension Notice.

Consequences of a Partial Suspension Notice or a Full Suspension Notice

31.8
If a Suspensory Event is remedied (or waived by the Treasury) prior to the relevant Partial Suspension Effective Date or Full Suspension Effective Date (as appropriate), then the corresponding Partial Suspension Notice or Full Suspension Notice (as appropriate) shall not take effect.

31.9
A breach of the Specified Obligation to ensure that no Prohibited Conduct occurs following the Accession Date shall not be capable of being remedied by ratification of the Prohibited Conduct in accordance with the Conduct Approvals Hierarchy.

31.10
If a Partial Suspension Notice is delivered by the Treasury to the Participant and, prior to the relevant Partial Suspension Effective Date, the Suspensory Event is not remedied (or waived by the Treasury), then:

(A)
for the purpose of Condition 8 there shall be deemed to be no Losses (whether arising before or after the Partial Suspension Effective Date) with respect to each Partial Suspension Asset (but without prejudice to the operation of the Scheme Documents in respect of Recoveries attributable to each such Partial Suspension Asset whether arising before or after the Partial Suspension Effective Date) and such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to this paragraph (A); and

(B)
subject to paragraph (A) above, the Partial Suspension Notice shall otherwise operate without prejudice to: (i) the Treasury’s obligations to make payments pursuant to Condition 8; and (ii) the Participant’s obligations to make payments pursuant to Condition 8 and otherwise to comply with its obligations pursuant to the Scheme Documents (including its obligations to deliver Quarterly Statements pursuant to Condition 16).

31.11
If a Covered Asset is designated as a Partial Suspension Asset in any Partial Suspension Notice, and the relevant Suspensory Event is remedied (or waived by the Treasury) in respect of that Partial Suspension Asset before it becomes a Terminable Event, the relevant Partial Suspension Asset shall cease to constitute a Partial Suspension Asset, Condition 31.10 shall cease to apply in respect of that Partial Suspension Asset and such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to this Condition 31.11.

31.12
If a Full Suspension Notice is delivered by the Treasury to the Participant and, prior to the relevant Full Suspension Effective Date, the Suspensory Event is not remedied (or waived by the Treasury), then:

(A)
for the purpose of Condition 8 there shall be deemed to be no Losses (whether arising before or after the Full Suspension Effective Date) with respect to each Full Suspension Asset (but without prejudice to the operation of the Scheme Documents in respect of Recoveries attributable to each such Full Suspension Asset whether arising before or after the Full Suspension Effective Date) and such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to this paragraph (A); and

(B)
subject to paragraph (A) above, the Full Suspension Notice shall otherwise operate without prejudice to the Participant’s obligations to make payments pursuant to Condition 8 and otherwise pursuant to the Scheme Documents; and

(C)
the Treasury’s obligations to make payments pursuant to Condition 8, or otherwise pursuant to the Scheme Documents, shall be suspended and no interest shall accrue in respect of any such suspended payments.

31.13
If a Covered Asset is designated as a Full Suspension Asset in any Full Suspension Notice, and the relevant Suspensory Event is remedied (or waived by the Treasury) in respect of that Full Suspension Asset before it becomes a Terminable Event, the relevant Full Suspension Asset shall cease to constitute a Full Suspension Asset, paragraph (A) of Condition 31.12 shall cease to apply in respect of that Full Suspension Asset and such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to this Condition 31.13.  If the relevant Suspensory Event is remedied (or waived by the Treasury) in respect of all the Full Suspension Assets before it becomes a Terminable Event, the Full Suspension Assets shall cease to constitute Full Suspension Assets, Condition 31.12 shall cease to apply, such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are  required to give effect to this Condition 31.13 and the suspension of the Treasury’s payment obligations pursuant to Condition 31.12(C) shall cease.

31.14	Without prejudice to Conditions 4 to 8 (inclusive) or the generality of Conditions 31.6 and 31.7, if:

(A)
the Treasury has exercised, or sought to exercise, any of its rights pursuant to Condition 20 in order to verify, in respect of any Covered Asset identified in the Quarterly Statement Data accompanying any Quarterly Statement, either:

(i)	the obligation of the Treasury to make a payment pursuant to the Scheme Documents; or

(ii)	the amounts attributable to such Covered Asset which are (a) reflected in the Quarterly Statement or (b) contained in the underlying Quarterly Statement Data; and

(B)
the Participant (or any of its Representatives) has not provided or made available to the Treasury (or its Representatives) reasonable evidence, in respect of any such Covered Asset, of such matters as are necessary to enable verification of the matters described in paragraph (A), including with respect to:

(i)	the occurrence of any Trigger or Trigger Date;

(ii)	the amount of any Losses which have occurred or of Recoveries which have been made in any period; or

(iii)	the satisfaction of the Asset Eligibility Criteria or Asset Continuity Requirements,

then the Treasury may elect to deliver a Partial Suspension Notice to the Participant designating such Covered Asset as a Partial Suspension Asset.  Nothing in this Condition 31.14 shall require disclosure of sensitive personal data (as defined in the Data Protection Act 1998).

31.15
Without prejudice to its rights under Condition 31.14, the Treasury shall use reasonable endeavours to notify the Participant of the Information which, in the Treasury’s opinion, is required to enable verification of the matters described in Condition 31.14, no later than six months following the date of the Treasury’s receipt in accordance with Condition 16 of a QS Compliance Certificate (without qualifications) covering the relevant Quarterly Statement and Quarterly Statement Data.

Partial Termination Notice

31.16
If a Terminable Event occurs but relates solely to a particular Covered Asset, or to a group of Covered Assets or to a Covered Asset Class, then the Treasury may, at any time, deliver to the Participant a “Partial Termination Notice”, in respect of that Covered Asset, or group of Covered Assets or Covered Asset Class (as applicable).  A Partial Termination Notice must state that it constitutes a Partial Termination Notice and specify:

(A)	the matter, event or circumstance giving rise to the Terminable Event;

(B)
the Covered Asset, group of Covered Assets or Covered Asset Class (as relevant) to which the Terminable Event relates and which the Treasury (subject to Condition 31.18) is designating as “Partial Termination Assets” (the Covered Asset, or group of Covered Assets or Covered Asset Class so designated being “Partial Termination Assets”); and

(C)	the date from which such designation shall take effect (the “Partial Termination Effective Date”), such date to be no earlier than the date of the Partial Termination Notice.

31.17
If the event giving rise to the Terminable Event falls within paragraph (A) of the definition thereof, the Partial Termination Assets (as designated pursuant to Condition 31.16(B)) may include any of the Covered Assets designated in the corresponding Partial Suspension Notice as Partial Suspension Assets.

Full Termination Notice

31.18
If a Terminable Event occurs but does not relate solely to a particular Covered Asset, or to a group of Covered Assets or to a Covered Asset Class, the Treasury may, at any time, deliver a “Full Termination Notice” to the Participant.  A Full Termination Notice must state that it constitutes a Full Termination Notice and specify:

(A)	the matter, event or circumstance giving rise to the Terminable Event;

(B)
the Covered Assets which the Treasury is designating as “Full Termination Assets” (the Covered Assets so designated being “Full Termination Assets”), provided that unless the event giving rise to the Terminable Event is a failure to comply with the requirements of the State Aid Deed (in which case the Treasury may designate any or all of the Covered Assets as Full Termination Assets), the Treasury may (subject to Condition 31.19) make such a designation only in respect of (a) Covered Asset(s) which was/were either:

(i)	(a) Non-Triggered Asset(s) on the relevant Remedy Event Date; or

(ii)	(a) Triggered Asset(s) on the relevant Remedy Event Date which had a Trigger Date falling within the nine Quarters to and including the Quarter in which the relevant Remedy Event Date occurred; and

(C)	the date from which such designation shall take effect (the “Full Termination Effective Date”), such date to be no earlier than the date of the Full Termination Notice.

31.19
If the event giving rise to the Terminable Event falls within paragraph (A) of the definition thereof, the Full Termination Assets (as designated pursuant to Condition 31.18(B)) may include any Covered Assets designated in the corresponding Full Suspension Notice as Full Suspension Assets.

Consequences of Partial Termination Notice and Full Termination Notice

31.20	If a Terminable Event occurs as a result of:

(A)
the Participant’s repudiation of a Scheme Document, and the Participant reaffirms its commitment to that Scheme Document such that the performance of the Participant’s obligations under that Scheme Document are unaffected by the repudiation; or

(B)	the Participant having breached a Specified Obligation, and that breach is remedied (or waived by the Treasury),

in either case prior to the Partial Termination Effective Date or Full Termination Effective Date (as appropriate), then the Partial Termination Notice or Full Termination Notice (as appropriate) shall not take effect.

31.21	If a Partial Termination Notice is delivered by the Treasury to the Participant and Condition 31.20 does not apply, then:

(A)
each Covered Asset designated therein as a Partial Termination Asset shall cease permanently to be a Covered Asset and the consequences of such cessation shall include those specified in Condition 4.43;

(B)	Condition 8 shall continue to operate with respect to each Covered Asset which is not a Partial Termination Asset; and

(C)
subject to paragraph (A), the Partial Termination Notice shall otherwise operate without prejudice to the Treasury’s obligations to make payments pursuant to Condition 8 and the Participant’s obligations to make payments pursuant to Condition 8 and otherwise to comply with its obligations pursuant to the Scheme Documents.

31.22	If a Full Termination Notice is delivered by the Treasury to the Participant and Condition 31.20 does not apply, then:

(A)	each Covered Asset designated therein as a Full Termination Asset shall cease permanently to be a Covered Asset and the consequences of such cessation shall include those specified in Condition 4.43;

(B)
Condition 8 shall continue to operate with respect to each Covered Asset which is not a Full Termination Asset but on the basis that it shall be deemed that no further Triggers or Losses have occurred or will occur at any time with respect to that Covered Asset following the relevant Remedy Event Date;

(C)
subject to paragraphs (A) and (B), the Full Termination Notice shall otherwise operate without prejudice to the Participant’s obligations to make payments pursuant to Condition 8 and otherwise to comply with its obligations pursuant to the Scheme Documents; and

(D)	the Treasury’s obligations to make payments pursuant to Condition 8, or otherwise pursuant to the Scheme Documents, shall terminate.

Other remedies

31.23
Notwithstanding any other provision of the Scheme Documents, any exercise by the Treasury of its rights in respect of a Suspensory Event or Terminable Event is in addition to, and shall not be construed to limit, affect or prejudice any right, power or remedy provided by law or under or pursuant to any Scheme Document (including any right it may have pursuant to the Indemnity or the Step-In Rights), but shall prevent the Treasury exercising any rights under Condition 34 in respect of that Remedy Event.

Continuation of Suspensory Events

31.24
If the Treasury becomes aware that a Terminable Event falling within paragraph (A) of the definition thereof has occurred or if the Treasury has delivered a Partial Suspension Notice or a Full Suspension Notice and the breach of the relevant Specified Obligation continues unremedied at the end of the period specified in Condition 31.4, the Treasury shall, in respect of each applicable Covered Asset, either:

(A)	deliver a notice to the Participant waiving the breach of the relevant Specified Obligation(s) in respect of that Covered Asset such that Condition 31.11 or 31.13 shall apply; or

(B)	deliver a Partial Termination Notice or Full Termination Notice (as appropriate) in respect of that Covered Asset.

The Treasury is not required to make the same election in respect of all the applicable Covered Assets.

Waivers

31.25	Any waiver granted by the Treasury to the Participant under this Condition 31 shall only be effective if such waiver is in writing and has been delivered by the Treasury to the Participant.

32.	STEP-IN RIGHTS

Right to exercise Step-In Rights

32.1	The Treasury may exercise some or all of the Step-In Rights (at its election), in accordance with this Condition 32, if any Step-In Trigger has occurred.

Step-In Triggers; Step-In Assets

32.2	The occurrence of any Step-In Trigger shall give rise to Step-In Rights in respect of the relevant “Step-In Assets” specified in Condition 32.3 in respect of that Step-In Trigger.

32.3	The “Step-In Triggers” are as follows:

(A)	aggregate Losses net of all Recoveries (as at the most recent Quarter Date for which a Quarterly Statement has been delivered) in respect of:

(i)	the entire Covered Assets exceed the applicable Step-In Threshold Amount, in which case the relevant Step-In Assets shall be all of the Covered Assets or any of them (at the Treasury’s election); or

(ii)
Covered Assets within a particular Covered Asset Class (or group of Covered Asset Classes) exceed the applicable Step-In Threshold Amount for that Covered Asset Class (or group of Covered Asset Classes), in which case the relevant Step-In Assets shall be the Covered Assets within that Covered Asset Class (or group of Covered Asset Classes) or any of those Covered Assets (at the Treasury’s election);

(B)
the occurrence of any Remedy Event, in which case the relevant Step-In Assets shall be all of the Covered Assets or any of them (at the Treasury’s election), provided that if the relevant Remedy Event relates only to a Covered Asset, group of Covered Assets or Covered Assets in a certain Covered Asset Class or Covered Asset Classes, then the relevant Step-In Assets shall be all of the Covered Assets in that or those Covered Asset Classes or any of them (at the Treasury’s election);

(C)	in the Treasury’s opinion (acting reasonably):

(i)
the Participant has failed or is failing to comply with any of the Asset Management Conditions, the Monitoring and Reporting Conditions or the Governance and Oversight Conditions (in each case regardless of whether or not such failure constitutes a Remedy Event); and

(ii)
such failure is (a) a persistent or material failure or (b) a failure which evidences a systemic problem which prejudices compliance with any of the Asset Management Conditions, the Monitoring and Reporting Conditions or the Governance and Oversight Conditions,

in which case the relevant Step-In Assets shall be all of the Covered Assets (or any of them, at the Treasury’s election) in the Covered Asset Class to which, in the opinion of the Treasury (acting reasonably), the relevant failure to comply relates or (in the circumstances described in Condition 32.3(C)(ii)(b)) all of the Covered Assets or any of them (at the Treasury’s election); and

(D)
in the Treasury’s opinion (acting reasonably), any Information (including any Initial Data, Post-Accession Data and Quarterly Statement Data and the Information contained in any Quarterly Statement) required to be provided to the Treasury pursuant to the Scheme Documents is incomplete, incorrect, inaccurate or has not been delivered by the applicable time specified in the Scheme Documents (together, “data deficiencies”) (in each case regardless of whether or not such data deficiencies constitute a Remedy Event), and the Treasury determines (acting reasonably) that such data deficiencies:

(i)	are persistent or material;

(ii)	constitute material errors in Initial Data, Post-Accession Data or Quarterly Statement Data (including material failures to comply with the Data Field Rules); or

(iii)	evidence a systemic problem which prejudices:

(a)	the provision of correct, accurate and complete Information to the Treasury in accordance with the Scheme Documents; or

(b)	the accurate calculation of the payments to be made pursuant to Condition 8 and the Information underlying such calculations to be verified,

in which case the relevant Step-In Assets shall be all of the Covered Assets (or any of them, at the Treasury’s election) in the Covered Asset Class to which, in the opinion of the Treasury (acting reasonably), the relevant data deficiencies relate or (in the circumstances described in Condition 32.3(D)(iii)) all of the Covered Assets or any of them (at the Treasury’s election).

Step-In Objectives

32.4	The Step-In Rights shall be exercised by the Treasury in good faith and with a view solely to the achievement of the Step-In Objectives and not for any other purposes.

32.5	The “Step-In Objectives” are:

(A)	in requiring the Participant to appoint a Step-In Manager to carry out any Oversight Functions (including as part of carrying out any Direct Management Functions), to fulfil those Oversight Functions;

(B)	in requiring the Participant to appoint a Step-In Manager to carry out any Direct Management Functions or Additional Functions:

(i)	to mitigate the effects of, and (to the extent capable of being remedied) remedy, any Step-In Trigger and to avoid the occurrence of a similar Step-In Trigger in the future; and/or

(ii)	to ensure that the Covered Assets are Managed and Administered in accordance with Conditions 10.8(A), 10.8(B), 10.8(C) and 10.8(D) (subject to Conditions 10.9, 10.12, 10.14 and 10.20); and/or

(iii)	to the extent possible within the scope of the Step-In Functions, to ensure the compliance by the Participant and each other member of the Participant’s Group with the Scheme Documents.

Scope of Step-In Rights

32.6
The “Step-In Rights” consist of the right to require the Participant to appoint or procure the appointment of a Step-In Manager, as the duly authorised agent and attorney for all or any of the members of the Participant’s Group, to carry out some or all (at the Treasury’s election) of:

(A)	the Oversight Functions;

(B)	the Direct Management Functions; and

(C)	the Additional Functions,

(together, the “Step-In Functions”).

Identity of Step-In Manager

32.7	The Treasury may require:

(A)	the appointment of different Step-In Managers to carry out different Step-In Functions in respect of the same Step-In Trigger; or

(B)
the appointment of two or more Step-In Managers to act together in carrying out any Step-In Function (in which case the provisions of this Condition 32 shall apply mutatis mutandis to such Step-In Managers acting together).

32.8	The “Step-In Manager” shall be (at the Treasury’s election) either:

(A)	a person identified by the Treasury;

(B)	a person selected by the Participant from a panel of persons notified in writing to the Participant by the Treasury; or

(C)	a person identified by the Participant (if the Treasury requires, following an appropriate tender process) and approved in advance by the Treasury,

and may (in the case of any person referred to in paragraph (A) or (B)) be a Representative of the Treasury.

32.9
In identifying any proposed Step-In Manager pursuant to Condition 32.8(A) or determining the members of any panel pursuant to Condition 32.8(B), the Treasury shall take into account the extent to which the proposed Step-In Manager is in direct competition with the Participant and the nature of that competition (and any representations of the Participant in this regard).

Step-In Notice

32.10	If the Treasury intends to exercise any Step-In Rights following a Step-In Trigger, it shall give notice to the Participant of that fact. The notice (the “Step-In Notice”) shall specify:

(A)	the relevant Step-In Trigger;

(B)	details of the Step-In Rights that the Treasury intends to exercise;

(C)	details of the Step-In Assets in respect of which the Treasury intends to exercise those Step-In Rights;

(D)
the date on which the appointment of the Step-In Manager must commence (which shall be no earlier than the date falling 10 Business Days following the date that the Step-In Notice is delivered) (the “Step-In Date”); and

(E)
(i) if Condition 32.8(A) applies, the Step-In Manager identified by the Treasury; (ii) if Condition 32.8(B) applies, the persons from among whom the Participant is required to select any Step-In Manager; or (iii) if Condition 32.8(C) applies, whether the Treasury requires the Participant to undertake a tender process before proposing a Step-In Manager.

Appointment of Step-In Manager

32.11	Promptly following delivery of a Step-In Notice, the Participant shall:

(A)
if required to select any person as Step-In Manager pursuant to Condition 32.8(B) or (subject to paragraph (B)) to propose any person as Step-In Manager pursuant to Condition 32.8(C), notify the Treasury of the identity of the person it has selected or proposes;

(B)
if required to undertake a tender process pursuant to Condition 32.8(C), undertake that process and, following its conclusion, notify the Treasury of the person the Participant proposes to appoint as Step-In Manager; and

(C)
seek to agree terms of engagement with any Step-In Manager identified or selected pursuant to Condition 32.8 (on the basis that the first draft of any such terms of engagement shall be produced by the Step-In Manager).

32.12
The Participant shall ensure that any terms of engagement agreed with a Step-In Manager (including the regulatory and other authorisations which the Step-In Manager is required under such terms of engagement to hold) shall be consistent in all respects with:

(A)	the scope of the Step-In Rights that the Treasury intends to exercise (as specified in the Step-In Notice);

(B)	the Step-In Assets in respect of which the Treasury intends to exercise those Step-In Rights (as specified in the Step-In Notice); and

(C)	any requirements that the Treasury has notified to the Participant in writing (whether in the Step-In Notice or otherwise) with regard to:

(i)
the fees and scope of engagement of the Step-In Manager, provided that the scope of the engagement of the Step-In Manager shall be (a) limited to the scope of the applicable Step-In Functions and (b) consistent with, and shall be for the purpose of meeting, the applicable Step-In Objectives;

(ii)	the date from which the appointment of the Step-In Manager must take effect (being no earlier than the Step-In Date); and

(iii)	any performance standards to which the Step-In Manager must adhere in carrying out the Step-In Functions.

32.13
Subject to Condition 32.14, the Participant shall not appoint any Step-In Manager unless the terms of engagement of that Step-In Manager have been approved by the Treasury.  If the Participant provisionally agrees terms of engagement with a Step-In Manager, it shall submit those terms of engagement to the Treasury for approval.  If the Treasury gives such approval, the Participant shall promptly thereafter appoint that Step-In Manager, on the terms approved by the Treasury, with effect from the Step-In Date or such later date as the Treasury may specify.

32.14	If:

(A)	the Treasury requires the Participant to appoint any Step-In Manager pursuant to this Condition 32; and

(B)
the Participant has failed, by the date falling five Business Days prior to the Step-In Date, to submit for approval by the Treasury terms of engagement with that Step-In Manager that have been provisionally agreed with the Step-In Manager and are satisfactory to the Treasury, then the Participant shall promptly appoint that Step-In Manager with effect from the Step-In Date or such later date as the Treasury may specify, on such terms of engagement as the Treasury may agree with the Step-In Manager and notify to the Participant, provided that the Treasury shall use reasonable endeavours to ensure that such terms of engagement shall, subject to Applicable Law, be consistent with (and no less favourable to the Participant than) the Designated Step-In Terms.

Scope of Step-In Functions

32.15	The “Oversight Functions” are:

(A)
to observe all or any conduct of any member of the Participant’s Group and its Representatives in connection with the Management and Administration of the Step-In Assets and any relevant Related Party Assets and (including by working alongside the relevant personnel of the Participant’s Group and any other Representatives to the extent that the Step-In Manager considers necessary) and to obtain an understanding of the Step-In Assets and any relevant Related Party Assets, and the conduct in respect of them;

(B)
to write reports and provide Information to the Treasury in connection with all or any such conduct referred to in paragraph (A) above, including the Step-In Manager’s opinion as to the performance of the members of the Participant’s Group and their respective Representatives in connection with such conduct, and the compliance of the Participant and any other member of the Participant’s Group with the provisions of the Scheme Documents, so far as ascertainable by the Step-In Manager;

(C)
to gather, review or discuss, in accordance with Condition 20.4, any relevant Information from or with any member of the Participant’s Group and its Representatives in respect of the Step-In Assets (and any relevant Related Party Assets) and compliance with the Scheme Documents and provide such Information to the Treasury upon request by the Treasury;

(D)
to assess the performance of particular Representatives of any member of the Participant’s Group who are involved in the Management and Administration of the Covered Assets (or any relevant Related Party Assets) and interview any such Representative for that purpose; and

(E)
to make recommendations to the SOC and the Scheme Head, following discussions with the Treasury (if the Treasury so requires), for the purposes of ensuring compliance by the Participant and each other member of the Participant’s Group with the Scheme Documents.

32.16	The “Direct Management Functions” are:

(A)
to exercise all or any of the rights, powers (including decision-making powers) and discretions of the relevant member of the Participant’s Group under, or in relation to the Management and Administration of, the Step-In Assets as the

agent and attorney of the relevant member of the Participant’s Group, with full authority to (amongst other things):

(i)
(notwithstanding the provisions of Condition 10.12) sell, transfer or otherwise dispose of any Step-In Assets (whether Triggered Assets or Non-Triggered Assets), provided that any sale, transfer or other disposal of a Non-Triggered Asset shall not be effected by a Step-In Manager without the prior approval of the relevant member of the Participant’s Group, such approval not to be unreasonably withheld or delayed (and in determining whether the relevant member of the Participant’s Group is acting reasonably for these purposes regard shall be had only to financial considerations including (a) the probability of default on that Step-In Asset, (b) the loss given default attributable to that Step-In Asset and (c) the economic value expected to be received by the Participant’s Group in connection with such sale, transfer or other disposal, including any proceeds from the sale, transfer or other disposal and the value of any benefit made available to the Participant by the Treasury in connection with such sale, transfer or other disposal);

(ii)	subject to sub-paragraph (i) above, effect any other transaction involving any Step-In Assets; and

(iii)
monitor and enforce the rights of any member of the Participant’s Group in respect of any Step-In Assets, including in relation to any arrangements with any Representative of such Group Member in respect of any Step-In Assets (or any relevant Related Party Assets), in each case as the Step-In Manager deems appropriate from time to time in order to achieve the Step-In Objectives and (except as provided for in sub-paragraph (i) above) without the need for further approval by or on behalf of any member of the Participant’s Group in respect of the exercise of such rights, powers (including decision-making powers) and discretions; and

(B)
to write reports and provide such Information to the Treasury in connection with the exercise of the rights, powers (including decision-making powers) and discretions referred to in paragraph (A) above as the Treasury may require.

32.17	The “Additional Functions” are to take such other action as the Step-In Manager or the Treasury considers necessary or appropriate so as to achieve the Step-In Objectives including:

(A)
to require the modification of the Asset Management Framework and/or the Conflicts Management Policy to the extent the Step-In Manager or the Treasury considers necessary or appropriate so as to achieve the Step-In Objectives, in which case the Participant shall ensure that such modifications are promptly implemented and complied with;

(B)
to require that certain conduct in respect of the Step-In Assets, as may be specified by the Step-In Manager or the Treasury from time to time, shall not be carried out by any member of the Participant’s Group or its Representatives without the prior approval of the Step-In Manager, such approval not to be unreasonably withheld or delayed;

(C)	to approve or not approve any such conduct referred to in paragraph (B) above in accordance with any instructions of the Treasury; and

(D)
to investigate and require or effect the modification or replacement of any of the systems, controls and processes of the members of the Participant’s Group, including such systems, controls and processes in respect of the production and delivery of Information pursuant to the Scheme Documents.

Cooperation

32.18	The Participant shall ensure that each member of the Participant’s Group shall do all such things, including:

(A)	providing access to Books and Records, other Information, Representatives, premises, IT and other systems, and other resources;

(B)	holding meetings, entering into discussions and answering questions;

(C)	establishing additional systems, controls and processes; and

(D)	to the extent possible without breaching any contract, implementing, maintaining, modifying and/or replacing any custodian or other asset management arrangements and practices,

in each case as the Step-In Manager may reasonably require (having considered the relative costs and benefits thereof) for the purposes of carrying out the Step-In Functions or facilitating the exercise of the Step-In Rights in accordance with this Condition 32 (provided, and to the extent that, such things are within the control of that member of the Participant’s Group).

32.19
The Participant shall ensure that each relevant member of the Participant’s Group shall, to the extent within the control of such member of the Participant’s Group, comply with all instructions of the Step-In Manager pursuant to its carrying out of the Direct Management Functions and the Additional Functions, in accordance with any reasonable timetable that the Step-In Manager may require (having consulted with the Participant and taking into account all relevant circumstances including the reason for the relevant instruction and any need to establish additional or modify existing systems, controls or processes), provided that compliance with such instructions would not result in the breach of any Applicable Law or the contractual terms of any Covered Asset or Permitted Arrangement.

32.20	The Participant shall ensure that each member of the Participant’s Group complies with the terms of the Step-In Manager’s appointment.

Termination or variation of Step-In Manager’s appointment

32.21
Subject to Condition 32.25, the Participant shall not terminate, or vary the terms of, the appointment of any Step-In Manager unless the Treasury has required or consented to such termination or variation by notice to the Participant.

32.22
At any time following the appointment of a Step-In Manager, the Treasury may, by notice to the Participant, require the termination of the appointment of that Step-In Manager and the appointment of an alternative Step-In Manager.  Promptly upon receipt of any such notice and with effect from such date as the Treasury may specify in that notice, the Participant shall terminate the appointment of the relevant Step-In Manager in accordance with the Step-In Manager’s terms of appointment.  Conditions 32.11 to 32.14 (inclusive) shall apply (mutatis mutandis) in respect of the appointment of any replacement Step-In Manager, such replacement to take effect at the same time as the termination of the replaced Step-In Manager (or at such other time as the Treasury may require).

32.23	The Treasury may, at any time, elect to cease to exercise its Step-In Rights, in whole or part.

32.24	The Treasury shall cease to exercise its Step-In Rights in respect of:

(A)
any Step-In Trigger which is capable of being remedied and which has been remedied, provided that the Treasury is satisfied that the Step-In Objectives have been achieved and provided that there is no unremedied Step-In Trigger; and

(B)	any Step-In Assets which are designated as Partial Termination Assets or Full Termination Assets by the Treasury under Condition 31.16 or 31.18 as a result of a Remedy Event.

32.25
If the Treasury elects or is required to cease to exercise any of its Step-In Rights pursuant to Condition 32.23 or 32.24, the Treasury shall give notice in writing to the Participant of that fact (the “Step-Out Notice”) stating the date on which the Treasury proposes to cease exercising those Step-In Rights (the “Step-Out Date”).  The Participant shall be entitled to terminate the appointment of the Step-In Manager at any time following the Step-Out Date, but only to the extent that the appointment relates to those Step-In Rights that the Treasury has ceased to exercise (as specified in the Step-Out Notice).

32.26
The Step-Out Date shall not be earlier than the date falling five Business Days after the date of the Step-Out Notice or, if later, the earliest termination date set out in the terms of appointment of the Step-In Manager.  In the circumstances described in Condition 32.24(A), the Step-Out Date shall be the earliest date on which the appointment of the Step-In Manager can be terminated in accordance with its terms of appointment following the later of (i) the date on which the Treasury is satisfied that the Step-In Objectives have been achieved and (ii) the date on which each Step-In Trigger has been remedied.

Without prejudice to other Scheme obligations

32.27
Any appointment of a Step-In Manager under this Condition 32 shall be without prejudice to the liabilities, obligations and responsibilities of the Participant and any other member of the Participant’s Group under the Scheme Documents (including the Asset Management Conditions) save only that:

(A)	no member of the Participant’s Group shall be obliged to carry out any of the Step-In Functions that a Step-In Manager has been appointed to perform pursuant to the Step-In Rights;

(B)
the SOC and the other Scheme Personnel shall have no obligation under the Scheme Documents to monitor the performance of the Step-In Functions or to carry out any of the Step-In Functions that are being carried out by the Step-In Manager, and (subject to Condition 32.16(A)(i)) shall have no rights or obligations to veto or prevent any conduct by the Step-In Manager in carrying out the Step-In Functions in accordance with this Condition 32, save for any such conduct which would breach any of the Step-In Manager’s terms of engagement (as approved by the Treasury under Condition 32.13); and

(C)
if any member of the Participant’s Group would otherwise be treated as having breached any provision of the Scheme Documents by virtue of any conduct of the Step-In Manager or by complying with any direction, instruction or recommendation of the Step-In Manager, then that breach shall be deemed to have been waived by the Treasury for the purposes of the Scheme Documents.

No liability for acts or omissions of Step-In Manager

32.28	The Treasury shall have no liability to any member of the Participant’s Group or any other person for or in connection with any act or omission of any Step-In Manager.

Other remedies

32.29	The exercise of any Step-In Rights shall not:

(A)	be construed to limit, affect or prejudice any right, power or remedy provided by law or under or pursuant to any Scheme Document; or

(B)	without prejudice to the generality of paragraph (A) above:

(i)	prevent the Treasury from making any claim pursuant to the Indemnity or Condition 34 in respect of any matter, event or circumstance which constituted the Step-In Trigger for such Step-In Rights; or

(ii)	where a Step-In Trigger occurs in the course of such exercise, prevent the Treasury from exercising any further Step-In Rights in respect of that Step-In Trigger.

33.	INDEMNITY

Scope of Indemnity

33.1
Subject to Condition 33.2, the Participant shall, within 10 Business Days of written demand from the relevant Indemnified Person setting out reasonable details of the relevant Indemnified Claim(s) and Indemnified Amount(s), fully and effectively indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts suffered or incurred by or on behalf of that Indemnified Person arising out of or in connection with:

(A)
the Covered Assets (except for any Indemnified Amount which constitutes a Loss, or an adjustment to a Loss, for the purposes of these Conditions) and any other assets, exposures, liabilities and obligations of any member of the Participant’s Group;

(B)	the proper enforcement or the preservation of any rights, benefits, powers or discretions against any member of the Participant’s Group under or in connection with any Scheme Documents;

(C)
any Representation which is or proves to have been incorrect or misleading when made or deemed to be made (disregarding for these purposes any disclosures made by the Participant pursuant to Condition 30.3);

(D)	the occurrence of a Remedy Event;

(E)
any Information (including any Information contained in the Data Fields) provided by any member of the Participant’s Group or its Representatives in or pursuant to any Scheme Document being untrue, inaccurate, incomplete or misleading, except that this Indemnity shall not apply:

(i)	if and to the extent that such Information is contained in an Initial Data Field and is corrected in accordance with Conditions 17.5 to 17.8 (inclusive);

(ii)	in respect of any Information contained in any Data Field, if and to the extent that such Data Field has been completed in accordance with Condition 16.7, Condition 17 and the Data Field Rules; or

(iii)
if and to the extent that any such Information was required to set out the Participant’s subjective judgement in relation to a certain matter, did accurately set out that subjective judgement and that subjective judgement was reached by the Participant in good faith and exercising reasonable skill and care, having made all due and reasonable enquiries; or

(F)	any failure by any member of the Participant’s Group or any of its Representatives to comply in all material respects with any requirement of Applicable Law which is binding on it,

in each case whether or not the relevant Indemnified Amount is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the Accession Date (the “Indemnity”).

33.2	No Indemnified Person shall be entitled to claim under the Indemnity in respect of an Indemnified Amount if and to the extent that such Indemnified Amount:

(A)
is not suffered or incurred by the Indemnified Person in connection with the Treasury’s capacity as a provider of credit risk protection under the Scheme or otherwise in connection with the provision of credit risk protection under the Scheme; or

(B)	is determined in accordance with the Dispute Resolution Procedure to have arisen as a result of the fraud, bad faith or wilful default of that Indemnified Person.

Notice of and information relating to Indemnified Claims

33.3	The Treasury shall (and shall use reasonable endeavours to ensure that each Indemnified Person will):

(A)
give notice (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) to the Participant as promptly as reasonably practicable after commencement of any action against an Indemnified Person, or receipt of a written notice by any Indemnified Person, in respect of an Indemnified Claim; and

(B)
give notice as promptly as reasonably practicable to the Participant after any such Indemnified Claim is formally commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the Indemnified Claim), in each case so as to enable the Participant to investigate the matter or circumstances alleged to have given rise to such Indemnified Claim and whether (and, if so, to what extent) any amount is payable in respect thereof.

33.4
The Treasury shall (and shall use reasonable endeavours to ensure that each Indemnified Person will) keep the Participant informed of and, to the extent reasonably practicable, consult with the Participant in relation to all material developments in respect of any Indemnified Claim in each case insofar as may be consistent with or required by the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnified Person’s view, having taken legal advice, be materially prejudicial to it (or to any other Indemnified Person) or breach any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party or under any regulatory request that has been made of it.

33.5
Any failure by any Indemnified Person to comply with Conditions 33.3 and 33.4 shall not relieve the Participant from any liability under this Condition 33 to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve the Participant from any liability which it may have otherwise than on account of the Indemnity.

33.6
The identity of the legal advisers for particular Indemnified Persons shall, on request, be notified in writing by the Treasury to the Participant.  The Participant may participate at its own expense in the defence of any action commenced against any relevant Indemnified Person provided however that legal advisers for the Participant shall not (except with the written consent of the relevant Indemnified Person) also be legal advisers for the Indemnified Person (such consent not to be unreasonably withheld or delayed).

33.7	No Indemnified Person shall be entitled to recover more than once under the Indemnity in respect of any Indemnified Amount.

Settlement or compromise

33.8
The Participant shall not, without the prior written consent of the relevant Indemnified Persons  (such consent not to be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment with respect to any claim, action, liability, demand, proceeding, investigation, judgment or award whatsoever (in each case whether threatened, asserted, established or instituted), in respect of which indemnification could be sought under this Condition 33 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(A)	includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, liability, demand, proceeding, investigation, judgment or award; and

(B)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

General provisions relating to the Indemnity

33.9	This Condition 33 will remain in full force and effect notwithstanding the termination of the Scheme in respect of the Participant.

33.10	Any amount payable pursuant to the Indemnity may, without limiting the Treasury’s rights, be claimed as a debt or liquidated demand.

Other remedies

33.11
Notwithstanding any other provision of the Scheme Documents, but subject to Condition 33.12, the Indemnity is in addition to, and shall not be construed to limit, affect or prejudice any liability which any member of the Participant’s Group and/or its Affiliates, and/or their respective Representatives, may otherwise have to the Indemnified Persons or any other right, power or remedy in law or otherwise available to any Indemnified Person.

33.12
The making of any claim pursuant to the Indemnity shall not prevent the Treasury from exercising any rights under Condition 31 or from exercising any Step-In Rights, in either case in respect of the relevant matter, event or circumstance which gave rise to the Indemnity claim, but shall prevent the Treasury from exercising any rights pursuant to Condition 34 in respect of that matter, event or circumstance.

34.	ADJUSTMENT EVENTS

Adjustment Events

34.1	If at any time (whether before, on or after the Trigger Date for the relevant Covered Asset) any of the following events occurs (each an “Adjustment Event”):

(A)	any Prohibited Conduct;

(B)	a Proposed Correction is made pursuant to Condition 17.6; or

(C)	the Participant is in breach of either Condition 16 or 17 (as applicable) in respect of any amendment, correction or update that is required thereunder to be made in respect of a Covered Asset:

(i)	to correct an error in any Post-Accession Data under Conditions 17.10 to 17.12 (inclusive); or

(ii)	to correct an error in any Quarterly Statement Data under Condition 16.12,

then the Treasury may at any time following the Adjustment Event deliver a written notice to the Participant stating that an Adjustment Event has occurred in respect of that Covered Asset (an “Adjustment Notice”).

Agreement of Adjustment

34.2
If the Treasury delivers an Adjustment Notice, the Treasury and the Participant shall negotiate in good faith (acting reasonably) to agree an adjustment (which may be in whole or in part retrospective) to the Covered Amount (or equivalent in respect of any Extended Protection Asset) of that Covered Asset (the “Adjustment”) such that the Treasury’s financial exposure under the Scheme in respect of that Covered Asset shall be no greater than it would have been if (as the case may be) (i) the relevant Prohibited Conduct had not occurred, (ii) the relevant Initial Data had been correct as provided on or prior to the Signing Date, (iii) the relevant Post-Accession Data had been amended, corrected or updated in accordance with Condition 17 or (iv) the relevant Quarterly Statement Data had been amended, corrected or updated in accordance with Condition 16.  The Adjustment shall be determined by reference to:

(A)
the amount by which the aggregate Losses that would reasonably be expected to arise in respect of that Covered Asset are greater as a result of the Adjustment Event than would reasonably have been expected if that Adjustment Event had not occurred; and

(B)
the amount by which the aggregate Recoveries that would reasonably be expected to arise in respect of that Covered Asset are lower as a result of the Adjustment Event than would reasonably have been expected if that Adjustment Event had not occurred, provided that under no circumstances will the Covered Amount on any day increase as a result of an Adjustment.

Election for Expert determination

34.3
If the Treasury and the Participant have not agreed in writing the Adjustment within 10 Business Days following the date of delivery of the Adjustment Notice, then the Treasury may elect for the determination of the Adjustment by an Expert and, if it so elects, shall notify the Participant in writing (the “Determination Notice”).

Appointment of Expert

34.4
For the purpose of this Condition 34, the “Expert” shall be any independent, internationally recognised firm of chartered accountants or international investment bank in London, as the Treasury and the Participant may agree in writing.  If the Treasury and the Participant cannot agree on an Expert within 10 Business Days following the delivery of the Determination Notice, the Treasury shall request that the President or vice-President of the Institute of Chartered Accountants in England and Wales nominate such an Expert.

34.5
The Expert shall be appointed by the Treasury and the Participant promptly thereafter for the purposes of determining the Adjustment.  The Expert shall be appointed as an expert and not an arbitrator and any Applicable Law relating to arbitration shall not apply to any such Expert or the determinations or the procedure by which such determination is made.

Determination of Adjustment

34.6	Following the appointment of the Expert in accordance with Condition 34.5:

(A)
the Treasury and the Participant shall have the right to make representations and submissions to the Expert.  Each of the Treasury and the Participant shall serve on the other and the Expert its written submissions and any documents which the Treasury or the Participant, as the case may be, relies on, within 20 Business Days following the Expert’s appointment.  Except as may be requested by the Expert pursuant to Condition 34.6(B), there shall be no formal hearing before the Expert;

(B)
the Expert may request any data, information, submissions (including oral submissions or a hearing) or other assistance, which it considers necessary for the determination and the Treasury and the Participant shall comply with such requests as soon as reasonably practicable in respect of any such data or information which is within their possession or control, except if (and to the extent that) to do so would breach any Applicable Law or contractual obligation to which the provider of that information is subject.  All data, information or submissions supplied to the Expert by the Participant shall be copied simultaneously to the Treasury and vice versa;

(C)	the Expert shall make a determination of the Adjustment in writing, giving reasons for that determination, as soon as practicable and, in any event, within 20 Business Days following its appointment;

(D)
the Expert’s determination shall (in the absence of fraud or manifest error) be final and binding on the Treasury and the Participant.  The Treasury and the Participant hereby agree to waive any right of appeal or recourse they might have against the determination of the Expert (in the absence of fraud or manifest error); and

(E)
the costs and expenses of and incidental to the appointment of the Expert and the determination of the Adjustment by the Expert shall be borne by the Participant as Management and Administration Costs in accordance with Condition 9.

34.7	Unless otherwise agreed by the Treasury and the Participant in writing:

(A)	any meetings or hearings in connection with the determination of the Adjustment by the Expert shall be in private and confidential and shall take place in London; and

(B)
all data, information and submissions supplied to the Expert shall be confidential and shall not be used for any purpose other than the determination.  Any such data, information and submissions may be disclosed (i) to the Treasury’s or the Participant’s Representatives, (ii) to the extent required to be disclosed by Applicable Law or by the rules of any relevant securities exchange, (iii) for the purposes of enforcement of any determination or (iv) in the case of the Treasury only, in accordance with Condition 42.

Effect of Adjustment

34.8
If an Adjustment is agreed in writing or determined pursuant to this Condition 34, then the Adjustment shall (unless the Treasury, in its sole discretion, determines otherwise in writing) apply to the Covered Amount in respect of the relevant Covered Asset and all such adjustments as are necessary in order to give effect to that reduction shall be made pursuant to and in accordance with Condition 8.7.

Inability to determine the Adjustment

34.9
If the Expert relinquishes its appointment or if it becomes apparent that it will be unable or unwilling to complete the duties specified in its appointment, the Treasury and the Participant may agree in writing to appoint an alternative Expert in its place (following the procedure set out in Condition 34.4), which procedure may be repeated as many times as necessary.  The appointment of a previous Expert shall cease upon the service of notice by the Treasury to that Expert and the previous Expert will be required to return all papers, documents, data and information to whichever of the Treasury or the Participant provided them.

34.10
If the Expert concludes that it cannot determine the Adjustment based on the information available to it, then the Treasury shall be permitted to exercise any other rights that it may have under the Scheme in respect of the event or circumstance that constituted the Adjustment Event.

Privileged Information

34.11
Nothing in this Condition 34 shall entitle the Treasury or the Participant or the Expert access to any Information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Treasury nor the Participant shall be entitled to refuse to supply such part or parts of documents as contain only the facts that the Expert may reasonably request.

Update to Post-Accession Data

34.12
The Participant shall update the Post-Accession Data and Quarterly Statement Data, in accordance with Condition 17, in order to reflect any change or adjustment that is agreed in writing or determined pursuant to this Condition 34.

Withdrawal of Adjustment Notice

34.13
The Treasury may withdraw an Adjustment Notice at any time prior to the agreement in writing or determination of the Adjustment pursuant to this Condition 34, in which case it shall be permitted to exercise any other rights that it may have under the Scheme in respect of the event or circumstance that constituted the Adjustment Event.

Other remedies

34.14
If any Adjustment is agreed in writing, or determined by the Expert, pursuant to this Condition 34, the Treasury shall (unless, in the case of determination by the Expert, the Treasury determines in writing pursuant to Condition 34.8 that the Adjustment shall not apply to the Covered Amount in respect of the relevant Covered Asset) not be permitted to exercise any rights under Conditions 17.9, 31 or 33 in respect of the Adjustment Event to which that Adjustment relates.

34.15
Nothing in this Condition 34 shall prevent the Treasury from exercising any Step-In Rights arising from an Adjustment Event, whether or not any Adjustment is agreed or determined pursuant to this Condition 34.

35.	DISPUTES

Objective for resolution of Disputes

35.1
If a Dispute arises, the objective of the parties shall be to seek to ensure that the Dispute is resolved as quickly, as efficiently and as cost-effectively as possible.  Each party to the Dispute shall, at each stage of the procedure set out in this Condition 35, endeavour in good faith to resolve such Dispute through negotiation in accordance with this objective.

Performance of obligations during a Dispute

35.2
The Treasury shall, and the Participant shall ensure that each member of the Participant’s Group will, continue to observe and perform all of their duties, responsibilities and obligations under the Scheme Documents notwithstanding any Dispute which falls to be resolved in accordance with this Condition 35, except to the extent that any such duty, responsibility or obligation is or becomes the subject of the relevant Dispute.

Internal escalation and resolution of Disputes

35.3
If a Dispute arises, each party to the Dispute shall take such action as may be necessary to escalate the Dispute within its respective organisation to ensure that appropriate directors, officers, officials or other personnel of suitable seniority and expertise are engaged in seeking to resolve the relevant Dispute.

35.4
If a Dispute arises, each party shall ensure that each other party has reasonable, written details of the provision or provisions of the Scheme Documents in connection with which the Dispute has arisen, the nature of the Dispute, the Covered Entities and Covered Assets relevant to that Dispute (where relevant) and the resolution sought.  The parties to the Dispute shall seek to meet each other as soon as reasonably practicable, and as often as may be appropriate, once a Dispute has arisen and endeavour to resolve the Dispute in good faith within 10 Business Days (or such other time period as the parties to the Dispute may agree in writing) from the date on which a party to the Dispute first provided written details of the Dispute in accordance with this Condition.

35.5
All discussions and meetings between the parties to the Dispute in connection with that Dispute are to be “without prejudice” unless stated to be “without prejudice save as to costs”, and the details of the discussions and any meetings, minutes and/or statements relating to such meetings shall be inadmissible in any arbitration or other Proceedings that may follow, except that those stated to be “without prejudice save as to costs” shall be admissible for the purposes of Condition 35.28.

Escalation to Arbitration

35.6	Any Dispute which is not resolved following escalation and discussions pursuant to Conditions 35.3 and 35.4 may, subject to Conditions 34, 47.16 and 48.5, be referred to and finally resolved by arbitration under the provisions of the Arbitration Act (an “Arbitration”).  Any Arbitration shall be conducted in accordance with the Dispute Resolution Procedure.  If any provision of the Dispute Resolution Procedure conflicts with the provisions of the Arbitration Act then, to the fullest extent permitted by law, that provision of the Dispute Resolution Procedure shall prevail.

No other Proceedings

35.7
Subject to Condition 35.38, any Dispute is to be finally resolved by Arbitration and neither the Treasury nor the Participant nor any other person shall commence any Proceedings in connection with a Dispute other than in accordance with the Dispute Resolution Procedure.  If any such person commences any Proceedings in breach of the Dispute Resolution Procedure, it shall not oppose an application for strike-out, termination, discontinuance or stay of such Proceedings.

The Arbitration Panel

35.8
The “Arbitration Panel” shall comprise the individuals set out in the Accession Agreement and such additions or replacements as may be agreed in writing between the Treasury and the Participant from time to time, and shall include at all times at least:

(A)
five legal experts, each being either a practising Queen’s Counsel or retired judge of the High Court, retired Lord Justice of Appeal, retired Lord of Appeal in Ordinary or retired Justice of the Supreme Court of the United Kingdom, in each case of national repute with over 15 years of experience of substantial commercial Proceedings (each, a “Legal Expert”); and

(B)
five practising or retired accountancy experts, each of whom shall have over 15 years of experience accounting for assets similar to the Covered Assets or particular Covered Asset Classes, each being or having been a partner in an international accountancy firm (each an “Accounting Expert”).

35.9
If it becomes necessary to replace an individual on the Arbitration Panel and the Treasury and the Participant do not agree on the identity of that replacement, then the Treasury shall request that the president or vice-president of the LCIA nominate, within five Business Days of such request, up to four individuals who have the equivalent experience and qualifications of the individual being replaced, who are impartial and independent of the Treasury and the Participant and who are willing to be appointed to the Arbitration Panel.  The Treasury shall, within five Business Days of receiving these nominations, appoint one of those individuals as the replacement on the Arbitration Panel.

Commencement of an Arbitration

35.10
No party shall submit a Dispute to Arbitration pursuant to Condition 35.6 unless it (the “Claimant”) has, after completion of the procedure set out in Conditions 35.3 and 35.4, given 10 Business Days’ written notice (the “Commencement Notice”) to the other party (the “Respondent”) of its intention to do so specifying:

(A)	that an Arbitration will be commenced in 10 Business Days;

(B)	reasonable details of the Dispute and the matter which gives rise to the Dispute, and the nature and amount of the claim being made by the Claimant or other remedy being sought by the Claimant; and

(C)	that it is being given pursuant to this Condition 35.

35.11
Following receipt of a Commencement Notice and provided that the Respondent has carried out the procedure set out in Conditions 35.3 and 35.4, the Respondent shall be entitled to send to the Claimant a statement containing reasonable details of any counterclaim Dispute and the matter which gives rise to such counterclaim Dispute, and the nature and amount of the counterclaim being made by the Respondent or other remedy being sought by the Respondent.

Appointment of the Arbitrator

35.12	Subject to Condition 35.14:

(A)	the number of arbitrators shall be one; and

(B)
the Claimant and the Respondent shall agree on the arbitrator from the Arbitration Panel whose expertise and experience is most suited to considering the Dispute or, if no agreement can be reached within 10 Business Days of delivery of the Commencement Notice, the parties to the Dispute shall request that the president or vice-president of the LCIA nominate such arbitrator from the Arbitration Panel within five Business Days of such request (the agreed or nominated arbitrator being the “Selected Arbitrator”).

35.13
Any arbitrator appointed pursuant to either Condition 35.12 or Condition 35.14 below must be impartial and independent of the Treasury and the Participant.  For the purposes of this Dispute Resolution Procedure, the impartiality and independence of an individual shall not necessarily be affected by any other engagement (whether past, present or future) of the employer of that individual (or any organisation to which that individual belongs) where such engagement relates to the Treasury or the Participant (or any of their respective Representatives), provided that such individual has not been personally involved in that engagement.

Ability to enhance Arbitration process for Major Disputes

35.14	If a Dispute is a Major Dispute:

(A)
the number of arbitrators shall be three and the Claimant and Respondent shall each appoint one Arbitrator from the Arbitration Panel whose expertise and experience is, in the appointing party’s opinion, most suited to considering the particular Major Dispute.  Each party shall notify the other of the identity of the Arbitrator it has selected (each an “MD Selected Arbitrator”) within five Business Days of receipt of the Commencement Notice.  The MD Selected

Arbitrators shall choose the third Arbitrator from the Arbitration Panel who will act as the presiding Arbitrator (the “Presiding Arbitrator”).  The MD Selected Arbitrators shall notify the parties of the identity of the Presiding Arbitrator within two Business Days of the Presiding Arbitrator’s appointment.  If within 10 Business Days of the date of notification of the identity of the second MD Selected Arbitrator, the MD Selected Arbitrators cannot agree on the choice of the Presiding Arbitrator, the MD Selected Arbitrators shall request that the president or vice-president of the LCIA select the Presiding Arbitrator from the Arbitration Panel or, if no member of the Arbitration Panel is available, the president or vice-president of the LCIA will nominate up to four alternatives to that Arbitrator who have the equivalent experience and qualifications of the MD Selected Arbitrators and who are impartial and independent of the Claimant and the Respondent, in which case the Treasury shall, within five Business Days of receiving these nominations, appoint one of those individuals as the Presiding Arbitrator;

(B)	any decision, determination, direction or award of the Arbitrators shall be given by the Arbitrators as a majority (and not necessarily unanimous) decision, determination, direction or award; and

(C)
any party to the Major Dispute shall have the right, by notice to the other parties to the Major Dispute, to elect that the timetable for the Arbitration shall provide for the Arbitrators to render their award by such time as the Arbitrators may determine having regard to the complexity of the Major Dispute (being not more than 15 months after the date of service of the Commencement Notice, save in exceptional circumstances).

35.15	A “Major Dispute” means a Dispute:

(A)	where:

(i)	the amount in Dispute; or

(ii)	the Covered Amount of any Covered Asset or Loss or Recovery which is the subject to the Dispute,

exceeds the applicable amount designated in the Accession Agreement as the “Major Dispute Amount”; or

(B)	which either the Participant or the Treasury considers (acting reasonably and in good faith) to be of exceptional complexity or importance in the context of the Scheme.

35.16
If there is any Dispute as to whether a matter is a Major Dispute which is not resolved between the parties within 10 Business Days, the matter shall be treated as a Major Dispute for the purposes of the Dispute Resolution Procedure.

35.17
If any Selected Arbitrator, MD Selected Arbitrator or Presiding Arbitrator (each an “Arbitrator”) for an Arbitration is not available to conduct the Arbitration for whatever reason, or if at any time during an Arbitration an Arbitrator becomes incapable of performing his or her functions (owing to death, resignation, refusal to act or any other incapacity or reason) then the parties shall, within three Business Days of becoming aware of these circumstances, agree in writing with each other party to the Arbitration:

(A)
to appoint one of the other Legal Experts (if the relevant Arbitrator is a Legal Expert) or one of the other Accounting Experts (if the relevant Arbitrator is an Accounting Expert) as the replacement for that Arbitrator; or

(B)	the identity of an alternative Arbitrator, who is not a member of the Arbitration Panel.

If no such agreement can be reached, the Treasury shall request that the president or vice-president of the LCIA nominate, within five Business Days of such request, one of the Legal Experts or Accounting Experts (as the case may be) from the Arbitration Panel as the replacement for that Arbitrator or, if the LCIA discovers that no such Legal Expert or Accounting Expert is available, up to four alternatives to that Arbitrator who have the equivalent experience and qualifications of that Arbitrator, in which case the Treasury shall, within five Business Days of receiving these nominations, appoint one of those alternatives as the replacement for that Arbitrator.

Directions Hearing

35.18	Subject to Conditions 35.14 and 35.19 and unless otherwise agreed by the Claimant and the Respondent:

(A)
within five Business Days of the appointment of the Arbitrator(s), the Claimant and the Respondent shall fix a hearing (the “Directions Hearing”) to decide directions as to the procedures and timetable for the Arbitration, which may include (if and to the extent appropriate) directions concerning the service of statements of case, disclosure, the service of factual and expert evidence and whether (and, if at all, to what extent) oral hearings shall be permitted;

(B)
the timetable shall provide for the Arbitrator(s) to render his or her (or their) award within 12 months of the date of service of the Commencement Notice or such other period as may be determined pursuant to Condition 35.14;

(C)	any such Arbitration shall be conducted on an expedited basis and the Claimant and the Respondent in any such Arbitration shall so instruct the Arbitrator(s); and

(D)
save where the Arbitrator(s) consider(s) that exceptional circumstances exist, having regard to the spirit of the expedited process envisaged by the Dispute Resolution Procedure, the Arbitrator(s) shall have no power to extend the period of 12 months from the date of service of the Commencement Notice (or such other period pursuant to Condition 35.14) within which he or she (or they) must render his or her (or their) award and, should he or she (or they) do so in any such circumstances, the Arbitrator(s) shall have regard to Condition 35.32 in extending that period.

Continuation on replacement of Arbitrator

35.19
If an Arbitrator is replaced during an Arbitration pursuant to Condition 35.13, the Arbitration shall continue before the replacement Arbitrator in accordance with the Dispute Resolution Procedure and from the stage which the Arbitration had reached.

Arbitration process

35.20	Unless otherwise agreed by the Claimant and the Respondent in writing:

(A)	the seat, or legal place, of the Arbitration shall be London and all meetings and hearings shall be in private and confidential and shall take place in London;

(B)
all submissions and documents produced or sent to any person, any expert or the Arbitrator and every interim or final award made during the course of the Arbitration shall be confidential and shall not be used by the recipient for any purpose other than the Arbitration.  All such submissions, documents and awards may be disclosed (i) to the Claimant’s or the Respondent’s Representatives, (ii) to the extent required to be disclosed by Applicable Law or by the rules of any relevant securities exchange, (iii) for the purposes of enforcement of an interim or final award or (iv) in the case of the Treasury only, in accordance with Condition 42; and

(C)
each party to the Dispute shall ensure that all meetings and hearings relating to the Arbitration are attended by a Representative of suitable seniority (which, in the case of any member of the Participant’s Group, shall mean a member of the senior management team of the Participant’s Ultimate Parent).

35.21	The language to be used in the Arbitration shall be English.

Powers of the Arbitrator

35.22
The Arbitrator (or Arbitrators, as the case may be) shall have the power to rule on his or her (or their) own jurisdiction, including any objection to the initial or continuing existence, validity or effectiveness of this Condition 35.22.  For that purpose, the Dispute Resolution Procedure shall be treated as an arbitration agreement independent of any Scheme Document.  A decision by the Arbitrator (or Arbitrators) that a Scheme Document (or any part of it) is non-existent, invalid or ineffective shall not entail, by operation of law, the non-existence, invalidity or ineffectiveness of the Dispute Resolution Procedure (or any part of it).

35.23
A plea by the Claimant or the Respondent that the Arbitrator (or Arbitrators) does not have jurisdiction shall be treated as having been irrevocably waived unless it is raised not later than the relevant Directions Hearing.  A plea that the Arbitrator (or Arbitrators)

is exceeding the scope of his or her (or their) authority shall be raised within 5 Business Days after the Arbitrator has (or Arbitrators have) indicated his or her (or their) intention to decide on the matter alleged to be beyond the scope of his or her (or their) authority, failing which such plea shall also be treated as having been waived irrevocably.

35.24
By entering into the Accession Agreement, the Claimant and the Respondent under an Arbitration waive, and no such person shall assert, as a defence in any Proceedings in connection with a Dispute that the Claimant or the Respondent is not subject to the personal jurisdiction of the Arbitrator (or Arbitrators) or that such Proceedings may not be brought or are not maintainable before the Arbitrator (or Arbitrators) or that the venue of the Proceedings is inappropriate or inconvenient or that the Dispute Resolution Procedure (or any part of it) may not be enforced by such Arbitrator (or Arbitrators).  The Claimant and the Respondent under an Arbitration shall abide by the conditions of procedure applied by the Arbitrator (or Arbitrators) in accordance with the requirements of the Dispute Resolution Procedure (including the procedures for expedited resolution of any Dispute) and waive any objection to any such procedure on the ground that such procedure is not authorised by the Arbitration Act, would not be permitted in the courts of some other jurisdiction or would be contrary to the laws of some other jurisdiction.

35.25
The Arbitrator (or Arbitrators) shall decide all procedural, interlocutory and evidential matters (including any provisions relating to factual or expert witnesses and the production of documents), subject to the right of the Claimant and the Respondent to agree any matter in writing among themselves.

35.26
The Arbitrator (or Arbitrators) shall have jurisdiction to order consolidation with any other Arbitration in accordance with the procedures set out in Conditions 35.33 to 35.37 (inclusive) or to hold concurrent hearings in respect of the relevant Disputes.

Arbitration award

35.27
Subject to Condition 35.18(D), within one month of the conclusion of the Arbitration proceedings (or such other period as the parties to the Dispute may agree), the Arbitrator (or Arbitrators) shall issue his or her (or their) award in a written decision stating the reasons upon which it is based.  The award shall also state the date when the award is made and the seat of the arbitration.  The award, if monetary, shall be expressed in sterling.  In the case of a monetary award, the Arbitrator (or Arbitrators) may order that simple or compound interest shall be paid by any person on any sum awarded at such rates as the Arbitrator (or Arbitrators) determines to be appropriate in respect of any period which it determines (or they determine) to be appropriate ending not later than the date upon which the award is complied with.

35.28
The Arbitrator (or Arbitrators) shall specify in his or her (or their) award the costs of the Arbitration, which shall include the fees and expenses of the Arbitrator (or Arbitrators), legal fees and disbursements, experts’ fees and disbursements and witnesses’ expenses and shall make a determination as to the extent that such costs and any other costs and expenses of the Claimant and/or the Respondent shall be borne by the Claimant and/or the Respondent.  In reaching that determination, the Arbitrator (or Arbitrators) shall have regard to all of the circumstances including:

(A)	the extent to which a party has succeeded in all or part of its case;

(B)	the conduct of the Claimant and the Respondent in connection with the Dispute and the Arbitration including:

(i)
conduct before as well as during the Arbitration proceedings and the extent to which the parties have followed any relevant procedural directions or other requirements of the Arbitrator (or Arbitrators) or the Dispute Resolution Procedure;

(ii)	whether it was reasonable for a party to raise, pursue or contest a particular allegation or issue;

(iii)	the manner in which a party has pursued or defended its case or a particular allegation or issue; and

(iv)	whether a party has exaggerated its claim or case in any respect;

(C)	the amount in, or value of the, Dispute;

(D)	the complexity of the matter and the difficulty or novelty of the questions raised;

(E)	the skill, effort, specialised knowledge and responsibility involved;

(F)	the time spent on the matter; and

(G)	any admissible offer to settle made by a party which is drawn to the attention of the Arbitrator (or Arbitrators).

35.29
Any decision, determination, direction or award made by the Arbitrator (or Arbitrators), including any decision on any procedural, interlocutory and evidential matters (including any provisions relating to factual or expert witnesses and the production of documents) and any award of equitable or monetary relief shall be final and binding on the Claimant and the Respondent, and shall be deemed to have been accepted and approved by each of them.  No appeal shall arise from any decision, determination, direction or award of the Arbitrator (or Arbitrators) and neither the Claimant nor the Respondent may apply to any court or tribunal of any kind to determine any question of law arising in the course of the Arbitration pursuant to section 45 of the Arbitration Act or otherwise or appeal to any such court or tribunal of any kind on a question of law arising from an award made in the Arbitration pursuant to section 69 of the Arbitration Act or otherwise.

35.30
Subject only to the extent set out in Condition 35.31, the Claimant and the Respondent to any Arbitration shall carry out any award in accordance with its terms and irrevocably waive, and shall not assert, any defence to any enforcement of any award in any jurisdiction.

35.31	Within five Business Days of an award, any Claimant or Respondent may request the Arbitrator (or Arbitrators) to, or the Arbitrator (or Arbitrators) may on his or her (or their)

own initiative, correct any errors in computation or clerical or typographical type errors in the award.

Spirit of expedited procedure

35.32
In all matters not expressly provided for in the Dispute Resolution Procedure, the Claimant and the Respondent to an Arbitration, and the Arbitrator (or Arbitrators), shall act in the spirit of the expedited process envisaged by the Dispute Resolution Procedure.  The Claimant and the Respondent in any Dispute will use their best endeavours to respond without delay in their dealings with the Arbitrator (or Arbitrators) in connection with that Dispute.

Ability to seek consolidation of Related Disputes

35.33
If any Dispute raises issues (of fact and/or law) which are substantially the same as, connected with or related to issues raised in any other Dispute or Disputes between the same parties (each a “Related Dispute”), and Arbitrations have been commenced in relation to the Related Disputes, then any party to the Related Disputes may request consolidation of those Related Disputes so that the Related Disputes shall be determined together in accordance with the Dispute Resolution Procedure, subject to the provisions of Conditions 35.34 to 35.37 (inclusive).

35.34
Where a party wishes to consolidate Related Disputes pursuant to Condition 35.33, that party shall give notice in writing to all of the parties to the Related Disputes (a “Consolidation Notice”) no later than 10 Business Days after the issue of the Commencement Notice in respect of the last in time of the Related Disputes.  The Consolidation Notice shall be copied to the Arbitrator(s) of the Related Disputes at the same time that it is served on the other party or parties, or, to the extent that the Arbitrator(s) have not been appointed at that date, forthwith upon appointment of the Arbitrator(s).

35.35
Following delivery of a Consolidation Notice, the parties shall use their best endeavours to procure that Arbitrator(s) of Related Disputes shall, within five Business Days thereafter, determine between them whether they are satisfied both that the issues of fact and/or law raised in the Related Disputes are substantially the same as, or connected or related to, each other, and that consolidation of the Related Disputes will not materially affect the timetable for resolution of either Related Dispute, and if they are so satisfied by majority (or, if there are only two Arbitrators, unanimously), they shall give notice in writing of that fact to the parties to the Related Dispute and the Related Disputes shall be consolidated.  If they are not so satisfied by majority (or, if there are only two Arbitrators, unanimously), the Related Disputes shall not be consolidated unless and until the Arbitrators of the Related Disputes become so satisfied and determine that they shall be consolidated.

35.36
If different Arbitrators have been appointed in respect of Related Disputes prior to their being consolidated in accordance with the Dispute Resolution Procedure and those Arbitrators deliver a written notice, in accordance with Condition 35.35, that the Related Disputes shall be consolidated, the parties shall agree in writing, within five Business

Days of delivery of that notice, which of the Arbitrators shall be the Arbitrator(s) for the consolidated Related Disputes.  If no such agreement can be reached, the parties to the Related Dispute shall request that the president or vice-president of the LCIA select, within five Business Days of such request, which of those Arbitrators shall be the Arbitrator(s) for the consolidated Related Disputes.

35.37
If the Arbitrator(s) of consolidated Related Disputes is or are unable to give his or her (or their) award in respect of the consolidated Related Disputes at the same time then the awards shall be given in such order as the Arbitrator(s) may determine.

Ability to enforce decisions and seek urgent equitable relief in the English courts

35.38
Nothing in the Dispute Resolution Procedure or in any other provision of the Scheme Documents shall limit the right of a Claimant or Respondent to commence or prosecute any Proceedings against the other in the courts of England and Wales to:

(A)	enforce any and all decisions, determinations, directions, judgments, orders and awards of the Arbitrator (or Arbitrators);

(B)	seek urgent injunctive or other equitable relief, including specific performance; or

(C)	seek judicial review (to the extent jurisdiction may exist and save insofar as the existence of alternative remedies under the Scheme Documents would under normal principles exclude judicial review).

35.39	For the purpose of any Proceedings referred to in Condition 35.38:

(A)	the courts of England and Wales are to have exclusive jurisdiction in relation to any such Proceedings;

(B)	any such Proceedings shall be brought only in the courts of England and Wales;

(C)
(save in relation to Proceedings in respect of judicial review) each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of any such Proceedings in the courts of England and Wales and agrees that a judgment against it in any such Proceedings brought in England and Wales shall be conclusive and binding upon it and may be enforced in any other jurisdiction; and

(D)	each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England and Wales in respect of any such Proceedings.

36.	DEFAULT INTEREST

36.1
Other than in the case of a sum which is the subject of a Dispute (in good faith) pursuant to the Dispute Resolution Procedure, if the Participant or the Treasury fails to pay any sum payable by it under any Scheme Document (including any arbitral award) on the due date for payment, interest (“Default Interest”) shall accrue on that sum at the Default Rate for the period from (and including) the due date for payment to (but excluding) the date of actual payment of that sum (after as well as before award or judgment).

36.2	Default Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 days.

36.3	The “Default Rate” for any period is a rate per annum equal to:

(A)	Compound SONIA for that period; plus

(B)	one per cent.

36.4
“Compound SONIA” means, for any period (a “calculation period”), the rate of return for that calculation period of a daily compound interest investment (it being understood that the reference rate for the calculation of interest is the sterling daily overnight reference rate) calculated as follows:

where

D	is the number of Business Days in that calculation period

i	is a series of whole numbers from one to “D”, each representing the relevant Business Day in chronological order from, and including, the first Business Day in that calculation period

SONIAi
for any Business Day “i” in that calculation period, is a reference rate equal to the overnight rate (expressed as a per annum rate) as calculated by the Wholesale Markets Brokers’ Association and appearing on the Bloomberg SONIO/N Page in respect of that day (or, if the Bloomberg SONIO/N Page ceases to provide that rate or ceases to be available, such other sterling overnight rate as the Treasury determines to be an appropriate replacement)

DCFi	is the number of calendar days in that calculation period for which the rate is SONIAi divided by 365

d	is the number of calendar days in that calculation period

36.5
The Late Payment of Commercial Debts (Interest) Act 1998 shall not apply in respect of any unpaid sum due under any Scheme Document.  Without limiting Condition 37 and save as provided in the previous sentence, the right to receive Default Interest under this clause in respect of any unpaid sum is not exclusive of any rights, powers and remedies provided by law in respect of the failure to pay the relevant sum on the due date or at all.

37.	GENERAL PROVISIONS REGARDING REMEDIES AND WAIVERS

37.1
Without prejudice to its obligations to make payments to the Participant pursuant to Condition 8, the Treasury shall have no liability (save where such liability may not by law be effectively excluded or limited) to any member of the Participant’s Group or any other person under or in connection with the Scheme or any Scheme Document, whether in contract, tort (including negligence or breach of statutory duty), or otherwise, for any costs, expenses, damages or losses (whether direct or indirect), loss of profit, contracts, opportunity, business or revenue, failure to realise anticipated savings or benefits, loss of goodwill, loss of operation time, loss of or corruption to data, wasted management or staff time or any indirect, special or consequential cost, expense, damage or loss of any kind whatsoever and howsoever caused, even if reasonably foreseeable and even if the Treasury has been advised of the possibility of any of the foregoing being sustained or incurred by any member of the Participant’s Group or other person under or in connection with the Scheme or any Scheme Document.

37.2	No delay or omission by the Treasury or the Participant (as the case may be) in exercising any right, power or remedy provided by law or under or pursuant to any Scheme Document shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

37.3	No waiver by the Treasury of any right, power or remedy provided by law or under or pursuant to any Scheme Document shall be effective unless given in writing.

37.4
The single or partial exercise by the Treasury or the Participant (as the case may be) of any right, power or remedy provided by law or under or pursuant to any Scheme Document shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

37.5
The exercise by the Treasury, any Government Entity or any of their respective Representatives of any discretion under the terms of the Scheme Documents (including in respect of any consent, approval, waiver or agreement that may be given under any Scheme Document) shall in no way limit the manner in or extent to which that discretion may be exercised in future or (save as otherwise agreed in writing signed by each of the Participant and the Treasury in accordance with Condition 47.17) give rise to any amendment or modification to the Scheme Documents (whether by virtue of its evidencing a course of conduct or otherwise).

37.6
Any right of any person under any Scheme Document is cumulative and not exclusive of any other right (whether provided under any Scheme Document, by law or otherwise) except and to the extent that any such exclusion is expressly stated in the Scheme Documents.

37.7	The Participant acknowledges and agrees that damages may not be an adequate remedy for any breach of any of these Conditions or any provision of any other Scheme

Document and that, without prejudice to any other rights or remedies which the Treasury may have, whether pursuant to a provision of a Scheme Document or otherwise, the Treasury may, pursuant to Condition 35.38 seek the remedies of injunction, specific performance and other equitable relief for any such breach (or potential breach) without proof of special damages being required.  The Participant agrees not to raise any objection to any application by the Treasury for any such remedies.

37.8
Without prejudice to the other provisions of the Scheme Documents, nothing in Condition 7 or Condition 10 shall make the payment obligations of the Treasury pursuant to Condition 8 in respect of a Triggered Asset subject to any member of the Participant’s Group first having to pursue an Obligor.

PART 9: TAXATION

38.	TAXATION

Withholdings and Taxes on payments

38.1
All payments by the Participant under or in connection with the Scheme Documents shall be paid without any deduction or withholding, unless required by Applicable Law.  If any Tax is required by Applicable Law to be deducted or withheld from or in connection with any such payment, the amount payable shall be increased so as to ensure that the amount received by the Treasury or any other Indemnified Person (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount which the Treasury or such other Indemnified Person would have received if no such deduction or withholding had been required.

38.2
If any Indemnified Person is subject to Tax in respect of any sum payable under or in connection with the Scheme Documents (other than any sum payable as part of the Fee or, in the case of any Indemnified Person other than the Treasury, any professional fees or similar remuneration payable to such Indemnified Person), or if any such sum is taken into account in computing the profits, income or gains of any Indemnified Person for Tax purposes, the sum payable shall be increased so as to ensure that the amount retained by such Indemnified Person (after the payment of such Tax, including for the avoidance of doubt any additional Tax payable as a result of such increase) is equal to the amount which such Indemnified Person would have retained in the absence of such Tax.

Output VAT

38.3
Each sum (including any sum payable as part of the Fee) payable by the Participant under or in connection with the Scheme Documents is expressed exclusive of any amount in respect of VAT which is chargeable on any supply or supplies for which such sum (or any part thereof) is the whole or part of the consideration for VAT purposes.  If any Indemnified Person makes (or is deemed to make) any supply for VAT purposes in consideration for such sum (or any part thereof) and VAT is or becomes chargeable in respect of such supply, the Participant shall pay to such Indemnified Person (within 14 days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

Input VAT

38.4
If the Participant is obliged to pay any sum under or in connection with the Scheme Documents by way of indemnity, reimbursement, damages or compensation for or in respect of any liability, damage, cost, demand, charge or expense (the “Relevant Cost”), the calculation of such sum shall include an amount determined as follows:

(A)	if the Relevant Cost is, for VAT purposes, the consideration for a supply of goods or services made to the relevant Indemnified Person (including where such supply is made to the relevant Indemnified Person as agent for the Participant within the terms of section 47 of the Value Added Tax Act 1994), such additional amount shall be equal to any input VAT which was incurred by the relevant Indemnified Person in respect of that supply and which it is not able to recover from the relevant Tax authority; and

(B)
if the Relevant Cost is, for VAT purposes, a disbursement incurred by the relevant Indemnified Person as agent on behalf of the Participant and the relevant supply is made to the Participant for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by the relevant Indemnified Person, and the relevant Indemnified Person shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to the Participant.

IPT

38.5
Each sum (including for the avoidance of doubt any sum payable as part of the Fee) payable by the Participant under or in connection with the Scheme Documents is expressed exclusive of any amount in respect of Insurance Premium Tax which is chargeable by reference to that sum and, if any Indemnified Person is subject to Insurance Premium Tax by reference to such sum, the Participant shall pay to the Indemnified Person on demand an additional sum equal to the amount of such Insurance Premium Tax.

Stamp Duties

38.6
The Participant shall pay and bear, and shall indemnify each Indemnified Person on demand against, any Stamp Duty which is payable or paid (whether by such Indemnified Person or otherwise) in connection with the execution, delivery, performance or enforcement of any of the Scheme Documents.

Tax returns and correspondence

38.7
Unless otherwise provided in the Accession Agreement, the Participant shall (and shall procure that each other member of the Participant’s Group will) prepare its Tax returns and any related claims, elections, notices and other correspondence, and conduct any related claims, appeals or proceedings, if and to the extent that they relate to the Tax treatment or Tax implications of participation in the Scheme, on a basis which is consistent with any principles agreed between any member of the Participant’s Group (or any of its advisers) and the Treasury and/or HMRC, or set out by the Treasury or HMRC in each case in response to any request or inquiry on the relevant subject by any member of the Participant’s Group (or any of its advisers), in connection with (whether prior to, at the time of or following) the Participant’s accession to the Scheme, except to the extent that the Participant or the relevant other member of the Participant’s Group is prevented from doing so as a result of any change in Applicable Law or IFRS (or other relevant generally accepted accounting principles) taking effect after the Accession Date.

Treaty claims etc.

38.8
The Treasury shall co-operate in completing any treaty forms or other procedural formalities reasonably requested by the Participant for the purpose of enabling the Participant to make any payment under or in connection with the Scheme Documents without any deduction or withholding in respect of Tax.

PART 10: GENERAL PROVISIONS

39.	CONSENTS AND APPROVALS

39.1	This Condition 39 shall apply if the Transitional Period has expired and any member of the Participant’s Group:

(A)	wishes to carry out any action of a type specified in the table set out in Condition 39.4 (the “Relevant Action”);

(B)	requires the consent or approval of the Treasury under the Condition (the “Relevant Condition”) specified in the column next to that Relevant Action in the table set out in Condition 39.4; and

(C)	notifies the Treasury in writing that it requests such consent or approval in accordance with the Scheme Documents.

39.2
If this Condition 39 applies, the Treasury shall be deemed to have given its consent or approval to the Relevant Action for the purposes of the Relevant Condition unless it has, within the consent period specified in the table set out in Condition 39.4 (the “Applicable Consent Period”):

(A)	notified the relevant member of the Participant’s Group, in accordance with the Scheme Documents, that it does not consent to or approve the Relevant Action; or

(B)	made a request for Information in relation to the Relevant Action.

The first day of the Applicable Consent Period shall be the first Business Day following the date on which the Participant gives written notice to the Treasury of its request for consent or approval.  Any such deemed consent or approval shall be deemed to have been given on the Business Day immediately following the last day of the relevant Applicable Consent Period.

39.3
Nothing in this Condition 39 shall preclude or prevent the Treasury from notifying the Participant that it does not consent to or approve any Relevant Action in circumstances where the Treasury considers that it has insufficient Information for the purposes of assessing such Relevant Action.

39.4	The Relevant Conditions, Relevant Actions and Applicable Consent Periods are:

Relevant Condition	Relevant Action	Applicable Consent Period (Business Days)
10.27(C)	Proposed modifications to the Asset Management Framework, Conflicts Management Policy or Credit Aggregation Policy	20
11.1	Proposed transfer (whether by way of novation, sub-contract, delegation or otherwise) to any person of any responsibilities, duties or obligations in connection with any Covered Asset where not permitted	20
12	Conduct Requiring Approval	5
13.1	Proposed creation of any Security in respect of any Covered Asset other than in respect of any Permitted Arrangement	20
21.2	Proposed appointment of SOC members	20
21.3	Proposed alterations to the SOC Terms of Reference	20
22.1	Proposed appointment of Scheme Head	20
25.3	Proposed material changes to Shared Services which will or are likely to prejudice or adversely affect compliance or ability to comply with the Scheme Documents in any material respect	20
26.2	Changes to Detailed Organisational Structure if required	20
32.8(C)	Approval of Step-In Manager identified by the Participant	10
32.13	Approval of terms of engagement of Step-In Manager	20

40.	PAYMENT MECHANICS AND CURRENCY

Payment on due date

40.1
On each date on which payment is required to be made by the Treasury or the Participant under any Scheme Document, such payment shall be made to the Treasury or the Participant (as the case may be) for value on the due date.

Set-off

40.2
The Treasury may, without notice to the Participant, set off any matured obligation owed by the Participant under any Scheme Document to the Treasury against any obligation (whether or not matured) owed by the Treasury to the Participant, regardless of the place of payment or currency of the obligation.

40.3	If the obligations referred to in Condition 40.2 are in different currencies, the Treasury may convert the obligations at market rates of exchange for the purpose of any set-off.

40.4
Condition 40.2 is intended to give rise to rights in contract only and is not intended to constitute, create or give rise to a Security Interest of any kind over any asset of the Participant.  If and to the extent that any right conferred under Condition 40.2 would, notwithstanding the foregoing sentence, constitute, create or give rise to any Security Interest, such right shall be of no effect.

40.5
All payments required to be made by the Participant under any Scheme Document shall be made in full.  They will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

Accounts

40.6	Payments to the Treasury shall be made to such account as may be notified to the Participant in writing by the Treasury from time to time.

40.7	Payments to the Participant shall be made to the account of the Participant held with the Bank of England.

40.8
Any change in the account or account details for payment shall be notified to the party required to make the payment.  Any such change shall take effect on the date falling five Business Days after such notice is delivered or, if later, the date specified in the notice.

Non-Business Days

40.9	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same Quarter (if there is one) or the preceding Business Day (if there is not).

Currency

40.10
Each payment under these Conditions or the Accession Agreement shall be made in sterling.  To the extent permitted by Applicable Law, any obligation to make payments under any Scheme Document in sterling shall not be discharged or satisfied by any tender in any currency other than sterling, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into sterling, of the full amount in sterling of all amounts payable under that Scheme Document.  If for any reason the amount in sterling so received falls short of the amount in sterling payable under that Scheme Document, the party required to make the payment shall, to the extent permitted by Applicable Law, immediately pay such additional amount in sterling as may be necessary to compensate for the shortfall.  If for any reason the amount in sterling so received exceeds the amount in sterling payable under that Scheme Document, the party receiving the payment shall refund promptly the amount of such excess in sterling.

40.11	To the extent permitted by Applicable Law, if any judgment, order or award expressed in a currency other than sterling is rendered:

(A)	for the payment of any amount owing under or in respect of any Scheme Document;

(B)	for the payment of any amount resulting from any early termination in respect of any Scheme Document; or

(C)	in respect of a judgment, order or award for the payment of any amount described in paragraph (A) or (B) above,

the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, shall be entitled to receive immediately from the other party the amount of any shortfall of sterling received by such party as a consequence of sums paid in such other currency and shall refund promptly to the other party any excess of sterling received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which sterling is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into sterling, to purchase sterling with the amount of the currency of the judgment or order actually received by such party.  For the purpose of this Condition 40.11, the term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into sterling.

Sterling Equivalent and Applicable Exchange Rate

40.12	“Sterling Equivalent” means:

(A)	in the case of an amount denominated in sterling, such amount; and

(B)	in the case of an amount denominated in any Other Currency, the amount of sterling required to purchase such amount of the Other Currency at the Applicable Exchange Rate.

40.13
“Applicable Exchange Rate” means, with respect to an amount denominated in any Other Currency, the arithmetic mean of the Other Currency/sterling exchange rates, expressed as the amount of the Other Currency per £1, which will be the Mid Rates for each Fixing Date, as published on the WM Company website or via another data distributor.

If:

(i)	the Other Currency is not a currency covered by the WM/Reuters Service; or

(ii)	on any Fixing Date, the Mid Rate is not published on the WM Company website or via another distributor,

and, in either case, the Treasury and the Participant are unable to agree on an alternative rate by 5:00 p.m. London time (the “Cut-off Time”) on the relevant Fixing Date, the Other Currency/sterling exchange rate for that Fixing Date shall be the equivalent rate published or otherwise made available for that Fixing Date by a foreign exchange agent selected by the Treasury, provided that if such equivalent rate is not published or otherwise made available for that Fixing Date by that foreign exchange agent then the Other Currency/sterling exchange rate for that Fixing Date shall:

(a)
if the Alternative Fixing Date for that Fixing Date is less than 10 days before the Fixing Date, be the equivalent rate published or otherwise made available for the Alternative Fixing Date by that foreign exchange agent; and

(b)	in any other case, be the exchange rate determined by the Treasury.

40.14
If, in accordance with Condition 40.13, the Other Currency/sterling exchange rate for a Fixing Date is to be the equivalent rate of a foreign exchange agent selected by the Treasury, the Treasury shall request such foreign exchange agent to provide a quotation of what the Other Currency/sterling exchange rate would have been for that Fixing Date (or for the Alternative Fixing Date with respect to that Fixing Date, as applicable) had the Other Currency been a currency covered by the WM/Reuters Service and published for that Fixing Date (or for the Alternative Fixing Date with respect to that Fixing Date, as applicable) on the WM Company website or via another distributor at the Cut-off Time, or as close to such time as is reasonably practicable.

40.15	If the WM/Reuters Service ceases to be available, the Treasury shall specify an alternative service which publishes exchange rates and, in that case, references in these Conditions to:

(A)	“WM/Reuters Service” shall be deemed to be references to the alternative service;

(B)	“WM Company” shall be deemed to be references to the sponsor or other provider of the alternative service; and

(C)	“Mid Rate” shall be deemed to be references to the equivalent rate published by the alternative service.

40.16	Subject to Condition 40.15, in these Conditions:

“Alternative Fixing Date” means, with respect to a Fixing Date, the then most recent date:

(A)
that is neither (i) another Fixing Date nor (ii) an Alternative Fixing Date with respect to another Fixing Date for which an Alternative Fixing Date is required for the purpose of paragraph (a) of Condition 40.13; and

(B)	for which the equivalent rate of the relevant foreign exchange agent was published or otherwise made available;

“Exchange Date” means the applicable date which is specified as the Exchange Date in these Conditions;

“Fixing Date” means each of the five Scheduled Service Days immediately preceding the Fixing Reference Date;

“Fixing Reference Date” means:

(A)
if the relevant Exchange Date falls on or after 31 December 2008, the date which is three Business Days before the Quarterly Statement Date immediately following the Quarter in which such Exchange Date falls; and

(B)	if the relevant Exchange Date falls before 31 December 2008, the date which is three Business Days before 28 February 2010;

“Mid Rate” means the rate quoted as the “mid rate” of the “WM/Reuters” Other Currency / sterling “closing spot rates”;

“Other Currency” means a currency other than sterling;

“Scheduled Service Day” means any day for which the WM Company is scheduled to publish the Mid Rate;

“WM Company” means The World Markets Company plc; and

“WM/Reuters Service” means the WM/Reuters closing spot rate service provided by the WM Company.

41.	TRANSFERS

Restriction on Transfers

41.1	Subject to Conditions 41.2 and 41.7, no person may:

(A)	assign all or any part of the benefits of, or all or any of its rights or benefits under, any of the Scheme Documents;

(B)
make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any person all or any part of the benefit of, or its rights or benefits under, any of the Scheme Documents; or

(C)	transfer (whether by way of novation, sub-contract, delegation or otherwise), or enter into an arrangement whereby any person is to perform, any or all of its obligations under any Scheme Document,

(each, a “Transfer”) except as provided for in this Condition 41.

Permitted Transfers by the Treasury

41.2	Notwithstanding Condition 41.1, the Treasury may effect a Transfer to:

(A)	any person (including a Government Entity) of any of its obligations to make payments to (and any of its rights to receive payments from) the Participant under the Scheme Documents; or

(B)
any Government Entity of any of its other rights, benefits or obligations under the Scheme Documents (including any of its monitoring, administration and enforcement  rights under the Scheme Documents), in each case on such terms (subject to Condition 41.5) as it considers appropriate.

41.3
The Treasury shall effect a Transfer pursuant to Condition 41.2 by giving not less than 10 Business Days’ prior written notice to the Participant specifying the identity of the transferee and the rights, benefits or obligations under the Scheme Documents that are to be the subject of the Transfer (the “Substituted Rights and Obligations”).

41.4
If a notification is given by the Treasury pursuant to Condition 41.3, the Participant shall enter into such further agreements as are necessary in order to substitute the relevant transferee for the Treasury in respect of the Substituted Rights and Obligations and to effect any consequential amendments or modifications to the Scheme Documents that are necessary to give effect thereto.

41.5
Any Transfer by the Treasury pursuant to Condition 41.2 shall be subject to the Participant continuing to be entitled to apply risk weightings to its exposures of Covered Assets (under any relevant capital adequacy regime binding on it) which, overall, are no greater than the risk weightings which it was entitled to apply to those exposures immediately prior to the Transfer (taking account of any collateral, surety or other ancillary risk mitigation arrangements effected in connection with such Transfer).

41.6
If the Treasury effects any Transfer pursuant to this Condition 41, the Participant shall not incur any greater liability under Conditions 38.1 to 38.6 (inclusive) than would have been the case but for such Transfer.

Permitted Transfers by the Participant

41.7	The Participant may sub-contract or delegate its obligations under the Scheme Documents only if and to the extent permitted pursuant to Condition 11 or required pursuant to Condition 32.

Costs

41.8
Each member of the Participant’s Group, the Treasury and any Indemnified Person shall bear its own costs and expenses (including legal and other third party advisory costs) arising out of or in connection with any Transfer.

42.	CONFIDENTIAL INFORMATION AND RESTRICTED ASSET INFORMATION

Confidential Information is subject to this Condition

42.1
Confidential Information provided pursuant to or in connection with the Scheme shall be subject to the provisions in this Condition 42, which, unless otherwise provided for in the Accession Agreement, supersedes each APS Confidentiality Agreement.  Any such APS Confidentiality Agreement shall be deemed to be terminated with effect from the Accession Date (but without prejudice to any accrued rights or obligations under such agreement at the date of termination).

Defined Terms used in this Condition

42.2
“APS Confidentiality Agreement” means each separate agreement relating to the Scheme which provides for undertakings of confidentiality and/or undertakings pertaining to the FOI Act between (i) the Treasury and/or its Representatives and (ii) any member of the Participant’s Group, which is identified as such in the Accession Agreement.

42.3	“Confidential Information” means Treasury Confidential Information and/or Participant Confidential Information.

42.4
“Excluded Information” means Information (i) in, or which enters, the public domain otherwise than as a consequence of a breach of any provision of the Scheme Documents or the terms of any APS Confidentiality Agreement or (ii) properly in the possession of the recipient on a non-confidential basis and not to the knowledge of the recipient as a result of a breach of any duty of confidentiality attaching thereto prior to it being acquired by or furnished to it.

42.5
“Inside Information” means Participant Confidential Information which is “inside information” within the meaning of section 118C of FSMA or section 56 of the Criminal Justice Act 1993 in relation to the Participant, any Ultimate Parent of the Participant or any member of the Participant’s Group.

42.6	“Treasury Confidential Information” means:

(A)
all Information relating directly or indirectly to the Treasury or any of its Representatives which any member of the Participant’s Group or its Representatives receives or shall have received from the Treasury, any of its Representatives or any third party who has received the Information from the Treasury or any of its Representatives in connection with the Participant’s participation or proposed participation in the Scheme (including all such Information which any member of the Participant’s Group or any of its Representatives prepares which contains or reflects or is generated from such Information); and

(B)	all Information relating to or arising from negotiations, discussions and correspondence in connection with the Scheme between (i) the Treasury or any of its Representatives and (ii) any member of the Participant’s Group or any of its Representatives, but excluding in each case any Excluded Information.

42.7
“Treasury Permitted Purposes” means (i) complying with the Treasury’s responsibilities and obligations, and exercising the Treasury’s rights, powers and discretions, under or in connection with the Scheme or the Scheme Documents, (ii) providing or enabling the provision of financial support to the Participant or protecting or enhancing the stability of the financial system of the United Kingdom, (iii) reporting on the establishment, performance or operation of, or compliance with, the Scheme (including in connection with any forecast of the aggregate projected cost of the Scheme, whether as part of national budget forecasts and reports or otherwise) and (iv) discharging the Treasury’s responsibilities and functions.

42.8	“Participant Confidential Information” means:

(A)
all Information which the Treasury or any of its Representatives receives or shall have received from a member of the Participant’s Group or any of its Representatives, or from any third party who has received the Information from a member of the Participant’s Group or any of its Representatives, pursuant to these Conditions or any other Scheme Document or otherwise in connection with the Participant’s participation or proposed participation in the Scheme (including all such Information which the Treasury or any of its Representatives prepare which contains or reflects or is generated from such Information); and

(B)
all Information relating to or arising from negotiations, discussions and correspondence between (i) the Treasury or any of its Representatives and (ii) any member of the Participant’s Group or any of its Representatives, in connection with the Scheme, but excluding in each case any Excluded Information.

Confidential Information: Obligations and Exceptions applicable to the Treasury

42.9
The Treasury shall (and shall ensure that its Representatives will) keep all Participant Confidential Information confidential and not, without the prior written consent of the Participant, disclose Participant Confidential Information to any other person other than as expressly permitted in the Scheme Documents.

42.10
The Treasury shall (and shall ensure that its Representatives will) at all times have in place and maintain security measures and procedures to protect the confidentiality of the Participant Confidential Information.

42.11
The restrictions in Condition 42.9 do not apply to the disclosure of Participant Confidential Information by the Treasury to its Representatives to the extent that such Representatives require the Participant Confidential Information to enable or assist the Treasury to fulfil any of the Treasury Permitted Purposes.

42.12	The restrictions in Condition 42.9 do not apply to any disclosure of Participant Confidential Information by the Treasury (or its Representatives):

(A)	which is required by (i) Applicable Law or (ii) the rules of the Bank of England or any Authority to which the Treasury (or any relevant Representative of the Treasury) is subject;

(B)
to any Step-In Manager (or proposed Step-In Manager), or any of its Representatives, to the extent that the Treasury considers (acting reasonably) that such disclosure is required in connection with the proposed or potential exercise of the Treasury’s rights, powers and discretions under Condition 32;

(C)
on a confidential basis, to any Permitted Government Recipient or any successor organisation of any Permitted Government Recipient, to the extent that the Treasury considers (acting reasonably) that such disclosure is required (i) to enable or assist the Treasury to fulfil any of the Treasury Permitted Purposes or (ii) to enable or assist any Permitted Government Recipient (or any of its successors) to fulfil its functions;

(D)
to Parliament or to any Parliamentary committee (including the Public Accounts Committee, the House of Commons Treasury Select Committee and any Select Committee of the Parliament of the United Kingdom), in each case if and to the extent that the Treasury considers such disclosure is required to enable or assist it to fulfil any Treasury Permitted Purpose;

(E)
to the European Commission, if and to the extent that the Treasury considers such disclosure is necessary in connection with the application of the state aid rules of the EC Treaty or in connection with any European Commission decision relating to those rules;

(F)	on a confidential basis, where the Treasury considers (acting reasonably) that such disclosure is required to enable or assist it to fulfil any Treasury Permitted Purpose;

(G)	to the extent required for the purpose of any arbitration pursuant to the Dispute Resolution Procedure or any expert determination pursuant to Condition 34; or

(H)	which the Participant has agreed to in advance,

subject as provided in Condition 42.16 in the case of disclosure in reliance on the exceptions in any of paragraphs (A), (B), (C), (E), (F) or (G) above.

42.13
Prior to any disclosure of Participant Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in Condition 42.12(D), the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable, and not inconsistent with Parliamentary convention, to do so in the circumstances, use reasonable endeavours to notify the Participant in writing of the Participant Confidential Information to be disclosed. The notification obligation in this Condition 42.13 shall not apply to the disclosure of Participant Confidential Information comprised in any non-scripted oral statement.

42.14
Prior to any disclosure of Participant Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in Condition 42.12(E), the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable to do so:

(A)
consult with the Participant as soon as reasonably practicable as to the Participant Confidential Information that the Treasury (or any of its Representatives) proposes to disclose and the reason for disclosure and, as part of any such consultation process, the Treasury shall take into account any representation from the Participant as to whether such information is commercially sensitive and/or subject to contractual, legal or regulatory restrictions on disclosure owed to third parties, and any other representations from the Participant as to whether or not (and the extent to which) such information is required to be disclosed and as to the timing and nature of such disclosure;

(B)
if the Treasury determines that such disclosure is required and the Participant has objected to such disclosure, give the Participant as much prior notice as is reasonably practicable of the Participant Confidential Information to be disclosed and the proposed timing and nature of such disclosure; and

(C)
having regard to any representations received from the Participant pursuant to paragraph (A) above, anonymise the relevant Participant Confidential Information (whether by aggregation, redaction or otherwise) if and to the extent that the Treasury considers that the relevant requirement or need for disclosure can be satisfied by the disclosure of anonymised Information.

42.15
If the Treasury is informed that it (or any of its Representatives) is in possession of any Inside Information, whether pursuant to the consultation process described in Condition 42.29 or as a result of a notification from the Participant to the Treasury that any Participant Confidential Information is Inside Information, then the Treasury shall (and shall ensure that its Representatives will) upon disclosure of any Inside Information in reliance on an exception set out in any of paragraphs (A), (B), (C), (E), (F) or (G) of Condition 42.12, notify the relevant recipient (a "third party recipient") that the Participant Confidential Information being disclosed constitutes Inside Information and that such Inside Information should be kept confidential.

42.16
If any disclosure of Inside Information is made in reliance on an exception set out in any of paragraphs (A), (B), (C), (E), (F) or (G) of Condition 42.12, the Treasury shall (and shall ensure that its Representatives will):

(A)	keep a record of the persons to whom such Inside Information is disclosed;

(B)
notify the Participant of the Inside Information it has disclosed to the relevant third party recipient but only if and to the extent that such notification complies with Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient; and

(C)	use reasonable endeavours to ensure that, prior to any public disclosure of Inside Information by any third party recipient, either:

(i)
(a) the third party recipient notifies the Treasury in writing of any Participant Confidential Information proposed to be publicly disclosed by such third party recipient; and (b) the Treasury notifies the Participant of the Participant Confidential Information to be publicly disclosed by the third party recipient; or

(ii)	the third party recipient notifies the Participant in writing of the Participant Confidential Information proposed to be publicly disclosed by such third party recipient,

but in each case only if and to the extent that such notification complies with Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient.

42.17
Nothing in these Conditions is intended to facilitate or permit the Treasury to disclose Participant Confidential Information if and to the extent that such disclosure is in contravention of or inconsistent with Applicable Law relating to market abuse or insider dealing.

42.18
Nothing in the Scheme Documents shall prevent or restrict HMRC from using, holding, retaining (including, without limitation, keeping records of) or disclosing any Participant Confidential Information if and to the extent that HMRC would have been required or permitted to use, hold, retain or disclose such information if it had been provided to HMRC pursuant to applicable law (including, without limitation, the Corporation Tax Acts (as defined in the Interpretation Act 1978) and the Taxes Management Act 1970).

Confidential Information: FOI Act

42.19
If the Treasury is requested to disclose any Participant Confidential Information pursuant to the provisions of the FOI Act (an “FOI Request”), the Treasury shall (to the extent practicable and permissible under the FOI Act and consistent with the Code of Practice of the Secretary of State for Constitutional Affairs on discharge of public authorities’ functions under Part 1 of the FOI Act):

(A)	notify the Participant in writing of the nature and content of such FOI Request as soon as practicable;

(B)	prior to the making of a disclosure pursuant to an FOI Request, for a period of no less than 5 Business Days consult with the Participant as to:

(i)	whether such FOI Request is valid;

(ii)	whether or not disclosure pursuant to the FOI Act is required; and

(iii)	(if the Treasury determines that disclosure pursuant to the FOI Act is required) the scope and content of any proposed disclosure,

and, as part of such consultation process, the Treasury shall take into account any representation from the Participant as to whether the Participant Confidential Information is commercially sensitive and any other representations from the Participant as to whether or not there is an obligation to disclose such Participant Confidential Information and/or the extent of any such required disclosure; and

(C)
(if the Treasury determines that disclosure pursuant to the FOI Act is required and the Participant has objected to such disclosure or the extent of the proposed disclosure) give the Participant as much prior notice as is reasonably practicable prior to such disclosure being made.

42.20
Nothing in this Condition 42 or Condition 43 shall restrict or prevent the publication by the Treasury, or any public authority (as defined in the FOI Act) to whom it discloses Participant Confidential Information in accordance with this Condition 42, of any Information (whether Participant Confidential Information or otherwise):

(A)	in accordance with any publication scheme (as defined in the FOI Act) adopted and maintained by the Treasury or such public authority in accordance with the FOI Act; or

(B)	in accordance with any model publication scheme (as defined in the FOI Act) applicable to the Treasury or such public authority as may be published from time to time by the Information Commissioner.

In deciding whether to publish Information (whether Participant Confidential Information or otherwise) in accordance with any publication scheme or model publication scheme the Treasury shall have due regard to whether, in its sole opinion, such Information would be exempt from disclosure under the FOI Act.

Confidential Information: Use by Treasury

42.21
The Treasury shall (and shall ensure that its Representatives will) use Participant Confidential Information only for the Treasury Permitted Purposes (or, in the case of any such Permitted Government Recipient referred to in Condition 42.12(C), for the purpose of enabling or assisting it to fulfil its functions). In particular, the Treasury shall (and shall ensure that its Representatives will) not use the Confidential Information for the benefit of any third party, including any financial institution which is also a Participant or in which the Treasury has an ownership interest from time to time or in communications to or discussions with such financial institutions or any of their Group Members or Representatives.

Confidential Information: Obligations and Exceptions applicable to the Participant

42.22	The Participant shall (and shall ensure that each member of the Participant’s Group and its and their respective Representatives will):

(A)
keep all Treasury Confidential Information confidential and shall not, without the prior written consent of the Treasury, disclose Treasury Confidential Information to any person other than as expressly permitted in the Scheme Documents;

(B)
without prejudice to the generality of paragraph (A) above, hold the Treasury Confidential Information, and disclose Treasury Confidential Information, only in accordance with procedures which it shall maintain to ensure that such information is not disclosed to third parties (including any Participants and their respective Representatives); and

(C)
not disclose or transfer Treasury Confidential Information outside the United Kingdom without the Treasury’s prior written consent, except to the extent required in order to comply with its obligations under Condition 3(A)(iii)(e).

42.23
The restrictions in Condition 42.22 do not apply to the disclosure of Treasury Confidential Information by members of the Participant’s Group to their respective Representatives to the extent that such Representatives require the Treasury Confidential Information to enable or assist the Participant to comply with its responsibilities and obligations, and to exercise its rights, powers and discretions, under the Scheme or the Scheme Documents (the “Participant Permitted Purpose”).

42.24	The restrictions in Condition 42.22 do not apply to any disclosure of Treasury Confidential Information by the Participant, any member of the Participant’s Group or their respective Representatives:

(A)
which is required by (i) Applicable Law or (ii) the rules of the Bank of England, or of any securities exchange, clearing system or Authority (including the FSA) to which the discloser is subject or submits;

(B)	to the extent required for the purpose of any arbitration pursuant to the Dispute Resolution Procedure or any expert determination pursuant to Condition 34; or

(C)	which the Treasury has agreed to in advance.

42.25
Without prejudice to the Participant’s obligations under Condition 43, if any member of the Participant’s Group or any of its Representatives reasonably determines that any disclosure of Treasury Confidential Information is permitted pursuant to Condition 42.24(A), the Participant shall, so far as is lawful:

(A)
promptly notify the Treasury in writing of the Treasury Confidential Information required to be disclosed, with a view to providing (so far as it is lawful and practicable to do so) the opportunity for the Treasury to contest such disclosure or to otherwise agree the timing, nature and content of such disclosure prior to that disclosure being made; and

(B)	limit disclosure to that portion of the relevant Treasury Confidential Information which is required to be disclosed.

Confidential Information: Use by Participant

42.26
The Participant shall (and shall ensure that each member of the Participant’s Group and its and their respective Representatives will) use Treasury Confidential Information only for the Participant Permitted Purpose.

Duration

42.27	The obligations set out in this Condition 42 shall continue notwithstanding the cessation of the Participant’s participation in the Scheme.

Representatives

42.28
The Treasury shall, and the Participant shall ensure that the members of the Participant’s Group shall, inform its and their respective Representatives of their respective obligations under this Condition 42 and Condition 43 and each of the Treasury and the Participant (as appropriate) shall be responsible for any failure by its Representatives to comply with the terms of this Condition 42 or Condition 43 as if they were subject to it.

Insider dealing and market abuse

42.29
The Participant shall consult with the Treasury in good faith, from time to time upon request by the Treasury, in relation to whether Participant Confidential Information held by the Treasury or any Permitted Government Recipient or any of their respective Representatives constitutes at that time Inside Information.  Nothing in this Condition 42.29 is intended to or shall result in the Participant or any of its Representatives (i) incurring any liability whatsoever under or in respect of the Treasury’s or any Permitted Government Recipient’s (or any of their respective Representative’s) obligations and responsibilities pursuant to FSMA or the Criminal Justice Act 1993 or (ii) being obliged to consult with the Treasury on Participant Confidential Information to be provided to the Treasury which constitutes (or may constitute) “inside information” (within the meaning of section 118C of FSMA or section 56 of the Criminal Justice Act 1993) in respect of any person other than the Ultimate Parent of the Participant, the Participant and members of the Participant’s Group.

Privileged Information

42.30
To the extent any Confidential Information attracts any form of privilege or refers to other documents which attract any form of privilege, such privilege shall not be waived, prejudiced or otherwise affected in any way (directly or indirectly) by the relevant Confidential Information being made available to (i) the Treasury or its Representatives or (ii) any member of the Participant’s Group or its Representatives.  This includes any documents disclosed which relate to actions in which (a) the Treasury and (b) a member of the Participant’s Group, presently share a common interest, which actions are set out in a list agreed between the Treasury and the Participant dated the same date as the Accession Agreement (the “Actions”).  In disclosing documents relating to any such Actions, the Treasury and the relevant members of the Participant’s Group expressly intend not to waive or prejudice (directly or indirectly) any form of applicable privilege with respect to such documents nor create any form of attorney-client relationship between the Treasury and the legal advisers of any member of the Participant’s Group.

42.31
To the extent that disclosure of any Confidential Information would cause the loss of any form of privilege then, without limiting the Participant’s obligations or the Treasury’s rights under the Scheme Documents to disclose Confidential Information, the Participant may consult the Treasury with respect to any alternative means of providing such Information to the Treasury which would not involve the loss of such privilege.

No Licence

42.32	No right or licence is granted to any person in relation to any Confidential Information except as explicitly set out in this Condition 42.

Restricted Asset Information

42.33
Notwithstanding any other provision of the Scheme Documents, the Participant shall, so far as practicable, use all reasonable endeavours to ensure that no member of the Participant’s Group or any of their Representatives (but, for the purposes of this Condition 42.33, excluding any Step-In Manager) becomes or is capable of becoming aware (or is authorised to access any Information which states) whether an asset or exposure is comprised in a Covered Asset or a Related Party Asset or whether (as the case may be) that person is dealing with, managing or administering an asset or exposure comprised in a Covered Asset or a Related Party Asset (the “Restricted Asset Information”), save to the extent permitted pursuant to Condition 42.23 or to the extent that any such member of the Participant’s Group or Representative reasonably needs to know the Restricted Asset Information for the Participant Permitted Purpose or for the purpose of Managing and Administering that asset or exposure.

42.34
Save to the extent required by Applicable Law, the Participant shall ensure that no member of the Participant’s Group nor any of their respective Representatives will inform or disclose to any counterparty to an asset or exposure that the asset or exposure is or is not comprised in a Covered Asset or a Related Party Asset under the Scheme.

43.	DATA PROTECTION

43.1
If and to the extent that the Treasury or any of its Representatives is or becomes a Data Controller in respect of any Personal Data which forms part of any Information provided by the Participant pursuant to these Conditions (“Relevant Personal Data”), then:

(A)
the Treasury or its Representative (as applicable) shall not disclose Information to third parties in response to a Data Subject access request unless it reasonably considers that it is obliged to do so by Applicable Law;

(B)
prior to the date on which such response must be made pursuant to Applicable Law, the Treasury shall consult with the Participant for a period of no less than 5 Business Days and take into account all reasonable representations made by the Participant concerning whether such disclosure is required and the form of that disclosure;

(C)
where the Treasury or its Representative reasonably considers that such disclosure is required by Applicable Law, the Treasury shall remove or redact Information from the material to be disclosed to the fullest extent it reasonably considers permissible or required under Applicable Law; and

(D)
if the Treasury determines that disclosure pursuant to Applicable Law is required and the Participant has objected to such disclosure or the extent of the proposed disclosure, the Treasury shall give the Participant as much prior notice as is reasonably practicable prior to such disclosure being made.

43.2
The Participant shall (and shall ensure that each relevant member of the Participant’s Group will) provide to each of its or their customers and counterparties in respect of which a member of the Participant’s Group holds Personal Data (“Relevant Persons”) such information in a form approved by the Treasury as is necessary to identify the Treasury and any of its Representatives and the purposes for which they may process Relevant Personal Data together with such other Information as may be necessary to satisfy the obligations of the Treasury and its Representatives under paragraph 2(3) of Part II of Schedule 1 to the Data Protection Act 1998 (and any equivalent obligation under any other Applicable Law) in respect of its processing of Relevant Personal Data pursuant to the Scheme Documents.  The Participant shall ensure that such Information is provided as soon as reasonably practicable after the Accession Date (or, in the case of any person who becomes a Relevant Person after the Accession Date, as soon as reasonably practicable after the date on which that person becomes a Relevant Person).  It is the intention of the parties that the information to be provided to Relevant Persons pursuant to this Condition 43.2 shall, to the extent that it is in accordance with Applicable Law, be included as part of the general communications between the relevant member of the Participant’s Group and the Relevant Persons made in the ordinary course of such member’s business.

43.3
To the extent that the Treasury’s exercise of its rights under the Scheme Documents would cause it or any of its Representatives to be subject to any Applicable Law of a jurisdiction other than the United Kingdom that imposes obligations:

(A)	in respect of the use of Information the same as or similar to Personal Data; or

(B)
which are similar in nature to any of those in the Data Protection Act 1998 but which apply to any Information relating to Relevant Persons that forms part of any Information provided by any member of the Participant’s Group pursuant to these Conditions, the Participant shall (and shall procure that each member of the Participant’s Group will) do all such things as may be necessary in order to ensure that access to and use of the Information by the Treasury and its Representatives in accordance with the Scheme Documents complies with that Applicable Law.  Without prejudice to the foregoing, the Participant shall notify the Treasury of the requirements of any such Applicable Law (as they relate to the Treasury and any of its Representative’s access to and use of the Information in accordance with the Scheme Documents) and shall discuss with it the steps that it intends to take, and shall keep the Treasury informed of the steps it does take, to comply with this Condition 43.3.

43.4
The Participant acknowledges and agrees that nothing in these Conditions or any other Scheme Document shall result or be deemed to result in any member of the Participant’s Group, on the one hand, and the Treasury or any of its Representatives, on the other, becoming joint Data Controllers with respect to any Personal Data and accordingly neither the Treasury nor any of its Representatives shall have any liability with respect to any breach of the obligations of any member of the Participant’s Group as a Data Controller from time to time, and nor shall any member of the Participant’s Group have any liability with respect to any breach of the obligations of the Treasury or any of its Representatives as a Data Controller from time to time (other than to the extent that any such breach of the Treasury or any of its Representative’s obligations is caused by the Participant’s breach of this Condition 43).

43.5	Nothing in these Conditions or any other Scheme Document shall require disclosure of Sensitive Personal Data (as defined in the Data Protection Act 1998).

44.	ANNOUNCEMENTS AND PUBLICITY

44.1
Subject to Condition 44, the Participant shall ensure that no member of the Participant’s Group nor any of their respective Representatives shall make, publish, issue or release any announcement or public statement in relation to, or which refers to:

(A)	the Scheme (including the Participant’s participation or proposed participation in the Scheme); or

(B)	the Treasury in connection with the Scheme,

(including in any annual report and accounts or other documents issued or made available to holders of securities, whether in electronic or paper written form, or in any oral announcement or statement) (each a “Scheme Statement”).

Exceptions

44.2	Notwithstanding Condition 44.1:

(A)
each member of the Participant’s Group may (and each such member’s Representatives may on its behalf) make, publish, issue or release a Scheme Statement in connection with (and at or around the time of) the Participant’s entry into the Accession Agreement and the Participant’s accession or proposed accession to the Scheme (each a “Participation Announcement”), provided that any such Participation Announcement is in form and substance satisfactory to the Treasury (acting reasonably);

(B)
each member of the Participant’s Group may (and each such member’s Representatives may on its behalf)  make, publish, issue or release any Scheme Statement if and to the extent required by (i) Applicable Law or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits (each, a “Permitted Statement”) provided that any such Permitted Statement is made, published or issued in compliance with Conditions 44.4 to 44.7 (inclusive); and

(C)
the Representatives of each member of the Participant’s Group may make on behalf of that member Scheme Statements which are unscripted oral statements (each, a “Permitted Oral Statement”), provided that the Participant shall use all reasonable endeavours to ensure that processes are in place with a view to ensuring that any such unscripted oral statements are consistent with any other Scheme Statements made in accordance with this Condition 44 by or on behalf of the Participant or any other member of the Participant’s Group.

44.3
Any Scheme Statement which does not constitute a Participation Announcement, a Permitted Statement or a Permitted Oral Statement may be made, issued, published or released only if it is in form and substance satisfactory to the Treasury.

44.4	Any Permitted Statement:

(A)	must be (in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) accurate and not misleading;

(B)
subject to Condition 44.6, must be made, published, issued or released only after the Participant has given as much prior notification as is reasonably practicable to, and has consulted to the fullest extent reasonably practicable with, the Treasury with a view to giving the Treasury as much time as is reasonably practicable, in all the circumstances, to review and comment on such Permitted Statement; and

(C)
subject to Condition 44.6, must reflect any amendments which the Treasury (acting reasonably) proposes be made, including in respect of references to the Treasury or the Scheme, save to the extent that any such proposed amendment:

(i)	is not permitted by Applicable Law;

(ii)	conflicts with the fiduciary duties of any director or officer of the company making or authorising the Permitted Statement;

(iii)	(in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) is not accurate or is misleading; or

(iv)
reflects a disagreement between the Participant and the Treasury as to the interpretation of the Scheme Documents (or any provision of them) or any other matters and the Participant’s interpretation of the Scheme Documents or other matters is honestly believed by the director(s) or officer(s) of the company making or authorising the Permitted Statement to be accurate and not misleading.

44.5
If, in respect of any Permitted Statement, any member of the Participant’s Group or any of its Representatives proposes, pursuant to Condition 44.4(C), not to adopt, or does not adopt, any amendment proposed by the Treasury, the Participant shall (to the extent reasonably practicable, prior to the making, publication, issuance or release of the relevant Permitted Statement or, if not reasonably practicable, promptly thereafter) provide to the Treasury, in writing, reasons explaining why such amendments are not proposed to be, or were not, adopted.

44.6	If any member of the Participant’s Group, or any of its Representatives, proposes to make a Permitted Statement and either:

(A)
notification to, and consultation with, the Treasury prior to the making, publication, issuance or release of such Permitted Statement is not permissible under (i) Applicable Law or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits; or

(B)	the Permitted Statement must be made urgently such that prior notification to or consultation with the Treasury is not reasonably practicable,

then the Participant shall as soon as permissible under Applicable Law or the relevant rules (as applicable) and as soon as is reasonably practicable, provide a copy of such Permitted Statement to the Treasury, together with a notification providing reasonable details of the circumstances giving rise to the Permitted Statement, the nature of the relevant Permitted Statement and the basis upon which that Group Member or Representative was prevented from complying with Condition 44.4(B).

44.7
The Participant shall ensure that any Scheme Statement that is submitted to the Treasury pursuant to Condition 44.3 or 44.4 for the Treasury’s review, comment or approval is identified as a Scheme Statement or a Permitted Statement to which Condition 44.3 or 44.4 (respectively) applies.

Other Announcements by the Participant

44.8
The Participant shall provide to the Treasury, as early as reasonably practicable prior to its proposed issue, publication or release, an advanced draft of any material announcement to be made by any member of the Participant’s Group in relation to the financial position of any member of the Participant’s Group or the Participant’s Group as a whole, even where such announcement does not constitute (in whole or in part) a Scheme Statement.

Announcements by the Treasury

44.9
The Treasury and its Representatives may make, publish, issue or release any announcement or statement in relation to the Scheme, any Participant’s participation in the Scheme or any other matter pertaining to the establishment or operation of the Scheme that the Treasury considers to be necessary, desirable or appropriate (acting reasonably), provided that, if and to the extent that such announcement or statement contains any Participant Confidential Information, the making, publication, issuance or release does not breach Condition 42.

44.10
Notwithstanding any provision of this Condition 44 or Condition 42 if any Remedy Event or Step-In Trigger occurs and the Treasury exercises any of its rights pursuant to Condition 31 or 32 or any other provision of the Scheme Documents, the Treasury may publish a public announcement of that fact, setting out reasonable details of the relevant Remedy Event or Step-In Trigger and the rights exercised by it in consequence.

44.11
Notwithstanding any provision of this Condition 44 or Condition 42, the Treasury and its Representatives may announce or publish these Conditions, any Condition Modification and any Practice Statement and, except to the extent otherwise agreed with the Participant, any Accession Agreement.

45.	NATURE OF RELATIONSHIP

No partnership

45.1
The Participant shall ensure that no member of the Participant’s Group shall act in any way in relation to the Scheme which constitutes or gives rise to a relationship of partnership, agency or joint venture between any member of the Participant’s Group and the Treasury or which imputes or imposes any liability, duty, responsibility or obligation upon the Treasury (other than pursuant to and in accordance with the express terms of the Scheme Documents to which it is a party).

45.2
The Participant shall ensure that no member of the Participant’s Group shall hold itself out as having any authority to act for or represent the Treasury in any way, nor act in any way which confers on any member of the Participant’s Group any express, implied or apparent authority to incur any obligation or liability on behalf of the Treasury.

Independent advice and appraisal

45.3
The Participant acknowledges and agrees that neither the Treasury, nor any Government Entity nor any of their respective Representatives is acting as fiduciary of any member of the Participant’s Group or any of its Affiliates, or any of their respective Representatives.  In addition, the Participant acknowledges that neither the Treasury, nor any Government Entity nor any of their respective Representatives is advising any member of the Participant’s Group or any of its Affiliates, or any of their respective Representatives, as to any financial, legal, Tax, investment, accounting or regulatory matters in any jurisdiction.  Neither the Treasury, nor any Government Entity nor any of their respective Representatives shall have any responsibility or liability to any member of the Participant’s Group or any of its Affiliates, or any of their respective Representatives, with respect thereto.  The Participant further acknowledges and agrees that any review by the Treasury, any Government Entity or any of their respective Representatives of any member of the Participant’s Group or any of its Affiliates, or any of their respective Representatives, shall be performed or has been performed solely for the benefit of the Treasury and not on behalf of any member of the Participant’s Group or any of its Affiliates, or any of their respective Representatives, or any other person.

No duty of utmost good faith

45.4
The relationship between (i) the Treasury and (ii) the Participant, and their respective obligations, under the Scheme Documents shall not be subject to the common law principle of uberrima fides or any equivalent or similar duty.

46.	THIRD PARTY PROVISIONS

46.1
Conditions 33, 38.1 to 38.6 (inclusive) and 45.3 confer benefits on certain persons named therein who are not or may not be a party to any of the Scheme Documents (each, a “Third Party”) (such Conditions, together with any other provisions of any Scheme Document which are expressed as such, being “Third Party Provisions”).

46.2
Subject to the remaining provisions of this Condition 46, the Third Party Provisions are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “C(RTP)A 1999”).

46.3
Other than the Third Party Provisions, or as otherwise expressly agreed in another Scheme Document, no other term of these Conditions or any Scheme Document shall be enforceable, nor shall any person enjoy the benefit of any term of these Conditions or any Scheme Document, by virtue of the C(RTP)A 1999, other than the Treasury, the Participant and any person (including any other member of the Participant’s Group) who is a party to the relevant Scheme Document.

46.4
No Third Party may enforce, or take any step to enforce, any Third Party Provision without the prior written consent of the Treasury, which may, if given, be given on and subject to such terms as the Treasury may determine.

46.5
Notwithstanding Conditions 46.1 and 46.2, any amendment or modification to, or replacement of, any of these Conditions or any other Scheme Document, (including any amendment, modification or replacement effected pursuant to Condition 47 or Condition 48) may be made without the consent of any Third Party.

47.	MODIFICATIONS TO THESE CONDITIONS

Ability to modify Conditions for certain purposes

47.1	If the Treasury considers at any time that:

(A)	the operation, interpretation or application of any Condition (a “Conflicting Condition”) is in conflict with any Scheme Principle;

(B)	any Condition (an “Incorrect Condition”) contains a manifest error; or

(C)	it is necessary to modify any Condition (an “Updating Condition”) in order to take account of any Change in Law,

in each case taking into account any applicable Practice Statement, the Treasury may (subject to this Condition 47) amend, modify or replace such Condition, in respect of all Participants, in such a manner as the Treasury considers necessary (acting reasonably) to remove or reduce such conflict or remedy the effects of such conflict, to correct such manifest error or to take account of the relevant Change in Law (each a “Condition Modification”).  Any Condition Modification may have retrospective effect.

47.2	The Treasury may effect a Condition Modification only in accordance with the procedure set out in Conditions 47.7 to 47.13 (inclusive) (the “Condition Modification Procedure”).

47.3	A Condition Modification shall be effected pursuant to this Condition 47 only if:

(A)	it is consistent with each of the Scheme Principles;

(B)	the Treasury has complied with its obligations under Condition 47.13;

(C)
the FSA has not formally notified the Treasury that the Condition Modification would, if effected, be expected to result in any protection provided to the Participant under the Scheme ceasing to satisfy the requirements for eligible credit risk mitigation techniques set out in chapters 4, 5 and 9 (as relevant) of BIPRU; and

(D)
the Treasury has considered in good faith and had regard to any submissions, communications or representations made by the Participant regarding the anticipated impact of the Condition Modification under any non-UK capital adequacy regime which is binding on the Participant or a Covered Entity.

47.4
To the extent a Condition Modification has retrospective effect, it shall be effected pursuant to this Condition 47 only if it would not result in a Remedy Event arising immediately upon, and by reason of, the Condition Modification becoming effective.

47.5	The Treasury’s entitlement to effect a Condition Modification:

(A)
pursuant to Condition 47.1(A) shall apply only in respect of Condition 4 (excluding Conditions 4.34 to 4.48 (inclusive)), Conditions 5 to 8 (inclusive), the Conditions set out in Part 3 (excluding Condition 10.1 and Condition 12) and Condition 32; and

(B)	pursuant to Conditions 47.1(B) or 47.1(C) shall not apply to any of the Conditions set out in Part 1 or to Condition 41.

47.6	In no circumstances shall the Treasury be obliged to propose or effect a Condition Modification.

Condition Modification Notice

47.7
If the Treasury intends, pursuant to Condition 47.1, to effect a Condition Modification it shall deliver a written notice (a “Condition Modification Notice”) to each Participant. The Condition Modification Notice shall specify:

(A)	the nature and details of the proposed Condition Modification;

(B)
the date on which the Condition Modification is proposed to become effective in respect of all Participants (the “Modification Effective Date”) and, if such Condition Modification is proposed to have retrospective effect, the reason why the Treasury considers it should have such an effect;

(C)	in respect of a Condition Modification relating to a Conflicting Condition:

(i)	the Scheme Principle with which the Treasury considers the Conflicting Condition is in conflict; and

(ii)
the reason why the Treasury considers that the Conflicting Condition conflicts with the relevant Scheme Principle and why the proposed Condition Modification is necessary to remove, reduce or remedy the effects of such conflict;

(D)	in respect of a Condition Modification of an Incorrect Condition, details of the manifest error to which the Condition Modification relates; and

(E)	in respect of a Condition Modification of an Updating Condition:

(i)	the Change in Law of which the Treasury has determined to take account; and

(ii)	the reason why the Treasury has determined that such Condition Modification is necessary to take account of such Change in Law.

Consultation

47.8	The Treasury shall seek to meet and consult in good faith each Participant as soon as practicable following delivery of the Condition Modification Notice with a view to:

(A)	agreeing:

(i)	the proposed Condition Modification; and

(ii)	the Modification Effective Date; and

(B)	determining and identifying any consequential matters arising from the proposed Condition Modification becoming effective (including with respect to the implementation of such Condition Modification).

47.9	Within 20 Business Days following delivery of the Condition Modification Notice to each Participant, the Participant must either:

(A)	confirm, by notice in writing to the Treasury, that the Participant agrees with the proposed Condition Modification and the proposed Modification Effective Date; or

(B)	specify, by notice in writing to the Treasury (a “Modification Representation Notice”), the detail and nature of any objections which the Participant has to:

(i)
the proposed Condition Modification (including detailing any proposal by the Participant to address the matter identified in the Condition Modification Notice by means of an alternative amendment or modification to, or replacement of, any Condition (whether or not the Conflicting Condition, Incorrect Condition or Updating Condition) (an “Alternative Condition Modification”));

(ii)	the proposed Modification Effective Date; and/or

(iii)	any consequential matters arising from the proposed Condition Modification becoming effective (including with respect to the implementation of such Condition Modification).

47.10
If a Participant issues a notice to the Treasury in accordance with Condition 47.9(A) or does not issue any notice to the Treasury in accordance with Condition 47.9(B), that Participant shall be deemed irrevocably to have confirmed that it agrees with the proposed Condition Modification and the proposed Modification Effective Date.

47.11	If a Participant provides a Modification Representation Notice pursuant to Condition 47.9(B), the Treasury:

(A)	shall consider and have regard to any objections raised in such notice and take into account any other submissions, communications or representations made by the Participant;

(B)	may (and shall, if requested) discuss with and consult the Participant with respect to any of the matters referred to in Condition 47.9(B); and

(C)
may determine either that (i) the proposed Condition Modification need not be effected or (ii) the proposed Condition Modification (or any Alternative Condition Modification notified by Treasury to the Participant) is to become effective on the proposed Modification Effective Date (or such later date as is notified by the Treasury to Participants in writing) in respect of all Participants with such amendments as the Treasury may consider necessary or desirable to achieve the purpose of that Condition Modification.

47.12
Any discussions or other communications that may take place between the Treasury and a Participant or (with respect to any written submissions, representations or communications) that may be delivered to the Treasury or a Participant with respect to a Condition Modification or Alternative Condition Modification, shall be without prejudice to the Treasury’s, and the Participant’s, rights, powers, discretions, duties, liabilities and obligations pursuant to the Scheme Documents and details of such discussions or communications shall be inadmissible in any arbitration or other Proceedings that may follow (except that those stated to be “without prejudice save as to costs” shall be admissible for the purpose of Condition 35.28).

Consultation with the FSA prior to Condition Modification

47.13
Prior to the Treasury determining whether a Condition Modification should become effective in accordance with the Condition Modification Procedure, the Treasury shall (if and to the extent that the Condition Modification is pertinent to any of the matters described in Condition 2.3(CC)) consult with the FSA and consider in good faith, and have regard to, any submissions, communications or representations of or made by the FSA to the Treasury in connection with such Condition Modification. The Treasury shall not be required to disclose any such submission, communication or representation to any Participant.

Treasury’s determination in effecting Condition Modification

47.14
The Treasury shall act reasonably with regard to its determination as to whether a Condition Modification (or Alternative Condition Modification) should become effective, whether it should have retrospective effect, and the associated Modification Effective Date.

Conduct pending Condition Modification

47.15
Until such time as a Condition Modification becomes effective in accordance with this Condition 47, the Participant shall ensure that each member of the Participant’s Group shall continue to comply with the Scheme Documents to which it is a party then in force and shall not be obliged to comply with or otherwise conduct itself with a view to compliance with these Conditions as may be amended, modified or replaced by any proposed Condition Modification.

47.16
If the subject matter of any proposed Condition Modification relates to or arises from any Dispute which is the subject of a Commencement Notice, that Dispute shall be suspended once a Condition Modification Notice has been issued, until either the Treasury determines that the proposed Condition Modification need not be effected or the proposed Condition Modification becomes effective (subject to any amendments which the Treasury may make in accordance with this Condition 47).  Should the subject matter of the suspended Dispute no longer be in issue following such determination by the Treasury or the proposed Condition Modification becoming effective, the parties shall agree to discontinue that Dispute.

Other modifications

47.17	Except as provided in Conditions 47 and 48, these Conditions and the Accession Agreement may be amended, modified or replaced only in writing signed by each of the Participant and the Treasury.

48.	PRACTICE STATEMENTS

48.1
The Treasury and the Participant acknowledge that there may be circumstances in which it would be beneficial for a statement of practice to be prepared by the Treasury and agreed with all Participants setting out how a specific Condition or Conditions are to be interpreted or applied, or how a specific situation will be treated under these Conditions (a “Practice Statement”), in each case in a manner that ensures the consistency of treatment of Participants under these Conditions.

48.2
A Practice Statement may be proposed by the Treasury, or the Participant may, by notice in writing to the Treasury, propose that a Practice Statement be prepared in respect of any matter.  If such a notice is given to the Treasury, the Treasury shall determine in good faith (acting reasonably) whether it would be appropriate to prepare such a Practice Statement and to propose it to all Participants.

48.3
If the Treasury proposes a Practice Statement (whether or not in response to a request from a Participant), it shall deliver to each Participant a notice (a “Practice Statement Notice”).  The Practice Statement Notice shall specify:

(A)	the nature and details of the proposed Practice Statement including a description of the matters or situations intended to be addressed by the Practice Statement;

(B)	the relevant Condition or Conditions to which it relates;

(C)	the date on which the Treasury proposes the Practice Statement to become effective in respect of all Participants (the “Practice Statement Effective Date”); and

(D)
a consultation period of no less than 20 Business Days (the “Consultation Period”) during which each Participant shall consult in good faith (acting reasonably) with the Treasury as to the contents of the Practice Statement.

48.4
A proposed Practice Statement may be amended to reflect discussions that occur during the Consultation Period.  If it considers it reasonable to do so, the Treasury may extend the Consultation Period by giving notice of the extension to all Participants.

48.5
If the subject matter of a proposed Practice Statement relates to or arises from any Dispute which is the subject of a Commencement Notice, that Dispute shall be suspended until either the proposal for that Practice Statement has been revoked or an award has been made pursuant to Condition 48.8. Should the subject matter of the suspended Dispute no longer be in issue following any award under Condition 48.8, the parties shall agree to discontinue that Dispute.

48.6
By no later than the end of the Consultation Period, the Participant shall notify the Treasury (i) whether or not it agrees with the proposed Practice Statement (as updated and amended) and if the Participant does not agree with the proposed Practice Statement it shall set out in detail the reasons why it disagrees with the proposed

Practice Statement and (ii) whether or not it wishes to commence a Dispute in respect of the Practice Statement.

48.7
If, by the end of the Consultation Period, no Participant has notified the Treasury in writing that it does not agree with the proposed Practice Statement and that it wishes to commence a Dispute in respect of the Practice Statement, then the Treasury shall deliver to the Participants a final form of the Practice Statement which shall become binding on the Treasury and all Participants on the Practice Statement Effective Date (or such other date as may be agreed between the Treasury and each Participant, acting reasonably and having regard to any changes in systems, controls or processes which the Participants are required to make in order to ensure compliance with the Practice Statement).  Once the Practice Statement comes into effect, it shall form part of these Conditions and, therefore, any breach of that Practice Statement shall be a breach of the relevant Condition or Conditions.

48.8
If any Participant notifies the Treasury by the end of the Consultation Period that it does not agree with the proposed Practice Statement and that it wishes to commence a Dispute in respect of the Practice Statement, then the Treasury shall have the right either to (i) revoke the proposal for the Practice Statement or (ii) issue a Commencement Notice to each of the Participants in respect of that Dispute pursuant to the Dispute Resolution Procedure.  If the Treasury issues such a Commencement Notice to the Participants, that Dispute shall be treated as a single Dispute between the Treasury and the Participants as to whether or not the proposed Practice Statement correctly interprets or applies the relevant Condition or Conditions and the Dispute Resolution Procedure shall apply to that Dispute accordingly.  Conditions 35.3 to 35.5 (inclusive) shall not apply to such a Dispute. If a Commencement Notice is issued in respect of that Dispute, then the relevant Arbitrator shall determine whether or not the Practice Statement correctly interprets or applies the relevant Condition or Conditions and shall give his or her award accordingly.  The Arbitrator’s award shall, in accordance with the Dispute Resolution Procedure, specify the Arbitrator’s award as to the costs and expenses in connection with that Dispute.

48.9
If the Arbitrator awards that the relevant Practice Statement does correctly interpret or apply the relevant Condition or Conditions, then the Practice Statement shall be binding on the Treasury and all Participants with effect from the date falling 20 Business Days after the date of the Arbitrator’s award (or such other date as may be agreed between the Treasury and the Participants, acting reasonably and having regard to any changes in systems or practices which the Participants are required to make in order to ensure compliance with the Practice Statement).  Once the Practice Statement comes into effect, it shall form part of these Conditions and, therefore, any breach of that Practice Statement shall be a breach of the relevant Condition or Conditions.

48.10
If the Arbitrator’s award is such that the relevant Practice Statement does not correctly interpret or apply the relevant Condition or Conditions, then the Practice Statement shall not be binding on any of the Participants and the Treasury may propose amendments to the Practice Statement to ensure that the Practice Statement is consistent with the Conditions.  If the Treasury proposes any such amendments, the amended Practice Statement shall be treated as the proposal of a new Practice Statement and the provisions of Conditions 48.3 to this Condition 48.10 shall apply to that amended Practice Statement.

49.	AGENT FOR SERVICE OF PROCESS

Appointment

49.1
The Participant agrees to appoint an agent for service of process in any country other than England and Wales or Scotland in which the Participant or the Treasury is subject to Proceedings within 14 days of receiving written notice of such Proceedings and the request to appoint such agent for service.  If the Participant does not appoint such an agent within 14 days of the notice requesting it to do so, the Treasury may appoint a commercial agent for service for the Participant on the Participant’s behalf and at the Participant’s expense and the Participant accepts that, subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Participant.

49.2	If the Participant is not incorporated in England and Wales or Scotland, the Participant:

(A)	shall, no later than the Signing Date, irrevocably appoint an agent having an address for service in England and Wales to be its agent (the “Service Agent”) for receipt of Service Documents; and

(B)
agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on the Service Agent effected in any manner permitted by the Civil Procedure Rules.

Replacement

49.3
If the Service Agent at any time ceases for any reason to act as such, the Participant shall appoint a replacement Service Agent having an address for service in England or Wales and shall notify the Treasury in writing of the name and address of the replacement Service Agent.  Failing such appointment and notification, the Treasury shall be entitled by written notice to the Participant to appoint a replacement Service Agent to act on behalf of the Participant.  The provisions of this Condition 49 applying to service on a Service Agent apply equally to service on a replacement Service Agent.

Service of process

49.4
Process by which any Proceedings are begun in England and Wales may be served on the Participant by being delivered in accordance with this Condition 49.  Nothing contained in this Condition 49 affects the right to serve process in another manner permitted by law.

50.	ENTIRE AGREEMENT

50.1	The Scheme Documents constitute the whole and only agreement between the Participant and the Treasury relating to the subject matter of the Scheme Documents.

50.2	By entering into the Accession Agreement, each of the Treasury and the Participant acknowledges that it is not relying upon any pre-contractual statement that is not set out in the Scheme Documents.

50.3
Except in the case of fraud, neither the Participant nor the Treasury shall have any right of action against the other arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Scheme Documents.

50.4
For the purpose of this Condition 50, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Scheme Documents made or given by the Treasury, any Government Entity, the Participant, any other member of the Participant’s Group or any of their respective Representatives at any time prior to the Accession Date.

51.	NOTICES

51.1
Subject to Condition 51.2, any notice, submission or other communication under or in connection with any Scheme Document (in this Condition 51, a “notice”) shall be effective only if it is in writing and delivered by hand or email in accordance with Condition 51.3.

51.2
In connection with the delivery of any Information to the Treasury pursuant to any Scheme Document (whether pursuant to the Monitoring and Reporting Conditions, the Remuneration Conditions or otherwise), the Treasury may, by notice to the Participant, permit the delivery of such Information in any other format or manner acceptable to the Treasury (acting reasonably).

51.3	Each notice shall be sent:

(A)	in the case of the Treasury, to the physical address or to the email address, and for the attention of the department or individual, set out in the Accession Agreement; and

(B)
in the case of the Initial Parent, the Participant or any other member of the Participant’s Group, to the Participant’s registered office or such other physical address, or to the email address, and for the attention of the department or individual, set out in the Accession Agreement.

51.4	A copy of each notice delivered by email shall be sent by hand to the recipient in accordance with Condition 51.3, but failure to send such a copy shall not render any notice ineffective.

51.5
Each of the Treasury, the Initial Parent, the Participant, or any other member of the Participant’s Group may change its notice details for the purposes of this Condition 51 by notifying in the case of the Treasury, the Participant and, in the case of the Initial Parent, the Participant or any other member of the Participant’s Group, the Treasury, of such change provided that such notification shall only be effective on:

(A)	the date specified in the notification as the date on which the change is to take place, not being less than five Business Days after the date of such notice; or

(B)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

51.6	Subject to Condition 51.7, any notice under this Condition 51 shall be deemed to have been duly given:

(A)	if sent by email, when sent (provided that an email shall be deemed not have to been sent if the sender receives a delivery failure notification); or

(B)	if delivered by hand, at the time of actual delivery,

provided that it is expressly marked for the attention of the department or individual set out in the Accession Agreement.

51.7	Any notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

51.8	Each notice given by the Initial Parent, the Participant or any other member of the Participant’s Group to the Treasury must be duly signed:

(A)	in the manner, and by the person, specified in the relevant Condition or relevant provision of the relevant Scheme Document; or

(B)	(where no such requirement is specified) by an authorised signatory of the Initial Parent, the Participant or that other member of the Participant’s Group (as the case may be).

51.9	This Condition 51 shall not apply in relation to the service of Service Documents.

51.10	Any notice must be in English.

52.	INVALIDITY

If at any time any provision of the Accession Agreement, any Condition or any part of any such provision or Condition is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of the Accession Agreement, any other Condition or any other part of any such provision or Condition; or

(B)
the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of the Accession Agreement, any Condition or any part of any such provision or Condition.

53.	FURTHER ASSURANCE

The Participant shall at its own cost, and so far as it is able to do so in accordance with Applicable Law, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Treasury which the Treasury may (acting reasonably) consider necessary for giving full effect to these Conditions, the Accession Agreement or any other Scheme Document and securing to the Treasury the full benefit of the rights, powers and remedies conferred upon the Treasury under or pursuant to these Conditions, the Accession Agreement or any other Scheme Document.

54.	LANGUAGE

54.1
Unless otherwise agreed by the Treasury, all Information provided by the Participant under or in connection with these Conditions (excluding any original documentation in respect of the Covered Assets) shall be in English. The absence of objection from the Treasury to a document that is not in English shall not constitute the Treasury’s agreement for the purpose of this Condition 54.1.

54.2
In the case of any Information which is translated into English prior to its being delivered to the Treasury pursuant to the Scheme Documents, the Participant shall ensure that any such translation is carried out (at the Participant’s cost) by a recognised and appropriately qualified and skilled translation agent.

54.3
Any agreement by the Treasury under Condition 54.1 may be given subject to an undertaking by the Participant to bear any costs or expenses incurred by the Treasury in translating the relevant Information into English, as a Management and Administration Cost in accordance with Condition 9.10.

55.	CHOICE OF GOVERNING LAW

These Conditions and the other Scheme Documents shall be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with these Conditions or any other Scheme Document (including any Dispute), whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with English law.

PART 11: DEFINITIONS AND INTERPRETATION

56.	DEFINITIONS

56.1	In these Conditions:

“Accession Agreement” has the meaning given to it in Condition 1.5;

“Accession Date” has the meaning given to it in the Accession Agreement;

“Accounting Adjustment” has the meaning given to it in Condition 4.26;

“Accounting Expert” has the meaning given to it in Condition 35.8(B);

“Accounting Standards” means (i) IFRS and (ii) any other accounting standards generally accepted in the relevant jurisdiction of incorporation of the relevant person and approved by the relevant regulatory or other accounting bodies in that jurisdiction and which apply in respect of that person;

“Actions” has the meaning given to it in Condition 42.30;

“Actual Exposure” has the meaning given to it in Condition 6.8(A);

“Additional Covered Entity” has the meaning given to it in Condition 4.27(C);

“Additional Functions” has the meaning given to it in Condition 32.17;

“Adjustment” has the meaning given to it in Condition 34.2;

“Adjustment Event” has the meaning given to it in Condition 34.1;

“Adjustment Notice” has the meaning given to it in Condition 34.1;

“Advised Amount” has the meaning given to it in Condition 6.8(E);

“Adviser Engagement Principles” has the meaning given to it in Condition 9.5;

“Affiliate” means, in relation to a person (i) any person connected with such person (and, for this purpose, “connected” shall have the meaning given in section 839 of ICTA) and (ii) any Associated Company of such person;

“Agency” has the meaning given to it in Condition 1.3;

“Agreed Model” has the meaning given to it in Condition 8.19;

“Alternative Condition Modification” has the meaning given to it in Condition 47.9(B)(i);

“Alternative Fixing Date” has the meaning given to it in Condition 40.16;

“Annual Assurance Report” has the meaning given to it in Condition 19.6;

“Applicable Consent Period” has the meaning given to it in Condition 39.2;

“Applicable Entity” means:

(A)	any member of the Participant’s Group;

(B)	(in the case of a Covered Asset which is the subject of a Permitted Arrangement) any person which Owns (or otherwise holds pursuant to the Permitted Arrangement) that Covered Asset; and

(C)	any entity that would be consolidated into the balance sheet of the Participant’s Group if such a balance sheet were to be prepared in accordance with Static IFRS;

“Applicable Exchange Rate” has the meaning given to it in Condition 40.13;

“Applicable Law” means any and all law (whether civil, criminal or administrative), common law, statutes, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, by-laws, demands, decrees, injunctions, resolutions, orders or judgments in any applicable jurisdiction, including the FSA Rules and any related or similar rules of any other Authority, in each case which is binding on the Participant, the relevant other member of the Participant’s Group or the relevant other person or in respect of the relevant matter as the context requires;

“Applicable Period” has the meaning given to it in Condition 5.14;

“APS Confidentiality Agreement” has the meaning given to it in Condition 42.2;

“Arbitration” has the meaning given to it in Condition 35.6;

“Arbitration Act” means the Arbitration Act 1996;

“Arbitration Panel” has the meaning given to it in Condition 35.8;

“Arbitrator” has the meaning given to it in Condition 35.17;

“Asset Continuity Requirements” has the meaning given to it in Condition 4.5;

“Asset Eligibility Criteria” has the meaning given to it in Condition 4.11;

“Asset Management Conditions” means the Conditions set out in Part 3;

“Asset Management Framework” has the meaning given to it in Condition 10.2;

“Asset Management Objective” has the meaning given to it in Condition 10.1;

“Asset Purchase Request” has the meaning given to it in Condition 4.45;

“Associated Company” means an Undertaking in which another Undertaking has a “participating interest” (as defined in section 421A of the FSMA);

“Assurance Plan” has the meaning given to it in Condition 19.1;

“Authorisations” means authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations, registrations, orders, recognitions, grants, confirmations, clearances and permissions;

“Authority” means (i) any government, (ii) any governmental or quasi-governmental authority, body, agency or association, (iii) any supranational, federal, state or local government, (iv) any statutory or regulatory body, agency or association, (v) any body, agency or association having the power to impose, collect or administer any Tax and (vi) any court, tribunal or other judicial body;

“Bank of England” means The Governor and Company of the Bank of England;

“Bankruptcy” has the meaning given to it in Condition 5.16;

“BIPRU” means the FSA’s prudential sourcebook for banks, building societies and investment firms forming part of the FSA Handbook;

“Blind Pool Asset” has the meaning given to it in Condition 10.18;

“Books and Records” has its common law meaning and includes all notices, correspondence, orders, enquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine-readable programs or other records;

“Business Day” means a day (other than a Saturday, Sunday or public holiday in England and Wales) on which banks are open for general business in London;

“Business-Level Guidelines” means such systems, controls, processes and policies as may be necessary or desirable to ensure compliance by the Participant and each other member of the Participant’s Group with the Scheme Documents (including the Asset Management Conditions);

“Cash Realisation” has the meaning given to it in Condition 7.6;

“Cash Realisation Date” has the meaning given to it in Condition 7.7;

“Change in Law” means the occurrence of any of the following after the Signing Date:

(A)	the enactment or coming into effect of any Applicable Law;

(B)	any amendment, supplement, restatement, re-enactment or replacement of any Applicable Law (whether carried out by primary or secondary legislation or otherwise);

(C)	the publication or announcement by any Authority, following the Accession Date of a change in, or clarification of, the interpretation or application of any Applicable Law; or

(D)	any decision of any court, tribunal or other judicial body relating to the interpretation or application of any Applicable Law,

other than (i) the coming into effect of any Applicable Law (or any amendment, supplement, restatement, re-enactment or replacement thereof) which was enacted, or published or announced in final form, prior to the Signing Date with a commencement date after the Signing Date and (ii) any decision referred to in paragraph (D) above which was made prior to the Signing Date but which takes effect from a date after the Signing Date;

“Civil Procedure Rules” means the Civil Procedure Rules 1998 (SI 1998/3132) and the Practice Directions made under section 5 of the Civil Procedure Act 1997;

“Claimant” has the meaning given to it in Condition 35.10;

“Closely Related Hedge” has the meaning given to it in Condition 7.12;

“Close-Out Value” has the meaning given to it in Condition 6.17;

“CL Payment Amount” has the meaning given to it in Condition 6.25;

“CL Payment Date” has the meaning given to it in Condition 6.24;

“Commencement Notice” has the meaning given to it in Condition 35.10;

“Compliance Certificate” means a certificate signed by the Scheme Head (or another member of the Scheme Executive Team acceptable to the Treasury) confirming that the relevant Report or other Information with which the certificate is provided is, to the best of his or her knowledge and belief, having made all due and reasonable enquiries, true and accurate, fairly presents the Information it contains and is not misleading for the purpose for which it is prepared;

“Compliance Requirement” has the meaning given to it in Condition 28.7(B);

“Compliant Triggered Asset” has the meaning given to it in Condition 4.10;

“Compound SONIA” has the meaning given to that term in Condition 36.4;

“Condition Modification” has the meaning given to it in Condition 47.1;

“Condition Modification Notice” has the meaning given to it in Condition 47.7;

“Condition Modification Procedure” has the meaning given to it in Condition 47.2;

“Conditions” has the meaning given to it in Condition 1.4 and a “Condition” means any of the Conditions;

“Conduct Approvals Hierarchy” has the meaning given to it in Condition 12.3;

“Conduct Requiring Approval” has the meaning given to it in Condition 12.3;

“Confidential Information” has the meaning given to it in Condition 42.3;

“Conflict” has the meaning given to it in Condition 10.3;

“Conflicting Condition” has the meaning given to it in Condition 47.1(A);

“Conflicts Certificate” has the meaning given to it in Condition 15.14;

“Conflicts Management Policy” has the meaning given to it in Condition 10.4;

“Consolidated Entity” has the meaning given to it in Condition 7.28;

“Consolidation Notice” has the meaning given to it in Condition 35.34;

“Consultation Period” has the meaning given to it in Condition 48.3(D);

“Continuing Transactions” has the meaning given to it in Condition 6.16;

“Correction Principle” has the meaning given to it in Condition 17.7;

“Counterparty” means:

(A)
in relation to any asset or exposure, a person (including a guarantor) with an obligation under the terms of that asset or exposure (whether present or future, actual or contingent and as principal, surety or otherwise) to pay or repay money to, or for onward transmission to, the person which Owns or otherwise holds that asset or exposure, but excluding any person to the extent acting:

(i)	as lender, facility agent, arranger, security trustee, security agent or other finance party with respect to a facility agreement;

(ii)
as holder, trustee, security trustee, security agent, fiscal agent, paying agent, calculation agent, servicer, collateral agent, collateral manager, collateral administrator, cash manager or liquidity provider with respect to a debt instrument; or

(iii)	in a capacity which is analogous to those referred to in sub-paragraphs (i) and (ii) above; and

(B)	in relation to any asset or exposure which is a share, equity security or equity interest, the issuer;

“Coverage Data Fields” means the Initial Data Fields which are identified as being “Coverage Data Fields” in the Accession Agreement;

“Covered Amount” has the meaning given to it in Condition 6.5;

“Covered Amount Cap” has the meaning given to it in Condition 6.7;

“Covered Amount Currency” has the meaning given to it in Condition 6.5(A);

“Covered Asset” has the meaning given to it in Condition 4.2(A);

“Covered Asset Class” has the meaning given to it in Condition 17.3;

“Covered Entity” has the meaning given to it in Condition 4.27;

“Covered Liability” has the meaning given to it in Condition 6.23;

“Covered Parent” has the meaning given to it in Condition 4.28;

“Cover Termination Date” has the meaning given to it in Condition 6.6;

“CP AssetCo” has the meaning given to it in Condition 4.21(C) or 4.21(D) as appropriate;

“CP Entity” has the meaning given to it in Condition 4.21(C) or 4.21(D) as appropriate;

“CP Funding Agreement” has the meaning given to it in Condition 4.21(D);

“Credit Aggregation Policy” has the meaning given to it in Condition 10.5;

“C(RTP)A 1999” has the meaning given to it in Condition 46.2;

“Cut-off Time” has the meaning given to it in Condition 40.13;

“Data Controller” has the meaning given to “data controller” in the Data Protection Act 1998;

“Data Field Rules” means the rules in relation to the completion and delivery of the Data Fields provided by the Treasury to the Participant prior to the Accession Date and set out in, or appended to, the Accession Agreement;

“Data Fields” means the Initial Data Fields, the Post-Accession Data Fields and the Quarterly Statement Data Fields;

“Data Subject” has the meaning given to “data subject” in the Data Protection Act 1998;

“Days Past Due” has the meaning given to it in Condition 5.15;

“Default Interest” has the meaning given to it in Condition 36.1;

“Default Rate” has the meaning given to it in Condition 36.3;

“Deferred Unpaid Interest” has the meaning given to it in Condition 5.8;

“Degrouping” has the meaning given to it in Condition 7.28;

“Delegate” means (A) any person who carries out any function on behalf of another person or (B) any person to whom the right, responsibility, duty or obligation of a person to carry out any function is transferred;

“Derivative Agreement” has the meaning given to it in Condition 6.13;

“Designated Step-In Terms” has the meaning given to it in the Accession Agreement;

“Detailed Organisational Structure” has the meaning given to it in Condition 26.1;

“Determination Notice” has the meaning given to it in Condition 34.3;

“Directions Hearing” has the meaning given to it in Condition 35.18(A);

“Direct Management Functions” has the meaning given to it in Condition 32.16;

“Director” has the meaning given to it in Condition 28.3(B)(ii);

“Disposed Slice” has the meaning given to that term in Condition 4.31;

“Dispute” means any dispute, claim or controversy in any way relating to, in connection with or arising out of the Scheme or any of the Scheme Documents, including in respect of:

(A)	the compliance or satisfaction of any asset or exposure with the Asset Eligibility Criteria or the Asset Continuity Requirements;

(B)	any breach or alleged breach of any provision of any Scheme Document or any non-contractual obligation arising out of a Scheme Document or the Scheme;

(C)	any question regarding the existence, validity or termination of, or sum payable under or in connection with, any Scheme Document or the Scheme;

(D)	any Report or Information provided pursuant to the Scheme Documents or otherwise in connection with the Scheme (including in connection with the computation of a Quarterly Payable);

(E)	any action taken by or omission of the Treasury, any Government Entity, any member of the Participant’s Group or its Affiliates or any of their respective Representatives; and

(F)	whether the amendment, modification or replacement of any Condition has been effected in accordance with Condition 47;

“Dispute Resolution Procedure” means the procedure for the resolution and determination of Disputes set out in Condition 35;

“Early Termination Amount” has the meaning given to it in Condition 6.14;

“Early Termination Date” has the meaning given to it in Condition 6.18;

“Economically Owned” and “Economic Ownership” have the meanings given to them in Condition 4.19;

“EC Treaty” means the consolidated version of the Treaty establishing the European Community;

“Equity Accounting Covered Asset” has the meaning given to it in Condition 4.13;

“Equivalent Asset” means, in respect of an asset which is a security or other financial instrument, an asset of the same issuer, part of the same issue and of an identical type, nominal value, description and amount;

“Error” has the meaning given to it in Condition 17.5;

“Establishment and Accession Costs” has the meaning given to it in Condition 9.9;

“Exchange Date” has the meaning given to it in Condition 40.16;

“Excluded Information” has the meaning given to it in Condition 42.4;

“Expert” has the meaning given to it in Condition 34.4;

“Extended Protection Assets” has the meaning given to it in Condition 6.36;

“Extended Protection Notice” has the meaning given to it in Condition 6.36;

“Failure to Pay” has the meaning given to it in Condition 5.3;

“Fee” means the fee associated with the Participant’s participation in the Scheme, as described in Condition 9 and in the Accession Agreement;

“Finance Lease” has the meaning given to it in Condition 6.21;

“First Loss Amount” has the meaning given to it in Condition 8.16;

“Fixed Data Fields” means the Initial Data Fields which are identified as being “Fixed Data Fields” in the Accession Agreement;

“Fixing Date” has the meaning given to it in Condition 40.16;

“Fixing Reference Date” has the meaning given to it in Condition 40.16;

“FOI Act” means the Freedom of Information Act 2000;

“FOI Request” has the meaning given to it in Condition 42.19;

“Foreign Exchange Agreement” has the meaning given to it in Condition 6.13(B);

“FSA” means the Financial Services Authority, including when acting in its capacity as the competent authority for the purposes of Part VI of the FSMA (and any successor authority);

“FSA Handbook” means the FSA’s published handbook of principles, rules and guidance;

“FSA Remuneration Code” means the Remuneration Code of the FSA as published and defined in the FSA’s Senior Management Arrangements, Systems and Controls (Remuneration Code) Instrument 2009 (FSA 2009/48), or any replacement or successor code for remuneration policies and practices relating to banking institutions as may be published by the FSA from time to time, whether constituted by rules, guidance or other regulatory provisions made by the FSA or otherwise;

“FSA Rules” means the principles, rules and guidance (including the TCF Principles) set out in the FSA Handbook;

“FSMA” means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;

“Full Suspension Assets” has the meaning given to it in Condition 31.7(B);

“Full Suspension Effective Date” has the meaning given to it in Condition 31.7(C);

“Full Suspension Notice” has the meaning given to it in Condition 31.7;

“Full Termination Assets” has the meaning given to it in Condition 31.18(B);

“Full Termination Effective Date” has the meaning given to it in Condition 31.18(C);

“Full Termination Notice” has the meaning given to it in Condition 31.18;

“Funding Rate” has the meaning given to it in Condition 8.17;

“Good Faith Statements” has the meaning given to it in Condition 15.19;

“Good Industry Practice” means the level of skill, care, diligence, prudence, foresight, expertise and experience consistent with the standards which would ordinarily be adhered to by a prudent banking institution in the ordinary course of its business, taking account of (i) applicable corporate governance and corporate responsibility principles, (ii) any published guidance or recommendations (including guidance or recommendations from any Authority) relating to good industry practice in the banking and financial sectors as may be published from time to time and (iii) other guidelines, recommendations, methods, practices or procedures which would be adopted or complied with from time to time by a prudent banking institution in the ordinary course of its business;

“Governance and Oversight Conditions” means (i) the Conditions contained in Part 5 and (ii) any other provisions relating to governance and oversight contained in the Accession Agreement;

“Governmental Authority” has the meaning given to it in Condition 5.24;

“Government Entity” means:

(A)	any department, non-departmental public body, authority or agency of Her Majesty’s Government of the United Kingdom or the Crown, including the Agency;

(B)	any of Her Majesty’s Secretaries of State and any other Minister of the Crown;

(C)	the Treasury Solicitor;

(D)	any body corporate established by statute some or all of the members of which are appointed by a Secretary of State or Minister of the Crown; and

(E)	any other entity or person directly or indirectly wholly-owned by, or held on trust for, any of the foregoing, including UK Financial Investments Limited,

but shall exclude (i) any person which became directly or indirectly wholly-owned by any of the foregoing pursuant to the Banking (Special Provisions) Act 2008 or the Banking Act 2009 and (ii) any other person that the Treasury may notify to the Participant from time to time;

“Government Owned Entity” means an entity in which a Government Entity has an ownership interest but which is not itself a Government Entity and which is designated as a “Government Owned Entity” by the Treasury by notice to the Participant;

“Grace Period” has the meaning given to it in Condition 5.13;

“Group” means, in relation to an Undertaking, such Undertaking and all of its Group Undertakings, and "Group Member" shall be construed accordingly;

“Group Undertakings” has the meaning given in section 1161(5) of the Companies Act 2006;

“HMRC” means Her Majesty’s Revenue and Customs;

“ICTA” means the Income and Corporation Taxes Act 1988;

“IFRS” means International Financial Reporting Standards as adopted by the European Union;

“Impaired Asset” has the meaning given to it in Condition 5.21;

“Implied Writedown” has the meaning given to it in Condition 5.9;

“Imputed Maximum Exposure” has the meaning given to it in Condition 6.8(C);

“Incorrect Condition” has the meaning given to it in Condition 47.1(B);

“Indemnified Amounts” means any and all losses, damages, costs, liabilities, demands, charges or expenses (including legal and other third party advisory fees and the costs of enforcement), in each case whether joint or several, which any Indemnified Person may suffer or incur, including:

(A)	in connection with any and all Indemnified Claims;

(B)	in investigating, preparing for or disputing or defending or settling any Indemnified Claim;

(C)	in establishing its right to be indemnified pursuant to the Conditions; and

(D)	in seeking advice regarding any Indemnified Claim,

but excluding any arbitration award against that Indemnified Person pursuant to the Dispute Resolution Procedure;

“Indemnified Claims” means any and all claims, actions, liabilities, demands, proceedings, investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against any Indemnified Person and “Indemnified Claim” shall be construed accordingly;

“Indemnified Persons” means (i) the Treasury, (ii) the Treasury Solicitor, (iii) any other Government Entity and (iv) any Representative of any person specified in (i) to (iii), and “Indemnified Person” shall be construed accordingly;

“Indemnity” has the meaning given to it in Condition 33.1;

“Information” means all information of whatever nature and in whatever form, including in writing, orally, electronically and in a visual or machine-readable medium (including CD-ROM, magnetic and digital form) and, in relation to any obligation on any person to provide information pursuant to these Conditions or any other Scheme Document, shall be limited to such information that is within the control of that person (and for these purposes information shall be deemed to be within a person’s control if:

(A)	it is within the possession of that person or any other member of its Group;

(B)	that person or any other member of its Group has a right to possession of it; or

(C)	that person or any other member of its Group has a right to inspect or take copies of it);

“Initial Data” means the Information contained in the Initial Data Fields, comprising certain terms or features of, or matters pertaining to, each Covered Asset stated as at 31 December 2008, together with any other Information designated in the Accession Agreement as Initial Data;

“Initial Data Fields” means the data fields identified as being “Initial Data Fields” in the Accession Agreement;

“Initial Event Date” has the meaning given to it in Condition 6.2;

“Initial Failure to Pay Date” has the meaning given to it in Condition 6.4;

“Initial Parent” has the meaning given to it in the Accession Agreement;

“Inside Information” has the meaning given to it in Condition 42.5;

“Insurance Premium Tax” means insurance premium tax as referred to in section 48 of the Finance Act 1994;

“LCIA” means the London Court of International Arbitration;

“Legal Expert” has the meaning given to it in Condition 35.8(A);

“Lending Commitments Deed Poll” means the deed poll identified as the “Lending Commitments Deed Poll” in the Accession Agreement;

“Limited Recourse Asset” has the meaning given to it in Condition 5.11;

“Listing Rules” means the Listing Rules made by the FSA pursuant to section 73A of the FSMA;

“Long Dated Asset” has the meaning given to it in Condition 5.5;

“Loss” has the meaning given to it in Conditions 6.1, 6.22 and 6.38;

“Loss Amount” has the meaning given to it in Condition 8.1;

“Loss Limit” has the meaning given to it in Condition 6.26;

“Major Dispute” has the meaning given to it in Condition 35.15;

“Major Dispute Amount” has the meaning given to it in Condition 35.15(A);

“Management and Administration” means, in respect of an asset or exposure (including Covered Assets, Protected Assets and Related Party Assets), any and all conduct (including any decision whether or not to undertake any particular conduct) relating, whether directly or indirectly, to that asset or exposure including (i) the creation, acquisition, amendment, replacement, termination, sale, transfer, assignment or disposal of that asset or exposure, (ii) any transaction in relation to that asset or exposure, including the creation of any Security, the creation of any trust, the conferring of any interest or participation right, the entering into of any agreement in respect of votes or the right to receive dividends or any other return of value, the renunciation or assignment of any right to subscribe for or receive an asset or exposure or any legal or beneficial interest in an asset or exposure, the entering into of any arrangement having the effect of reducing or mitigating a person’s legal, beneficial or economic interest in an asset or exposure and any Undertaking Disposal, (iii) any conduct which will result in an increased commitment, lending or exposure to a Counterparty (or to a Group Member of a Counterparty), or any determination as to whether or not (or how) such increased commitment, lending or exposure should be created, including through the provision of or making available additional finance, (iv) any Rollover, (v) any act of making an asset or exposure the subject of a Permitted Arrangement and the exercise of any rights with respect to that Permitted Arrangement (including any right to withdraw an asset or exposure from it), (vi) any conduct relating to or constituting a Recovery or a Realisation (including the taking of, or refraining from taking, any enforcement action), (vii) the incurrence of, or commitment to incur, any Realisation Expenses and (viii) the exercise of any voting or other rights, but in any case excluding any conduct which consists of delivering any notification, report or Information to the Treasury, and “Manage and Administer” shall be construed accordingly;

“Management and Administration Costs” has the meaning given to it in Condition 9.10;

“Material Criminal Conduct” has the meaning given to it in Condition 30.2;

“Material Writedown” has the meaning given to it in Condition 5.6;

“MD Selected Arbitrator” has the meaning given to it in Condition 35.14(A);

“Mid Rate” has the meaning given to it in Condition 40.16;

“Modification Effective Date” has the meaning given to it in Condition 47.7(B);

“Modification Representation Notice” has the meaning given to it in Condition 47.9(B);

“Monitoring and Reporting Conditions” means (A) the Conditions set out in Part 4; and (B) any additional provisions relating to monitoring and reporting set out in the Accession Agreement;

“Non-Cash Asset” means any asset other than cash;

“Non-Cash Realisation” means any Non-Cash Asset that is a Realisation;

“Non-Recoverable Agency Amount” has the meaning given to it in Condition 7.18;

“Non-Recoverable Indemnity Amount” has the meaning given to it in Condition 7.19;

“Non-Triggered Asset” has the meaning given to it in Condition 5.1;

“Notification Report” has the meaning given to it in Condition 15.7;

“Obligor” has the meaning given to it in Condition 5.12;

“Original Maximum Exposure” has the meaning given to it in Condition 6.8(B);

“Other Amount” has the meaning given to it in Condition 8.3;

“Other Currency” has the meaning given to it in Condition 40.16;

“Other Protection Scheme” has the meaning given to it in Condition 7.17;

“Outstanding Amount” has the meaning given to it in Condition 6.9;

“Overdraft” has the meaning given to it in Condition 6.8(D);

“Oversight Functions” has the meaning given to it in Condition 32.15;

“Ownership”, “Owned”, “Owns” and “Own” have the meanings given to them in Condition 4.20;

“Parent Undertaking" has the meaning given in section 1162 of the Companies Act 2006;

“Partial Suspension Assets” has the meaning given to it in Condition 31.6(B);

“Partial Suspension Effective Date” has the meaning given to it in Condition 31.6(C);

“Partial Suspension Notice” has the meaning given to it in Condition 31.6;

“Partial Termination Assets” has the meaning given to it in Condition 31.16(B);

“Partial Termination Effective Date” has the meaning given to it in Condition 31.6(C);

“Partial Termination Notice” has the meaning given to it in Condition 31.16;

“Participant” has the meaning given to it in Condition 1.5 and “Participants” means, at any time, all of the Participants participating in the Scheme at that time;

“Participant Confidential Information” has the meaning given to it in Condition 42.8;

“Participant Permitted Purpose” has the meaning given to it in Condition 42.23;

“Participant Step-In Costs” means all costs and expenses (including all legal and other third party advisory costs) incurred by any Applicable Entity or any of its Group Members (or any of their respective Affiliates), in each case arising out of or in connection with the exercise by the Treasury of any Step-In Rights (whether or not the relevant Step-In Trigger is subsequently remedied or waived) and including (i) any costs or expenses arising out of or in connection with the selection of, negotiation of terms of engagement with or the appointment (or termination of the appointment) of, any Step-In Manager in accordance with such Step-In Manager’s terms of engagement, (ii) any costs and expenses arising out of or in connection with the implementation of any recommendations made by any Step-In Manager in accordance with such Step-In Manager’s terms of engagement and (iii) any amounts payable to any Step-In Manager arising out of or in connection with the appointment (or termination of that appointment) of that Step-In Manager, or the activities of that Step-In Manager pursuant to any provision of the Scheme Documents;

“Participation Announcement” has the meaning given to it in Condition 44.2(A);

“Participation Conditions” has the meaning given to it in Condition 3;

“Pending Account” has the meaning given to it in Condition 8.5;

“Performance Target” has the meaning given to it in Condition 28.7(A);

“Permitted Arrangement” has the meaning given to it in Condition 4.21;

“Permitted Conduit Arrangement” has the meaning given to it in Condition 4.21(C);

“Permitted Conduit Funding Arrangement” has the meaning given to it in Condition 4.21(D);

“Permitted Government Recipients” means:

(A)	the FSA, the Bank of England, HMRC, the National Audit Office, the National Archive and the Cabinet Office; and

(B)	any Government Entity other than (i) any person falling only within paragraph (D) of the definition of “Government Entity” (an “excluded government entity”)

and (ii) any entity or person directly or indirectly wholly-owned by, or held on trust for, any excluded government entity; and (ii) any entity or person directly or indirectly wholly-owned by, or held on trust for, any excluded government entity;

“Permitted Oral Statement” has the meaning given to it in Condition 44.2(C);

“Permitted Payee” has the meaning given to it in Condition 6.25;

“Permitted Securitisation” has the meaning given to it in Condition 4.21(B);

“Permitted Statement” has the meaning given to it in Condition 44.2(B);

“Permitted Structured Financing” has the meaning given to it in Condition 7.24;

“Personal Data” has the meaning given to “personal data” in the Data Protection Act 1998;

“Portfolio Disposal” has the meaning given to it in Condition 7.27;

“Post-Accession Data” means the Information contained in the Post-Accession Data Fields, comprising certain terms or features of, or matters pertaining to, each Covered Asset, together with any other Information designated in the Accession Agreement as Post-Accession Data (whether pertaining to Covered Assets or otherwise);

“Post-Accession Data Fields” means the data fields identified as being “Post Accession Data Fields” in the Accession Agreement;

“Post-Trigger Withdrawal Notice” has the meaning given to it in Condition 4.37;

“Potential Failure to Pay” has the meaning given to it in Condition 6.3;

“Practice Statement” has the meaning given to it in Condition 48.1;

“Practice Statement Effective Date” has the meaning given to it in Condition 48.3(C);

“Practice Statement Notice” has the meaning given to it in Condition 48.3;

“Pre-Accession Data” means the Information provided to the Treasury or its Representatives as part of the due diligence and valuation process undertaken prior to the Signing Date, comprising amongst other things certain terms or features of, or matters pertaining to, each Covered Asset, as contained in the data tapes identified in or pursuant to the Accession Agreement;

“Pre-Accession Undertakings Deed Poll” means the deed poll made by a member of the Participant’s Group in favour of, among others, the Treasury setting out certain undertakings in relation to, among other things, provision of information and assistance, consultation rights, oversight and control procedures in relation to certain assets and exposures and the management and servicing of such assets and exposures;

“Pre-Restructuring Event” has the meaning given to it in Condition 5.19;

“Presiding Arbitrator” has the meaning given to it in Condition 35.14(A);

“Pre-Trigger Withdrawal Notice” has the meaning given to it in Condition 4.35;

“Proceedings” means any proceeding, suit or action, including any court, tribunal or arbitration proceedings, arising out of or in connection with a Dispute or otherwise in connection with the Scheme (including any proceeding, suit or action in respect of judicial review), whether contractual or non-contractual and wherever located;

“Prohibited Conduct” has the meaning given to it in Condition 12.2;

“Proposed Correction” has the meaning given to it in Condition 17.5;

“Protected Asset” has the meaning given to it in Condition 10.6;

“Protection Termination Notice” has the meaning given to it in Condition 6.41;

“QS Compliance Certificate” has the meaning given to it in Condition 16.8;

“Quarter” means (subject to Condition 16.2) each period from (but excluding) a Quarter Date to (and including) the next following Quarter Date;

“Quarter Date” means (subject to Condition 16.2) 31 March, 30 June, 30 September and 31 December in each year;

“Quarterly Payable” has the meaning given to it in Condition 8.4;

“Quarterly Payment Date” has the meaning given to it in Condition 8.18;

“Quarterly Statement” has the meaning given to it in Condition 16.5;

“Quarterly Statement Data” means the Information contained in the Quarterly Statement Data Fields, comprising certain terms or features of, or matters pertaining to, certain Covered Assets, together with any other Information designated in the Accession Agreement as Quarterly Statement Data;

“Quarterly Statement Data Fields” means the data fields identified as being “Quarterly Statement Data Fields” in the Accession Agreement;

“Quarterly Statement Date” has the meaning given to it in Conditions 16.1, 16.2, 16.3, or 16.4 (as applicable);

“Quarterly Statement Period” has the meaning given to it in Conditions 16.1 or 16.2 (as applicable);

“Realisation” has the meaning given to it in Condition 7.8;

“Realisation Expense” has the meaning given to it in Condition 7.20;

“Reconciliation Statement” has the meaning given to it in Condition 15.12;

“Recovery” has the meaning given to it in Condition 7.1;

“Recovery Amount” has the meaning given to it in Condition 8.2;

“Related Dispute” has the meaning given to it in Condition 35.33;

“Related Junior Asset” has the meaning given to it in Condition 7.15;

“Related Party Asset” has the meaning given to it in Condition 10.7;

“Related Triggered Asset” has the meaning given to it in Condition 6.40(B);

“Relevant Action” has the meaning given to it in Condition 39.1(A);

“Relevant Condition” has the meaning given to it in Condition 39.1(B);

“Relevant Cost” has the meaning given to it in Condition 38.4;

“Relevant Personal Data” has the meaning given to it in Condition 43.1;

“Relevant Persons” has the meaning given to it in Condition 43.2;

“Remaining Covered Amount” has the meaning given to it in Condition 6.26(1);

“Remedy Event” has the meaning given to it in Condition 31.2;

“Remedy Event Date” has the meaning given to it in Condition 31.1;

“Remuneration Committee” has the meaning given to it in Condition 28.1;

“Remuneration Conditions” means (i) the Conditions set out in Part 6 and (ii) any additional provisions relating to remuneration set out in the Accession Agreement;

“Remuneration Policy” has the meaning given to it in Condition 28.1;

“Reports” means the Quarterly Statements, the Data Fields, any Requested Reports and any Notifications Reports, and a “Report” means any of the Reports;

“Representations” means the representations and warranties set out in Condition 30;

“Representatives” means:

(A)
in the context of the Treasury, the Treasury Solicitor and the officials, employees, agents, professional advisers and contractors of the Treasury (including each Treasury Observer) and of the Treasury Solicitor;

(B)	in the context of any other Government Entity (including the Treasury Solicitor), the officials, directors, employees, agents, professional advisers and contractors of such Government Entity; and

(C)	in the context of any other person, directors, officers, employees, agents, professional advisers, contractors and Delegates,

provided that, for the purposes of Conditions 4, 10.8, 10.10 and 12, the references to “agents” in paragraphs (A), (B) and (C) above shall not include any person to the extent acting as facility agent, security agent, fiscal agent, paying agent or calculation agent with respect to a facility agreement or debt instrument;

“Requested Assets” has the meaning given to it in Condition 4.45;

“Requested Report” has the meaning given to it in Condition 15.3;

“Respondent” has the meaning given to it in Condition 35.10;

“Restricted Asset Information” has the meaning given to it in Condition 42.33;

“Restricted Conduit” has the meaning given to it in Condition 4.24;

“Restricted Securitisation” has the meaning given to it in Condition 4.23;

“Restructuring” has the meaning given to it in Condition 5.18;

“Restructuring Event” has the meaning given to it in Condition 5.18;

“Reversed Loss” has the meaning given to it in Condition 6.26(B)(2);

“Revolving Advance” has the meaning given to it in Condition 6.29;

“Revolving Facility” has the meaning given to it in Condition 6.28;

“Risk-Weighted Asset” has the meaning given to it in Condition 28.8;

“Rollover” has the meaning given to it in Condition 6.31;

“Rollover Asset” has the meaning given to it in Condition 6.32;

“Rollover Date” has the meaning given to it in Condition 6.33;

“Scheduled Service Day” has the meaning given to it in Condition 40.16;

“Scheme” has the meaning given to it in Condition 1.1;

“Scheme Documents” means, with respect to the Participant, these Conditions, the Accession Agreement and any other document designated in writing as such by the Treasury and the Participant;

“Scheme Escalation Procedure” has the meaning given to it in Condition 24.6;

“Scheme Executive Team” has the meaning given to it in Condition 23.1;

“Scheme Head” has the meaning given to it in Condition 22.1;

“Scheme Information” means the Information required to be included in (i) the Data Fields, (ii) the Quarterly Statements and (iii) any Requested Reports, any Notification Reports and any other reports or Information to be provided or delivered under the Scheme Documents;

“Scheme Personnel” has the meaning given to it in Condition 28.3(B)(i);

“Scheme Principles” has the meaning given to it in Condition 2.3;

“Scheme Statement” has the meaning given to it in Condition 44.1;

“Security” or “Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Selected Arbitrator” has the meaning given to it in Condition 35.12(B);

“Senior Executives” has the meaning given to it in Condition 28.3(B)(iii);

“Senior Obligation” has the meaning given to it in Condition 5.25(A);

“Service Agent” has the meaning given to it in Condition 49.2(A);

“Service Document” means a notice, claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shared Services” has the meaning given to it in Condition 25.1;

“Signing Date” has the meaning given to it in the Accession Agreement;

“SOC” has the meaning given to it in Condition 21.1;

“SOC Terms of Reference” has the meaning given to it in Condition 21.3;

“Solvent Obligor” has the meaning given to it in Condition 5.16(A)(1);

“Specific Impairment” has the meaning given to it in Condition 5.22;

“Specified Obligations” has the meaning given to it in Condition 31.5;

“Stamp Duty” means any stamp, documentary, registration or capital duty or tax (including stamp duty, stamp duty reserve tax and any other similar duty or similar tax) and any fine, penalty, charge, cost or interest relating thereto, and “Stamp Duties” shall be construed accordingly;

“State Aid Deed” means the deed to be entered into between the Treasury and the Initial Parent which is designated as the “State Aid Deed” pursuant to the Accession Agreement;

“Static IAS 39” has the meaning given to it in Condition 4.25;

“Static IFRS” has the meaning given to it in Condition 4.25;

“Step-In Assets” has the meaning given to it in Condition 32.2;

“Step-In Date” has the meaning given to it in Condition 32.10(D);

“Step-In Functions” has the meaning given to it in Condition 32.6;

“Step-In Manager” has the meaning given to it in Condition 32.8;

“Step-In Notice” has the meaning given to it in Condition 32.10;

“Step-In Objectives” has the meaning given to it in Condition 32.5;

“Step-In Rights” has the meaning given to it in Condition 32.6;

“Step-In Threshold Amount” means the amount designated as such in the Accession Agreement;

“Step-In Triggers” has the meaning given to it in Condition 32.3;

“Step-Out Date” has the meaning given to it in Condition 32.25;

“Step-Out Notice” has the meaning given to it in Condition 32.25;

“Sterling Equivalent” has the meaning given to it in Condition 40.12;

“Subordinated Obligation” has the meaning given to it in Condition 5.25;

“Subordination” has the meaning given to it in Condition 5.25;

“Subsidiary” has the meaning given in section 1159 of the Companies Act 2006;

“Subsidiary Undertaking” has the meaning given in section 1162 of the Companies Act 2006;

“Substitute Assets” has the meaning given to it in Condition 7.22(A)(ii);

“Substituted Rights and Obligations” has the meaning given to it in Condition 41.3;

“Sudden Notification Statement” has the meaning given to it in Condition 8.10;

“Suspensory Event” has the meaning given to it in Condition 31.3;

“Tax” or “Taxes” means any tax and any levy, impost, duty or other charge in the nature of taxation (whether of the United Kingdom or elsewhere in the world) and any fine, penalty, charge, cost or interest relating to any of the foregoing;

“TCF Principles” means the principles, rules, guidance, recommendations and commentary comprising the FSA’s treating customers fairly initiative, including Principle 6 (Customers’ interests: a firm must pay due regard to the interests of its customers and treat them fairly) and the FSA’s six TCF outcomes, as such requirements are interpreted and applied by the FSA from time to time, whether generally or in any particular circumstances;

“Terminable Event” has the meaning given to it in Condition 31.4;

“Third Party” has the meaning given to it in Condition 46.1;

“Third Party Interests” has the meaning given to it in Condition 7.22(A);

“Third Party Provisions” has the meaning given to it in Condition 46.1;

“Transfer” has the meaning given to it in Condition 41.1;

“Transitional Exceptions Document” means the document designated as such pursuant to the Accession Agreement;

“Transitional Period” has the meaning given to it in the Accession Agreement;

“Treasury” means the Commissioners of Her Majesty’s Treasury;

“Treasury Account” has the meaning given to it in Condition 8.6;

“Treasury Confidential Information” has the meaning given to it in Condition 42.6;

“Treasury Monitors” has the meaning given to it in Condition 20.5;

“Treasury Observers” has the meaning given to it in Condition 21.5;

“Treasury Permitted Purposes” has the meaning given to it in Condition 42.7;

“Treasury Solicitor” has the same meaning as in the Treasury Solicitor Act 1876;

“Treasury Step-In Costs” has the meaning given to it in Condition 9.3;

“Trigger Date” has the meaning given to it in Condition 5.1;

“Triggered Asset” has the meaning given to it in Condition 5.1;

“Triggers” has the meaning given to it in Condition 5.2;

"Ultimate Parent" means, in respect of an Undertaking, the ultimate Parent Undertaking of that Undertaking;

“Undertaking" has the meaning given in section 1161(1) of the Companies Act 2006;

“Undertaking Disposal” means the sale, transfer or other disposal of any Undertaking or any shares or other interest in any Undertaking;

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“Unprotected Asset” has the meaning given to it in Condition 6.40;

“Updating Condition” has the meaning given to it in Condition 47.1(C);

“VAT” means (i) any Tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, any value added tax imposed by the Value Added Tax Act 1994 and/or any legislation or regulations supplemental thereto) and (ii) any other Tax of a similar nature (whether imposed in a Member State of the European Union in substitution for or in addition to the Tax mentioned above or imposed elsewhere);

“Vertical Slice” has the meaning given to that term in Condition 4.32;

“Withdrawal Determination Period” has the meaning given to it in Condition 4.36;

“WM Company” has the meaning given to it in Condition 40.16;

“WM/Reuters Service” has the meaning given to it in Condition 40.16;

“Working Hours” means 9.30 a.m. to 5.30 p.m. on a Business Day; and

“Writedown” has the meaning given to it in Condition 5.7.

57.	INTERPRETATION

57.1	As used in these Conditions and in any other Scheme Documents and any certificate or other document made or delivered pursuant to any of them, save where the context otherwise requires:

(A)	any references to an “Accession Agreement” shall be deemed to include any schedules, annexes and appendices to the Accession Agreement and any documentation to be produced pursuant to it;

(B)	the word “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(C)	the word “conduct” shall be construed so as to include any decision, action, omission, activity or other conduct;

(D)	references to the “consolidated balance sheet of the Participant’s Group” are to the consolidated balance sheet of the Group of which the Participant is a member;

(E)
any reference to the “earlier of” or to the “later of” two or more dates (and any other like expression) shall, in a case where all such dates are identical, be deemed to refer to any one of such identical dates;

(F)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(G)
any reference to the “lesser of” or to the “greater of” two or more amounts (and any other like expression) shall, in a case where all such amounts are identical, be deemed to refer to any one of such identical amounts;

(H)
any reference to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	references to any gender include the other genders;

(J)
subject to Condition 39, any reference to a matter to which the Treasury “agrees”, “approves” or “consents” (or any grammatical variation thereof) shall be construed as references to the Treasury so agreeing, approving or consenting in writing;

(K)	any reference to Information being “produced” or “delivered” (and grammatical variations thereof) to the Treasury shall be construed in accordance with Condition 14.4;

(L)	headings and sub-headings in Scheme Documents are included for ease of reference only and shall not affect the interpretation of Scheme Documents;

(M)	references to Conditions, paragraphs, sub-paragraphs and Parts are to Conditions, paragraphs, sub-paragraphs and Parts of these Conditions;

(N)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as including what most nearly approximates in that jurisdiction to the English legal term;

(O)
the rule of interpretation known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(P)	references to times are references to London time;

(Q)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from (and including) midnight to (but excluding) the next midnight;

(R)
any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced;

(S)	a reference to any document is a reference to that document as amended, varied or supplemented at any time; and

(T)
any reference to a Government Entity includes any successor to such Government Entity or any other Government Entity to which some or all of its powers or functions may from time to time be transferred.

57.2	For the purposes of Parts 4 to 10 (inclusive) of these Conditions, references to “Covered Assets” shall be deemed to include Non-Cash Realisations unless the context requires otherwise.

57.3
If and to the extent any asset, receipt, realisation, recovery, right, interest or benefit, made, realised, received, recovered or derived by any Applicable Entity would give rise to a Realisation but for the operation of Condition 7.10(C), from and including the date of the relevant intra-group transaction any party to such intra-group transaction that is not a member of the Participant's Group shall, for the purposes of these Conditions (including Part 3), be deemed to be a member of the Participant's Group unless the Treasury in its sole discretion determines otherwise.

57.4
Each Government Entity and each Government Owned Entity shall be deemed not to be an Affiliate, Associated Company, Group Member, Parent Undertaking or Ultimate Parent of or in relation to the Participant or any other member of the Participant’s Group.

57.5	Interest shall (unless otherwise stated) accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 days.